    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 13, 1994

                                                       REGISTRATION NO. 33-83952
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 2

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                                ICN MERGER CORP.
                   (TO BE RENAMED ICN PHARMACEUTICALS, INC.)
               (EXACT NAME OF ISSUER AS SPECIFIED IN ITS CHARTER)

           DELAWARE                         2834                          PENDING
(STATE OR OTHER JURISDICTION OF   PRIMARY STANDARD INDUSTRIAL        (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)   CLASSIFICATION CODE NUMBER       IDENTIFICATION NUMBER)

                            ------------------------

      3300 HYLAND AVENUE, COSTA MESA, CALIFORNIA 92626     (714) 545-0100
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                  MILAN PANIC
      CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER, ICN MERGER CORP.
      3300 HYLAND AVENUE, COSTA MESA, CALIFORNIA 92626     (714) 545-0100
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                            ------------------------

                  PLEASE SEND COPIES OF ALL CORRESPONDENCE TO:

             JEFFREY BAGNER, ESQ.                         LEONARD M. LEIMAN, ESQ.
   FRIED, FRANK, HARRIS, SHRIVER & JACOBSON             FULBRIGHT & JAWORSKI L.L.P.
              ONE NEW YORK PLAZA                             666 FIFTH AVENUE
           NEW YORK, NEW YORK 10004                      NEW YORK, NEW YORK 10103
                (212) 820-8000                                (212) 318-3000

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

                            ------------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                ICN MERGER CORP.

                             CROSS-REFERENCE SHEET

                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

FORM S-1 ITEM AND CAPTION                      LOCATION IN PROSPECTUS
- -------------------------                      ----------------------
 1. Forepart of Registration Statement and
    Outside Front Cover Page of Prospectus...  Facing Page; Outside Front Cover Page;
                                                 Available Information
 2. Inside Front and Outside Back Cover Pages
    of Prospectus............................  Inside Front Cover Page
 3. Summary Information, Risk Factors and
    Ratio of Earnings to Fixed Charges.......  Summary; Investment Considerations; Selected
                                                 Historical Consolidated Financial
                                                 Information
 4. Use of Proceeds..........................  Use of Proceeds
 5. Determination of Offering Price..........  Underwriting
 6. Dilution.................................  Not Applicable
 7. Selling Security Holders.................  Not Applicable
 8. Plan of Distribution.....................  Underwriting
 9. Description of Securities to be
    Registered...............................  Investment Considerations; Description of
                                                 Debentures; Description of Capital Stock
10. Interests of Named Experts and Counsel...  Experts; Legal Opinions
11. Information With Respect to the
    Registrant...............................  Summary; Investment Considerations; The
                                                 Company; Use of Proceeds; Capitalization;
                                                 Selected Pro Forma Combined Condensed
                                                 Financial Data; Selected Consolidated
                                                 Financial Data for the Predecessor
                                                 Companies; Management's Discussion and
                                                 Analysis of Financial Condition and Results
                                                 of Operations for the Predecessor
                                                 Companies; Business; Management; Executive
                                                 Compensation and Related Matters; Principal
                                                 Stockholders; Certain Transactions;
                                                 Description of Debentures; Shares Eligible
                                                 for Future Sale; Consolidated Financial
                                                 Statements
12. Disclosure of Commission Position on
    Indemnification for Securities Act
    Liabilities..............................  Not Applicable

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                 SUBJECT TO COMPLETION, DATED OCTOBER 13, 1994


                                  $150,000,000

                                ICN MERGER CORP.
                   (TO BE RENAMED ICN PHARMACEUTICALS, INC.)

                    % CONVERTIBLE SUBORDINATED DEBENTURES DUE 2004
                  INTEREST PAYABLE ON           AND

     The Debentures offered hereby are convertible into Common Stock of ICN Merger Corp. (the "Company") at any time prior to maturity, unless previously
redeemed, at a conversion price of $          per share of Common Stock, subject
to adjustment in certain events.

     The Company will be the surviving corporation of a merger among ICN Pharmaceuticals, Inc., SPI Pharmaceuticals, Inc., Viratek, Inc. and the Company. ICN Biomedicals, Inc. will merge into a wholly owned subsidiary of the Company. The mergers will be consummated simultaneously with or prior to the closing of this offering. Upon consummation of the mergers, the Company will be renamed "ICN Pharmaceuticals, Inc." For accounting purposes, the Company will be the successor to SPI Pharmaceuticals, Inc.

     The Debentures will mature on           , 2004. The Debentures are
redeemable, in whole or in part, at the option of the Company at any time on or
after           , 1997, at the redemption prices set forth herein, plus accrued and unpaid interest. Upon a Change of Control (as defined), each holder will have the right, subject to certain conditions, to require the Company to repurchase the Debentures at 100% of the principal amount thereof, plus accrued and unpaid interest.


     The Debentures will be unsecured and subordinated to all Senior Indebtedness (as defined) of the Company. At June 30, 1994, after giving effect to the merger and this offering and the application of the net proceeds therefrom, Senior Indebtedness and indebtedness (including trade payables) of the Company's subsidiaries, to which the Debentures are effectively subordinated, would have been approximately $49,131,000 on a pro forma basis. See "Description of Debentures."



     It is the present intention of the Company to issue the Debentures in registered form only; however, the Company reserves the right to offer or sell up to $30,000,000 principal amount of Debentures in bearer form outside the United States to non-U.S. persons.



     The Debentures and the Common Stock have been approved for listing on the New York Stock Exchange, subject to notice of issuance. The common stock of ICN Pharmaceuticals, Inc. is listed on the New York Stock Exchange and the common stock of each of SPI Pharmaceuticals, Inc., Viratek, Inc. and ICN Biomedicals, Inc. is listed on the American Stock Exchange.


     FOR INFORMATION CONCERNING CERTAIN FACTORS RELATING TO THIS OFFERING, SEE "INVESTMENT CONSIDERATIONS."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
        REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

                                                                UNDERWRITING
                                             PRICE TO           DISCOUNTS AND         PROCEEDS TO
                                             PUBLIC(1)         COMMISSIONS(2)        COMPANY(1)(3)
- ------------------------------------------------------------------------------------------------------
Per Debenture..........................           %                   %                    %
- ------------------------------------------------------------------------------------------------------
Total(4)...............................           $                   $                    $

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

(1) Plus accrued interest, if any, from             , 1994.

(2) See "Underwriting" for indemnification arrangements.

(3) Before deducting estimated expenses of $          payable by the Company.

(4) The Company has granted the Underwriters a 30-day option to purchase up to an additional $22,500,000 principal amount of Debentures solely to cover over-allotments. If this option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will
    be $          , $          , and $          , respectively. See
    "Underwriting."

     The Debentures offered hereby are being offered by the several Underwriters named herein, subject to prior sale and acceptance by the Underwriters and subject to their right to reject any order in whole or in part. It is expected that the Debentures, in temporary or definitive registered form, will be
available for delivery on or about           , 1994, at the offices of Wertheim
Schroder & Co. Incorporated, New York, New York. If temporary Debentures are delivered, definitive Debentures will be available for exchange as soon as practicable after that date.

WERTHEIM SCHRODER & CO.
            INCORPORATED
                           JEFFERIES & COMPANY, INC.
                                                         KEMPER SECURITIES, INC.
                                          , 1994

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY OF THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION ABOUT THE COMPANY CONTAINED IN THIS PROSPECTUS SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES COVERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

     UNTIL           , 1994 (25 DAYS AFTER THE COMMENCEMENT OF THIS OFFERING),
ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                             AVAILABLE INFORMATION

     ICN Pharmaceuticals, Inc. ("ICN"), SPI Pharmaceuticals, Inc. ("SPI"), Viratek, Inc. ("Viratek") and ICN Biomedicals, Inc. ("Biomedicals" and together with ICN, SPI and Viratek, the "Predecessor Companies") are, and ICN Merger Corp. ("New ICN" or the "Company") will be, subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, the Predecessor Companies file, and the Company will file, periodic reports, proxy materials and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy materials and other information filed by the Predecessor Companies and to be filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: New York Regional Office, 7 World Trade Center, New York, New York 10048 and Chicago Regional Office, 500 West Madison Street, Chicago, Illinois 60661, at prescribed rates. In addition, similar information can be inspected concerning ICN at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, and concerning SPI, Viratek and Biomedicals at the American Stock Exchange, Inc., 86 Trinity Place, New York, New York 10006.

     This Prospectus constitutes a part of a Registration Statement on Form S-1 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Debentures, reference is hereby made to the Registration Statement. Statements contained herein concerning the provisions of any document are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE DEBENTURES OR COMMON STOCK AT LEVELS ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Available Information.................     2
Summary...............................     4
The Company...........................     9
Investment Considerations.............     9
Use of Proceeds.......................    13
Price Range of Common Stock and
  Dividends...........................    14
Capitalization........................    16
Selected Pro Forma Combined Condensed
  Financial Data......................    17
Selected Consolidated Financial Data
  for the Predecessor Companies.......    23
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations of the Predecessor
  Companies...........................    29

                                        PAGE
                                        ----
Business..............................    59
Management............................    74
Executive Compensation and Related
  Matters.............................    78
Principal Stockholders................    88
Description of Debentures.............    91
Description of Capital Stock..........    99
Certain Federal Income Tax
  Consequences........................   102
Shares Eligible for Future Sale.......   105
Certain Transactions..................   107
Underwriting..........................   111
Legal Opinions........................   112
Experts...............................   112
Index to Consolidated Financial
  Statements..........................   F-1

                                    SUMMARY

     This summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus. Unless the context otherwise indicates, all information in this Prospectus assumes that (i) the Underwriters' over-allotment option is not exercised, (ii) the mergers (collectively, the "Merger") of ICN, SPI and Viratek into New ICN and Biomedicals into a wholly owned subsidiary of New ICN have been consummated and New ICN has succeeded the Predecessor Companies in their respective businesses and (iii) all per share amounts have been restated to reflect stock splits and dividends. Except as the context otherwise requires, all references to New ICN or the Company include its subsidiaries.

                                  THE COMPANY

     New ICN is an international pharmaceutical company that develops, manufactures, distributes and sells pharmaceutical and nutritional products, research chemicals and diagnostic products. The Company pursues a strategy of international expansion which includes (i) the research and development of proprietary products with the potential to be significant contributors to the Company's global operations; (ii) the penetration of major pharmaceutical markets by means of targeted acquisitions; and (iii) the expansion in these major markets through the development or acquisition of pharmaceutical products that meet the particular needs of each market.

     The Company distributes and sells a broad range of prescription and over-the-counter ("OTC") pharmaceutical and nutritional products in over 60 countries worldwide, primarily in North America, Latin America, Western Europe and Eastern Europe. These pharmaceutical products treat viral and bacterial infections, diseases of the skin, myasthenia gravis, cancer, cardiovascular disease, diabetes and psychiatric disorders. The Company's leading product is the broad spectrum antiviral agent ribavirin, which is marketed in the United States, Canada and most of Europe under the trade name Virazole(R). Virazole(R) is currently approved for commercial sale in over 40 countries for one or more of a variety of viral infections, including respiratory syncytial virus ("RSV"), herpes simplex, influenza, chicken pox, hepatitis and human immunodeficiency virus ("HIV"). The Company has manufacturing and distribution operations in the United States, Canada, Mexico, Spain, The Netherlands and the Federal Republic of Yugoslavia (Montenegro and Serbia) ("Yugoslavia") and has entered into a letter of intent to form a joint venture to manufacture Virazole(R) in China.

     The Company believes it has substantial opportunities to realize growth from its internally developed compounds. These compounds are the result of significant investments in its research and development activities related to nucleic acids conducted over three decades. On June 1, 1994, a New Drug Application ("NDA") was filed with the United States Food and Drug Administration (the "FDA") for the use of Virazole(R) for the treatment of chronic hepatitis C. The Company believes that the approval of Virazole(R) for the treatment of chronic hepatitis C would be important to the Company because of the potential size of the chronic hepatitis C market both in the United States and abroad. The Company has been notified by the Committee for Proprietary Medicinal Products of the European Union that Virazole(R) will be reviewed as a treatment for chronic hepatitis C under the "Concertation Procedure" for high technology products as a List B product for marketing in the European Union. In order to qualify as a List B product, a drug must show promising treatment potential for disease states of significant therapeutic interest. The Concertation Procedure involves a European Union-wide simultaneous review, which may provide up to 10 years of protection for certain submitted documentation (including results of clinical tests) from manufacturers of generic brands if Virazole(R) is ultimately approved for treatment of chronic hepatitis C. The Company is also engaged in, among other things, later stage clinical trials in the United States for Tiazole(TM) for the treatment of chronic myelogenous leukemia and end-stage ovarian carcinoma. There can be no assurance, however, that required governmental approvals will be obtained.

     The Company believes it is positioned to expand its presence in the pharmaceutical market in Eastern Europe. In 1991, a 75% interest was acquired in ICN Galenika ("Galenika"), which is a large drug manufacturer and distributor in Yugoslavia. This acquisition added new products and significantly expanded the sales volume of the Company. With the investment in Galenika, the Company became one of the first Western pharmaceutical companies to establish a direct investment in Eastern Europe. Galenika continues to be a significant part of the Company's operations, although its sales and profitability have been substantially diminished primarily as a result of the imposition of sanctions on Yugoslavia by the United Nations. See "Investment Considerations -- Operations in Yugoslavia." In pursuing its expansion strategy, the Company has also recently entered into agreements to develop an affiliation with one of the largest pharmaceutical companies in the Russian Republic.

     In addition to its pharmaceutical operations, the Company also develops, manufactures and sells a broad range of research chemical products, biomedical instrumentation, diagnostic reagents and radiation monitoring services. The Company markets these products internationally to major scientific, academic, health care and governmental institutions through catalogue and direct mail marketing programs.

                                   THE MERGER

     On August 1, 1994, ICN, SPI, Viratek, Biomedicals and New ICN entered into a merger agreement (the "Merger Agreement") to combine the four Predecessor Companies into New ICN (or, in the case of Biomedicals, into a wholly owned subsidiary of New ICN). Pursuant to the Merger Agreement, each share of SPI common stock entitles the holder thereof (other than ICN) to receive 1.000 share of common stock, par value $.01 (the "Common Stock"), of New ICN. In addition, the Merger Agreement provides that each share of ICN common stock entitles the holder thereof to receive 0.512 shares of Common Stock, each share of Viratek common stock entitles the holder thereof (other than ICN) to receive 0.499 shares of Common Stock and each share of Biomedicals common stock entitles the holder thereof (other than ICN) to receive 0.197 shares of Common Stock. For accounting purposes, SPI will be deemed to be the predecessor company to New ICN. The closing of this offering is conditioned upon the consummation of the Merger. Immediately prior to the Merger, ICN owned approximately 38% of the common stock of SPI (accounted for on the equity method) and owned approximately 63% and 69% of the common stock of Viratek and Biomedicals, respectively (accounted for on a consolidated basis).

     As compared to each of the Predecessor Companies operating on a separate basis, the Company believes that after the Merger it will have greater resources, improved business opportunities and enhanced access to the financial markets, which will enable it to compete more effectively in the pharmaceutical industry. In addition, the Company believes it can eliminate unnecessary duplication of certain costs previously incurred by the Predecessor Companies, take advantage of certain synergies among the Predecessor Companies and simplify the operating structure of the Predecessor Companies.

                                  THE OFFERING


SECURITIES OFFERED.......................   $150,000,000 aggregate principal amount of      %
                                            Convertible Subordinated Debentures Due 2004 (the
                                            "Debentures").
INTEREST PAYMENT DATES...................   and                  , commencing
                                                               , 1995.
MATURITY DATE............................   , 2004.
CONVERSION...............................   The Debentures are convertible at the option of
                                            the holder, in whole or in part, at any time
                                            prior to maturity, unless previously redeemed,
                                            into Common Stock at a conversion price of $
                                            per share, subject to adjustment in certain
                                            events.
OPTIONAL REDEMPTION......................   The Debentures are redeemable, in whole or in
                                            part, at the option of the Company at any time on
                                            or after                    , 1997 at the
                                            redemption prices set forth herein, plus accrued
                                            and unpaid interest.
SUBORDINATION............................   The Debentures will be subordinated to all Senior
                                            Indebtedness of the Company. At June 30, 1994,
                                            after giving effect to the Merger and this
                                            offering and the application of the net proceeds
                                            therefrom, Senior Indebtedness and indebtedness
                                            (including trade payables) of the Company's
                                            subsidiaries, to which the Debentures are
                                            effectively subordinated, would have been
                                            approximately $49,131,000 on a pro forma basis.
CHANGE OF CONTROL........................   Upon a Change of Control, each holder will have
                                            the right, subject to certain conditions, to
                                            require the Company to repurchase the Debentures
                                            at 100% of the principal amount thereof, plus
                                            accrued and unpaid interest.
USE OF PROCEEDS..........................   To repay a substantial portion of existing
                                            long-term debt of the Predecessor Companies and
                                            for general corporate purposes.
LISTING..................................   The Debentures and the Common Stock have been
                                            approved for listing on the New York Stock
                                            Exchange ("NYSE"), subject to notice of issuance.


                           INVESTMENT CONSIDERATIONS


     See "Investment Considerations" for a description of certain factors which should be considered by prospective investors including, among others, the Company's dependence on foreign operations, particularly in Yugoslavia; the lack of assurance of the successful development or commercialization of future products, including new indications for Virazole(R), and the anti-takeover effect of certain provisions of the Company's organizational documents.

               SUMMARY SELECTED FINANCIAL DATA OF SPI AND NEW ICN

     The following table sets forth a summary of selected financial data of (i) SPI, on a historical basis, as of and for the years ended December 31, 1991, 1992 and 1993, and as of and for the six months ended June 30, 1993 and 1994 and
(ii) New ICN, on a pro forma basis, for the year ended December 31, 1993 and as of and for the six months ended June 30, 1994. The unaudited pro forma combined financial data do not reflect any nonrecurring charges incurred in connection with the Merger (in the aggregate, estimated to be approximately $190,000,000 ($185,000,000 of which is a non-cash charge) or $7.13 per share of Common Stock, on a pro forma basis, for the year ended December 31, 1993).


                                                  SPI
                                             (PREDECESSOR)                                     NEW ICN
                          ----------------------------------------------------     --------------------------------
                                    YEAR ENDED              SIX MONTHS ENDED        PRO FORMA         PRO FORMA
                                   DECEMBER 31,                 JUNE 30,            YEAR ENDED    SIX MONTHS ENDED
                          ------------------------------   -------------------     DECEMBER 31,       JUNE 30,
                          1991(1)      1992       1993       1993       1994        1993(2)(3)         1994(2)
                          --------   --------   --------   --------   --------     ------------   -----------------
                          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF
  OPERATIONS --
  CONSOLIDATED:
Net sales...............  $364,358   $476,118   $403,957   $186,058   $151,094       $463,033         $ 181,752
Gross profit............   190,804    267,373    192,034     90,105     73,311        223,479            90,469
Income before interest
  expense, provision for
  income taxes and
  minority interest.....    61,808     66,271     50,817     18,347     21,942         39,658            13,922
Net income (loss).......  $ 30,126   $ 34,503   $ 21,510   $  6,827   $ 13,609       $  3,545         $   3,415
                          =========  =========  =========  =========  =========    ============   ================
Net income (loss) per
  share(4)..............  $   1.55   $   1.74   $   1.07   $   0.34   $   0.65       $   0.13         $    0.12
                          =========  =========  =========  =========  =========    ============   ================
OTHER DATA --
  CONSOLIDATED:
Depreciation and
  amortization..........     7,928      6,770      8,513      3,853      3,770         15,875             7,227
Interest expense(5).....     8,965     13,065     23,750     10,098      3,046         35,330             8,274
Ratio of earnings to
  fixed charges(6)......      6.89x      5.07x      2.14x      1.82x      7.20x          1.12x             1.68x
OPERATING DATA --
  GALENIKA:
Net sales...............  $224,782   $325,903   $239,832   $108,964   $ 63,826       $239,832         $  63,826
Gross profit............   106,326    173,985     83,643     41,170     14,360         83,643            14,360
Income before interest
  expense, provision for
  income taxes and
  minority interest.....    57,010     43,972     17,084      4,922      2,521         17,084             2,521
Depreciation and
  amortization..........     2,506      2,707      2,969      1,403      1,344          2,969             1,344
Interest expense........     6,432      5,453     16,774      6,303        506         16,774               506


                                   DECEMBER 31,
                          ------------------------------              JUNE 30,                        JUNE 30,
                            1991       1992       1993                  1994                            1994
                          --------   --------   --------              --------                    -----------------
BALANCE SHEET DATA --
  CONSOLIDATED:
Working capital.........  $123,367   $120,942   $127,259              $104,151                        $ 132,905
Total assets............   336,905    333,218    302,017               305,131                          418,608
Long-term debt, less
  current maturities....    16,519     21,016     16,980                16,154                          176,968
Stockholders' equity....    88,134    135,427    155,879               165,400                           89,773

- ---------------

(1) Financial data for 1991 includes the results of Galenika from the effective date of acquisition, May 1, 1991. See Note 11 of Notes to Consolidated Financial Statements of SPI.

(2) The unaudited pro forma combined financial statement information of New ICN has been derived from the "Selected Pro Forma Combined Condensed Financial Data" appearing elsewhere in this Prospectus.

(3) New ICN Pro Forma Year Ended December 31, 1993 excludes an extraordinary gain of $627,000 relating to the early extinguishment of debt.

(4) In March and July 1991, SPI issued 10% and 15% stock distributions, respectively, which resulted in a 26% stock split. In January 1993, SPI issued a fourth quarter 1992 stock dividend of 2%. During 1993, SPI issued additional stock dividends which totaled 6%. In January and May 1994, SPI declared a first and second quarter 1994 stock dividend of 1.4% and 1.3%, respectively. All per share amounts have been restated to reflect these stock splits and dividends.


(5) Included in these amounts is interest expense for Galenika of $6,432,000, $5,453,000 and $16,773,000 under "SPI (Predecessor)" for the years ended December 31, 1991, 1992 and 1993, respectively; $6,303,000 and $506,000 under "SPI (Predecessor)" for the six months ended June 30, 1993 and 1994, respectively; and $6,303,000 and $506,000 under "New ICN" on a pro forma basis for the year ended December 31, 1993 and the six months ended June 30, 1994, respectively.



(6) For purposes of these calculations, earnings before fixed charges consists of income (loss) before income taxes, minority interest and extraordinary income plus fixed charges. Fixed charges consists of interest on indebtedness and that portion of operating rental expense representative of the interest factor.

                                  THE COMPANY

     New ICN is an international pharmaceutical company that develops, manufactures, distributes and sells pharmaceutical and nutritional products, research chemicals and diagnostic products.

     The principal executive offices of the Company are located at 3300 Hyland Avenue, Costa Mesa, California 92626. The telephone number at such address is
(714) 545-0100.

                           INVESTMENT CONSIDERATIONS

     Prospective investors should consider carefully the following factors before purchasing the securities offered hereby.

DEPENDENCE ON FOREIGN OPERATIONS

     Approximately 79% and 70% of the Company's pro forma net sales for 1993 and the six months ended June 30, 1994, respectively, were generated from operations outside the United States. The Company operates directly and through distributors in North America, Latin America, Australia, Western Europe and Eastern Europe and through distributors elsewhere in the world. Foreign operations are subject to certain risks inherent in conducting business abroad, including possible nationalization or expropriation, price and exchange controls, changes in the relative values of currencies, limitations on foreign participation in local enterprises and other restrictive governmental actions. The Company does not currently have a hedging program to protect against risks of adverse changes in foreign currencies.

RISK OF OPERATIONS IN YUGOSLAVIA

     Galenika represents a material part of the Company's business. The current political and economic circumstances in Yugoslavia create certain business risks particular to that country. Since May 1992, Yugoslavia has been operating under economic sanctions imposed by the United Nations which have prohibited all exports and severely limited the ability of local businesses to import raw materials for manufacturing. In addition, certain risks such as hyperinflation, dramatic currency devaluations, fluctuations in the relative value of the Yugoslav dinar, wage and price controls, potential governmental action and a rapidly deteriorating economy have had, and could have in the future, a material adverse effect on the Company's results of operations. Under the sanctions, the Company is not permitted to make additional capital investments in Yugoslavia. If, in the future, the Company becomes unable to exercise control over Galenika's operations or is prohibited by Yugoslavian law from receiving dividends from Galenika (which the Company believes is unlikely), the Company could be required to deconsolidate Galenika for financial reporting purposes and account for the Company's investment in Galenika using the cost method of accounting. Upon a deconsolidation, the investment in Galenika would be carried at the lower of cost or realizable value, resulting in a substantial write-down of the carrying value of the assets of Galenika. Due to the current economic conditions in Yugoslavia, most segments of the population must rely on the government to subsidize and pay for prescription drugs. Under the socialist government in Yugoslavia, the government subsidizes the purchase by hospitals, pharmacies and other distributors of pharmaceutical products. Under this policy, the Yugoslavian government reimbursed purchases representing $163,086,000, or 68%, of Galenika's net sales during 1993 (35% of the Company's pro forma net sales for that period). Future sales of Galenika could be dependent on the continuation of the current Yugoslavian government policy and the ability of the government to subsidize the purchase of pharmaceuticals. See Note 12 of Notes to Consolidated Financial Statements of SPI and also "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Predecessor Companies -- SPI -- Liquidity and Capital Resources -- Galenika's Operations."

NO ASSURANCE OF SUCCESSFUL DEVELOPMENT AND COMMERCIALIZATION OF FUTURE PRODUCTS

     The Company's future growth will depend, in large part, upon its ability to develop or obtain and commercialize new products and new formulations of or indications for current products. The Company is engaged in an active research and development program involving compounds owned by the Company or licensed from others which the Company may, in the future, desire to develop commercially. The ability of the Company to increase revenues at a substantial rate may be materially dependent on the authorization for the commercial sale in the United States and other countries of Virazole(R) for indications and presentations not currently approved, such as chronic hepatitis C. See
"-- Government Regulation." There can be no assurance that the Company will be able to develop or acquire new products, obtain regulatory approvals to use such products for proposed or new clinical indications in a timely manner, manufacture its potential products in commercial volumes or gain market acceptance for such products. In addition, the Company may require financing over the next several years to fund costs of development and acquisitions of new products and, if Virazole(R) is approved for treatment of chronic hepatitis C (for which there can be no assurance), to expand the production and marketing of Virazole(R). There can be no assurance that the Company will be successful in raising such additional capital, if required, or that such capital will be raised on terms favorable to the Company. See "-- Limited Patent Protection"; "-- Government Regulation"; "Business -- Products"; "Business -- Government Regulation"; and "Business -- Research and Development."

LIMITED PATENT PROTECTION

     The Company may be dependent on the protection afforded by its patents relating to Virazole(R) and no assurance can be given as to the breadth or degree of protection which these patents will afford the Company. The Company has patent rights in the United States expiring in 1999 relating to the use of Virazole(R) in humans to treat specified viral diseases. In addition, the Company's remaining foreign patent rights will expire at various times between 1994 and 1997. While the Company has foreign patents in certain countries covering Virazole(R), the Company has no, or limited, patent rights with respect to Virazole(R) in certain foreign countries where Virazole(R) is currently, or in the future may be, approved for commercial sale, including France, Germany and Great Britain. The Company has been granted a review classification (Concertation Procedure) for Virazole(R) as a treatment for chronic hepatitis C in all European Union countries (including France, Germany and Great Britain). As a result, approval of the application of Virazole(R) for treatment of chronic hepatitis C (if such approval is granted) would, in the European Union, provide the Company up to ten years of protection from the date of such approval of the application against competitors relying upon the Company's submitted documentation, including the results of clinical trials, to support such competitors' application to manufacture, market or sell generic substitutes of Virazole(R) for treatment of chronic hepatitis C. There can be no assurance that the loss of the Company's patent rights with respect to Virazole(R) upon expiration of the Company's patent rights in the United States, Europe and elsewhere will not result in competition from other drug manufacturers or will not otherwise have a significant adverse effect upon the business and operations of the Company. Marketing approvals in certain foreign countries provide an additional level of protection for products approved for sale in such countries. As a general policy, the Company expects to seek patents, where available, on inventions concerning novel drugs, techniques, processes or other products which it may develop or acquire in the future. However, there can be no assurance that any patents applied for will be granted, or that, if granted, they will have commercial value or as to the breadth or the degree of protection which these patents, if issued, will afford the Company. The Company intends to rely substantially on its unpatented proprietary know-how, but there can be no assurance that others will not develop substantially equivalent proprietary information or otherwise obtain access to the Company's know-how. Patents for pharmaceutical compounds are not available in certain countries in which the Company markets its products. For information concerning licenses and patents involving the Company, see "Business -- Licenses, Patents and Trademarks."

UNCERTAIN IMPACT OF ACQUISITION PLANS

     The Company expects to continue to pursue the Predecessor Companies' strategy of targeted expansion through the acquisition of compatible businesses and product lines and the formation of strategic alliances, joint ventures and other business combinations. The Company's attempt to acquire an interest on a non-negotiated basis in a publicly-held company may result in defensive measures by the subject company, including litigation, which could prevent or delay the Company from achieving its objectives and cause the Company to incur substantial expense and risk. Applicable statutes and regulations may delay or preclude an acquisition. Additional substantial debt or equity financing may be required in order to finance any future acquisitions. There can be no assurance that the Company can successfully complete or finance any acquisition. Should the Company complete any material acquisition, the Company's success or failure in integrating the operations of the acquired company may have a material impact on the future growth or success of the Company. See "Business -- Acquisition Strategy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Predecessor Companies -- SPI" for information regarding recent acquisitions by the Predecessor Companies.

POTENTIAL LITIGATION EXPOSURE

     SPI, ICN and Viratek have been named as defendants in certain consolidated class action lawsuits alleging, among other things, violations of federal securities laws. The plaintiffs allege that the defendants made, or aided and abetted other defendants in making, misrepresentations of material facts and omitted to state material facts concerning the business, financial condition and future prospects of such Predecessor Companies, primarily concerning developments regarding Virazole(R), including the efficacy and safety of the drug and the market for the drug in the treatment of AIDS and AIDS related diseases. As a result of the Merger, the Company has assumed all of such Predecessor Companies' liabilities with respect to such litigation. For information concerning that litigation and certain other litigation and recent governmental actions involving the Predecessor Companies, see
"Business -- Litigation, Government Investigations and Other Matters."

POTENTIAL PRODUCT LIABILITY EXPOSURE AND LACK OF INSURANCE

     The Company could be exposed to possible claims for personal injury resulting from allegedly defective products. Even if a drug were approved for commercial use by an appropriate governmental agency, there can be no assurance that users will not claim that effects other than those intended may result from the Company's products. The Company generally self-insures against potential product liability exposure with respect to its marketed products, including Virazole(R). While to date no material adverse claim for personal injury resulting from allegedly defective products, including Virazole(R), has been successfully maintained against any of the Predecessor Companies or the Company, a substantial claim, if successful, could have a material adverse effect on the Company. See "Business -- Litigation, Government Investigations and Other Matters."

GOVERNMENT REGULATION

     FDA approval must be obtained in the United States and approval must be obtained from comparable agencies in other countries prior to marketing or manufacturing new pharmaceutical products for use by humans in such respective jurisdictions. Obtaining FDA approval for new products and manufacturing processes can take a number of years and involves the expenditure of substantial resources. Numerous requirements must be satisfied, including preliminary testing programs on animals and subsequent clinical testing programs on humans, to establish product safety and efficacy. On June 1, 1994, Viratek submitted a NDA to the FDA for the approval of Virazole(R) for commercial sale in the treatment of chronic hepatitis C. No assurance can be given that authorization of the commercial sale of any new drugs or compounds by the Company for any application will be secured in the United States or any other country, or that, if such authorization is secured, those drugs or compounds will be commercially successful.

     The FDA in the United States and other regulatory agencies in other countries also periodically inspect manufacturing facilities. Failure to comply with applicable regulatory requirements can result in, among other things, sanctions, fines, delays or suspensions of approvals, seizures or recalls of products, operating restrictions and criminal prosecutions. Furthermore, changes in existing regulations or adoption of new regulations could prevent or delay the Company from obtaining future regulatory approvals. See
"Business -- Licenses, Patents and Trademarks" and "Business -- Litigation, Government Regulation and Other Matters."

COMPETITION

     The Company operates in a highly competitive environment. The Company's competitors, many of whom have substantially greater capital resources and marketing capabilities and larger research and development staffs and facilities than the Company, are actively engaged in marketing products similar to those of the Company and in developing new products similar to those proposed to be developed and sold by the Company. Others may succeed in developing products that are more effective than those marketed or proposed for development by the Company. Progress by other researchers in areas similar to those being explored by the Company may result in further competitive challenges. The Company may also face increased competition from manufacturers of generic pharmaceutical products when certain of the patents covering certain of its currently marketed products expire. See "-- Limited Patent Protection" and "Business -- Competition."

UNCERTAIN BENEFITS OF THE MERGER

     In evaluating the terms of the Merger, each of the Predecessor Companies analyzed its business and made certain assumptions concerning its future operations. Each of the Predecessor Companies concluded that, through the elimination of redundant operations and departments and beneficial sharing of resources, the Merger would produce a combined company with operating results better than those historically experienced or presently expected to be experienced in the future by the four Predecessor Companies in the absence of the Merger. There can be no assurance, however, that these benefits will be achieved or that the results of the combined operations will be improved. These anticipated benefits of the Merger will not be achieved unless the Predecessor Companies are successfully combined in a timely manner. The process of combining the organizations could cause the interruption of, or a loss of momentum in, the activities of any part or all of the Company's business, which could have an adverse effect on the Company.

UNCERTAIN EFFECT OF UNITED STATES HEALTH CARE PROPOSALS ON PHARMACEUTICAL
INDUSTRY

     The Clinton administration has identified the containment of healthcare costs as a major national priority. As part of the administration's healthcare proposals, President Clinton and members of the administration have called for pharmaceutical companies to restrain price increases and have developed proposals to contain healthcare costs. While the announced proposals, if enacted, would not have a direct effect on the Company's business, the Company is unable to predict the ultimate effect of these proposals on the pharmaceutical industry. Legislation could be enacted that could adversely affect the industry in general and the business of the Company in particular.

ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS OF THE COMPANY'S
CERTIFICATE OF INCORPORATION AND BY-LAWS AND THE INDENTURE


     The Company's Certificate of Incorporation and By-laws contain provisions which may have the effect of discouraging a third party from making an acquisition proposal for the Company. The Certificate of Incorporation of the Company, among other things, (i) classifies the Board of Directors into three classes, with directors of each class serving for staggered three-year periods,
(ii) provides that directors may be removed only for cause and only upon the affirmative vote of at least 66 2/3% of the voting power of all the then outstanding shares of stock entitled to vote, (iii) requires that certain business combinations be approved by an 85% vote of the Company's outstanding voting stock unless the transaction is approved by at least 66 2/3% of the continuing directors, (iv) prohibits action of stockholders by written consent,
(v) requires advance notice of stockholder nominations and proposals and (vi) precludes stockholders from calling a special meeting of stockholders. Such provisions would make the removal of incumbent directors more difficult and time-consuming and may have the effect of discouraging a tender offer or other takeover attempt not previously approved by the Board of Directors. The Board of Directors of the Company also has the authority to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the powers, preferences and rights of any such series without stockholder approval. In addition, the Company has adopted a shareholder rights plan. See "Description of Capital Stock Preferred Stock" and "Description of Capital Stock -- Preferred Stock Purchase Rights." Upon a Change of Control, each holder will have the right, subject to certain conditions, to require the Company to repurchase the Debentures at 100% of the principal amount thereof, plus accrued and unpaid interest. See "Description of Debentures -- Change of Control." These provisions could have the effect of discouraging unsolicited acquisition proposals or making it more difficult for a third party to gain control of the Company or could otherwise adversely affect the market price of the shares of Common Stock.

ABSENCE OF A PRIOR PUBLIC MARKET


     The Debentures and the Common Stock constitute new issues of securities with no established trading market. The Debentures and the Common Stock have been approved for listing on the NYSE, subject to notice of issuance. No assurance can be given that an active trading market for the Debentures or the Common Stock will develop or be sustained after this offering. If the Debentures are traded after their initial issuance, they may trade at a discount from their initial offering price depending upon prevailing interest rates, the market for similar securities, the performance of the Company and other factors.


                                USE OF PROCEEDS

     The net proceeds from the sale of the Debentures offered hereby (the
"Offering") are estimated to be $            ($            , if the
Underwriters' over-allotment option is exercised), after deducting underwriting discounts and commissions and expenses of the Offering.


     The Company intends to use a substantial portion of the net proceeds (approximately $136,976,000) of the Offering to repay or redeem the following indebtedness of the Predecessor Companies and certain of their foreign subsidiaries (all interest rates, principal amounts and translation of non-U.S. dollar denominated loans into U.S. dollars are, except as noted, as of June 30,
1994) (the "Old Debt"), in each case together with accrued but unpaid interest to the date of repayment or redemption: (a) ICN 12 1/2% Senior Subordinated Debentures due 1999, in the principal amount of $20,238,000 (with a book value of approximately $18,052,000); (b) ICN 12 7/8% Sinking Fund Debentures due 1998, in the principal amount of $70,697,000; (c) a foreign bank loan, due March 12, 1995, in the principal amount of $5,067,500 collateralized by common stock of SPI owned by ICN, at an interest rate as of September 12, 1994 of 7 3/4%, the proceeds of which loan was used together with other cash to repay on September 15, 1994, ICN 6% Dutch Guilder Subordinated Convertible Bonds due 1994, in the principal amount of approximately $6,696,000; (d) various foreign bank loans in the aggregate principal amount of approximately $19,744,000, with variable interest rates having an effective interest rate of 16.1% and maturing between 1994 and 2000; (e) mortgage on the Company's headquarters building due in 1998, in the principal amount of approximately $13,058,000, at an interest rate of 6% (which rate varies); and (f) miscellaneous indebtedness in the aggregate amount of approximately $6,543,000. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Predecessor
Companies -- ICN -- Working Capital, Liquidity and Capital Resources." The Company intends to use the balance of the net proceeds for general corporate purposes.


     The Company will issue, simultaneously with the consummation of the Offering, notices of redemption with respect to the 12 1/2% Senior Subordinated Debentures, the 12 7/8% Sinking Fund Debentures and ICN's 6 3/4% Subordinated Convertible Bonds, in the principal amount of $449,000 (the 6 3/4% Subordinated Convertible Bonds being included in clause (f) of the preceding paragraph). The funds required for the redemption of the 12 1/2% Senior Subordinated Debentures, the 12 7/8% Sinking Fund Debentures and the 6 3/4% Subordinated Convertible Bonds will be held in escrow until the requisite 30-day notice periods or, in the case of the 6 3/4% Subordinated Convertible Bonds, the 60-day notice period, have expired (during which time interest will continue to accrue on these securities) and payment can be made. Interest on the 12 1/2% Senior Subordinated Debentures and 12 7/8% Sinking Fund Debentures for such 30-day period or, in the case of the 6 3/4% Subordinated Convertible Bonds, for such 60-day period, is estimated to be approximately $974,000, in the aggregate. All other repayments or redemptions will be effected upon the consummation of the Offering.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

     The common stock of ICN is listed on the NYSE (under the symbol ICN) and the common stock of SPI, Viratek and Biomedicals is listed on the American Stock Exchange ("AMEX") (under the symbols SPI, VRA and BIM, respectively). The Common Stock has been approved for listing on the NYSE, subject to notice of issuance.

     The following table sets forth, for the periods shown, the high and low sale prices of the common stock of each of the Predecessor Companies as reported on the NYSE or AMEX, as the case may be:


                                      SPI              ICN              VRA             BIM
                                 -------------     -----------     -------------     ----------
                                 HIGH     LOW      HIGH   LOW      HIGH     LOW      HIGH   LOW
                                 ----     ----     ----   ----     ----     ----     ----   ---
  1992
First Quarter..................  $33 3/4  $24 1/16 $25 3/8 $14 1/2 $24 17/32 $10 23/32 $ 11 $ 6
Second Quarter.................  26       17 9/16  15 7/8 9 3/4     13 37/6   7 5    6 3/8  4 1/2
Third Quarter..................   20 3/   15 1/16  12 7/8 6 5/8    10         5 15/  5 1/4  3 3/4
Fourth Quarter.................   17 3/1    9 1    10 1/4 5 3/4      9 49/    5 15/  4 1/4  3 3/8
  1993
First Quarter..................  $20 9/16 $ 9 7/16 $15 3/4 $5 7/8  $13 21/64 $ 5 61/64 $5 1/4 $3 1/4
Second Quarter.................   15 11/1  11 11/1 13 3/4 8 7/8     13 29/6   8 37/  4 3/8  3 1/8
Third Quarter..................   17 3/1   11 1/     12   7 5/8     14 11/6 10       4 3/8    3
Fourth Quarter.................   14 11/1  12 5/1  11 7/8 7 3/8     13 11/1   7 1/   5 1/2  3 5/8
  1994
First Quarter..................  $18 7/8  $14 5/16 $10 5/8 $8 3/8  $11 5/8  $ 8 3/4  $5 3/8 $4 1/8
Second Quarter.................   17 1/    14 7/1  9 7/8  8 1/8     10 1/     7 3    4 7/16   3
Third Quarter..................   26 7/    15 3/   13 7/8    8      13 5/     7 7    5 3/8    3
Fourth Quarter (through
  October 12, 1994)............   26 1/    23 5/   13 3/8  12 1/   13        11 7/      5   4 5/8
                                 ----     ----     ----   ----     ----     ----     ----   ---



     On October 12, 1994, the closing price of the common stock of ICN, as reported on the NYSE, was $12 1/2 and the closing prices of the common stock of SPI, Viratek and Biomedicals, as reported on the AMEX, were $24 1/8, $12 and $4 5/8, respectively. As of September 30, 1994, there were approximately 5,197 record holders of the common stock of ICN, 6,473 record holders of the common stock of SPI, 707 record holders of the common stock of Viratek and 369 record holders of the common stock of Biomedicals. Pursuant to the Merger Agreement, each share of ICN common stock entitles the holder thereof to receive 0.512 shares of Common Stock, each share of SPI common stock entitles the holder thereof (other than ICN) to receive 1.000 share of Common Stock, each share of Viratek common stock entitles the holder thereof (other than ICN) to receive
0.499 shares of Common Stock and each share of Biomedicals common stock entitles the holder thereof (other than ICN) to receive 0.197 shares of Common Stock.

     Set forth below is the dividend and distribution history of SPI, Viratek and Biomedicals for the period commencing with the fiscal year ended 1992. ICN did not pay a dividend or distribution during that period.

     SPI has declared and paid the following cash and stock dividends:


    CASH DIVIDENDS:                                    STOCK DIVIDENDS:
    -------------------------------------               -------------------------------------
    1992                                                1992
    -------------------------------------               -------------------------------------
    First Quarter........................  $.2383       First Quarter........................    --
    Second Quarter.......................   .2383       Second Quarter.......................    --
    Third Quarter........................   .2383       Third Quarter........................    --
    Fourth Quarter.......................   .0598       Fourth Quarter.......................  2.0%
    1993                                                1993
    -------------------------------------               -------------------------------------
    First Quarter........................  $.0573       First Quarter........................  1.4%
    Second Quarter.......................   .0581       Second Quarter.......................  1.4%
    Third Quarter........................   .0589       Third Quarter........................  1.5%
    Fourth Quarter.......................   .0598       Fourth Quarter.......................  1.7%
    1994                                                1994
    -------------------------------------               -------------------------------------
    First Quarter........................  $.0633       First Quarter........................  1.4%
    Second Quarter.......................   .0642       Second Quarter.......................  1.3%
    Third Quarter........................      --       Third Quarter........................    --

     Biomedicals has declared and paid the following cash dividends:

    CASH DIVIDENDS:
    -------------------------------------
    1992
    -------------------------------------
    First Quarter........................  $.0425
    Second Quarter.......................   .0425
    Third Quarter........................   .0425
    Fourth Quarter.......................   .0425
    1993
    First Quarter........................  $.0425
    Second Quarter.......................   .0425
    Third Quarter........................   .0425
    Fourth Quarter.......................   .0425
    1994
    First Quarter........................      --
    Second Quarter.......................      --
    Third Quarter........................      --

     On January 21, 1994, Viratek paid a 5% common stock distribution. No other cash or stock dividends or distributions were declared during 1992, 1993 or the first three quarters of 1994.

     Although there can be no assurances that the Company will declare and pay dividends in the future, it is the present intention of the Board of Directors of the Company that the Company retain the cash dividend policy of SPI ($.0655 per share on a quarterly basis), but the declaration and payment of any dividends (cash or stock) by the Company will be at the discretion of the Board of Directors and will depend upon many factors, including, but not limited to, the Company's earnings, financial condition, business needs, capital and surplus. In addition, the Company's ability to pay dividends may be limited by the terms of any additional financing completed in the future.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company on a pro forma basis at June 30, 1994 (in thousands) after giving effect to the Merger and the Offering:

Long-term debt (including current portion):
  The Debentures.................................................................  $ 150,000(1)
  Other long-term debt...........................................................     35,513
                                                                                   ---------
     Total long-term debt........................................................  $ 185,513
                                                                                   ---------
Stockholders' equity:
  Common stock, $.01 par value; 100,000,000 shares authorized;
     26,970,909 shares outstanding on a pro forma basis..........................  $     269(2)
  Additional capital.............................................................    206,804
  Accumulated deficit............................................................   (107,611)
  Unrealized loss on marketable securities.......................................     (2,761)
  Foreign currency translation adjustments.......................................     (6,928)
                                                                                   ---------
     Total stockholders' equity..................................................  $  89,773(3)
                                                                                   ---------
     Total capitalization........................................................  $ 275,286
                                                                                   =========

- ---------------


(1) Assumes that New ICN will issue $150,000,000 principal amount of Debentures in the Offering, with estimated deferred loan costs of $6,000,000 and an assumed effective annual interest rate of 8%. A substantial portion of the net proceeds will be used to retire the Old Debt as follows (in thousands):



                                                                    AT JUNE 30, 1994
                                                               ---------------------------
                                                                 FAIR         EFFECTIVE
                                DEBT                            VALUE       INTEREST RATE
        -----------------------------------------------------  --------     --------------
        12 7/8% sinking fund debentures......................  $ 70,697          13.4%
        12 1/2% senior subordinated debentures...............    20,238          17.6
        6% Dutch Guilder subordinated convertible bonds......     6,696           6.5
        Various foreign bank debt payable in Spanish Pesetas
          and Mexican Pesos..................................    19,744          13.3
        Mortgage payable.....................................    13,058           6.0
        Other................................................     6,543           7.1
                                                               --------         -----
                                                               $136,976          12.6%
                                                               ========     ==========


     As discussed under "Use of Proceeds," the 6% Dutch Guilder subordinated convertible bonds were repaid with the proceeds of a foreign bank loan in the principal amount of $5,067,500 and other cash of ICN. The terms of the Debentures used for purposes of preparing the pro forma statements included in "Selected Pro Forma Combined Condensed Financial Data" are not necessarily indicative of what the actual terms of the Debentures will be. The actual terms of the Debentures will depend upon a number of factors, including prevalent market conditions, at the time of issuance.

(2) See Note 13 to Unaudited Pro Forma Combined Condensed Balance Sheet included in "Selected Pro Forma Combined Condensed Financial Data" for information with respect to outstanding stock options.

(3) Pro forma stockholders' equity at June 30, 1994 does not reflect any nonrecurring charges to earnings immediately following the Merger. In the aggregate, such nonrecurring charges are estimated to be $190,000,000.

              SELECTED PRO FORMA COMBINED CONDENSED FINANCIAL DATA

     The following Unaudited Pro Forma Combined Condensed Balance Sheet of the Company as of June 30, 1994 and the Unaudited Pro Forma Combined Condensed Statements of Income of the Company for the year ended December 31, 1993, and the six months ended June 30, 1994, give effect to the Merger accounted for under the purchase method of accounting. The Company's unaudited pro forma combined condensed financial statements are based on the historical consolidated financial statements of SPI and ICN under the assumptions and adjustments set forth in the accompanying notes to the Company's unaudited pro forma combined condensed financial statements. The Company's unaudited pro forma combined condensed financial statements represent the acquisition by the Company (a wholly owned subsidiary of SPI) of ICN and the minority stockholder interests in Viratek and Biomedicals. The separate financial information of Viratek and Biomedicals has not been reflected separately in the Company's unaudited pro forma combined condensed financial statements as such information has been consolidated with ICN and all significant intercompany amounts have been eliminated. Prior to the Merger, ICN owned approximately 63% and 69% of the outstanding common stock of Viratek and Biomedicals, respectively. The Company's Unaudited Pro Forma Combined Condensed Balance Sheet assumes that the Merger was consummated on June 30, 1994, and the Company's Unaudited Pro Forma Combined Condensed Statements of Income assume that the Merger was consummated on January 1, 1993.

     The pro forma adjustments are based on the Merger Agreement among the Predecessor Companies and the Company, dated August 1, 1994 (the "Merger Agreement"), which provides for stockholders of SPI (other than ICN) to receive
1.000 shares of Common Stock for each share of SPI common stock, for stockholders of ICN to receive 0.512 shares of Common Stock for each share of ICN common stock and for the stockholders of Viratek and Biomedicals (other than ICN) to receive 0.499 and 0.197 shares of Common Stock, respectively, for each share of Viratek or Biomedicals common stock. In determining these ratios, the share prices used were $16.89, $8.65, $8.43 and $3.32 for SPI, ICN, Viratek and Biomedicals, respectively. (These prices represent the average closing share prices of the Predecessor Companies for the 21 trading days between June 23 and July 22, 1994, inclusive, which was the basis used by the special committees of the Predecessor Companies to determine the exchange ratios provided for in the Merger Agreement). The shares of common stock of SPI, Viratek and Biomedicals and the Biomedicals preferred stock owned by ICN will be cancelled. For purposes of the pro forma financial statements, the purchase price paid by the Company for ICN and the minority stockholder interests in Viratek and Biomedicals was determined based upon the issuance of an additional 6,477,000 shares of Common Stock at an assumed price of $16.89 per share (computed as discussed above). The actual purchase price may vary and will be based on the value of the shares of Common Stock (rather than $16.89) at the effective date of the Merger. For purposes of developing the Company's Unaudited Pro Forma Combined Condensed Balance Sheet, the book values of ICN's net assets are assumed to approximate fair value, and the excess purchase price of $16,333,000, net of amounts representing purchased research and development for which no alternative use exists of $185,000,000, has been assigned to patents and trademarks. The determination of the final assignment to trademarks or goodwill is subject to appraisals, evaluations and other studies of the fair value of ICN's net assets which will be completed following consummation of the Merger.

     The Company's Unaudited Pro Forma Combined Condensed Statements of Income do not reflect any nonrecurring costs expected to be incurred by the Predecessor Companies in connection with the Merger but do reflect the completion of the Offering. The amount of these Merger costs are currently estimated to be approximately $5,000,000, although, the ultimate costs cannot be determined until the Merger is completed. Also excluded from the Company's Unaudited Pro Forma Combined Condensed Statements of Income are any benefits that may result from the Merger due to synergies that may be derived, the elimination of duplicate costs, a non-recurring charge to earnings immediately following the Merger for purchased research and development for which no alternative use exists and any loss from early extinguishment of the Old Debt (presently, not expected to be material). See Note 10 to the Unaudited Pro Forma Combined Condensed Statements of Income, below.

     The Company's unaudited pro forma combined condensed financial statements may not be indicative of the results that actually would have occurred if the Merger had been consummated on the dates indicated or which may be obtained in the future. The Company's unaudited pro forma combined condensed financial statements should be read in conjunction with related historical consolidated financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Predecessor Companies" included elsewhere in this Prospectus.

          UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME

                                      YEAR ENDED DECEMBER 31, 1993                        SIX MONTHS ENDED JUNE 30, 1994
                            ------------------------------------------------     ------------------------------------------------
                                 HISTORICAL                           PRO             HISTORICAL                           PRO
                            --------------------     PRO FORMA       FORMA       --------------------     PRO FORMA       FORMA
                              SPI         ICN       ADJUSTMENTS     NEW ICN        SPI         ICN       ADJUSTMENTS     NEW ICN
                            --------    --------    -----------     --------     --------    --------    -----------     --------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales.................  $403,957    $ 62,556     $  (3,480)(1)  $463,033     $151,094    $ 32,843      $(2,185)(1)   $181,752
Cost of sales.............   211,923      27,631                     239,554       77,783      13,500                      91,283
                            --------    --------     ---------      --------     --------    --------      -------       --------
    Gross profit..........   192,034      34,925        (3,480)      223,479       73,311      19,343       (2,185)        90,469
                            --------    --------     ---------      --------     --------    --------      -------       --------
Selling, general and
  administrative..........   131,069      43,690                     174,759       43,997      20,554                      64,551
Royalties to affiliates...     6,121          --        (6,121)(1)        --        3,749                   (3,749)(1)         --
Research and
  development.............    11,516       5,571                      17,087        2,476       3,930                       6,406
Translation and exchange
  (gains) losses..........    (3,282)     (1,292)          248 (5)    (4,326)       2,254       3,380         (552)(5)      5,082
Equity in earnings of
  SPI.....................               (11,646)        2,423 (1)        --                   (6,683)       1,385 (1)         --
                                                         9,223 (2)                                           5,298 (2)
Gain on sale of subsidiary
  common stock owned by
  ICN.....................                (8,345)        8,345 (3)        --
Interest expense, net.....    15,717      18,962       (17,329)(4)    27,470          840       8,734       (7,938)(4)      6,867
                                                        (1,880)(4)                                            (769)(4)
                                                        12,000 (4)                                           6,000 (4)
Other (income) expense,
  net.....................     3,826         879           218 (1)     4,161        1,099       1,010          179 (1)      1,915
                                                        (2,395)(6)                                          (1,189)(6)
                                                         1,633 (7)                                             816 (7)
                            --------    --------     ---------      --------     --------    --------      -------       --------
  Income (loss) before
    income taxes, minority
    interest,
    extraordinary item and
    certain nonrecurring
    charges (aggregating
    $190,000 or $7.13 per
    share for the year
    ended December 31,
    1993)(10).............    27,067     (12,894)       (9,845)        4,328       18,896     (11,582)      (1,666)         5,648
Income taxes..............     5,368        (474)       (4,300)(8)       594        4,854         (32)      (3,022)(8)      1,800
Minority interest.........       189        (523)          523 (9)       189          433        (173)         173 (9)        433
                            --------    --------     ---------      --------     --------    --------      -------       --------
Income (loss) before
  extraordinary item and
  certain nonrecurring
  charges (aggregating
  $190,000 or $7.13 per
  share for the year ended
  December 31,
  1993)(10)...............  $ 21,510    $(11,897)    $  (6,068)     $  3,545     $ 13,609    $(11,377)     $ 1,183       $  3,415
                            ========    ========     =========      ========     ========    ========      =======       ========
Per share data:
  Income (loss) before
    extraordinary item and
    certain nonrecurring
    charges (aggregating
    $190,000 or $7.13 per
    share for the year
    ended December 31,
    1993)(10).............  $   1.07    $  (0.60)                   $   0.13     $   0.65    $  (0.55)                   $   0.12
                            ========    ========                    ========     ========    ========                    ========
  Weighted average number
    of common shares
    outstanding(11).......    20,157      19,813                      26,647       20,815      20,523                      27,477
                            ========    ========                    ========     ========    ========                    ========
Ratio of earnings to fixed
  charges(12).............                                             1.12x                                                1.68x
                                                                    ========                                             ========

 See accompanying Notes to Unaudited Pro Forma Combined Condensed Statements of
                                     Income

      NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME

     The following is a summary of adjustments reflected in the Company's Unaudited Pro Forma Combined Condensed Statements of Income:

      (1) Represents elimination of related party royalty income and expense. SPI pays royalties to Viratek on its worldwide sales of ribavirin and pays royalties to ICN on its sales of Brown Pharmaceutical products. A portion of the royalties on sales of ribavirin by SPI had been previously eliminated in the consolidation of ICN.

      (2) Represents elimination of ICN's equity in the earnings of SPI.

      (3) Represents elimination of ICN's gain on sales of subsidiary stock. During 1993, ICN sold 1,618,000 shares of SPI Common Stock and 273,000 shares of Viratek Common Stock for an aggregate gain of $8,345,000.


      (4) Assumes that New ICN will issue $150,000,000 principal amount of Debentures in the Offering, with estimated deferred loan costs of $6,000,000 and an assumed effective annual interest rate of 8%. A substantial portion of the net proceeds will be used to retire the Old Debt as follows (in thousands):



                                                                     AT JUNE 30, 1994
                                                             ---------------------------------
                                                                            EFFECTIVE INTEREST
                                DEBT                         FAIR VALUE            RATE
         --------------------------------------------------  ----------     ------------------
         12 7/8% sinking fund debentures...................   $  70,697            13.4%
         12 1/2% senior subordinated debentures............      20,238            17.6
         6% Dutch Guilder subordinated convertible bonds...       6,696             6.5
         Various foreign bank debt payable in Spanish
           Pesetas
           and Mexican Pesos...............................      19,744            13.3
         Mortgage payable..................................      13,058             6.0
         Other.............................................       6,543             7.1
                                                             ----------           -----
                                                              $ 136,976            12.6%
                                                               ========     ============


                As discussed under "Use of Proceeds," the 6% Dutch Guilder subordinated convertible bonds were repaid with the proceeds of a foreign bank loan in the principal amount of $5,067,500. The Company's pro forma statements include adjustments to reverse interest and amortization of deferred loan costs on the Old Debt of $17,329,000 and $1,880,000, respectively, for the year ended December 31, 1993 and $7,938,000 and $769,000, respectively, for the six months ended June 30, 1994. The adjustments also reflect interest on the Debentures at an assumed effective interest rate of 8% or $12,000,000 and $6,000,000 for the year ended December 31, 1993 and the six months ended June 30, 1994, respectively, which includes amortization of the estimated deferred loan costs on the New Debt. A 1/8 percent variance in the interest rate on the Debentures will result in a $187,500 change in the annual interest costs.

      (5) Represents reversal of the translation gain (loss) in connection with the early extinguishment of ICN's foreign denominated Old Debt with a portion of the proceeds from the Offering.

      (6) Represents reversal of goodwill and other intangible amortization previously recorded by ICN.

      (7) Represents amortization of the estimated excess purchase price over the fair value of ICN's net assets acquired (patents and trademarks) over 10 years.

      (8) Represents a reduction in domestic income tax expense as a result of the pro forma reductions in income for SPI's U.S. operations and the utilization of ICN's net operating loss carryforwards.

      (9) Represents elimination of minority interest relating to Viratek and Biomedicals as a result of the Merger.

     (10) Excludes the following non-recurring expenses which will be incurred in connection with the Merger:

          (a) Estimated Merger costs of approximately $5,000,000.

          (b) In connection with the Merger, an independent valuation has been obtained which valued current in-process research and development efforts acquired for which no alternative use exists at $185,000,000, which will be charged to ongoing operations immediately following consummation of the Merger. In accordance with Financial Accounting Standards Board ("FASB") Interpretation No. 4, "Applicability of FASB Statement No. 2 to Business Combinations Accounted for by the Purchase Method," the costs assigned to in-process research and development for which no alternative use exists are charged to expense on the date of consummation of the business combination.

     (11) The weighted average number of shares outstanding assumes that the 6,477,000 shares of Common Stock to be issued to ICN stockholders and Viratek and Biomedicals stockholders (other than ICN) are outstanding for all periods presented. All per share amounts have been restated to reflect stock dividends.

     (12) For purposes of these calculations, earnings before fixed charges consists of income (loss) before income taxes, minority interest, extraordinary income and nonrecurring charges incurred in connection with the Merger (as discussed in Note 10 above, aggregating $190,000,000 ($185,000,000 of which is a non-cash charge) or $7.13 per share of Common Stock for the year ended December 31, 1993) plus fixed charges. Fixed charges consists of interest on indebtedness and that portion of operating rental expense representative of the interest factor.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

                                                                 AS OF JUNE 30, 1994
                                                  -------------------------------------------------
                                                       HISTORICAL
                                                  --------------------    PRO FORMA       PRO FORMA
                                                    SPI         ICN      ADJUSTMENTS       NEW ICN
                                                  --------   ---------   -----------      ---------
                                                                   (IN THOUSANDS)
Current assets:
  Cash and cash equivalents.....................  $ 19,238   $  13,264    $   2,198 (6)   $  34,700
  Restricted cash...............................        --       1,262                        1,262
  Receivables, net..............................    50,279      14,134                       64,413
  Receivable from SPI...........................        --       5,225       (5,225)(1)          --
  Inventories, net..............................    91,883      15,473                      107,356
  Prepaid expenses and other current assets.....    17,465       3,846                       21,311
                                                  --------   ---------    ---------       ---------
          Total current assets..................   178,865      53,204       (3,027)        229,042
Property, plant and equipment...................    80,183      36,439                      116,622
Marketable securities...........................    29,826         224                       30,050
Investment in SPI...............................        --      75,407      (75,407)(2)          --
Investment in other equity securities...........        --       3,827                        3,827
Other assets and deferred charges...............    14,686       7,089       (2,464)(3)      37,496
                                                                             16,333 (4)
                                                                             (4,148)(5)
                                                                              6,000 (6)
Goodwill related to purchased businesses........     1,571       2,404       (2,404)(7)       1,571
Goodwill related to publicly traded
  subsidiaries..................................        --      10,046      (10,046)(7)          --
                                                  --------   ---------    ---------       ---------
          Total assets..........................  $305,131   $ 188,640    $ (75,163)      $ 418,608
                                                  ========   =========    =========       =========
Current liabilities:
  Notes payable.................................  $ 15,006   $   3,456                    $  18,462
  Current maturities of long-term debt..........     4,207      17,942    $ (13,604)(6)       8,545
  Accounts payable..............................    15,277       5,770                       21,047
  Accrued liabilities...........................    20,827      17,910       (4,826)(6)      33,911
  Payable to ICN................................     5,225          --       (5,225)(1)          --
  Income taxes payable..........................    14,172          --                       14,172
                                                  --------   ---------    ---------       ---------
          Total current liabilities.............    74,714      45,078      (23,655)         96,137
Long-term debt, less current portion............    16,154     132,000        2,186 (5)     176,968
                                                                           (123,372)(6)
                                                                            150,000 (6)
Other liabilities and deferred income taxes.....     7,001       6,867                       13,868
Minority interest...............................    41,862      12,720      (12,720)(8)      41,862
Stockholders' equity(13):
  ICN Common stock..............................        --      20,529      (20,529)(9)          --
  SPI/New ICN Common stock......................       204          --           65 (10)        269
  Additional capital............................    97,496     180,911     (180,911)(9)     206,804
                                                                            109,308 (10)
Retained earnings...............................    77,389    (205,088)     205,088 (9)   (107,611)
                                                                           (185,000)(11)
Unrealized loss on marketable securities........    (2,761)         --                       (2,761)
Foreign currency translation adjustments........    (6,928)     (4,377)       4,377 (12)     (6,928)
                                                  --------   ---------    ---------       ---------
          Total stockholders' equity............   165,400      (8,025)     (67,602)         89,773
                                                  --------   ---------    ---------       ---------
          Total liabilities and stockholders'
  equity........................................  $305,131   $ 188,640    $ (75,163)      $ 418,608
                                                  ========   =========    =========       =========

 See accompanying Notes to Unaudited Pro Forma Combined Condensed Balance Sheet

    NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET OF NEW ICN

     The following is a summary of the reclassifications and adjustments reflected in the Company's Unaudited Pro Forma Combined Condensed Balance Sheet:

 (1) Represents elimination of intercompany balances between ICN and SPI.

 (2) Represents elimination of ICN's investment in SPI.

 (3) Represents elimination of existing intangibles, including patents, trademarks and clinical trials of ICN.

 (4) Represents the preliminary estimate of excess purchase price over the fair value of ICN net assets acquired (patents and trademarks) net of purchased research and development for which no alternative use exists (see Note 11).

 (5) Represents the adjustment to record debt assumed in the Merger at fair value and elimination of deferred loan costs on the debt assumed.

 (6) Assumes that New ICN will raise $150,000,000 in the Offering, with estimated deferred loan costs of $6,000,000 and an assumed effective interest rate of 8%. A substantial portion of the net proceeds will be used to retire the Old Debt plus accrued interest of $4,826,000. The remaining net proceeds will be used for general corporate purposes and has been reflected as cash. See also Note 4 of Notes to Unaudited Pro Forma Combined Condensed Statements of Income.

 (7) Represents elimination of existing goodwill of ICN.

 (8) Represents elimination of minority interest relating to Viratek and Biomedicals as a result of the acquisition of the minority interest by the Company.

 (9) Represents elimination of ICN's historical deficit.

(10) Reflects the additional 6,477,000 shares of Common Stock to be issued to ICN stockholders and the Viratek and Biomedicals stockholders (other than ICN) in connection with the Merger at an assumed price of $16.89 per share (based on the average closing share prices of SPI for the 21 trading days between June 23 and July 22, 1994, inclusive). The actual purchase price may vary and will be based on the market value of the Common Stock at the effective date of the Merger.

(11) In connection with the Merger, an independent valuation has been obtained which valued current in-process research and development efforts acquired for which no alternative use exists at $185,000,000 which will be charged to ongoing operations immediately following consummation of the Merger. In accordance with FASB Interpretation No. 4, "Applicability of FASB Statement No. 2 to Business Combinations Accounted for by the Purchase Method," the costs assigned to in-process research and development for which no alternative use exists are charged to expense on the date of consummation of the business combination.

(12) Represents the elimination of the foreign currency translation adjustment related to ICN's foreign subsidiaries.

(13) Under the terms of the Merger Agreement, all options outstanding under the stock option plans of ICN, SPI, Viratek and Biomedicals will remain outstanding after the consummation of the Merger and will be assumed by New ICN. Each such option will be exercisable upon the same terms and conditions as were in effect prior to the consummation of the Merger, except that (a) each such option will be exercisable for that number of shares of Common Stock (to the nearest whole share) into which the number of shares of common stock of the applicable Predecessor Company under the unexercised portion of such option, if then outstanding, would have been converted at the effective date of the Merger, and (b) the exercise price per share of Common Stock will be an amount equal to the exercise price per share subject to such option prior to the effective date of the Merger divided by the applicable exchange ratio (i.e., 0.512 in the case of options to purchase common stock of ICN, 1.000 in the case of options to purchase common stock of SPI, 0.499 in the case of options to purchase common stock of Viratek and 0.197 in the case of options to purchase common stock of Biomedicals) (rounded upward to the nearest full cent). Assuming that the Merger was consummated on June 30, 1994, on a pro forma basis there were outstanding options to purchase 5,333,039 shares of Common Stock. See "Executive Compensation and Related Matters."

       SELECTED CONSOLIDATED FINANCIAL DATA FOR THE PREDECESSOR COMPANIES

     Set forth below are selected historical financial data of the Predecessor Companies. The annual data have been derived from the audited historical consolidated financial statements as of and for the years ended November 30, 1989 and 1990 and December 31, 1991, 1992 and 1993 of the four Predecessor Companies. The data for the six month periods ended June 30, 1993 and 1994 have been derived from the unaudited consolidated condensed financial statements of the four Predecessor Companies which, in the opinion of management, reflect all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of interim financial data. Operating results for the six month period ended June 30, 1994 are not necessarily indicative of the results for the full year ending December 31, 1994. The following data should be read in conjunction with the consolidated financial statements of the four Predecessor Companies and "Management's Discussion and Analysis of Financial Position and Results of Operations of the Predecessor Companies" included elsewhere in this Prospectus.

                                                                                SPI
                                             YEAR ENDED                                                  SIX MONTHS ENDED
                                            NOVEMBER 30,              YEAR ENDED DECEMBER 31,                JUNE 30,
                                         -------------------      --------------------------------      -------------------
                                           1989       1990        1991(1)(2)     1992       1993          1993       1994
                                         --------   --------      ----------   --------   --------      --------   --------
STATEMENTS OF INCOME DATA:
  (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales(3)...........................  $124,007   $140,716       $364,358    $476,118   $403,957      $186,058   $151,094
Cost of sales..........................    52,551     56,101        173,554     208,745    211,923        95,953     77,783
                                         --------   --------      ---------    --------   --------      --------   --------
Gross profit...........................    71,456     84,615        190,804     267,373    192,034        90,105     73,311
Selling, general and administrative
  expenses.............................    51,472     55,437         99,942     170,313    131,069        65,705     43,997
Royalties to affiliates, net...........    (1,603)     3,781          4,377       5,511      6,121         2,164      3,749
Research and development costs.........     1,660      1,162          4,901       7,836     11,516         5,262      2,476
Translation and exchange (gains)
  losses, net..........................       295        936          6,697      25,039     (3,282)         (597)     2,254
Interest (income) expense, net.........      (905)    (1,658)         5,287       3,386     15,717         7,674        840
Other expense, net(4)(5)(6)............     4,330      2,095         16,757       2,082      3,826         1,648      1,099
                                         --------   --------      ---------    --------   --------      --------   --------
Income before provision for income
  taxes and minority interest..........    16,207     22,862         52,843      53,206     27,067         8,249     18,896
Provisions for income taxes............     3,294      7,942         10,852       9,095      5,368         1,578      4,854
Minority interest......................        --         --         11,865       9,608        189          (156)       433
                                         --------   --------      ---------    --------   --------      --------   --------
Net income.............................  $ 12,913   $ 14,920       $ 30,126    $ 34,503   $ 21,510      $  6,827   $ 13,609
                                         ========   ========      =========    ========   ========      ========   ========
PER SHARE DATA:
Net income(7)..........................  $   0.74   $   0.86       $   1.55    $   1.74   $   1.07      $   0.34   $   0.65
                                         ========   ========      =========    ========   ========      ========   ========
Cash dividends paid....................  $   0.06   $   0.07       $   0.88    $   0.77   $   0.23      $   0.12   $   0.13
                                         ========   ========      =========    ========   ========      ========   ========
Weighted average common shares
  outstanding(7).......................    17,417     17,431         19,380      19,848     20,157        19,998     20,815
                                         ========   ========      =========    ========   ========      ========   ========
Ratio of earnings to fixed
  charges(8)...........................    15.09x     17.93x          6.89x       5.07x      2.14x         1.82x      7.20x

                                            NOVEMBER 30,                    DECEMBER 31,
                                         -------------------      --------------------------------           JUNE 30,
                                           1989       1990           1991        1992       1993               1994
                                         --------   --------      ----------   --------   --------           --------
BALANCE SHEET DATA (IN THOUSANDS):
Working capital........................  $ 46,533   $ 40,630       $123,367    $120,942   $127,259           $104,151
Total assets...........................   122,475    152,326        336,905     333,218    302,017            305,131
Long-term debt, less current
  maturities...........................     6,039     11,257         16,519      21,016     16,980             16,154
Stockholders' equity...................    80,467     95,935         88,134     135,427    155,879            165,400

- ---------------

(1) SPI changed its fiscal year end from November 30 to December 31 effective December 31, 1991. For financial statement purposes, SPI's separate results of operations for the month of December 1990 are not reflected in the Statement of Income but have been included in retained earnings at December 31, 1991.

(2) Financial data for 1991 includes the results of Galenika from the effective date of acquisition, May 1, 1991.

(3) Galenika's sales have been adversely affected since the imposition in May 1992 of United Nations sanctions on Yugoslavia.

(4) During 1991, SPI wrote off goodwill, inventory and other assets totalling $13,124,000, of which $10,878,000 relates to the domestic nutritional group. During 1991, SPI continued to reassess its domestic nutritional business which experienced a sales decline of 78% from 1988 to 1991. Additionally, SPI recorded expenses of $2,198,000 related to relocation costs at its Spanish subsidiary.

(5) During 1990, SPI recorded non-recurring gains of $3,688,000 related to the sale and relocation of SPI's Spanish facility.

(6) During 1993, SPI recorded costs of $1,000,000 associated with the planned layoff of employees at its Spanish subsidiary.

(7) On June 26, 1989 SPI's Board of Directors issued a 20% stock dividend, which has been accounted for as a six-for-five stock split. In March and July 1991, SPI issued 10% and 15% stock distributions, respectively, which resulted in a 26% stock split. In January 1993, SPI issued a fourth quarter 1992 stock dividend of 2%. During 1993, SPI issued additional stock dividends which totaled 6%. In January and May 1994, SPI declared a first and second quarter 1994 stock dividend of 1.4% and 1.3%, respectively. All per share amounts have been restated to reflect these stock splits and dividends.

(8) For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before provision for income taxes and minority interest plus fixed charges. Fixed charges consist of interest expense and the portion of rent expense that is representative of the interest factor. SPI incurred indebtedness to ICN of approximately $53,000,000 in connection with the acquisition of Galenika in 1991, which resulted in a decrease in the ratio of earnings to fixed charges. The ratio of earnings to fixed charges has also decreased due to hyperinflationary levels of interest expense in Yugoslavia and increased borrowings in Spain and Mexico.

                                                                                     ICN
                                                                                                               SIX MONTH
                                                     YEAR ENDED                                              PERIOD ENDED
                                                    NOVEMBER 30,           YEAR ENDED DECEMBER 31,             JUNE 30,
                                                 -------------------   --------------------------------   -------------------
                                                   1989       1990     1991(1)(2)   1992(3)      1993       1993       1994
                                                 --------   --------   ----------   --------   --------   --------   --------
STATEMENTS OF OPERATIONS DATA:
  (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales......................................  $185,489   $271,975    $460,365    $551,766   $ 62,556   $ 32,355   $ 32,843
Cost of sales..................................    80,520    121,628     225,234     253,596     27,631     14,333     13,500
                                                 --------   --------   ----------   --------   --------   --------   --------
Gross profit...................................   104,969    150,347     235,131     298,170     34,925     18,022     19,343
Selling, general and administrative expenses...    80,584    108,178     152,947     224,235     43,690     18,202     20,554
Research and development costs.................    14,322      5,048       6,588      10,718      5,571      2,495      3,930
Write-off of goodwill..........................    56,551         --          --      15,362         --         --         --
Equity earnings in SPI.........................        --         --          --          --    (11,646)    (4,193)    (6,683)
Gains on sales of subsidiaries stock...........        --         --     (29,797)    (37,744)    (8,345)    (3,732)        --
Translation and exchange (gains) losses, net...        --     14,020       4,517      21,648     (1,292)    (1,774)     3,380
Interest expense, net..........................    17,524     27,075      34,321      25,563     18,962      9,418      8,734
Other expense, net(4)..........................    26,922     11,518      29,479      15,187      1,079       (321)     1,010
Restructuring costs(5).........................        --         --       6,087      63,032         --         --         --
Unrealized (gains) losses on marketable
  securities...................................    (4,425)       614        (475)        446       (200)        --         --
Provision (benefit) for income taxes...........     2,086      6,860       6,574       9,967       (474)       162        (32)
Minority interests.............................    (1,898)     3,709      19,035      14,558       (523)       295       (173)
                                                 --------   --------   ----------   --------   --------   --------   --------
Income (loss) before extraordinary income......   (86,697)   (26,675)      5,855     (64,802)   (11,897)    (2,530)   (11,377)
Extraordinary income...........................     4,736      4,230          --          --        627        627         --
                                                 --------   --------   ----------   --------   --------   --------   --------
Net income (loss)..............................  $(81,961)  $(22,445)   $  5,855    $(64,802)  $(11,270)  $ (1,903)   (11,377)
                                                 ========   ========    ========    ========   ========   ========   ========
PER SHARE DATA:
Income (loss) before extraordinary income......  $  (6.36)  $  (2.28)   $    .40    $  (4.67)  $   (.60)  $   (.13)  $   (.55)
Extraordinary income...........................       .35        .36          --          --        .03        .03         --
                                                 --------   --------   ----------   --------   --------   --------   --------
Net income (loss) applicable to common
  stockholders.................................  $  (6.01)  $  (1.92)   $    .40    $  (4.67)  $   (.57)  $   (.10)  $   (.55)
                                                 ========   ========    ========    ========   ========   ========   ========
Dividends paid.................................        --         --          --          --         --         --         --
Weighted average common stock outstanding and
  dilutive common stock equivalents............    13,683     11,776      12,829      14,010     19,813     19,135     20,526
                                                 ========   ========    ========    ========   ========   ========   ========

                                                    NOVEMBER 30,                 DECEMBER 31,
                                                 -------------------   --------------------------------        JUNE 30,
                                                   1989       1990        1991      1992(1)      1993            1994
                                                 --------   --------   ----------   --------   --------        --------
BALANCE SHEET DATA (IN THOUSANDS):
Working capital(6).............................  $ 94,155   $ 46,844    $123,301    $  5,597   $ 29,627        $  8,126
Total assets...................................   436,439    408,214     575,086     223,568    207,856         188,640
Long-term debt, less current maturities........   240,430    217,863     188,587     160,011    139,047         132,000
Stockholders' equity (deficit).................    33,226     12,082      16,456     (21,757)     4,020          (8,025)

- ---------------

(1) Financial data for 1991 includes the results of Galenika from the effective date of acquisition, May 1, 1991.

(2) ICN changed its fiscal year end from November 30 to December 31, effective December 31, 1991. For financial statement purposes, ICN's separate results of operations for the month of December 1990 are not reflected in the Statements of Operations but have been included in retained earnings at December 31, 1991.

(3) As a result of the decline in ICN's percentage of ownership in SPI, the balance sheet of SPI was deconsolidated, effective December 31, 1992, and, thereafter, the investment is included as a long-term investment accounted for using the equity method of accounting. Results of operations of SPI are included for the entire 1992 year as ICN's ownership fell below 50% in December of 1992. See Note 17 of Notes to Consolidated Financial Statements of ICN.

(4) See Note 11 of Notes to Consolidated Financial Statements of ICN for details.

(5) Relates to restructuring costs at Biomedicals, see Note 14 of Notes to Consolidated Financial Statements of ICN for details.

(6) Includes cash and certificates of deposit of $17,698,000 and $11,564,000 as of December 31, 1993 and June 30, 1994, respectively, which is to be used exclusively by Viratek for research and development and its general working capital requirements.

                                                                                  VIRATEK
                                                  YEAR ENDED                                               SIX MONTH PERIOD
                                                 NOVEMBER 30,             YEAR ENDED DECEMBER 31,           ENDED JUNE 30,
                                              -------------------     -------------------------------     -------------------
                                                1989        1990      1991(1)      1992        1993        1993        1994
                                              --------     ------     -------     -------     -------     -------     -------
STATEMENTS OF OPERATIONS DATA:
  (IN THOUSANDS, EXCEPT PER SHARE DATA)
Total revenues(2)...........................  $  2,609     $4,926     $4,498      $ 5,448     $ 5,903     $ 1,984     $ 3,570
Research and development costs..............     8,192      1,198         --        2,299       5,193       2,298       3,717
Net income (loss)...........................  $(17,102)    $1,339     $3,587      $ 1,817     $  (822)    $  (822)    $(1,331)
PER SHARE DATA(3):
Net income (loss) applicable to common
  stockholders..............................  $  (1.76)    $  .10     $  .24      $   .12     $  (.05)    $  (.05)    $  (.07)
                                              ========     ======     ======      =======     =======     =======     =======
Dividends paid..............................        --         --         --           --          --          --          --
                                              ========     ======     ======      =======     =======     =======     =======

                                                 NOVEMBER 30,                  DECEMBER 31,
                                              -------------------     -------------------------------          JUNE 30,
                                                1989        1990       1991        1992        1993              1994
                                              --------     ------     -------     -------     -------          --------
BALANCE SHEET DATA (IN THOUSANDS):
Working capital(4)..........................  $  5,630     $  146     $6,187      $ 8,828     $16,805           $10,415
Total assets(4).............................    12,878      6,953      9,347       11,640      35,248            34,165
Advances from ICN and other long-term
  liabilities...............................    19,860        658        299          270         260               255
Stockholders' equity (deficit)(5)...........    (9,905)     3,434      8,871       10,803      34,075            32,735

- ---------------

(1) Viratek changed its year end from November 30 to December 31, effective December 31, 1991. For financial statement purposes, Viratek's separate results of operations for the month of December 1990 are not reflected in the Statements of Operations but have been included in retained earnings at December 31, 1991.

(2) See Note 3 of Notes to Financial Statements of Viratek for December 31, 1993 regarding royalty arrangements with SPI.

(3) In December 1993, Viratek declared a fourth quarter 1993 stock distribution of 5%. All share and per share amounts have been restated to reflect this stock distribution.

(4) Working capital includes net amounts due (to) from affiliate of ($1,538,000), $6,343,000 and $9,325,000, as of November 30, 1990 and
    December 31, 1991 and 1992, respectively. Total assets include amounts due from ICN of $15,503,000 and $19,911,000 at December 31, 1993 and June 30,
    1994, respectively.

(5) In February 1990, ICN exchanged $12,000,000 of advances due from Viratek for 4,705,882 shares of Viratek Common Stock.

                                                      BIOMEDICALS

                                                                                                              SIX MONTH
                                                    YEAR ENDED                                               PERIOD ENDED
                                                   NOVEMBER 30,            YEAR ENDED DECEMBER 31,             JUNE 30,
                                               --------------------    -------------------------------    ------------------
                                                 1989        1990      1991(1)       1992       1993       1993       1994
                                               --------    --------    --------    --------    -------    -------    -------
STATEMENTS OF OPERATIONS DATA:
  (IN THOUSANDS, EXCEPT PER SHARE DATA):
Net sales..................................... $ 61,442    $131,259    $ 96,507    $ 75,648    $59,076    $31,224    $30,658
Cost of sales.................................   28,687      66,394      51,917      44,851     27,631     14,333     13,500
                                               --------    --------    --------    --------    -------    -------    -------
Gross profit..................................   32,755      64,865      44,590      30,797     31,445     16,891     17,158
Selling, general and administrative
  expenses....................................   21,347      43,358      39,922      43,509     28,455     13,277     13,750
Research and development costs................    1,469       2,052       1,687         583        378         --         --
Amortization of goodwill and other
  intangibles.................................    1,130       1,609       1,829       1,486        502         --         --
Interest expense, net.........................       84       3,773       7,073       4,567      2,250      1,266      1,066
Lease vacancy costs...........................       --          --          --          --      1,436         --         --
Restructuring costs and special charges(2)....       --          --       6,087      63,032         --         --         --
Other (income) expense, net...................      322         160       1,268       4,731     (2,399)    (1,587)    (1,394)
                                               --------    --------    --------    --------    -------    -------    -------
Income (loss) before provision for income
  taxes and extraordinary income..............    8,403      13,913     (13,276)    (87,111)       823      3,935        948
Provision (benefit) for income taxes..........    2,762       5,111        (384)        309       (312)       162       (102)
                                               --------    --------    --------    --------    -------    -------    -------
Income (loss) before extraordinary income.....    5,641       8,802     (12,892)    (87,420)     1,135      3,773      1,050
Extraordinary income(4).......................      506          --          --          --        627        627         --
                                               --------    --------    --------    --------    -------    -------    -------
Net income (loss)............................. $  6,147    $  8,802    $(12,892)   $(87,420)   $ 1,762    $ 4,400    $ 1,050
                                               ========    ========    ========    ========    =======    =======    =======
PER SHARE DATA(3):
Income (loss) before extraordinary income..... $    .52    $    .80    $  (1.09)   $  (4.80)   $   .07    $   .17    $   .12
Extraordinary income(4).......................      .05          --          --          --        .03        .03         --
                                               --------    --------    --------    --------    -------    -------    -------
Net income (loss)............................. $    .57    $    .80    $  (1.09)   $  (4.80)   $   .10    $   .20    $   .12
                                               ========    ========    ========    ========    =======    =======    =======
Dividends per common share(5)................. $    .13    $    .18    $    .15    $    .17    $   .17    $  .085    $    --
                                               ========    ========    ========    ========    =======    =======    =======
Weighted average shares outstanding(6)........   10,697      10,963      11,790      18,224     17,464     22,440      9,128
Shares outstanding at end of period(6)........   10,538      11,250      15,305      19,183      9,034     22,402      9,034
                                               ========    ========    ========    ========    =======    =======    =======

                                                           NOVEMBER 30,               DECEMBER 31,
                                                        -------------------   -----------------------------     JUNE 30,
                                                          1989       1990     1991(1)      1992      1993         1994
                                                        --------   --------   --------   --------   -------   ------------
BALANCE SHEET DATA (IN THOUSANDS):
Working capital........................................ $ 40,359   $ 26,235   $ 19,294   $  8,676   $10,756     $ 13,659
Total assets...........................................  177,913    179,857    152,658     63,342    51,831       52,195
Long-term debt and capital lease obligations, less
  current maturities...................................   51,322     40,076     18,315     11,709    10,567       10,768
Total stockholders' equity(6)..........................   45,358     60,800     66,863      3,816    12,641       12,911

- ---------------

(1) Biomedicals changed its year end from November 30 to December 31, effective December 31, 1991. For financial statement purposes, Biomedicals' separate results of operations for the month of December 1990 are not reflected in the Statements of Operations but have been included in retained earnings at December 31, 1991.

(2) See Note 12 of Notes to Consolidated Financial Statements of Biomedicals for a discussion of the 1991 and 1992 restructuring plans.

(3) All per share information has been restated to reflect the 20% stock dividend, accounted for as a six-for-five stock split, paid on July 31, 1989.

(4) Extraordinary income in 1993 of $627,000, or $.03 per share, results from negotiated settlements with certain suppliers and banks. Extraordinary income in 1989 pertains to gains resulting from the purchase of a portion of the 5 1/2% Swiss Franc Exchangeable Certificates.

(5) Reflects annual cash dividends for each of the years presented. During the one-month ended December 31, 1990, Biomedicals declared a one-time special dividend of $.035, in addition to the regular quarterly dividend. This dividend was actually paid in January 1991 and is included in the annual total of $.15 at December 31, 1991.

(6) On August 30, 1993, Biomedicals issued to ICN 300,000 shares of a new series "A" of Biomedicals' non-convertible, nonvoting, preferred stock valued pursuant to a fairness opinion, at $30,000,000. In exchange, ICN delivered 4,983,606 shares of Biomedicals Common Stock that ICN owned and exchanged intercompany debt owed to ICN by Biomedicals in the amount of $11,000,000. In addition, on August 30, 1993, Biomedicals issued to ICN 390,000 shares of new series "B" of Biomedicals' nonconvertible, non-voting, preferred stock valued pursuant to a fairness opinion, at $32,000,000. In exchange, ICN delivered to Biomedicals 8,384,843 shares of Biomedicals common stock that ICN owned.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
             AND RESULTS OF OPERATIONS OF THE PREDECESSOR COMPANIES

                                      SPI

RESULTS OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 1994 COMPARED TO SIX MONTHS ENDED JUNE 30, 1993

     Net Sales. Net sales for the six months ended June 30, 1994 were $151,094,000 compared to $186,058,000 for the same period in 1993. This decrease in net sales of $34,964,000, or 19%, is primarily a result of lower sales at Galenika during the first quarter of 1994 compared to the same period in 1993. Net sales at Galenika were $63,826,000 for the six months ended June 30, 1994 compared to $108,964,000 for the same period in 1993. The decline in Galenika sales of $45,138,000, or 41%, is primarily due to a 27% decline in unit sales resulting from the impact of United Nations sanctions on Yugoslavia. Additionally, the sales of Galenika have been adversely affected by the size and timing of devaluations in the first quarter of 1994 compared to the first quarter of 1993, which has been partially offset by an improvement in second quarter Galenika sales compared to last year's second quarter. Net sales in SPI's Spanish subsidiary also decreased $3,447,000, or 27%, during the first six months of 1994 as compared to the first six months of 1993 primarily due to government mandated price controls and changes in government health insurance reimbursement policies. This decrease in overall net sales was partially offset by sales increases of $10,174,000 in SPI's operating units excluding Galenika and the Spanish subsidiary. This increase is primarily due to increased sales of Virazole(R) (resulting from a combination of price increases and increased unit sales), and the myasthenia gravis and dermatological product lines.

     Gross Profit. Gross profit as a percentage of sales was 49% for the six months ended June 30, 1994, compared to 48% for the same period in 1993. The increase in the gross profit margin for the six months ended June 30, 1994, reflects improved gross margins in most of SPI's subsidiaries located outside of Yugoslavia. The gross margin in SPI's United States operations increased from 80% to 84% primarily due to increased sales of Virazole(R). At Galenika, the gross profit margin was 22% for the six months ended June 30, 1994, compared to 38% for the same period in 1993. The decrease in gross profit margin at Galenika is primarily due to higher inventory costs in Yugoslavia.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses as a percentage of sales were 29% for the six months ended June 30, 1994, compared to 35% for the same period in 1993. Selling, general and administrative expenses have decreased $21,708,000, or 33%, for the six months ended June 30, 1994 as compared to the same period in 1993, due primarily to expense reductions at Galenika resulting from a lower provision for bad debts, lower wages and the impact of differences in the exchange rates.

     Royalties to Affiliates, Net. For the six months ended June 30, 1994, Virazole(R) royalties to Viratek were $3,570,000 compared to royalties of $1,984,000 for the same period in 1993. The increase in royalties is due to increased sales of Virazole(R) in the United States.

     Translation and Exchange Losses, Net. Translation and exchange (gains) losses, net, for the six months ended June 30, 1994 were $2,254,000 compared to $(597,000) for the same period in 1993. The increase in losses for the six months ended June 30, 1994 is primarily due to translation and exchange losses at Galenika resulting from the devaluations of the dinar prior to the implementation of the Yugoslavian monetary stabilization program discussed under "-- Liquidity and Capital Resources -- Galenika's Operations" below.

     Interest Expense. Interest expense for the six months ended June 30, 1994 was $3,046,000, compared to $10,098,000 for the same period in 1993. The decrease in interest expense is due to lower interest rates in Yugoslavia resulting from the efforts of the Yugoslavian government to control inflation and lower levels of debt in the United States.

     Research and Development. Research and development costs for the six months ended June 30, 1994, decreased $2,786,000, or 53%, compared to the same period in 1993, due to reductions in expenses at Galenika resulting from lower wages and differences in exchange rates in 1994 compared to 1993. Research and development costs at Galenika were $1,245,000 for the six months ended June 30, 1994 compared to $3,719,000 for the same period in 1993.

YEAR ENDED DECEMBER 31, 1993 COMPARED TO YEAR ENDED DECEMBER 31, 1992

     Net Sales. Net sales for 1993 declined to $403,957,000 from $476,118,000 for 1992, primarily due to lower sales at Galenika. Sales at Galenika were $239,832,000 for 1993 compared to sales of $325,903,000 for 1992. The United
Nations sanctions imposed on Yugoslavia and price controls imposed by the Yugoslavian government have impacted the sales at Galenika, both in terms of a decrease in unit sales and a change in product mix. Additionally, sales were adversely impacted by higher inflation and by larger and more frequent devaluations in 1993 compared to the prior year. The raw materials that Galenika imports are primarily used in the production of human prescription drugs. Due to restrictions on Galenika's ability to obtain these materials, Galenika has shifted its production and sales efforts to its veterinary and non-prescription product lines. For 1993, sales of human prescription drugs represented 73% of Galenika's total sales compared to 81% in the prior year.

     Sales in SPI's operating units, excluding Galenika, increased $13,910,000, or 9%, in 1993 to $164,125,000 compared to the prior year sales of $150,215,000. SPI's United States operations reported increased sales of $8,906,000, or 17%, for the year compared to 1992, primarily due to increased sales of dermatological products. SPI's Mexican subsidiaries recorded an increase in sales of $9,129,000 or 19%, for the year compared to 1992, primarily due to increased unit sales and price increases for its injectable vitamin, Bedoyecta, along with increased sales of Virazole(R). SPI's Spanish subsidiary recorded a decrease in sales or $3,153,000, or 12%, primarily due to a 23% devaluation of the Spanish Peseta against the U.S. dollar, which was partially offset by increased unit sales.

     Gross Profit. Gross profit as a percentage of sales was 48% for 1993 compared to 56% in 1992. The decrease in the gross profit margin primarily reflects the impact of price controls in Yugoslavia and higher labor costs per unit at Galenika. The decrease in gross margins at Galenika was partially offset by the aggregate improvement in the gross profit margins of SPI's subsidiaries outside Yugoslavia. The combined gross margins of the subsidiaries outside Yugoslavia were 66% for 1993 compared to 62% for 1992.

     At Galenika, gross profit as a percentage of sales was 35% in 1993 compared to 53% for 1992. The overall rate of inflation in Yugoslavia has exceeded the rate at which Galenika could increase selling prices. This was compounded by more frequent currency devaluations, which together resulted in lower revenues and gross profits when stated in U.S. dollars. Additionally, the cost of manufacturing inventory has increased as a result of declining unit production while maintaining the same work force that existed before sanctions began. United Nations sanctions have contributed to shortages of raw materials and a deteriorating business environment, resulting in unit production in 1993 that was 49% of what was produced the prior year.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses as a percentage of sales were 32% for 1993 compared to 36% for 1992. The 1992 results include provisions at Galenika for training employees, redundancy and early retirement costs of $21,065,000. Excluding these provisions, selling, general and administrative costs for 1992 were 31% of net sales. The resulting increase in 1993 selling, general and administrative expenses as a percentage of net sales is primarily a result of lower sales at Galenika combined with overall increases in operating expenses due to inflationary pressures in Yugoslavia, partially offset by lower provisions for doubtful accounts.

     In countries experiencing hyperinflation, such as Yugoslavia, a devaluation results in a reduction of accounts receivable and a proportionate reduction in the accounts receivable allowance. The reduction of accounts receivable is recorded as a foreign currency translation loss, and the reduction of the allowance is recorded as a translation gain. Shortly after a devaluation, the level of accounts receivable will rise as a result of subsequent price increases. In conjunction with the rise in receivables, additions to the allowance for receivables will be made for existing doubtful accounts. This process will repeat itself for each devaluation that occurs during the year. The effect of this process results in a high level of bad debt expense that does not necessarily reflect credit risk or difficulties in collecting receivables. For 1993, Galenika recorded provisions for doubtful accounts of $10,968,000 compared to $48,279,000 for 1992. The timing of devaluations has a material impact on the size of the provision for doubtful accounts. The decrease in the 1993 provision is primarily a result of devaluations occurring more frequently in 1993, smaller price increases in 1993 compared to 1992 and lower levels of accounts receivable in 1993 compared to the prior year. The reduction of the accounts receivable allowance from devaluation resulted in a translation gain of $9,118,000 and $40,191,000 resulting in a net expense from bad debts and bad debt translation gain of $1,850,000 and $8,088,000 for 1993 and 1992, respectively.

     Royalties to Affiliates, Net. Royalties to affiliates, net, were $6,121,000 for 1993 compared to $5,511,000 for 1992. The increase in royalties was primarily due to increased sales in Mexico resulting from the introduction of ribavirin cream used for the treatment of herpes and increased worldwide sales due to additional marketing efforts by SPI in 1993, which included offering volume discounts.

     Research and Development Costs. Research and development costs rose from $7,836,000 in 1992 to $11,516,000 in 1993, or by 47% due to expanded research and development efforts at Galenika.

     Translation and Exchange (Gains) Losses, Net. In 1993, SPI recognized translation and exchange gains of $3,282,000 compared to translation and exchange losses of $25,039,000 in 1992. In 1993, SPI recognized foreign exchange gains of $3,143,000 at SPI's Spanish subsidiary and reduced translation losses at Galenika by $27,790,000 as a result of planned reduction in its monetary exposure.

     Interest Expense. Interest expense for 1993 was $23,750,000 compared to $13,065,000 for 1992. The increase in interest in 1993 was principally a result of Galenika's strategy to manage its monetary position by maintaining higher levels of short-term debt compared to the prior year. During 1993, Galenika was charged interest at hyperinflationary rates. The high level of interest expense in 1993 does not necessarily reflect a high level of debt burden on SPI or a high level of cash paid for interest. From the time that Galenika accrues its hyperinflationary interest expense liability to the time that it actually pays the interest, significant devaluation in the translation rate will occur. The devaluation will result in a payment of interest stated in U.S. dollars that is significantly below what was originally accrued. In 1993, Galenika had $16,774,000 of interest expense and interest payments of $7,149,000 resulting in estimated translation gains on accrued interest devaluations of $9,625,000.

     Other Expense, Net. A summary of certain other items included in other (income) expense is as follows:

                                                                 1992           1993
                                                              ----------     ----------
        Litigation settlements and damages(1)...............  $  447,000     $  988,000
        Profit sharing plan expense in Mexico...............     419,000        557,000
        Amortization of goodwill............................     677,000        248,000
        Employee severance in Spain(2)......................          --      1,000,000
        (Gain) loss on sale of fixed assets.................     151,000       (194,000)
        Unrealized loss on marketable securities............          --      1,312,000
        Other, net..........................................     388,000        (85,000)
                                                              ----------     ----------
          Other expense, net................................  $2,082,000     $3,826,000
                                                              ==========     ==========

- ---------------

(1) The 1993 litigation costs represent an accrual for estimated damages relating to a breach of contract suit. See "Business -- Litigation, Government Investigations and Other Matters." The 1992 litigation costs relate primarily to damages assessed against Viratek in a breach of contract suit against which SPI indemnified Viratek under its licensing agreement for Virazole(R).

(2) During 1993, SPI provided for costs associated with the planned layoff of employees at its Spanish subsidiary.

     Provision for Income Taxes. SPI's effective income tax rates were 20% and 17% for 1993 and 1992, respectively. SPI's effective tax rates in 1993 and 1992 were significantly less than the U.S. statutory rate primarily due to the utilization of foreign and alternative minimum tax credits and other deferred tax benefits for which a valuation reserve existed at January 1, 1993.

YEAR ENDED DECEMBER 31, 1992 COMPARED TO YEAR ENDED DECEMBER 31, 1991

     Net Sales. Net sales for 1992 rose to $476,118,000, an increase of $111,760,000, or 31%, over 1991. The majority of this increase, $101,121,000, was due to inclusion of a full year of Galenika results in 1992 compared to only eight months in 1991. In addition, most of SPI's subsidiaries recorded improved sales in 1992 compared to 1991. Sales in Mexico increased $6,963,000, or 17%, primarily resulting from improved sales of its injectable vitamin, Bedoyecta-Tri(R), and other significant products. Sales in Spain increased $3,526,000, or 16%, in 1992 over the prior year primarily due to the introduction of new product lines.

     Gross Profit. Gross profit as a percentage of net sales increased to 56% in 1992 from 52% in 1991. While SPI experienced gross profit increases in all of its major subsidiaries, the largest increase was recorded at Galenika whose gross profit increased to 53% in 1992 from 47% in 1991. The 1991 Galenika gross profit was adversely impacted by the increase in cost of sales resulting from a purchase accounting adjustment to inventory. Excluding this adjustment, Galenika's gross profit percentage remained constant in 1992 and 1991 at 53%. Excluding the results of Galenika, gross profit increased to 62% in 1992 from 60% in 1991 primarily due to an improved product mix resulting from increased Virazole(R) sales.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses as a percentage of net sales were 36% in 1992 compared to 27% in 1991. The increased expenses for 1992 were a result of provisions for doubtful accounts of $48,279,000 (described above) and termination of employees and early retirement costs at Galenika of $21,065,000. Excluding these provisions, selling, general and administrative expenses in 1992 were 31% of net sales.

     Royalties to Affiliates, Net. Royalties to affiliates, net, were $5,511,000 for 1992 compared to $4,377,000 for 1991. The increase in royalties was primarily due to increased sales of Virazole(R) in the United States.

     Research and Development Costs. Research and development costs rose from $4,901,000 in 1991 to $7,836,000 in 1992, principally due to increased research and development expenditures at Galenika resulting from the inclusion of a full year of operations in 1992 compared to eight months of operations in 1991.

     Translation and Exchange (Gains) Losses, Net. In 1992, SPI recognized translation and exchange gains of $25,039,000 compared to translation losses of $6,697,000 in 1991. Translation and exchange (gains) losses, net, increased $18,342,000 in 1992 due to Galenika operating in a highly inflationary economy, coupled with reductions in the level of hard currency as a result of sanctions and the political and economic unrest.

     Interest Expense. The increase in interest expense to $13,065,000 in 1992 from $8,965,000 in 1991 is primarily due to the increased intercompany debt due to ICN from SPI, partially offset by lower levels of debt outstanding at Galenika.

     Other Expense, Net. A summary of certain other items included in other (income) expense is as follows:

                                                                1991            1992
                                                             -----------     ----------
        Litigation costs, settlements and damages..........  $   621,000     $  447,000
        Profit sharing plan expenses in Mexico.............      222,000        419,000
        Amortization of goodwill...........................      818,000        677,000
        Write-downs and other costs for domestic
          nutritionals group(1)............................   10,878,000             --
        (Gain) loss on sale of fixed assets................     (356,000)       151,000
        Write-off of prepaid royalties of discontinued
          products.........................................    1,503,000             --
        Facility relocation expenses in Spain..............    2,198,000             --
        Other, net.........................................      873,000        388,000
                                                             -----------     ----------
          Other expense, net...............................  $16,757,000     $2,082,000
                                                             ===========     ==========

- ---------------

(1) During 1992, SPI reassessed its domestic nutritional business, which had a sales decline of 78% from 1988 to 1991. As a result, SPI wrote off $10,878,000 of assets, principally goodwill and intangibles.

     Provision for Income Taxes. SPI's effective tax rates were 17% and 21% for 1992 and 1991, respectively. SPI's effective tax rates for 1992 and 1991 were significantly less than the U.S. statutory rate due to an increase in SPI's accumulated foreign earnings which were taxed at relatively low effective foreign rates.

LIQUIDITY AND CAPITAL RESOURCES

WORKING CAPITAL

     Balance sheet changes. During the first six months of 1994, working capital decreased by $23,108,000 to $104,151,000. The decrease is primarily due to SPI reclassifying its bond investments as long-term assets compared to its short-term classification at December 31, 1993. On January 1, 1994, SPI adopted SFAS No. 115 ("Accounting for Certain Investments in Debt and Equity Securities"). Based on the guidelines in this new pronouncement and the expected working capital requirements of SPI in 1994, SPI's bond investments have been categorized as investments that are "available for sale," and, correspondingly, are classified as long-term assets. Additionally, inventory decreased primarily at Galenika resulting from the sale of older inventory with high unit costs which is being replaced with inventory with lower unit costs.

     The decrease in working capital is partially offset by increases in cash and accounts receivable at Galenika due to the positive effects of the stabilization program and the absence of large and frequent devaluations. Prepaid expenses also increased primarily at Galenika due to commitments for purchases of raw materials from suppliers.

     Working capital increased $6,317,000 in 1993 compared to 1992. The increase was primarily due to the increase in inventory balances at Galenika resulting from the higher costs of obtaining raw materials from foreign suppliers, partially offset by lower levels of accounts receivable at Galenika caused by the effects of changes in the remeasurement rate and shorter collection periods on the receivables.

     Working capital decreased $2,425,000 in 1992 compared to 1991, principally due to reductions in receivables at Galenika caused by currency devaluations, sanctions and price controls, which were partially offset by the sale of SPI stock by Galenika.

     The increase in inflation levels in Yugoslavia has impacted the manner in which Galenika conducts its business. Galenika has shortened its accounts receivable terms and, in some cases, requires cash payment upon delivery of its products. Its dinar cash balances are kept at low levels through a combination of immediate purchases of inventory, hard currency and plant expansion. The decreases in receivables and dinar cash balances from the beginning of 1993 are a result of these actions to deal with inflation. During 1993, Galenika used approximately $2,670,000 of its dinar cash balances for facility improvements. Depending on available dinar cash balances, Galenika expects to continue to invest excess cash in facility improvements and modernization.

     During 1992, Galenika sold 1,200,000 shares of SPI stock for proceeds of $30,822,000. Those shares had been contributed to Galenika on May 1, 1991 as part of the original acquisition purchase price. Net of amounts attributable to minority interest, the sale of the stock increased paid-in capital and reduced treasury stock by $28,628,000.

     Capital expenditures totaled $8,431,000 in 1993, $11,610,000 in 1992 and $19,051,000 in 1991. The expenditures in 1993 primarily relate to plant expansion in Mexico and facility improvements in Yugoslavia. The expenditures in 1992 primarily relate to facility improvements of $2,556,000 at Galenika and plant expansion of $4,700,000 at SPI's Mexican subsidiaries. The expenditures in 1991 primarily related to the purchase and improvement of SPI's Spanish subsidiary's facility.

     Investment Policy. Effective December 1, 1986, ICN adopted an investment policy covering intercompany advances and interest rates, and the types of investments (such as acquisitions, marketable equity securities and high yield bonds) to be made by ICN and its subsidiaries. As a result of this policy, excess cash held by SPI would be transferred to ICN and, in turn, cash advances have been made by ICN to SPI to fund acquisitions and other transactions. ICN charges interest at the prime rate plus 1/2% and credits interest at the prime rate less 1/2% on the amounts invested or advanced. ICN has also agreed to reimburse SPI at higher market interest rates for lines of credit drawn in Mexico and Canada, for funds advances to ICN, and for an $11,000,000 loan from SPI's Spanish subsidiary. In October 1993, SPI issued 200,000 shares of its common stock as payment of debt on SPI's liability to ICN in the amount of $3,075,000. During the six months ended June 30, 1994, SPI reduced its liability to ICN by $13,088,000, net of dividends declared, resulting in a remaining payable to ICN (which is classified as short-term) of $5,225,000 at June 30, 1994.

     Investment in Russia. On October 21, 1992, SPI announced that it has concluded an agreement with the Leningrad Industrial Chemical and Pharmaceutical Association ("Oktyabr") to form a pharmaceutical joint venture in Russia, Oktyabr, in which SPI has a 75% interest. See "Investment
Considerations -- Acquisition Plans"; and "Business -- Acquisition Strategy."

     Effects of Possible Increased Demand for Virazole.(R) On June 1, 1994, Viratek submitted a NDA to the FDA for the approval of Virazole(R) for the treatment of chronic hepatitis C. If approved, SPI expects a significant increase in sales of Virazole(R) which will require SPI to expend funds to produce and market Virazole(R). SPI intends to finance these efforts internally, and through joint venture agreements with third party manufacturers.

GALENIKA'S OPERATIONS

  SANCTIONS

     Virtually all of Galenika's business is conducted in Yugoslavia. On May 30, 1992, the United Nations adopted a resolution that imposed economic sanctions on Yugoslavia and on April 17, 1993, the United Nations adopted a resolution that imposed additional economic sanctions on Yugoslavia. On April 26, 1993, a United States executive order was issued which implemented the additional sanctions pursuant to the United Nations resolution. The sanctions specifically exempt certain medical supplies for humanitarian purposes, a portion of which are distributed by Galenika.

     Galenika continues to apply for, and has received, import licenses under the sanctions. Compliance with the sanctions will continue to impose administrative burdens that will slow the shipments of licensed raw materials to Yugoslavia. Shipments of imported raw materials declined in 1993 to 38% of prior year levels. The sanctions have also contributed to an overall deteriorating business environment in Yugoslavia in which Galenika must operate.

     The sanctions also provide for the freezing of bank accounts of Yugoslavian commercial and industrial entities. The implementation of sanctions restricts Galenika's use of its cash holdings that are maintained with a financial institution outside Yugoslavia. These funds have been, and management believes will continue to be, available for drawdowns on lines of credit for payment for shipments of certain products and materials which are specifically licensed under the sanctions. As a result of continuing political and economic instability within Yugoslavia, including the long-term impact of the sanctions, wage and price controls and devaluations, there may be further limits on the availability of hard and local currency and, consequently, an adverse impact on the future operating results of Galenika and SPI.

     At December 31, 1992, Galenika had cash and cash equivalents of $44,700,000, of which $15,200,000 was restricted as to use and invested with a major financial institution outside Yugoslavia. These funds have been used for letters of guarantee on Galenika's raw material purchases and to collateralize the payment of dividends. During the first quarter of 1993, $731,000 was withdrawn under the letters of guarantee. Before the implementation of additional sanctions in April 1993, approximately $9,885,000 was withdrawn under the letters of guarantee. In October 1993, Galenika acquired marketable debt securities with these funds in order to maximize the interest earned. All of these marketable securities are maintained at the same financial institution. As of December 31, 1993, Galenika had $834,000 in hard currency deposits and $32,587,000 in marketable debt securities at this institution. As of June 30, 1994, Galenika had $9,273,000 in hard currency deposits and $29,826,000 in marketable debt securities at this institution. A portion of these securities are being used to collateralize a $10,000,000 note payable to the financial institution.

  HYPERINFLATION AND PRICE CONTROLS

     Since price controls were imposed in July 1992 by the government of Yugoslavia, Galenika has been unable to increase selling prices in an unrestricted manner in anticipation of inflation. Rather, price increases must be approved by the government prior to implementation. The imposition of price controls along with the effect of sanctions and recurring currency devaluations resulted in reduced sales levels since the middle of 1992. Reduced sales levels are expected to continue as long as sanctions are in place. As a result of decreased sales levels, management expects that profit margins will decrease and overall operating expenses as a percentage of sales will increase.

     As a result of the hyperinflation in Yugoslavia, the Yugoslavian government devalued the dinar on several occasions during 1993 and, on October 1, 1993, changed the denomination of the currency. The effect of the devaluations, adjusted for the change in currency denominations, was to increase the exchange rate from significantly less than one dinar per $1 U.S. at the beginning of 1993 to over one trillion dinars per $1 U.S. at the end of 1993. In anticipation of devaluations in 1993, SPI implemented a plan, described below, to minimize its monetary exposure. In 1993, annual inflation was over one billion percent. As a result of the devaluations and subsequent exchange losses from obtaining hard currencies, Galenika experienced net translation losses of $173,000. While SPI cannot predict with any certainty the actual remeasurement and exchange gains or losses that may occur in 1994, such amounts may be substantial. At December 31, 1993, and June 30, 1994, Galenika had a net monetary liability position of $2,093,000 and a net monetary asset position of $14,000,000, respectively. The change in Galenika's net monetary position from the liability position at December 31, 1993, to a net asset position at June 30, 1994, is a result of the Yugoslavian stabilization program that was initiated in January of 1994 (which is described below) along with absence of large and frequent devaluations since the stabilization program began. The increase in the accounts receivable and cash balances from the beginning of 1994 reflect an increase in Galenika's net monetary asset position. Galenika's net monetary asset exposure would be subject to foreign exchange loss if a devaluation of the dinar were to occur.

     SPI is taking actions to generate the dinar cash needed to acquire hard currency to reduce its monetary exposure. Galenika has access to short-term borrowings at interest rates below the level of inflation. Galenika plans to maximize its borrowings under these arrangements and use the proceeds to acquire hard currency for the purchase of inventory or the payment of hard currency debt. This strategy is intended to provide hard currency, accelerate the purchase of inventory to minimize the effects of inflation and reduce future translation losses. This strategy is also intended to increase Galenika's monetary liabilities and lower its risk of loss from devaluations. However, this strategy has resulted in increased interest expense in 1993 and may result in high levels of interest expense in 1994.

     In conjunction with a currency devaluation on July 23, 1993, the Yugoslavian government announced that businesses in Yugoslavia can no longer buy and sell hard currency in privately negotiated transactions. All purchases of hard currency must be made through the National Bank of Yugoslavia based on government-approved allocations. This action could possibly limit the availability of hard currency in the future for Galenika. However, if the government is controlling access to hard currency, SPI's operations in Yugoslavia may benefit through increased allocations of hard currency in view of the strategic nature of pharmaceutical drugs in Yugoslavia. For 1993, Galenika received $12,744,000 in hard currency allocations as compared to $30,200,000 in 1992.

     On January 24, 1994, the Yugoslavian government enacted a "Stabilization Program" designed to strengthen its currency. Under this program the official exchange rate of the dinar is fixed at a ratio of one dinar to one Deutsche mark. The Yugoslavian government guarantees the conversion of dinars to Deutsche marks by exercising restraint in the amount of dinars that it prints, thereby restricting cash in circulation to correspond to hard currency reserves in Yugoslavia. Since the inception of this program, the exchange rate of dinars to Deutsche marks has remained stable. The trading of dinars at other than official rates has been virtually eliminated and inflation and interest rates have declined from over one billion percent a year to an estimated annualized rate of approximately 14 percent from January 24, 1994 through June 30, 1994, based on information available to SPI. SPI believes that the period of time that the stabilization program has been operating successfully is significant given that past attempts at monetary control by the Yugoslavian government have generally been short-lived. In the near term, the effects of the stabilization program could be reversed, and a return to prior levels of hyperinflation could occur. The success of this stabilization program is dependent upon improvement in the Yugoslavian economy, which is in part dependent upon the lifting of United Nations sanctions.

     As required by generally accepted accounting principles, SPI translates Galenika financial results at the dividend payment rate established by the National Bank of Yugoslavia. To the extent that changes in this rate lag behind the level of inflation, sales and expenses will, at times, tend to be inflated. Future sales and expenses can substantially increase if the timing of future devaluations falls significantly behind the level of inflation. Since the impact of sanctions, price controls and devaluations on future sales and net income cannot be determined with certainty, they may, in the present political and economic environment, result in an adverse impact.

     The current political and economic conditions in Yugoslavia could continue to deteriorate to the point that SPI's investment in Galenika would be threatened. Worsening political and economic conditions could also result in a situation where the Company may be unable to exercise control over Galenika's operations or be prohibited by Yugoslavian law from receiving dividends from Galenika. Under these conditions, SPI would be required to deconsolidate Galenika for financial reporting purposes and account for its investment using the cost method of accounting. The investment in Galenika would be carried at the lower of cost or realizable value and this could result in a substantial writedown of the carrying value of the assets of Galenika.

     For additional information regarding the impact of Galenika on SPI's results of operations and financial condition, see Note 12 of Notes to Consolidated Financial Statements of SPI.

INFLATION, CURRENCY FLUCTUATIONS AND CHANGING PRICES

     SPI is subject to certain risks as a result of currency fluctuations in the countries in which SPI operates. The foreign subsidiaries of SPI maintain U.S. dollar denominated intercompany balances that represent unhedged monetary assets and liabilities. At December 31, 1993, SPI's Mexican subsidiary had a net intercompany liability of $1,007,000. SPI's Spanish and Canadian subsidiaries have net intercompany receivables of $17,680,000 and $2,237,000, respectively, at December 31, 1993.

     The effects of inflation are experienced by SPI through increases in the costs of labor, service and raw materials. In general, other than in Yugoslavia, these costs have been offset and/or anticipated by periodic increases in the prices of its products sold. This policy applies to all geographical areas in which SPI is operating.

QUARTERLY FINANCIAL DATA OF SPI (UNAUDITED):

     Following is a summary of quarterly financial data for the years ended December 31, 1992 and 1993 and the first six months of 1994 (in thousands, except per share amounts):

                                                      FIRST      SECOND     THIRD     FOURTH
                                                     QUARTER    QUARTER    QUARTER   QUARTER
                                                     --------   --------   -------   --------
    1992
    Net Sales......................................  $121,106   $150,911   $94,621   $109,480
    Gross profit...................................    64,298     84,165    56,051     62,859
    Net Income.....................................     7,691      8,132     9,733      8,947
                                                     ========   ========   =======   ========
    Net Income per share(1)........................  $    .40   $    .42   $   .48   $    .44
                                                     ========   ========   =======   ========
    1993
    Net sales(2)...................................  $119,636   $ 66,422   $70,214   $147,685
    Gross Profit...................................    58,946     31,159    41,322     60,607
    Net Income.....................................     5,736      1,091     6,918      7,765
                                                     ========   ========   =======   ========
    Net income per share(1)........................  $    .29   $    .05   $   .34   $    .39
                                                     ========   ========   =======   ========
    1994
    Net sales......................................  $ 72,167   $ 78,927
    Gross Profit...................................    39,552     33,759
    Net Income.....................................     8,364      5,245
                                                     ========   ========
    Net Income per share(1)........................  $    .40   $    .25
                                                     ========   ========

- ---------------

(1) Net income per share has been restated to reflect a fourth quarter 1992 stock dividend of 2%, 1993 quarterly stock dividends which totaled 6%, a first quarter 1994 dividend of 1.4% and a second quarter 1994 dividend of 1.3%.

(2) The decrease in sales from the first quarter of 1993 to the second quarter of 1993 and the increase in sales from the third quarter 1993 to the fourth quarter 1993 are primarily due to changes in sales levels at Galenika resulting from the timing of devaluations and price increases and the level of inflation during these quarters. The changes in sales levels for these quarters do not represent significant decreases or increases in unit sales from quarter to quarter.

                                      ICN

RESULTS OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 1994 COMPARED TO SIX MONTHS ENDED JUNE 30, 1993


     Introduction. ICN reported net losses of $11,377,000 and $1,903,000 for the six months ended June 30, 1994 and 1993, respectively. The net loss for the six months ended June 30, 1994 included a non-cash, foreign exchange translation loss of $3,380,000 compared to translation gains of $1,774,000 for the same period in 1993. Additionally, included in 1993, was a gain on sale of SPI common stock of $3,732,000, which did not recur in 1994.


     Net Sales. Net sales for Biomedicals were $30,658,000 for the six months ended June 30, 1994 compared to $31,224,000 for the same period in 1993. Sales declined 2% in the first half of 1994 compared to the first half of 1993.

     Net Royalties. Net royalties from the sale of Virazole(R) by SPI were $3,570,000 for the six months ended June 30, 1994 compared to $1,984,000 for the same period in 1993. The increase was primarily due to increased sales in the United States, resulting from a combination of price increases and increased unit sales of Virazole(R).

     Cost of Sales. Product cost for Biomedicals as a percentage of sales decreased to 44% from 46% for the six months ended June 30, 1994 and 1993. Biomedicals continues to focus on the elimination of low margin products and on improving purchasing and manufacturing processes.

     Gross Profit. Gross profit as a percentage of sales for Biomedicals was 56% for the six months ended June 30, 1994 compared to 54% for the same period in 1993. The discontinuance of low margin products and the introduction of new products with higher margins have contributed to the improvement in gross profit margins.

     Equity Earnings in SPI. Equity earnings in SPI increased to $6,683,000 for the six months ended June 30, 1994 compared to $4,193,000 for the same period in 1993. The increase in net income at SPI resulting in increased equity earnings by ICN is primarily due to increased sales of Virazole(R) in the United States and higher income at Galenika primarily realized through decreases in selling, general and administrative expenses.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses for the Biomedicals group were $13,750,000, or 45% of net sales, for the six months ended June 30, 1994 compared to $13,277,000, or 43% of net sales, for the same period in 1993. The increase in expenses in 1994 primarily reflects the impact of catalogue amortization costs, partially offset by certain reserve reevaluations. Management is continuing its efforts to reduce selling, general administrative expenses (both in dollar value and as a percentage of sales through consolidation of operations) and cost controls. Selling, general and administrative expenses for the pharmaceutical group and corporate for the six months ended June 30, 1994 increased $1,879,000 over the same period in 1993. The increase was primarily due to an increase in legal fees associated with the defense of a class action lawsuit, proxy fight expenses and higher central services expenses.

     Research and Development Costs. Research and development costs increased $1,435,000 for the six months ended June 30, 1994 compared to the same period in 1993. The increase related to the higher costs incurred by Viratek for the chronic hepatitis C clinical trials and submission of the NDA in 1994, and the additional research and development activities which involve a new pharmaceutical discovery program aimed at developing therapeutic drugs to inhibit disease-causing genes. See "-- Viratek -- Results of Operations -- Six Months Ended June 30, 1994 Compared to Six Months Ended June 30, 1993."

     Translation and Exchange (Gains) Losses, Net. Translation and exchange (gains) losses, net, were $3,380,000 for the six months ended June 30, 1994 compared to $(1,774,000) for the same period in 1993. The translation loss recognized for the six months ended June 30, 1994 resulted primarily from the conversion of ICN's Swiss Franc and Dutch Guilder denominated debts to a weakening U.S. dollar equivalent.

     Interest Expense, Net. Interest expense, net, was $8,734,000 for the six months ended June 30, 1994 compared to $9,418,000 for the same period in 1993. The decrease resulted primarily from the reduction in outstanding long-term debt of ICN.

     Extraordinary Income. During the second quarter of 1993, Biomedicals' Italian operation negotiated settlements with certain of its suppliers and banks, resulting in extraordinary income of $627,000, or $.03 per share.

     Other, Net.  A summary of other (income) and expense is as follows:

                                                                 SIX MONTHS ENDED
                                                                     JUNE 30,
                                                           ----------------------------
                                                              1993              1994
                                                           -----------       ----------
        Realized (gains) losses on marketable
          securities.....................................  $  (139,000)      $   24,000
        Amortization of goodwill.........................    1,024,000        1,037,000
        Gain on lease terminations.......................     (938,000)              --
        Favorable settlements on accrued liabilities.....   (1,000,000)              --
        Other, net.......................................      732,000          (51,000)
                                                           -----------       ----------
                                                           $  (321,000)      $1,010,000
                                                           ===========       ==========

     Gain on Lease Terminations. During 1993, Biomedicals' Italian operation realized a gain on the favorable termination of certain leasing contracts.

     Favorable Settlements on Accrued Liabilities. During 1993, Biomedicals recognized a gain on the settlements of certain liabilities accrued during 1992 which were settled for less than the original estimate.

YEARS ENDED DECEMBER 31, 1991, 1992 AND 1993

  INTRODUCTION

     General. Effective December 31, 1992, ICN's ownership percentage of SPI fell below 50% resulting in the deconsolidation of SPI in ICN's consolidated financial statements effective as of December 31, 1992. The investment in SPI is currently accounted for using the equity method of accounting. The prior year's results of operations have not been restated. Unless otherwise indicated, all references in this discussion to 1992 and 1991 include the consolidated results of operations of SPI.

     ICN has reported net losses for 1993 and 1992 of $11,270,000 and $64,802,000, respectively, and net income for 1991 of $5,855,000. The loss in 1993 was lower than in 1992 primarily as a result of a restructuring charge taken in 1992. The net loss in 1992 compared to net income in 1991 was primarily due to restructuring charges of $63,032,000 in 1992 related to the write-off of intangibles associated with the acquisition of Flow Laboratories, Inc. and Flow Laboratories B.V. (together with their respective subsidiaries "Flow") and other acquisitions and other charges associated with the Biomedicals restructuring, including the increase in 1992 over 1991 of foreign translation losses of $17,131,000.

     Following are the 1993 results of operations and a pro forma ICN statement of operations for 1992 as if SPI had been accounted for using the equity method of accounting:

                                                              1992             1993
                                                          ------------     ------------
        Net sales.......................................  $ 78,328,000     $ 62,556,000
        Cost of sales...................................    44,851,000       27,631,000
                                                          ------------     ------------
        Gross profit....................................    33,477,000       34,925,000
        Selling, general and administrative expenses....    53,859,000       43,690,000
        Restructuring costs.............................    63,032,000               --
        Research and development costs..................     2,882,000        5,571,000
        Interest expense, net...........................    22,776,000       18,962,000
        Translation and exchange gains..................    (3,391,000)      (1,292,000)
        Equity earnings in SPI..........................   (20,773,000)     (11,646,000)
        Gains on sale of subsidiaries common stock......   (37,744,000)      (8,345,000)
        Write off of goodwill...........................    15,362,000               --
        Other expense, net..............................    13,552,000          879,000
                                                          ------------     ------------
        Loss before income taxes, minority interest and
          extraordinary income..........................   (76,078,000)     (12,894,000)
        Provision (benefit) for income taxes............       872,000         (474,000)
        Minority interest...............................   (12,148,000)        (523,000)
        Extraordinary income............................            --          627,000
                                                          ------------     ------------
        Net loss........................................  $(64,802,000)    $(11,270,000)
                                                          ============     ============

     The following discussion of the results of operations gives effect to the deconsolidation of SPI as if it had occurred at January 1, 1992.

     Equity Earnings in SPI. The equity earnings in SPI decreased to $11,646,000 in 1993 compared to $20,773,000 in 1992. This reduction was due to a reduction in SPI's net income in 1993 compared to 1992 of $12,993,000 coupled with a reduction in ICN's ownership interest in SPI, from 48% at December 31, 1992 to 39% at December 31, 1993. The reduction in the net income of SPI in 1993 was primarily due to lower income at Galenika. The income before provision for income taxes and minority interest of Galenika was $310,000 in 1993 compared to $38,518,000 in 1992. The United Nations sanctions on Yugoslavia and price controls imposed by the Yugoslavian government have impacted the sales at Galenika, both in terms of a decrease in unit sales and a change in product mix. Additionally, sales have been adversely impacted by inflation and by larger and more frequent devaluations in 1993 compared to the prior year. The raw materials that Galenika imports are primarily used in the production of drugs. Due to shortages of these materials, Galenika has shifted its production and sales efforts to its veterinary and OTC product lines. For the year ended December 31, 1993, sales of drugs represented 73% of Galenika total sales compared to 81% in the prior year. Additionally, cost of sales and other expenses at Galenika have increased as a percentage of sales due to the impact of price controls in Yugoslavia, higher labor costs and hyperinflation. Consolidated net sales for 1992 rose to $476,118,000, an increase of $111,760,000, or 31%, over 1991. The majority of this increase, $101,121,000, was due to a full year of operations for Galenika compared to only eight months of operations in 1991. During 1991 and the first half of 1992, Galenika was able to increase its prices in anticipation of inflation and currency devaluations, resulting in higher sales levels when compared to the levels of inflation in Yugoslavia. Thus, during this period, Galenika sales on a dollar basis were not significantly impacted. However, beginning in the second half of 1992, sales at Galenika were depressed due to the effects of sanctions and price controls in Yugoslavia. See Note 17 of Notes to Consolidated Financial Statements of ICN. During 1992, most of SPI's subsidiaries recorded improved sales over the prior year. Sales in Mexico increased $6,963,000, or 17%, compared to 1991, primarily resulting from improved sales of its injectable vitamin, Bedoyecta-Tri(R), and other key products. Sales in Spain increased $3,526,000, or 16%, compared to 1991, due primarily to the introduction of new product lines. Gross profit as a percentage of SPI net sales increased to 56% in 1992 from 52% in 1991. While SPI experienced gross profit increases in all of its major subsidiaries, the largest increase was recorded at Galenika whose gross profit increased to 53% in 1992 from 47% in 1991. The 1991 Galenika gross profit was adversely impacted by the increase in cost of sales resulting from a purchase accounting adjustment to inventory. Without this item, Galenika's gross profit percentage remained constant in 1992 and 1991 at 53%. Excluding the results of Galenika, the gross profit increased to 62% in 1992 from 60% in 1991 due primarily from improved product mix resulting from increased Virazole(R) sales.

     Net Royalties. Net royalties from the sales of Virazole(R) by SPI were $5,903,000 for the year 1993 compared to $5,448,000 for the year 1992. The increase in royalty income was due to increased sales in Mexico resulting from the introduction of ribavirin cream used for the treatment of herpes and increased worldwide sales due to additional marketing efforts by SPI in 1993, which included offering volume discounts.

BIOMEDICALS

     At the time of the 1989 acquisition of Flow, Biomedicals believed that the distribution outlets acquired would substantially increase Biomedicals' ability to compete in international markets where it had no significant direct representation. Following the acquisition, Biomedicals attempted to centralize the European marketing and distribution, discontinue certain low margin product lines and shut down excess manufacturing and distribution facilities. These efforts continued in 1992, at which time Biomedicals completed a major restructuring plan. See Restructuring Costs and Special Charges, below.

     During the latter part of 1992 and throughout 1993, Biomedicals realigned its European operations including the distribution network and manufacturing, resulting in reductions in selling, general and administrative costs. Integration of Biomedicals' higher margin "core" product lines and elimination of lower gross margin products have contributed to the increase in the overall gross profit margins; however, such actions have not fully mitigated the continuing decline in European sales. As a result, 1993 income (loss) before the provision for income taxes and extraordinary item attributable to the European operations was $(2,831,000) as compared to $(35,582,000). Biomedicals' North American sales have remained stable.

     The Company is actively working on the introduction of new products for its Biomedicals division, primarily related to its diagnostic product line and will be introducing its Dosimetry product line in Europe and Canada. Although the introduction of these product lines was originally scheduled for Europe in 1993, longer than anticipated timeframes for product development delayed such introduction to 1994. Absent improvements in the 1994 European operating results, this division will need to reassess its business strategy and prospects for its European business.

     Net Sales. Net sales were $59,076,000, $75,648,000, and $96,507,000 in
1993, 1992 and 1991, respectively. Net sales were 22% lower in 1993 than in 1992 and 22% lower in 1992 than in 1991. The continuing decline in sales can be attributed primarily to Biomedicals' European operations. This declining trend is due to a variety of factors including the transition from a marketing effort focused on an agency/distributor network to one based upon catalogue distribution, discontinuance of low gross profit margin product lines, competitive pressures, delays in getting new products to markets due to longer than anticipated timeframes for product development and a continuing weakness in government funding for capital equipment purchases.

     Cost of Sales. Product cost as a percentage of sales decreased to 47% in 1993 from 59% in 1992 and 54% in 1991. The decrease in product costs in 1993 reflects actions taken by Biomedicals to reduce costs beginning in the latter part of 1992, as discussed further in Restructuring Costs and Special Charges, below. Additionally during 1993, high cost products with lower margins were eliminated, certain production facilities were consolidated or sold, other excess manufacturing facilities were closed down and Biomedicals continued to focus on improving purchasing and manufacturing processes. The increase in product costs in 1992 as compared to 1991 is the result of a writedown of slow moving inventory due to lower than anticipated sales volume. In addition, during 1992 the Biomedicals' production facilities and warehousing costs were spread over a reduced sales volume thereby increasing cost of sales as a percentage of sales.

     Gross Profit. Gross profit as a percentage of sales was 53%, 41% and 46% in 1993, 1992 and 1991, respectively. Actions taken by Biomedicals in 1992, as described above, resulted in an increase in gross profit as a percentage of sales during 1993. The impact of declining sales increasing product costs, and a writedown of slow moving inventory, as described above, reduced gross profit in 1992 as compared to 1991.

     Restructuring Costs and Special Charges. During 1991, Biomedicals initiated a restructuring program designed to reduce costs and improve operating efficiencies. Accordingly, restructuring costs of $6,087,000 were recorded in 1991. The program included, among other items, the consolidation, relocation and closure of certain manufacturing and distribution facilities, primarily in Milan, Italy and Costa Mesa, California. Those measures, including a 15% reduction in work force, were initiated in 1991 and continued through 1992.

     Biomedicals' sales continued to decline during the first three quarters of 1992 over the same periods in 1991 despite the restructuring program initiated in 1991. The significant decreases were primarily due to operations in Italy and other European subsidiaries acquired as part of the Flow acquisition. A further decline in sales of 19.3%, or $4,009,000, occurred in the fourth quarter of 1992 compared to the fourth quarter of 1991.

     In prior years and the first three quarters of 1992, recoverability of goodwill associated with the Flow acquisition was focused, to a major extent, on the European operations, as Biomedicals had only a limited presence in Europe prior to the Flow acquisition. Biomedicals considered the expected operating income of the European operations in evaluating the recoverability of the Flow goodwill.

     During the fourth quarter of 1992, as a result of the continuing decline in sales and other factors, Biomedicals reassessed its business plan and prospects for 1993 and beyond which included, among other things, the decision to sell the last remaining major European manufacturing facility and to restructure the previously acquired distribution network and European operations in line with the revised sales estimates. Consequently, based upon the continuing decline in European revenue and profitability relating to Flow, Flow facility closures and an ineffective distribution network, Biomedicals' management concluded that there was no current or expected future benefit associated from the Flow acquisition. Accordingly, Biomedicals wrote off goodwill and other intangibles, primarily from the Flow acquisition, in the amount of $37,714,000.

     In addition, Biomedicals determined that future benefit could be realized if the distribution activities in Irvine, Scotland, Brussels, Belgium, Cleveland, Ohio, and Horsham, Pennsylvania were consolidated with other distribution centers in Europe and the United States, as these operations did not support the costs of maintaining separate facilities. Estimated costs associated with this consolidation effort were included in lease termination costs of $1,434,000, employee termination costs of $1,961,000, facility shut down costs of $357,000 and writedowns to net realizable value totalling $1,106,000 of facilities held for disposition.

     The Irvine, Scotland, facility was vacated in March 1993 and subsequently sold for a gain of $278,000. During the first quarter of 1993 the Horsham, Pennsylvania, and Cleveland, Ohio, facilities moved to Aurora, Ohio.

     Additionally, Biomedicals reviewed the ability of the Flow product lines to be effectively integrated into Biomedicals' "core" product lines and vice versa. As a result, it was concluded that Flow's distribution network, product lines and business operations were not effectively integrated into Biomedicals' global strategy. Low margin product lines such as cell biology and instruments had become technologically obsolete given the other competitive products on the market. As sales continued to decline, the amount of slow moving and potentially obsolete inventory increased. Accordingly in the fourth quarter in 1992, Biomedicals recorded a provision for abnormal writedowns of inventory to estimated realizable value of $9,924,000 and discontinued products of $3,377,000.

     In addition, Biomedicals determined that the unamortized costs of the catalogue marketing program would not be recovered within a reasonable period of time, therefore, costs totaling $6,659,000 were written off in the fourth quarter of 1992. Despite the general shortfall in catalogue related sales, the catalogue marketing approach has established Biomedicals' "core" products in the European and Asian-Pacific markets. During 1993, Biomedicals' strategy to redefine the form and use of the catalogue to specifically customer focused or "product-line" catalogues is believed to be more effective in light of current market conditions. Additionally, radiochemical and cell biology "mini" catalogues have been developed. During 1993 and 1994, the Biomedicals division of the Company used and will continue to use general catalogues and associated direct mail programs for sales activities in biochemical, enzyme immunobiological products and reagents for electrophoresis, but with more focus on product movement and customer needs. The diagnostic instrument and reagent lines will be promoted by media advertising and direct sales activities.

ICN

     Selling, General and Administrative Expenses. Selling, general and administrative expenses were $43,690,000 (70% of net sales), $224,235,000 (41% of net sales) and $152,947,000 (33% of net sales) for 1993, 1992 and 1991, respectively. Selling, general and administrative expenses (not including SPI) decreased from $53,859,000 in 1992 to $43,690,000 in 1993. The decrease reflects Biomedicals' efforts to reduce expenses through consolidation of operations and distribution centers and cost controls. This was partially offset by the increased legal costs in defense of the consolidated class action suit and costs associated with a proxy fight initiated in 1993. The increased expenses for 1992 (including SPI) compared to 1991 were primarily a result of provisions for doubtful accounts of $48,279,000 (described below) and termination of employees and early retirement costs at Galenika of $21,065,000. Excluding these provisions, selling, general and administrative costs in 1992 were 28% of net sales. This decrease is primarily due to the lower selling costs and wages at Galenika.

     In countries experiencing hyperinflation, such as Yugoslavia, a devaluation will result in a reduction of accounts receivable and a proportionate reduction in the accounts receivable allowance. The reduction of accounts receivable is recorded as a foreign currency translation loss and the reduction of the allowance is recorded as a translation gain. After a devaluation the level of accounts receivable will rise as a result of subsequent price increases. In conjunction with the rise in receivables, additions to the allowance for receivables will be made for existing doubtful accounts. This process will repeat itself for each devaluation that occurs during the year. The effect of this process results in a high level of bad debt expense that does not necessarily reflect credit risk or difficulties in collecting receivables. In 1992, general and administrative expenses increased significantly due primarily to provisions for doubtful accounts at Galenika of $48,279,000. The reduction of the accounts receivable allowance from devaluations resulted in a translation gain of $40,191,000 resulting in a net expense from bad debts and bad debt translation gain of $8,088,000.

     Research and Development Costs. Research and development costs were $5,571,000, $10,718,000 and $6,588,000 for 1993, 1992 and 1991, respectively.
Research and development costs increased from $2,882,000 (not including SPI) in 1992 to $5,571,000 in 1993. The increase relates to the higher costs incurred for the chronic hepatitis C clinical trials during 1993 and the additional research and development activities which involve a new pharmaceutical discovery program aimed at developing therapeutic drugs to inhibit disease-causing genes. Research and development costs rose in 1992 (including SPI) compared to 1991 due to expanded research at Galenika and, in 1992, the phase III clinical trials of Viratek relating to chronic hepatitis C.

     Write-off of Goodwill. During 1992, based upon the continuing evaluation of the carrying value of goodwill, ICN made the determination to write off pre November 1970 goodwill, relating primarily to Biomedicals, of $12,062,000. In addition, as a result of the continuing decline in sales at Biomedicals, ICN made the determination to write off $3,300,000 of goodwill relating to purchased subsidiaries.

     Gain on Sales of Subsidiaries Stock. During 1993, ICN sold 1,618,200 shares of SPI common stock and 272,500 shares of Viratek common stock for an aggregate sales price of $19,995,000 and $3,325,000, respectively, in open market and privately negotiated transactions which resulted in a gain of $8,345,000. During 1992, ICN sold 1,890,000 shares of SPI common stock and 348,000 shares of Viratek common stock for an aggregate sales price of $44,608,000 and $5,243,000, respectively, in open market and privately negotiated transactions which resulted in a gain of $37,744,000. During 1991, ICN sold 2,978,250 shares of SPI common stock and 200,000 shares of Viratek common stock for an aggregate sales price of $50,863,000 and $2,790,000, respectively, in open market and privately negotiated transactions which resulted in a gain of $29,797,000.

     Translation and Exchange (Gains) Losses, Net. Translation (gains) losses, net, were $(1,292,000), $21,648,000 and $4,517,000 in 1993, 1992 and 1991,
respectively. Translation and exchange gains were $1,292,000 in 1993 compared to $3,391,000 (without SPI) in 1992. The decrease is due primarily from ICN's conversion of Swiss Franc, Dutch Guilder and ECU debt. During 1992, translation and exchange losses, net

(including SPI) increased $17,131,000 over 1991 due to Galenika operating in a highly inflationary economy, coupled with reductions in the level of hard currency as a result of sanctions and political and economic unrest.

     Interest income and expense.

                                                     1991          1992          1993
                                                  -----------   -----------   -----------
        Interest income.........................  $(1,550,000)  $(6,844,000)  $  (627,000)
        Interest expense........................   35,871,000    32,407,000    19,589,000
                                                  -----------   -----------   -----------
        Interest expense, net...................  $34,321,000   $25,563,000   $18,962,000
                                                  ===========   ===========   ===========

     Interest expense decreased from $23,406,000 (not including SPI) in 1992 to $19,589,000 in 1993. The decrease resulted from a reduced level of outstanding debt. Interest expense, remained fairly constant between 1992 and 1991 (including SPI) as a result of a decrease in debt at ICN and Biomedicals offset by an increase in debt at SPI. Interest income (not including SPI) in 1992 was $630,000 which was consistent with 1993. Interest income increased in 1992 from 1991 (including SPI) due primarily to Galenika's cash on deposit outside of Yugoslavia.

     Extraordinary Income. During the second quarter of 1993, Biomedicals' Italian operation negotiated settlements with certain of its suppliers and banks resulting in extraordinary income of $627,000 or $.03 per share.

     Other, net. A summary of other (income) and expense is as follows (1991 and 1992 include SPI):

                                                     1991          1992          1993
                                                  -----------   -----------   -----------
        Realized (gains) losses from sale of
          marketable securities, net............  $   354,000   $  (228,000)  $  (139,000)
        Amortization of goodwill................    3,944,000     4,216,000     2,102,000
        Litigation settlements..................    7,143,000     1,247,000            --
        Write-down of assets and intangibles....           --     2,000,000            --
        Write-off of prepaid royalties..........    1,503,000            --            --
        Write-downs and other costs for domestic
          nutrition group.......................   10,878,000            --            --
        Facility relocation expenses in Spain...    2,198,000            --            --
        Gain on lease termination...............           --            --      (938,000)
        Favorable settlement of a foreign
          non-income tax related tax dispute and
          accrued liabilities...................           --            --    (1,680,000)
        License fees............................           --     2,187,000            --
        Lease vacancy costs.....................           --            --     1,436,000
        Other, net..............................    3,459,000     5,765,000       298,000
                                                  -----------   -----------   -----------
        Other expense, net......................  $29,479,000   $15,187,000   $ 1,079,000
                                                  ===========   ===========   ===========

     Litigation. Litigation settlement costs were $1,247,000 in 1992 and $7,143,000 in 1991. The 1992 costs relate to an arbitration award to the Baylor College of Medicine of $466,000 and additional costs of another arbitration award. The 1991 charge is attributed to an arbitration award against ICN of $7,143,000.

     Write-Down of Assets. ICN consolidated certain of its operations which resulted in ICN having several idle facilities which ICN intends to sell. The facilities have been written down to their estimated net realizable value which resulted in a charge to operations of $1,000,000 in 1992. In addition, in 1992 due to declining sales relating to Brown Pharmaceutical products, ICN wrote off $1,000,000 relating to the Brown trademark.

     Write-downs and Other Costs for Domestic Nutritional Group. During 1991, SPI continued to reassess its domestic nutritional business, which had a sales decline of 78% from 1988 to 1991. As a result, SPI wrote off $10,878,000 of assets, principally goodwill and intangibles.

     Gain on Lease Termination. During 1993, Biomedicals' Italian operation realized a gain of $938,000 on the favorable termination of certain leasing contracts.

     Favorable Settlement of a Foreign Non-Income Tax Related Tax Dispute and Accrued Liabilities. During 1993, Biomedicals recognized a gain of $430,000 representing a favorable settlement of a foreign non-income tax related tax dispute and a gain of $1,250,000 relating to certain liabilities accrued during 1992 which were settled for less than the original estimate.

     Lease Vacancy Costs. During 1993, Biomedicals vacated its High Wycombe facility in England and moved to a facility more suitable to Biomedicals' operating needs in Thames, England. Biomedicals pursued various subleasing agreements, none of which were completed as of December 31, 1993. Consequently, Biomedicals accrued approximately $1,200,000 which represents management's best estimate of the net present value of future leasing costs to be incurred for High Wycombe. During 1993, Biomedicals expensed an additional $236,000 of leasing costs related to High Wycombe.

     Other, Net. Other, net, for 1992, includes nonrecurring costs related to Biomedicals' foreign non-income related taxes of $1,171,000, an equity investment write-off of Biomedicals of $1,031,000 and accrued expenses for cleanup costs for certain property held for sale of $1,000,000.

WORKING CAPITAL, LIQUIDITY AND CAPITAL RESOURCES

     Cash and Marketable Securities. At June 30, 1994 and December 31, 1993, ICN had cash, cash equivalents and restricted cash of $14,526,000 and $24,170,000, respectively. Included in cash at June 30, 1994 was $11,564,000 which is to be used exclusively by Viratek for research and development and general working capital requirements. These restrictions will not apply after the consummation of the Merger. At June 30, 1994, ICN had $5,010,000 of margin borrowings collateralized by stock of ICN's subsidiaries owned by ICN. The margin borrowings had an average interest rate of 8.3% as of June 30, 1994 and are payable on demand.These borrowings are included in "Use of Proceeds" under miscellaneous indebtedness to be repaid out of the net proceeds of the Offering. Subsequent to June 30, 1994, ICN entered into an additional margin borrowing collateralized by common stock of SPI owned by ICN with a foreign bank in the principal amount of $5,067,500, which loan matures on March 12, 1995. See "Use of Proceeds." During the six months ended June 30, 1994, ICN received cash payments from SPI totalling $16,419,000 for repayment of advances. During the six months ended June 30, 1994, ICN's primary uses of cash were the reduction of long-term debt, interest expense and Viratek's research and development costs.

     At December 31, 1993 and 1992, ICN had cash, including restricted cash and certificates of deposit, and marketable securities of $24,170,000 and $2,622,000, respectively, included in current assets. Included in cash at December 31, 1993 is $17,698,000 which is to be used exclusively by Viratek for research and development and its general working capital requirements. In addition, included in non-current assets at December 31, 1993 and 1992 are investments in non-current marketable securities of $201,000 and $198,000, respectively. At December 31, 1993, ICN had $5,823,000 of margin borrowings collateralized by stock of the ICN's subsidiaries owned by ICN.

     On September 12, 1994, ICN sold 50,000 shares of common stock of SPI held by ICN in a private placement transaction for gross proceeds of $1,231,250, of which approximately $600,000 will be used by SPI to purchase an interest in Oktyabr, the Company's recently privatized joint venture partner in Russia. See "Business -- Acquisition Strategy." During 1993, ICN sold 1,618,200 shares of SPI common stock for an aggregate sales price of $19,995,000. During 1992, ICN sold 690,400 shares of its SPI common stock and Galenika sold 1,200,000 shares of SPI common stock, received by Galenika in 1991, for an aggregate sales price of $44,608,000, resulting in a net gain to ICN of $32,952,000. During 1993 and 1992, ICN sold 272,500 and 348,000 shares of Viratek common stock for an aggregate sales price of $3,325,000 and $5,243,000, respectively, resulting in a gain of $2,647,000 and $4,792,000, respectively.

     In February 1993, Viratek successfully completed an offering in which it sold 1,375,000 units for net proceeds of $8,897,000. Each unit consisted of one share of common stock and one warrant to purchase one share of common stock at $10.075. In March 1993, the underwriters exercised their option to purchase the overallotment (206,250 units) in connection with the public offering for net proceeds of $1,368,000. Viratek has used a substantial portion of the net proceeds for research and development activities to fund phase III clinical trials and related project costs to evaluate Virazole(R) in the treatment of chronic hepatitis C and to continue development of certain other anti-cancer and immune-stimulatory compounds. The additional research and development involves a new pharmaceutical discovery program aimed at developing therapeutic drugs to inhibit disease-causing genes. This research activity is based on antisense technology and is focused on designing new pharmaceuticals to combat cancer, viral diseases and skin disorders. The warrants became separately transferable on July 29, 1993 and were exercisable until August 30, 1993 and redeemable by ICN on August 31, 1993 at $.05 per warrant, if not previously exercised. Of the total outstanding warrants, 1,366,642 were exercised resulting in net proceeds to ICN of $13,472,000. Of the total net proceeds of the offering of the units and the exercise of the warrants, $11,201,000 has been spent on research and development through June 30, 1994.

     During 1993 and 1992, ICN issued 3,000,000 and 4,198,000 shares of its common stock for net proceeds of $21,861,000 and $30,608,000, respectively.

     During 1993 and 1992, ICN received cash payments from SPI totalling $13,662,000 and $14,987,000, respectively, for repayment of advances.

     During 1993, ICN's primary uses of cash were for the reduction of long-term debt ($32,087,000), interest on its publicly traded debt ($15,628,000), legal and proxy fight expenses ($7,136,000), payments to Biomedicals ($6,783,000), representing Biomedicals' operating cash deficiency and Viratek's research and development costs discussed above.

     Capital Expenditures. Capital expenditures for property, plant and equipment totaled $2,548,000 in 1993, $12,554,000 (including SPI) in 1992 and $21,046,000 (including SPI) in 1991. The expenditures in 1992 primarily relate to facility improvements of $2,556,000 at Galenika and facility expansion of $4,700,000 at SPI's Mexican subsidiary. The expenditures in 1991 are primarily related to the purchase and improvement of SPI's facility in Spain. ICN does not expect significant capital expenditures through the end of 1994.

     Taxes. ICN has not been required to pay regular federal income taxes in recent years due to the availability of tax loss carryforwards. However, in 1992, ICN was required to pay alternative minimum tax ("AMT") due to limitations on the utilization of net operating loss carryforwards for AMT purposes. See
Note 8 to Consolidated Financial Statements of ICN. ICN files its federal tax return on a stand-alone basis. In prior years, ICN filed on a consolidated basis with its subsidiaries until the following dates:

                                                             1991              1992
                                                         -------------     -------------
        SPI............................................  Until 8-13-91                --
        Biomedicals....................................             --                --
        Viratek........................................    Entire Year      Until 2-1-92

     Product Liability Insurance. In December 1985, after reviewing costs, availability and related factors, management decided not to continue to maintain product liability insurance in the United States subsequent to that time. While ICN has never experienced a material adverse claim for personal injury resulting from allegedly defective products, a substantial claim, if successful, could have a material adverse effect on ICN's liquidity and financial performance.

INFLATION AND CHANGING PRICES

     Foreign operations are subject to certain risks inherent in conducting business abroad, including price and currency exchange controls, fluctuations in the relative values of currencies, political instability and other restrictive governmental actions. Changes in the relative value of currencies occur from time to time and may, in certain instances, materially affect ICN's results of operations.

FOREIGN CURRENCY TRANSLATION

     ICN's Consolidated Statements of Operations reflect translation (gains) losses of $(1,292,000), $21,648,000, and $4,517,000, in 1993, 1992 and 1991,
respectively, which are a result of ICN's foreign currency denominated borrowings and investments and relative changes in the value of the U.S. Dollar versus various European currencies. In addition to these currencies, 1992 and 1991 included the translation effects of the Yugoslavian Dinar.

QUARTERLY FINANCIAL DATA OF ICN (UNAUDITED)

     Following is a summary of quarterly financial data for the years ended December 31, 1992 and 1993 and the first six months of 1994 (in thousands, except per share amounts):

                                                     FIRST      SECOND     THIRD      FOURTH
                                                    QUARTER    QUARTER    QUARTER    QUARTER
                                                    --------   --------   --------   --------
    1992(1)
    Net sales.....................................  $142,328   $170,136   $113,003   $126,299
    Gross profit..................................    74,120     93,403     64,326     66,321
    Net income (loss)(2)..........................     6,590      3,206     (9,652)   (64,946)
                                                    ========   ========   ========   ========
    Per share information:
      Net income (loss)...........................  $    .46   $    .21   $   (.69)  $  (4.03)
                                                    ========   ========   ========   ========
    1993
    Net sales.....................................  $ 16,632   $ 15,723   $ 15,815   $ 14,386
    Gross profit..................................     9,256      8,766      9,307      7,596
    Income (loss) before extraordinary income.....     1,063     (3,593)    (2,343)    (7,024)
    Extraordinary income..........................        --        627         --         --
                                                    --------   --------   --------   --------
    Net income (loss).............................     1,063     (2,966)    (2,343)    (7,024)
                                                    ========   ========   ========   ========
    Per share information:
      Income (loss) before extraordinary income...       .06       (.18)      (.11)      (.34)
      Extraordinary income........................        --        .03         --         --
                                                    --------   --------   --------   --------
      Net income (loss)...........................  $    .06   $   (.15)  $   (.11)  $   (.34)
                                                    ========   ========   ========   ========
    1994
    Net sales.....................................  $ 17,202   $ 15,641
    Gross profit..................................    10,362      8,981
    Net loss......................................    (4,545)    (6,832)
                                                    ========   ========
    Per share information:
      Net loss....................................  $   (.22)  $   (.33)
                                                    ========   ========

- ---------------

(1) Consolidated results reflect the operations of SPI which was deconsolidated effective December 31, 1992. Subsequent to that date, ICN accounted for SPI on the equity method of accounting.

(2) Includes a pre-tax restructuring charge of $63,032,000 in the fourth quarter 1992.

                                    VIRATEK

RESULTS OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 1994 COMPARED TO SIX MONTHS ENDED JUNE 30, 1993

     Royalties. Effective December 1, 1990, SPI and Viratek entered into a royalty agreement. Under this agreement, SPI acts as Viratek's exclusive distributor of ribavirin, and pays Viratek a royalty of 20% on sales worldwide. During the six months ended June 30, 1994, the royalties earned from SPI were $3,570,000 compared to $1,984,000 for the same period in 1993. The increase in royalties was primarily due to increased Virazole(R) sales in the United States, resulting from a combination of price increases and increased unit sales of Virazole(R).

     General and Administrative Expenses. General and administrative expenses increased for the six months ended June 30, 1994 over the same period in 1993 by $972,000. The increases relate primarily to increased legal costs in defense of the class action lawsuit and the higher central services and rent allocation from affiliates in 1994, due to expanded research and development activities.

     Research and Development Costs. Research and development costs increased for the six months ended June 30, 1994 over the same period in 1993 by $1,419,000. During the second quarter 1994, Viratek completed a review of data from phase III multicenter trials and on June 1, 1994, Viratek submitted a New Drug Application ("NDA") to the U.S. Food and Drug Administration for Virazole(R) capsules for the treatment of chronic hepatitis C. The NDA includes five clinical studies of Virazole(R) capsules, three phase III and two phase II trials; two human pharmacokinetic studies and eleven new animal toxicity studies, in addition to other required data. The increases relate to the higher costs incurred for the chronic hepatitis C clinical trials and submission of the NDA during 1994 and the additional research and development activities which involve a new pharmaceutical discovery program aimed at developing therapeutic drugs to inhibit disease-causing genes.

     Interest Income, Net. Interest income, net, increased for the six months ended June 30, 1994 over the same period in 1993 by $453,000 as a result of the higher average outstanding receivable from ICN and the interest earned on the cash received from Viratek's public offering and warrants exercised.

YEARS ENDED DECEMBER 31, 1991, 1992 AND 1993

     Royalties. Royalties from SPI were $4,263,000, $5,448,000 and $5,903,000, for 1991, 1992 and 1993. Included in royalties for 1991, 1992 and 1993, are royalties earned on foreign sales by SPI totalling $1,189,000, $1,472,000 and $2,017,000, respectively.

     The increase in royalty income in 1993 compared to 1992 is due to increased sales in Mexico resulting from the introduction of ribavirin cream used for the treatment of herpes and additional marketing efforts by SPI in 1993, which included offering volume discounts. The increase in royalty income in 1992 compared to 1991, is due to increased sales of Virazole(R) in the United States.

     General and Administrative Expenses. General and administrative expenses increased in 1993 compared to 1992 by $1,200,000. The increase relates primarily to increased legal costs in defense of the consolidated class action suit.

     General and administrative expenses increased in 1992 compared to 1991 by $571,000. The increase results from an increased level of operations in 1992, increased legal fees associated with the consolidated class action suit and additional costs of stockholders' communications.

     Research and Development Costs. The research and development activities of Viratek were substantially reduced in 1990. As a result, there were no research and development expenses incurred in 1991. In 1992, Viratek made a decision to increase research and development activities which included developing pharmaceutical products derived from nucleic acids and the development of in vitro commercial diagnostic products. The 1993 research and development expenses include $4,201,000 for phase III clinical trials relating to chronic hepatitis C, $793,000 for other biomedical product development and $192,000 for new pharmaceu-tical discovery programs aimed at developing therapeutic drugs to inhibit disease-causing genes. The 1992 research and development expenses included $1,785,000 for phase III clinical trials relating to chronic hepatitis C and $514,000 for other product development resulting from the transfer of Biomedicals' research and development to Viratek.

     Interest Income, Net. Interest income increased in 1993 compared to 1992 by $663,000. The increase was the result of the higher average outstanding receivable from ICN and the interest earned on the cash received from Viratek's public offering and warrants exercised. Interest income, net, in 1992 and 1991 represents interest on amounts due from ICN.

     Other Income, Net. In 1991, other (income) expense included a $325,000 contribution to the University of California, San Diego, for the unrestricted support of Dr. Roland Robins' research at the U.C.S.D. School of Medicine and a $200,000 reversal of an accrual for certain patent and trademarks legal fees and governmental investigations. Dr. Robins was a director of Viratek.

     A summary of other (income) expense is as follows:

                                                    1991          1992          1993
                                                  ---------     ---------     ---------
        Contribution to the UC San Diego........  $ 325,000     $      --     $      --
        Equipment rental income.................   (120,000)     (240,000)     (240,000)
        Legal expense reversal..................   (200,000)           --            --
        Other...................................    (57,000)      (45,000)        8,000
                                                  ---------     ---------     ---------
                                                  $ (52,000)    $(285,000)    $(232,000)
                                                  =========     =========     =========

WORKING CAPITAL, LIQUIDITY AND CAPITAL RESOURCES

     The amount of funds available for research and development was dependent, to a large extent, on the amount of funds received from SPI in connection with the royalty agreements as well as funding from ICN. In addition to such funding, the level of research and development activities has been and will be dependent upon Viratek's ability to seek additional financing through the sale of its securities, licensing and joint venture agreements and other arrangements in order to complete the pursuit of governmental approval or to sustain business operations pending approval of Viratek's products for sale. Viratek intends to review the advantages of cooperative research and development arrangements with other parties and may elect to obtain partners for its products and product areas when it appears that product development, marketing or other operating advantages may result.

     In February 1993, Viratek successfully completed an offering in which it sold 1,375,000 units for net proceeds of $8,897,000. Each unit consisted of one share of common stock and one warrant to purchase one share of common stock at $10.075. In March 1993, the underwriters exercised their option to purchase the overallotment (206,250 units) in connection with the public offering for net proceeds of $1,368,000. Viratek has used a substantial portion of the net proceeds for research and development activities to fund phase III clinical trials and related project costs to evaluate Virazole(R) in the treatment of chronic hepatitis C and to continue development of certain other anti-cancer and immune-stimulatory compounds. The additional research and development involves a new pharmaceutical discovery program aimed at developing therapeutic drugs to inhibit disease-causing genes. This research activity is based on antisense technology and is focused on designing new pharmaceuticals to combat cancer, viral diseases and skin disorders. The warrants became separately transferable on July 29, 1993 and were exercisable until August 30, 1993 and redeemable by ICN on August 31, 1993 at $.05 per warrant, if not previously exercised. Of the total outstanding warrants, 1,366,642 were exercised resulting in net proceeds to ICN of $13,472,000. Of the total net proceeds of the offering of the units and the exercise of the warrants, $11,201,000 has been spent on research and development through June 30, 1994.

     Management believes that the proceeds from the offering, noted above, and revenues from operations will be sufficient to fund currently planned clinical trials and development projects relating to the evaluation of Virazole(R) in the treatment of chronic hepatitis C and normal working capital requirements through 1994.

     During 1991, 1992 and 1993, ICN advanced to Viratek $1,006,000, $580,000 and $254,000, respectively. As of December 31, 1993 and June 30, 1994, Viratek had a demand receivable from ICN of $15,528,000 and $19,911,000, respectively. Interest is credited on outstanding balances at prime (7 1/4% at June 30, 1994) plus 1/2%.

     Viratek's effective tax rate was 0%, 3% and (2)% for 1991, 1992, and 1993, respectively. The income tax benefit in 1993 of $14,000 is primarily attributable to the difference between the 1992 provision for income taxes accrued in the financial statements and the liability as finally determined upon filing of Viratek's 1992 tax return. Viratek's effective rate for 1992 and 1991 was significantly less than the U.S. statutory rate due to the utilization of net operating loss ("NOL") carryforwards. Viratek has net operating loss carryforwards of $47,500,000 which expire in varying amounts from 1995 through 2005. The NOL carryforwards include $10,900,000 of stock option deductions. For financial statement purposes, the tax benefit from the utilization of stock option deductions are credited to paid-in capital. Viratek has research and development tax credit carryovers of $800,000 which expire in varying amounts from 1996 to 2002.

     Capital expenditures totaled $889,000 and $207,000 for the six months ended June 30, 1994 and year ended December 31, 1993, respectively. There were no capital expenditures for property, plant and equipment in 1992 and 1991.

     During 1985, after reviewing costs, availability and related factors, management decided not to continue to maintain product liability insurance. While to date no material adverse claim for personal injury resulting from allegedly defective products, including Virazole(R), has been successfully maintained against Viratek, a substantial claim, if successful, could have a material adverse effect on Viratek. SPI has agreed to indemnify Viratek from product liability claims, including attorney's fees, arising from the manufacture and sale of ribavirin, pursuant to the license and royalty agreement dated December 1, 1990.

QUARTERLY FINANCIAL DATA OF VIRATEK (UNAUDITED):

     Following is a summary of quarterly financial data for the years ended December 31, 1992 and 1993 and for the first six months of 1994 (in thousands, except per share amounts):

1992                                    FIRST QUARTER     SECOND QUARTER     THIRD QUARTER     FOURTH QUARTER
- --------------------------------------  -------------     --------------     -------------     --------------
Revenues..............................     $ 1,993           $    265           $ 1,948            $1,242
Research and development expenses and
  other, net..........................         605                113             1,269             1,644
                                           -------           --------           -------            ------
Net income (loss).....................     $ 1,388           $    152           $   679            $ (402)
                                           =======           ========           =======            ======
Net income (loss) per share(1)........     $   .09           $    .01           $   .04            $ (.03)
                                           =======           ========           =======            ======
1993
- --------------------------------------
Revenues..............................     $ 1,444           $    540           $ 2,048            $1,871
Research and development expenses and
  other, net..........................       1,157              1,649             1,799             2,119
                                           -------           --------           -------            ------
Net income (loss).....................     $   287           $ (1,109)          $   249            $ (249)
                                           =======           ========           =======            ======
Net income (loss) per share(1)........     $   .02           $   (.07)          $   .01            $ (.01)
                                           =======           ========           =======            ======
1994
- --------------------------------------
Revenues..............................     $ 2,812           $    758
Research and development expenses and
  other, net..........................       1,660              2,079
                                           -------           --------
Net income (loss).....................     $   471           $ (1,802)
                                           =======           ========
Net income (loss) per share...........     $   .03           $   (.10)
                                           =======           ========

- ---------------

(1) Net income (loss) per share has been restated to reflect a fourth quarter 1993 stock distribution of 5%.

                                  BIOMEDICALS

RESULTS OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 1994 COMPARED TO SIX MONTHS ENDED JUNE 30, 1993

     Net Sales. Net sales were $30,658,000 for the six months ended June 30, 1994, compared to $31,224,000 for the same period in 1993. As compared to 1993, sales have declined 2% for the six months ended June 30, 1994.

     Cost of Sales. Product cost as a percentage of sales decreased to 44% from 46% for the six months ended June 30, 1994 and 1993, respectively. Biomedicals continues to focus on the elimination of high cost products and on improving purchasing and manufacturing processes.

     Gross Profit. Gross profit as a percentage of sales was 56% for the six months ended June 30, 1994 compared to 54% for the same period in 1993. The discontinuance of low gross profit margin products and the introduction of new products with higher margins have contributed to the improvement in gross profit margins.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses were $13,750,000, or 45%, of net sales for the six months ended June 30, 1994, compared to $13,277,000, or 43%, of net sales for the same period in 1993. The increase in expenses in 1994 reflects primarily the impact of catalogue amortization costs, partially offset by certain reserve reevaluations.

     Interest Expense, Net. Interest expense, net, was $1,066,000 for the six months ended June 30, 1994, compared to $1,266,000 for the same period in 1993. The net decrease for the six months ended June 30, 1994 compared to the same period in 1993 resulted primarily from the reduction in short and long term debt of Biomedicals.

     Foreign Currency Translation Losses (Gains). Translation losses (gains) were $802,000 for the six months ended June 30, 1994 and $(328,000) for the six months ended June 30, 1993. Biomedicals has a SFr. liability of SFr. 11,488,000 ($8,615,000), which is not hedged and subject to foreign exchange translation gains or losses during the year.

     Other (Income) Expense, Net. Other (income) expense, net, was $592,000 for the six months ended June 30, 1994, compared to $(1,259,000) for the same period in 1993.

     Other (income) expense, net, for the six months ended June 30, 1994 includes a $(210,000) gain on settlement of an escrow account related to the sale of Biomedicals' Irvine, Scotland facility in 1993, costs incurred in connection with the closure of a foreign facility of $204,000, amortization of goodwill of $251,000, severance and termination costs of $250,000, and reevaluation of certain foreign allowances, primarily related to accounts receivable of $(300,000).

     Other (income) expense for the six months ended June 30, 1993, includes a gain of $(938,000) realized by Biomedicals' Italian operation on the favorable termination of certain leasing contracts, a gain of $(1,000,000) representing certain liabilities accrued during 1992 which were settled for less than the original estimate and a gain of $(278,000) on the sale of Biomedicals' Irvine, Scotland facility.

     Extraordinary Income. During the second quarter of 1993, Biomedicals' Italian operation negotiated settlements with certain of its suppliers and banks, resulting in extraordinary income for the six months ended June 30, 1993 of $627,000, or $.03 per share.

YEARS ENDED DECEMBER 31, 1991, 1992 AND 1993

     Introduction. At the time of the 1989 acquisition of Flow Laboratories, Inc. and Flow Laboratories B.V., (together with their respective subsidiaries "Flow"), Biomedicals believed that the distribution outlets acquired would substantially increase Biomedicals' ability to compete in international markets where it had no significant direct representation. Following the acquisition, Biomedicals attempted to centralize the European marketing and distribution, discontinue certain low margin product lines and shut down excess manufacturing and distribution facilities. These efforts continued into 1992, at which time Biomedicals completed a major restructuring plan. (See Restructuring Costs and Special Charges, below).

     During the latter part of 1992 and throughout 1993, Biomedicals realigned its European operations including the distribution network and manufacturing, resulting in reductions in selling, general and administrative costs. Integration of Biomedicals' higher margin "core" product lines and elimination of lower gross margin products have contributed to the increase in the overall gross profit margins; however, such actions have not fully mitigated the continuing decline in European sales. As a result, the 1993 income (loss) before provision for income taxes and extraordinary item attributable to the European operations was $(2,831,000) as compared to $(35,582,000) in 1992. Biomedicals' North American sales have remained stable.

     Biomedicals is actively working on the introduction of new products, primarily related to its diagnostic and instrumentation product lines and will be introducing its Dosimetry product line in Europe and Canada. Although the introduction of these product lines was originally scheduled for Europe in 1993, longer than anticipated timeframes for product development delayed such introduction to 1994. Absent improvements in the 1994 European operating results, Biomedicals will need to reassess its business strategy and prospects for its European business.

     Net Sales. Net sales were $96,507,000, $75,648,000 and $59,076,000 in 1991,
1992 and 1993, respectively. Net sales were 22% lower in 1992 than in 1991 and 22% lower in 1993 than in 1992. The continuing decline in sales can be attributed primarily to Biomedicals' European operations. This declining trend is due to a variety of factors including the transition from a marketing effort focused on an agency/distributor network to one based upon catalogue distribution, discontinuance of low gross profit margin product lines, competitive pressures, delays in getting new products to markets due to longer than anticipated timeframes for product development and a continuing weakness in government funding for capital equipment purchases.

     Cost of Sales. Product cost as a percentage of sales was 54% in 1991, 59% in 1992 and 47% in 1993. The decrease in product costs in 1993 reflects actions taken by Biomedicals to reduce costs beginning in the latter part of 1992, as discussed further in Restructuring Costs and Special Charges, below. Additionally, during 1993, high cost products with lower margins were eliminated, certain production facilities were consolidated or sold, other excess manufacturing facilities were closed down and Biomedicals continued to focus on improving purchasing and manufacturing processes. The increase in product costs in 1992 as compared to 1991 is the result of a writedown of slow moving inventory due to lower than anticipated sales volume. In addition, during 1992, Biomedicals' production facilities and warehousing costs were spread over a reduced sales volume thereby increasing cost of sales as a percentage of sales.

     Gross Profit. Gross profit as a percentage of sales was 46%, 41% and 53% in 1991, 1992 and 1993, respectively. Actions taken by Biomedicals in 1992, as described above, resulted in an increase in gross profit as a percentage of sales during 1993. The impact of declining sales, increasing product costs and a writedown of slow moving inventory, as described above, reduced gross profit in 1992 as compared to 1991.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses as a percentage of sales were 41%, 58% and 48% in 1991, 1992 and 1993, respectively. The decrease in 1993 reflects management's continuing efforts to reduce expenses through consolidation of operations and distribution centers and other cost controls. Additionally, during 1993, Biomedicals renegotiated certain common services allocations from ICN, which reduced selling, general and administrative expense by $969,000 compared to 1992. The increase in expenses in 1992 over 1991 was due, in part, to increased allowances for estimated uncollectible accounts plus other costs related to increased level of catalogue amortization and accruals for legal expenses. The increase in these costs as a percentage of sales was due primarily to a significantly greater decline in sales in the markets related to the Flow acquisition than in the markets in which Biomedicals has traditionally done business. Costs in 1994 will reflect increased catalogue expenses of at least $2,295,000.

     Research and Development Costs. Research and development costs were $1,687,000, $583,000 and $378,000 during 1991, 1992 and 1993, respectively.
Effective January 1, 1992, Biomedicals entered into an agreement with Viratek whereby Biomedicals transferred to Viratek right, title and interest in certain of its research and development projects. Biomedicals retains a right of first refusal to the marketing and distribution rights for any product developed in accordance with the agreement. Viratek conducts biomedical research related to the development of non-isotopic diagnostic test kits and associated hardware. Biomedicals continues to perform research and development activities for diagnostic reagents and the instrument product line manufactured in Huntsville, Alabama.

     Amortization of Goodwill and Other Intangibles. Amortization expense was $1,829,000, $1,486,000 and $502,000, in 1991, 1992 and 1993, respectively. The reduction in goodwill amortization in 1993, reflects the write-off of a major portion of Biomedicals' goodwill during the fourth quarter of 1992, as described below under Restructuring Costs and Special Charges. Biomedicals continually evaluates the continued carrying value and amortization periods for goodwill and other intangibles.

     Interest (Income) Expense, Net. Interest (income) expense, net, is comprised of the following:

                                                        1991           1992           1993
                                                     ----------     ----------     ----------
    Interest expense...............................  $7,585,000     $4,779,000     $2,256,000
    Interest income................................    (512,000)      (212,000)        (6,000)
                                                     ----------     ----------     ----------
    Interest expense, net..........................  $7,073,000     $4,567,000     $2,250,000
                                                     ==========     ==========     ==========

     The net interest expense decline in 1991 compared to 1992 and 1992 compared to 1993 results from a reduced level of outstanding debt both to third parties and ICN.

     Lease Vacancy Costs. During 1993, Biomedicals vacated its High Wycombe facility in England and moved to a facility more suitable to Biomedicals' operating needs in Thame, England. Biomedicals pursued various subleasing agreements, none of which were completed as of December 31, 1993. Consequently, Biomedicals accrued approximately $1,200,000 which represents management's best estimate of the net present value of future leasing costs to be incurred for High Wycombe. During 1993, Biomedicals expensed an additional $236,000 of leasing costs related to High Wycombe.

     Other (Income) Expense, Net. Other (income) expense, net, was $1,268,000, $4,731,000 and $(2,399,000) in 1991, 1992 and 1993, respectively. In 1993, Other
(income) expense, net, includes a gain of $430,000 representing a favorable settlement of a foreign non-income tax related tax dispute, a gain of $278,000 on the sale of Biomedicals' Irvine, Scotland facility, a gain of $938,000 realized by Biomedicals' Italian operation on the favorable termination of certain leasing contracts, and a gain of $1,250,000 relating to certain liabilities accrued during 1992 which were settled for less than the original estimates. In 1992, Biomedicals expensed $2,187,000 for a non-exclusive license fee for the purpose of marketing certain laboratory equipment in the U.S., Canada and South America. Other charges in 1992 include certain foreign non-income related taxes and an equity investment write-off totaling $2,202,000. Other (income) expense, net in 1991 included $1,286,000 of costs relating to the introduction of Biomedicals' catalogue.

     Provision for Income Taxes. Biomedicals' effective income tax rate was
(3)%, 1% and (38)% for 1991, 1992 and 1993, respectively. Biomedicals' effective tax rate for 1991 and 1992 was significantly less than the U.S. statutory rate due to the utilization of net operating losses. Biomedicals' effective rate of
(38)% in 1993 was due primarily to a reduction in the estimate of required U.S. and foreign tax contingency allowances. Such contingency allowances were established in prior years to cover certain tax exposures in the U.S. and certain foreign jurisdictions.

     Restructuring Costs and Special Charges. During 1991, Biomedicals initiated a restructuring program designed to reduce costs and improve operating efficiencies. Accordingly, restructuring program costs of $6,087,000 were recorded in 1991. The program included, among other items, the consolidation, relocation and closure of certain manufacturing and distribution facilities, primarily in Milan, Italy and Costa Mesa, California. Those measures, including a 15% reduction in work force, were initiated in 1991 and continued through 1992.

     Sales continued to decline during the first three quarters of 1992 over the same periods in 1991 despite the restructuring program initiated in 1991. The significant decreases were primarily due to operations in Italy and other European subsidiaries acquired as part of the Flow acquisition. A further decline in sales of 19.3%, or $4,009,000, occurred in the fourth quarter of 1992 compared to the fourth quarter of 1991.

     In prior years and the first three quarters of 1992, recoverability of goodwill associated with the Flow acquisition was focused on the European operations, as Biomedicals had only a limited presence in Europe prior to the Flow acquisition. Accordingly, Biomedicals used the expected operating income of the European operations in evaluating the recoverability of the Flow goodwill.

     During the fourth quarter of 1992, as a result of the continued decline in sales and other factors, Biomedicals reassessed its business plan and prospects for 1993 and beyond which included, among other things, the decision to sell the last remaining major European manufacturing facility and to restructure the previously acquired distribution network and European operations in line with the revised sales estimates. Consequently, based upon the continuing decline in European revenue and profitability relating to Flow, Flow facility closures and an ineffective distribution network, management concluded that there was no current or expected future benefit associated from the Flow acquisition. Accordingly, Biomedicals wrote off goodwill and other intangibles, primarily from the Flow acquisition of $37,714,000.

     In addition, Biomedicals determined that future benefit could be realized if the distribution activities in Irvine, Scotland, Brussels, Belgium, Cleveland, Ohio, and Horsham, Pennsylvania, were consolidated with other distribution centers in Europe and the United States, as these operations did not support the costs of maintaining separate facilities. Estimated costs included in the 1992 results associated with this consolidation effort were included in lease termination costs of $1,434,000, employee termination costs of $1,961,000, facility shut down costs of $357,000 and writedowns to net realizable value totaling $1,106,000 of facilities held for disposition.

     The Irvine, Scotland facility was vacated in March 1993 and subsequently sold for a gain of $278,000. During the first quarter of 1993, the Horsham, Pennsylvania and Cleveland, Ohio facilities moved to Aurora, Ohio.

     Additionally, Biomedicals reviewed the ability of the Flow product lines to be effectively integrated into Biomedicals' "core" product lines and vice versa. As a result, it was concluded that Flow's distribution network, product lines and business operations were not effectively integrated into Biomedicals' global strategy. Low margin product lines such as cell biology and instruments had become technologically obsolete given the other competitive products on the market. As sales continued to decline, the amount of slow moving and potentially obsolete inventory increased. Accordingly, during the fourth quarter of 1992, Biomedicals recorded a provision for abnormal writedowns of inventory to estimated realizable value of $9,924,000 and discontinued products of $3,377,000.

     In addition, Biomedicals determined that the unamortized costs of the catalogue marketing program would not be recovered within a reasonable period of time, therefore, catalogue costs totaling $6,659,000 were written off in the fourth quarter of 1992. Despite the general shortfall in catalogue related sales, the catalogue marketing approach has firmly established Biomedicals' "core" products in the European and Asian-Pacific markets. During 1993, Biomedicals' strategy to redefine the form and use of the catalogue to specifically customer focused or "product-line" catalogues is believed to be more effective in light of current market conditions. Additionally, radiochemical and cell biology "mini" catalogues have been developed. During 1994, Biomedicals will continue to use general catalogues and associated direct mail programs for sales activities in biochemical, enzyme immunobiological products and reagents for electrophoresis, but with more focus on product movement and customer needs. The diagnostic instrument and reagent lines are promoted by media advertising and direct sales activities.

     Extraordinary Income. During the second quarter of 1993, Biomedicals' Italian operation negotiated settlements with certain of its suppliers and banks resulting in extraordinary income of $627,000, or $.03 per share.

LIQUIDITY AND CAPITAL RESOURCES

     Working Capital. Working capital was $13,659,000 at June 30, 1994, an increase of $2,903,000 from December 31, 1993. The increase is primarily due to an increase in accounts receivable and a reduction in accounts payable and accrued liabilities, partially offset by reductions in other current assets.

     Debt. Total debt (current maturities, notes payable and long-term debt) during the six month period ending June 30, 1994 decreased to $13,867,000 from $13,872,000 on December 31, 1993, a result of principal payments, which were offset by an increase of $844,000 due to foreign exchange, on Biomedicals' Swiss Franc debt.

     Product Liability Insurance. Biomedicals and certain of its subsidiaries do not maintain product liability insurance. While Biomedicals has never experienced a material adverse claim for personal injury resulting from allegedly defective products, a successful claim could have a material adverse effect on the Biomedicals' liquidity and financial performance.

     Cash and cash equivalents decreased from $2,204,000 at December 31, 1992 to $509,000 at December 31, 1993. Cash and cash equivalents were $850,000 at June 30, 1994.

     Net cash used in operations increased from $6,207,000 in 1992 to $6,676,000 in 1993. The slight increase in net cash used in operations can be attributed primarily to Biomedicals' payments of trade payables and accrued liabilities in the normal course of business and an increase in inventory available for sale, partially offset by a decrease in trade receivables.

     Net cash (used in) provided by investing activities was $(821,000) in 1992 compared to $2,308,000 in 1993. The increase in cash provided by investing activities is a result of the sale of Biomedicals' Irvine, Scotland facility, which occurred in April 1993.

     Net cash provided by financing activities was $7,445,000 in 1992 compared to $2,627,000 in 1993. The decrease is primarily attributed to less cash received from ICN and less cash proceeds from issuance of long-term debt and notes payable.

     Cash and cash equivalents increased from $2,005,000 at December 31, 1991 to $2,204,000 at December 31, 1992.

     Net cash (used in) provided by operations was $8,357,000 in 1991 as compared to $(6,207,000) in 1992. The increase in cash used in operations in 1992 compared to 1991 can be attributed to a decrease in sales and higher operating expenses. Additionally, lower collection on trade receivables in 1992 as compared to 1991 were partially offset by decreases in inventory over the same periods.

     Net cash (used in) provided by investing activities was $1,275,000 in 1991 compared to $(821,000) in 1992. During 1991, Biomedicals sold ICN debentures for approximately $3,503,000 which were acquired for investment purposes.

     Net cash (used in) provided by financing activities was $(8,004,000) in 1991 compared to $7,445,000 in 1992. During 1992, Biomedicals made principal payments on long-term debt and notes payable of $11,736,000 which were offset by borrowings from ICN and issuance of other long-term debt and notes payable. During 1991, Biomedicals made principal payments on long-term debt and notes payable of $38,765,000 which were partially offset by borrowings from ICN and issuance of other long-term debt and notes payable, however, such borrowings did not fully fund total principal payments on long-term debt and notes payable.

     Management believes that cash generated from operations, reductions in working capital, and, if needed, additional borrowings from ICN will provide sufficient cash to meet its normal operating requirements.

     Biomedicals has obtained a written agreement from ICN that ICN is prepared, if needed, to provide financial support to Biomedicals in order to meet its financial obligations through April 15, 1995.

  Other

     Included in total debt is $8,441,000 of debt related to the issuance of 5 1/2% Swiss Franc Exchangeable Certificates (the "Certificates"). Each Certificate is exchangeable into 334 shares of Biomedicals' Common Stock at an exchange price of $10.02 per share, based on a fixed exchange rate of SFr. 1.49 per $1.00. (These terms are as adjusted in April 1990. See Note 6 of Notes to Consolidated Financial Statements of Biomedicals.) The Certificates, if converted, would result in the issuance of 2,608,241 shares of Biomedicals' common stock, and an increase in marketable securities of approximately $13,605,000, resulting in an increase in stockholders' equity of approximately $21,582,000.

     Effective December 1, 1986, ICN and its affiliates adopted an investment policy covering intercompany advances and interest rates, and the type of investments (acquisitions, marketable equity securities, high yield bonds, etc.) to be made by ICN and its affiliates. As a result of this policy, excess cash held by Biomedicals is transferred to ICN and, in turn, cash advances have been made by ICN to Biomedicals to fund acquisitions and other transactions. ICN charges interest at the prime rate plus 1/2% and credits interest at the prime rate less 1/2% on the amounts invested or advanced. ICN provided $6,783,000 of cash to Biomedicals during 1993. Total loans and advances from ICN were $5,932,000 as of December 31, 1993. Such advances have been classified as a long-term payable.

     On August 30, 1993, Biomedicals issued to ICN 300,000 shares of a new series "A" of Biomedicals' non-convertible, non-voting, preferred stock valued, pursuant to a fairness opinion, at $30,000,000. In exchange, ICN delivered 4,983,606 shares of Biomedicals' common stock that ICN owned and exchanged intercompany debt owed to ICN by Biomedicals in the amount of $11,000,000.

     In addition, on August 30, 1993, Biomedicals issued to ICN 390,000 shares of a new series "B" of Biomedicals' non-convertible, non-voting, preferred stock valued, pursuant to a fairness opinion, at $32,000,000. In exchange, ICN delivered to Biomedicals 8,384,843 shares of Biomedicals' common stock that ICN owned. Subsequent to the exchange, Biomedicals had 9,033,623 common shares issued and outstanding.

     Subject to declaration by Biomedicals' Board of Directors, the new series "A" preferred stock pays an annual dividend of $8 per share, noncumulative, payable quarterly and the new series "B" preferred stock pays an annual dividend of $10 per share, noncumulative, payable quarterly. Both series "A" and "B" preferred stock become cumulative in respect to dividends upon certain events deemed to be a change in control, as defined by the certificates of designation. The series "B" preferred dividends are subject to the prior rights of the holders of the series "A" preferred stock and any other preferred stock ranking prior to the series "B" preferred.

     The series "A" preferred stock is senior in ranking to the series "B" preferred stock and the series "B" preferred stock is senior to Biomedicals' common stock as to voluntary or involuntary liquidation, dissolution or winding up of the affairs of Biomedicals, after payment or provision for payment of the debts and other liabilities of Biomedicals. The holders of the series "A" preferred shares are entitled to receive an amount in cash or in property, including securities of another corporation, equal to $100 per share in involuntary liquidation or $104.50 per share in voluntary liquidation prior to August 31, 1995, which amount declines ratably each year to $100 per share after August 31, 1998, plus dividends, in the event dividends have become cumulative. The holders of the series "B" preferred shares are entitled to receive an amount in cash or in property, including securities of another corporation equal to $100 per share in voluntary or involuntary liquidation, plus dividends, in the event dividends have become cumulative.

     The series "A" and "B" preferred shares are redeemable, for cash or property, including securities of another corporation, in whole or in part, at the option of Biomedicals only, subject to approval by a vote of a majority of the independent directors of Biomedicals. The series "A" preferred shares are redeemable at $104.50 per share prior to August 31, 1995, which amount declines ratably each year to $100 after August 31, 1998, plus dividends, in the event dividends have become cumulative. The series "B" shares are redeemable at $100 per share, plus dividends, in the event dividends have become cumulative.

     There were no dividends declared on the Series "A" or Series "B" preferred stock during 1993.

     Under the terms of the Flow purchase agreement, Biomedicals issued 100,000 shares of its common stock to the seller, which shares have a guaranteed value of $20 per share on November 8, 1994. If the fair value, as defined, of Biomedicals' common stock is less than $20 per share on that date, Biomedicals must pay the difference in cash. Biomedicals may redeem such shares for the $20 guaranteed value prior to November 8, 1994. At August 31, 1994, Biomedicals would have paid $1,562,500 to honor the guarantee.

     Biomedicals has a purchase commitment with a major supplier for which the remaining purchase of inventory under agreement was due in June 1994 in the amount of approximately $1,727,000 (Finnish Markka 10,000,000).

     Biomedicals is also a guarantor on a note payable to the same supplier for which ICN is primarily liable. On June 30, 1993, ICN filed a claim in arbitration alleging breach of agreement entered with such supplier and withheld final payment due on that date of approximately $1,295,000 (Finnish Markka 7,500,000). In addition, ICN is seeking declaration and award that Biomedicals is not obligated to honor the aforementioned purchase commitment or installments on the note. Arbitration is set for October 4, 1994.

     Net property, plant and equipment increased from $13,155,000 at December 31, 1992 to $15,728,000 at December 31, 1993. The transfer of the Opera, Italy facility from assets held for disposition to property, plant and equipment for $3,816,000 accounted for the increase which was partially offset by depreciation of approximately $2,790,000. Capital expenditures for property, plant and equipment totaled $1,978,000 in 1991, $911,000 in 1992 and $2,235,000 in 1993.
Biomedicals does not anticipate any significant capital expenditures through the end of 1994.

INFLATION AND CHANGING PRICES

     Foreign operations are subject to certain risks inherent to conducting business abroad, including price and currency exchange control, fluctuations in the relative value of currencies, political instability and restrictive governmental actions. Changes in the relative value of currencies occur from time to time and may, in certain instances, materially affect Biomedicals' results of operations. Biomedicals does not hedge foreign currency risks. The effects of these risks are difficult to predict.

     The effects of inflation are experienced by Biomedicals through increases in the cost of labor, services and raw materials. In general, these costs have been offset and/or anticipated, by periodic increases in the prices of its products sold.

QUARTERLY FINANCIAL DATA OF BIOMEDICALS (UNAUDITED):

     Following is a summary of quarterly financial data for the years ended December 31, 1992 and 1993 and the first six months of 1994 (in thousands, except per share amounts):

                                    FIRST QUARTER     SECOND QUARTER     THIRD QUARTER     FOURTH QUARTER
                                    -------------     --------------     -------------     --------------
    1992
    Net sales.....................     $21,222            $19,225           $18,382           $ 16,819
    Gross profit..................       9,822              9,238             8,275              3,462
                                       -------            -------           -------           --------
    Net loss......................     $  (781)           $  (669)          $(7,550)          $(78,420)
                                       =======            =======           =======           ========
    Per share information:
      Net loss....................     $  (.05)           $  (.03)          $  (.39)          $  (4.09)
                                       =======            =======           =======           ========
    1993
    Net sales.....................     $15,809            $15,415           $14,607           $ 13,245
    Gross profit..................       8,433              8,458             8,099              6,455
    Net income (loss) before
      extraordinary income........       1,016              2,757               866             (3,504)
    Extraordinary income..........          --                627                --                 --
                                       -------            -------           -------           --------
    Net income (loss).............     $ 1,016            $ 3,384           $   866           $ (3,504)
                                       =======            =======           =======           ========
    Per share information:
      Income (loss) before
         extraordinary income.....     $   .05            $   .12           $   .05           $   (.38)
      Extraordinary income........          --                .03                --                 --
                                       -------            -------           -------           --------
         Net income (loss)........     $   .05            $   .15           $   .05           $   (.38)
                                       =======            =======           =======           ========
    1994
    Net sales.....................     $15,487            $15,171
    Gross profit..................       8,647              8,511
                                       -------            -------
    Net income....................     $   514            $   536
                                       =======            =======
    Per share information:
      Net income..................     $   .06            $   .06
                                       =======            =======

                                    BUSINESS
INTRODUCTION

     New ICN is an international pharmaceutical company that develops, manufactures, distributes and sells pharmaceutical and nutritional products, research chemicals and diagnostic products. The Company pursues a strategy of international expansion which includes (i) the research and development of proprietary products with the potential to be significant contributors to the Company's global operations; (ii) the penetration of major pharmaceutical markets by means of targeted acquisitions; and (iii) the expansion in these major markets through the development or acquisition of pharmaceutical products that meet the particular needs of each market.

     The Company distributes and sells a broad range of prescription and OTC pharmaceutical and nutritional products in over 60 countries worldwide, primarily in North America, Latin America, Western Europe and Eastern Europe. These pharmaceutical products treat viral and bacterial infections, diseases of the skin, myasthenia gravis, cancer, cardiovascular disease, diabetes and psychiatric disorders. The Company's leading product is the broad spectrum antiviral agent ribavirin, which is marketed in the United States, Canada and most of Europe under the name Virazole(R). Virazole(R) is currently approved for commercial sale in over 40 countries for one or more of a variety of viral infections, including RSV, herpes simplex, influenza, chicken pox, hepatitis and HIV. The Company has manufacturing and distribution operations in the United States, Canada, Mexico, Spain, The Netherlands and Yugoslavia and has entered into a letter of intent to form a joint venture to manufacture Virazole(R) in China.

     The Company believes it has substantial opportunities to realize growth from its internally developed compounds. These compounds are the result of significant investments in its research and development activities related to nucleic acids conducted over three decades. On June 1, 1994, a NDA was filed with the FDA for the use of Virazole(R) for the treatment of chronic hepatitis
C. The Company believes that the approval of Virazole(R) for the treatment of chronic hepatitis C would be important to the Company because of the potential size of the chronic hepatitis C market both in the United States and abroad. The Company has been notified by the Committee for Proprietary Medicinal Products of the European Union that Virazole(R) will be reviewed as a treatment for chronic hepatitis C under the "Concertation Procedure" for high technology products as a List B product for marketing in the European Union. In order to qualify as a List B product, a drug must show promising treatment potential for disease states of significant therapeutic interest. The Concertation Procedure involves a European Union-wide simultaneous review, which may provide for up to 10 years of protection for certain submitted documentation (including results of clinical tests) from manufacturers of generic brands if Virazole(R) is ultimately approved for treatment of chronic hepatitis C. The Company is also engaged in, among other things, later stage clinical trials in the United States for Tiazole(TM) for the treatment of chronic myelogenous leukemia and end-stage ovarian carcinoma. There can be no assurance, however, that any required governmental approvals will be obtained.

     The Company believes it is positioned to expand its significant presence in the pharmaceutical market in Eastern Europe. In 1991, a 75% interest was acquired in Galenika, which is a large drug manufacturer and distributor in Yugoslavia. This acquisition added new products and significantly expanded the sales volume of the Company. With the investment in Galenika, the Company became one of the first Western pharmaceutical companies to establish a direct investment in Eastern Europe. Galenika continues to be a significant part of the Company's operations although its sales and profitability have been substantially diminished owing principally to the imposition of sanctions on Yugoslavia by the United Nations. See "Investment Considerations -- Operations in Yugoslavia." In pursuing its expansion strategy, the Company has also recently entered into agreements to develop an affiliation with one of the largest pharmaceutical companies in the Russian Republic.

     In addition to its pharmaceutical operations, the Company also develops, manufactures and sells a broad range of research chemical products, biomedical instrumentation, diagnostic reagents and radiation monitoring services. The Company markets these products internationally to major scientific, academic, health care and governmental institutions through catalogue and direct mail marketing programs.

PRODUCTS

     The following table sets forth on a pro forma basis 1993 net sales of the Company by product category, by (i) the Company excluding Galenika, (ii) Galenika and (iii) the total Company:

                                         COMPANY EXCLUDING
                                              GALENIKA             GALENIKA          TOTAL COMPANY
                                         ------------------   ------------------   ------------------
                                          SALES     % SALES    SALES     % SALES    SALES     % SALES
                                         --------   -------   --------   -------   --------   -------
                                                            (DOLLARS IN THOUSANDS)
HUMAN PHARMACEUTICALS
Anti-infectives........................  $ 47,606    21.3%    $ 78,282    32.6%    $125,888    27.2%
Other Ethicals.........................    79,925    36.0%      79,967    33.4%     159,892    34.5%
                                         --------   ------    --------   ------    --------   ------
  Total Ethical Pharmaceuticals........   127,531    57.3%     158,249    66.0%     285,780    61.7%
Medicated Nutritionals and Vitamins....    24,913    11.0%      11,585     4.8%      36,498     7.9%
Vision Care Products...................     6,681     3.0%       1,655     0.7%       8,336     1.8%
Other Over-the-Counter Products........     5,000     2.2%      44,281    18.5%      49,281    10.6%
                                         --------   ------     --------   -----     --------   -----
  Total OTC Products...................    36,594    16.2%      57,521    24.0%      94,115    20.3%
  Total Human Pharmaceuticals..........   164,125    73.5%     215,770    90.0%     379,895    82.0%
VETERINARY PRODUCTS....................        --       --      24,062    10.0%      24,062     5.2%
RESEARCH PRODUCTS
Research Chemicals.....................    34,722    15.5%          --       --      34,722     7.5%
Instruments............................    11,710     5.3%          --       --      11,710     2.5%
Diagnostics............................     8,042     3.6%          --       --       8,042     1.8%
Dosimetry..............................     4,602     2.1%          --       --       4,602     1.0%
                                         --------   ------    --------   ------    --------   ------
  Total Research Products..............    59,076    26.5%          --       --      59,076    12.8%
                                         --------   ------    --------   ------    --------   ------
     Total.............................  $223,201   100.0%    $239,832   100.0%    $463,033   100.0%
                                         ========   ======    ========   ======    ========   ======

  HUMAN PHARMACEUTICALS.

     Anti-infectives: Anti-infective drugs treat bacterial and viral infections. The Company sells approximately 65 antibacterial products. At the present time, the Company believes that there are fewer than ten antiviral product lines marketed in the world, one of which is Virazole(R), the only antiviral product line currently sold by the Company. Antivirals are rare and difficult to produce relative to antibacterials because of the nature of bacteria compared to viruses. Whereas bacteria live outside of cells, viruses live inside cells. Thus, while antibacterials can focus simply on killing bacteria, antivirals, ideally, must eliminate viruses without killing the host cell or adversely affecting the host organism. An important feature of Virazole(R) is that it inhibits the reproduction of viruses rather than killing viruses.

     Antibacterials: The following table sets forth the Company's five largest selling antibacterial products in 1993:

                                                                                    % OF
                                                                               ANTIBACTERIALS
TRADE NAME     GENERIC NAME              LICENSOR             SALES ($000)         SALES
- -----------    -------------    --------------------------    ------------     --------------
Jugocillin(R)  Penicillin       Proprietary                      $12,413             13%
Pentrexyl(R)   Ampicillin       Bristol-Myers Squibb              12,379             13%
Longaceph(R)   Ceftriaxoin      Roche Holding                      9,512             10%
Palitrex(R)    Cefalexin        Eli Lilly                          8,356              9%
Bactrim(R)     Trimexazol       Proprietary                        5,218              5%
                                                                 -------            ----
                                  Total Top 5                    $47,878             50%
                                  Other                           48,495             50%
                                                                 -------            ----
                                Total Antibacterials             $96,373            100%
                                                                 =======            ====

     Most of the antibacterials sold by the Company (excluding Galenika) are proprietary, whereas most of the antibacterial products manufactured and sold by Galenika are licensed from other manufacturers, principally under exclusive licenses for specific geographical areas, primarily Yugoslavia. Jugocillin(R) and Pentrexyl(R) belong to the penicillin group of medications used in a wide variety of bacterial infections including urinary and upper respiratory tract infections. Longaceph(R) and Palitrex(R) belong to the cefalesporin group of medications used to treat afflictions that may not be responsive to penicillin treatment. Bactrim(R) is a combination product that is used in the treatment of urinary tract infections. All of the top five products listed above are products sold by the Company only through Galenika.

     Antivirals: Virazole(R), which accounted for approximately $30 million in 1993 sales, is the Company's only antiviral product and is one of fewer than ten antiviral lines currently marketed in the world. The majority of the Virazole(R) sales are to the North American market. Virazole(R) is currently approved for sale in various pharmaceutical formulations in over 40 countries for the treatment of several different human viral diseases. In North America, Virazole(R) has been approved for hospital use in aerosolized form to treat infants and young children who have severe lower respiratory infections caused by RSV. In treating RSV, the drug is administered by a small particle aerosolized generator ("SPAG"), a system that permits direct delivery of Virazole(R) to the site of the infection. In 1993, the American Academy of Pediatrics issued new treatment guidelines for RSV recommending Virazole(R) for use in all high risk critically ill infants with RSV lung infection, thereby making Virazole(R) the standard of care for this infection. Similar approvals for Virazole(R) for use in the treatment of RSV have been granted by governmental authorities in 22 other countries.

     RSV is a seasonal disease which occurs primarily during the months of November through April and is a common cause of respiratory infection in infants and young children. Virtually all young children are exposed to the virus and most exhibit relatively mild symptoms at some time; however, in some cases the resulting infection becomes more severe, causing lower respiratory tract diseases such as bronchiolitis and pneumonia. In the United States, the resulting infection is sufficiently severe to require hospitalization of an estimated 100,000 children annually.

     On June 1, 1994, Viratek submitted a NDA to the FDA for the approval of Virazole(R) for commercial sale in the treatment of chronic hepatitis C. The Company believes that the approval of Virazole(R) for the treatment of chronic hepatitis C would be important to the Company because of the potential size of the chronic hepatitis C market. However, there is no assurance that governmental approval will be obtained. See "Business -- Research and Development."

     The Virazole(R) trademark is used in North America and certain European countries. Ribavirin is sold as Vilona(R) and Virazid(R) in Latin America, and Virazid(R) in Spain, where it is commercially available and is approved for the treatment of hepatitis, herpes infections, influenza and exhanthemous viral diseases such as measles and chicken pox, as well as RSV. References to the sale of Virazole(R) in this Prospectus include sales made under the trademarks Vilona(R) and Virazid(R).

     Other Ethicals: The following table sets forth the Company's five largest selling ethical products (excluding anti-infectives) in 1993:

                                                                                          % OF
                                                                                         OTHER
                                                                              SALES     ETHICALS
         TRADE NAME            GENERIC NAME              PRODUCT TYPE         ($000)     SALES
    --------------------  -----------------------  ------------------------  --------   --------
    Oxsoralen-ultra(R)    Methoxsalen              Dermatologicals/Psoriasis $  9,398       6%
    Mestinon(R)           Pyridostigmine bromide   Anticholinesterases          9,269       6%
    Bensidin(R)           Diazepam                 Central Nervous System       9,059       6%
    Insulin               Insulin                  Hormone                      8,220       5%
    Albumina              Albumina                 Human Plasma Derivate        5,643       3%
                                                                             --------     ----
                                                     Total Top 5             $ 41,589      26%
                                                     Other                    118,303      74%
                                                                             --------     ----
                                                   Total Other Ethicals      $159,892     100%
                                                                             ========     ====

     The Company manufactures and/or markets a wide variety of other ethical pharmaceuticals, including analgesics, anticholinesterases, antirheumatics, cardiovasculars, dermatologicals, endocrine agents, gastrointestinals, hormones and psychotropics. No one individual product accounted for over approximately 2% of total pro forma 1993 Company net sales. The Company's largest selling ethical pharmaceutical, excluding anti-infectives, is a dermatological product called Oxsoralen-ultra(R). The Company manufactures and markets approximately 75 dermatological products, primarily in North America and Eastern Europe. Dermatological products include, in addition to Oxsoralen-ultra(R), Solaquin(R), Trisoralen(R) and Eldoquin(R), which are principally used for intractable psoriasis and pigmentation disorders, hypopigmentation (the skin losing its color) and hyperpigmentation (the skin getting darker than normal). The Company's second largest selling other ethical product is Mestinon(R), an anticholinesterase. The Company markets three anticholinesterase product lines in North America under the trade names Mestinon(R), Prostigmin(R) and Tensilon(R). These products, manufactured by and licensed from Roche Holding AG, are used in treating myasthenia gravis, a progressive neuromuscular disorder, and in reversing the effects of certain muscle relaxants. Bensiden(R), Galenika's fourth largest selling product in 1993, is a tranquilizer manufactured by Galenika and is used in the treatment of psychological and emotional disorders. The Company also sells insulin for the treatment of diabetes. Albumina is sold in Spain and Mexico for use in emergency treatment of shock due to burns, trauma, operations and infections, and conditions where the restoration of blood volume is urgent.

     Medicated Nutritionals and Vitamins: The following table sets forth the Company's five largest selling medicated nutritionals and vitamins in 1993:

                                                                          % OF
                                                                       MEDICATED
                                                         SALES      NUTRITIONALS AND
    TRADE NAME                 PRODUCT TYPE             ($000)       VITAMIN SALES
- -------------------    -----------------------------    -------     ----------------
Bedoyecta-Tri(R)       Vitamin B injectable             $19,906            54%
RichLife(R), et al.    Vitamins                           2,153             6%
Oligovit(R)            Multi-vitamin                      1,775             5%
Beviplex               B vitamin complex                  1,402             4%
Bedoxin                B-6 vitamin                        1,402             4%
                                                        -------           ----
                         Total Top 5                    $26,638            73%
                         Other                            9,860            27%
                                                        -------           ----
                       Total Medicated Nutritionals
                       and Vitamins                     $36,498           100%
                                                        =======           ====

     The Company manufactures, subcontracts and markets approximately 870 nutritional and vitamin products in North America, Latin America, Western Europe and Eastern Europe. In Mexico, the Company manufactures and markets injectable and oral multi-vitamins and supplements under the Bedoyecta-Tri(R), Dextrevit(R), M.V.I.(R) and Vi-Syneral(R) trade names. Bedoyecta-Tri(R) is the Company's largest selling vitamin and medicated nutritional, representing approximately 54% of total medicated nutritionals and vitamin net sales by the Company. In the United States, the Company currently markets nutritional and vitamin products under the RichLife(R), Plus(R), Nutra-dyn(R) and Dartell(R) trade names. Galenika manufactures and markets Oligovit(R), Beviplex and Bedoxin.

     Vision Care Products: The Company manufactures and markets it Exel(R) and Unicare(R) lines of contact lenses and lens care products primarily in Latin America and Western Europe (principally in The Netherlands). The Company's largest vision care product line, its Exel(R) line of contact lenses, accounted for approximately $3.7 million, or 44%, of vision care sales in 1993.

     Other Over-The-Counter Products: Other over-the-counter products, which encompass a broad range of ancillary products sold through the Company's existing distribution channels, accounted for approximately $49.3 million of pro forma net sales in 1993. Approximately 90% of these product lines, which include such items as bandages, adhesive tape, candy and instant beverages, are manufactured by Galenika. Only one product, the Company's "Ming C" line of instant drinks, accounted for more than 5% of other over-the-counter product sales in 1993, with sales of approximately $4.0 million.

  VETERINARY PRODUCTS.

     The following table sets forth the Company's five largest selling veterinary products in 1993:

                                                                 % OF
                                                              VETERINARY
    TRADE NAME           PRODUCT TYPE        SALES ($000)       SALES
- ------------------    -------------------    ------------     ----------
Galomix STF           Mineral/Vitamin           $ 3,085           13%
Galokombin            Antibiotic                  1,676            7%
Piperazinadipat       Antibiotic                    599            3%
Galomix C             Mineral/Vitamin               352            1%
Neonastonal           Antibiotic                    283            1%
                                                -------          ----
                        Total Top 5             $ 5,995           25%
                        Other                    18,067           75%
                                                -------          ----
                      Total Veterinary          $24,062          100%
                                                =======          ====

     The Company's veterinary products are produced only at Galenika and accounted for approximately 10% of Galenika's sales and 5% of total pro forma sales of the Company in 1993.

  RESEARCH PRODUCTS.

     The following table sets forth the Company's research products in 1993:

                                                                             % OF RESEARCH
              PRODUCT                                     SALES ($000)       PRODUCT SALES
              -------                                     ------------       --------------
        Research Chemicals
          Radiochemicals................................     $11,065               19%
          Biochemicals..................................       6,758               11%
          Cell Biology..................................       6,684               11%
          Other.........................................      10,215               17%
                                                             -------              ----
             Total Research Chemicals...................      34,722               58%
        Instruments.....................................      11,710               20%
        Diagnostics.....................................       8,042               14%
        Dosimetry.......................................       4,602                8%
                                                             -------              ----
             Total Research Products....................     $59,076              100%
                                                             =======              ====

     Research Chemicals: The Company services biotechnology researchers throughout the world through a catalogue sales operation. The Company's catalogue lists approximately 55,000 products which are used by medical and scientific researchers involved in molecular biology, cell biology, immunology and biochemistry. A majority of these products are purchased from third party manufacturers and distributed by the Company. Over 3,000 new products were added to the catalogue in 1993. Products include biochemicals, immunobiologicals, radiochemicals, tissue culture products and organic and rare and fine chemicals.

     Instruments: The Company's new fully automated QuadFlex(R) system can handle a number of microtiter plate applications for use in neonatal screening laboratories. The Company also manufactures gamma counters for laboratory use. A non-binding letter of intent has been entered into with a third party to sell the instruments business subject to numerous conditions to be enumerated in a definitive contract.

     Diagnostics: Among the diagnostics marketed by the Company are instruments and reagents that are routinely used by physicians and medical laboratories to diagnose accurately and quickly hundreds of patient samples for a variety of disease conditions. The Company manufactures both enzyme and radio-immunoassay kits, which it markets under the ImmuChemTM product line. The Company is also a supplier of immunodiagnostic tests for the screening of newborn infants for inherited and other disorders.

     Dosimetry: The Company is a supplier of analytical monitoring services to detect personal occupational exposure to radiation. This service is provided to dentists, veterinarians, podiatrists, hospitals, universities, government institutions and nuclear power plants.

RESEARCH AND DEVELOPMENT

     The Company's research and development activities utilize the expertise accumulated by the Company and its predecessors in over 30 years of nucleic acids research. In addition, the Company develops innovative products targeted to address the specific needs of the Company's local markets. The Company's predecessors include one of the first firms to engage in broad based nucleic acid research, and the Company's research activities have allowed it to compile a library of over 5,000 nucleotide-based compounds. The Company's long-term research efforts are geared toward development of therapeutics and diagnostics for diseases related to DNA and RNA structure such as viral infections, cancer and skin diseases.

     The Company believes that a benefit of the Merger will be a closer coordination of the more basic research activities formerly performed by Viratek with the shorter-term product development activities focused on the Company's local markets.

  LONG-TERM RESEARCH AND DEVELOPMENT.

     The Company's long-term research and development activities are targeted on the development of therapeutic and diagnostic agents for use against chronic viral diseases, cancer and diseases of the skin, and, as such, complement the Company's current product line and nearer-term development efforts.

     One important area of research for the Company has been the use of "antisense" technologies. This approach seeks to block genetic material causing diseases such as cancer, viral infections and psoriasis by constructing longer sequences of nucleotides (oligonucleotides) that selectively bond to the disease-causing nucleic acid sequences. In this research, the Company makes use of its extensive library of nucleotide compounds. The Company is using similar technologies to develop diagnostic techniques used to screen for genetic diseases, viral infections and various forms of cancer.

  MEDIUM-TERM RESEARCH AND DEVELOPMENT.

     The Company's medium-term research and development efforts involve the preclinical and clinical testing of certain nucleotide compounds with broader market applications that have shown the most promise of successful commercialization. These compounds include:

     Virazole(R) (Ribavirin): During the second quarter 1994, Viratek completed a review of data from phase III multicenter trials and on June 1, 1994, Viratek submitted a New Drug Application ("NDA") to the U.S. Food and Drug Administration for Virazole(R) capsules for the treatment of chronic hepatitis
C. The NDA includes five clinical studies of Virazole(R) capsules, three phase III and two phase II trials; two human pharmacokinetic studies and eleven new animal toxicity studies, in addition to other required data. If the drug is approved for that indication in the United States and elsewhere, as to which there can be no assurance, the Company expects to engage actively in marketing and selling Virazole(R) for the treatment of chronic hepatitis C in the United States and all other markets in which it is approved.

     Hepatitis is a family of diseases characterized by inflammation of the liver. Although there are several causes of hepatitis, some of the most frequent and difficult to manage are of viral origin. Presently, there are five distinct viruses known to cause hepatitis. These have been designated hepatitis A, B, C, D and E. The disease caused by hepatitis types A and E is acute, while types B, C and D can be either acute or chronic. Acute hepatitis caused by type B, C and D viruses often progresses to the chronic form of the disease. The prognosis in these cases is much more severe, particularly in the case of hepatitis C, in which 15%-25% of the patients develop cirrhosis of the liver and a significant but presently unknown percentage advance to hepatocellular carcinoma ("HCC"), a form of liver cancer. The progression of chronic hepatitis C is slow; as many as 20 years may elapse between initial infection and the development of severe life-threatening conditions, such as cirrhosis of the liver or HCC, and during most of this period the patient may be completely asymptomatic.

     At present, the only products known by the Company to be approved in the United States, Japan and Europe for treatment of chronic hepatitis C are several forms of interferons. Several manufacturers have received approval to market their respective brands of interferon for treatment of chronic hepatitis C in various countries, however, in the United States, the only approved interferon known to the Company is alpha interferon. See "-- Competition." Interferon is not universally effective against chronic hepatitis C and its use is limited by side effects such as flu-like symptoms, fatigue, depression, bone marrow suppression and autoimmune thyroid disease. Further, interferon must be administered by subcutaneous injection three times weekly for six months or more. On the other hand, Virazole(R) has minimal side effects and is administered orally in the treatment of chronic hepatitis C. The Company believes that such limitations make the development of a treatment with greater safety, efficacy and ease of administration highly desirable.

     Clinical studies have also been conducted with Virazole(R) in other pharmaceutical formulations for treatment of several other viral diseases. Among those diseases with respect to which clinical studies have been conducted and for which at least one governmental health regulatory agency in various countries other than the United States has approved commercialization of Virazole(R) are herpes zoster, genital herpes, hemorrhagic fever with renal syndrome, lassa fever, measles, chicken pox, influenza and HIV. The Company has no plans to initiate new clinical studies for any of these indications. The Company intends, where appropriate, to utilize the clinical data from these studies as a basis for future submissions to additional governmental health authorities to expand the use of Virazole(R).

     Tiazole(TM) (Tiazofurin): The Company has maintained an active research program centered on tiazofurin, which the Company is developing under the tradename Tiazole(TM), is a nucleotide that is chemically similar to Virazole(R). Tiazole(TM) has been demonstrated to be an inhibitor of IMP-dehydrogenase, an enzyme whose presence in elevated concentrations is associated with a number of cancers. The Company is in the process of completing Phase II/III clinical documentation of Tiazole(TM) as a treatment for chronic myelogenous leukemia. The Company is also conducting research into the effectiveness of Tiazole(TM) as an anti-cancer agent when used in conjunction with other basic anti-cancer compounds, such as taxol, in end-stage ovarian carcinoma.

     Adenazole(TM) (8-Cl-c-AMP): This nucleotide, which is in preclinical research, has been shown to control cell proliferation and differentiation in certain cancers. Human trials have been conducted by third parties in Scotland and Italy. The Company is also planning to begin preclinical investigations of the use of the drug against leukemia and is exploring the drug's potential use as a topical treatment for psoriasis based on its ability to inhibit rapid cell proliferation.

     Oncozole(TM) (3-Deazaguanine): Research in animals has shown this compound to be active against a range of solid tumors, including breast and colon tumors. The Company is engaged in preclinical research of Oncozole(TM) as a treatment for solid tumors.

     Selenazole(TM) (Selenazofurin): Selenazofurin, an anti-tumor nucleoside licensed from Brigham Young University, is related to tiazofurin. Preclinical studies suggest that selenazofurin combines in treatment protocols with other well known agents against both leukemia and solid tumors.

  SHORT-TERM PRODUCT DEVELOPMENT.

     At the current time, a majority of the Company's staff of research professionals are located at the Company's facilities in Mexico, Spain, Yugoslavia and The Netherlands. The Company's local research activities are oriented toward the development of products which have been identified by the Company as having particular promise in local markets. In general, these products involve the use of known compounds for new indications, are customized to meet the specific needs or preferences of the targeted local market and can be brought to market in less than 12 months. For example, the Company recently received authorization in Spain to produce and market nasal calcitonin in monodose form. The Company believes that this product, which is administered nasally and used in the treatment of post-menopausal osteoporosis, may prove more popular than alternative treatments now available in the market, certain of which require periodic injections. In Mexico, the Company has been successful in introducing metronidazole, a topical antibiotic for the treatment of acne rosacea, a skin infection that affects the nose and face. The Company believes me-tronidazole is more effective than alternative treatments such as oral tetracyclines. Galenika has developed a wide range of pharmaceuticals, diagnostics, veterinary and over-the-counter drugs and has developed value-added versions of well known therapeutic compounds.

     There can be no assurance with regard to the results of the Company's research and development efforts or the commercial success of any of its products under development.

ACQUISITION STRATEGY

     For more than ten years, the Company has pursued a strategy of targeted expansion into regional markets which it considers to have significant potential for the sale of pharmaceutical products. This strategy has been implemented in large part through the acquisition of compatible businesses and product lines and the formation of strategic alliances and joint ventures in markets such as Mexico, Spain, Yugoslavia and Germany. The Company intends to continue this strategy and to expand its manufacturing and marketing potential for Virazole(R) through joint ventures.

     Galenika Acquisition: The Company views Eastern Europe as a potentially significant pharmaceutical market. Effective May 1, 1991, a 75% interest was acquired in Galenika. Galenika, which is a leading pharmaceutical company in Yugoslavia, markets and manufactures over 450 pharmaceutical, veterinary, dental and other products and constitutes a material component of the Company's business.

     Until the imposition of United Nations sanctions in May 1992, Galenika made a significant contribution to the sales and net income of SPI. Approximately 15% of such sales were exports from Yugoslavia, primarily to republics of the former Soviet Union, the Middle East and certain Balkan nations. The imposition of sanctions, including the prohibition of exports, has had a material adverse effect on the operations and profitability of Galenika. See "Investment Considerations -- Operations in Yugoslavia" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of SPI -- Galenika's Operations." The Company believes that, if economic stability returns in Yugoslavia, Galenika has the potential to contribute substantially to the Company's results of operations.

     Oktyabr Joint Venture and Acquisition: Although Russia may, in time, evolve into a large, free market oriented economy, because of the present unpredictable political, social and economic factors in Russia, the Company intends to penetrate this market in a gradual manner. In October 1992, an agreement was signed with Oktyabr to form a Russian joint venture, ICN Oktyabr, in which the Company has a 75% equity interest. Oktyabr, which was privatized under the Russian privatization regulations, is one of the largest pharmaceutical companies in Russia. Under the terms of the joint venture, it has been agreed that Oktyabr will in the future contribute to the joint venture the output from its existing production facilities while the Company's contribution to the joint venture is in the form of management expertise, technology, equipment, intellectual property, training and technical assistance. However, the Company will not be obligated, and does not intend, to invest any substantial amounts of cash or assets in the joint venture for the foreseeable future.

     In March 1994, the City of St. Petersburg granted to the joint venture the right to occupy and build upon approximately 25 acres of land in an area of the city designated for industrial development. The joint venture anticipates constructing on the site a pharmaceutical manufacturing facility built pursuant to the FDA's good manufacturing practices ("GMP"). There can be no assurance as to when or if the new facility will be constructed or as to its future success. Prior to the Merger, SPI entered into an agreement with the City of St. Petersburg to acquire 15% of the outstanding shares of the Company's recently privatized joint venture partner, Oktyabr, for approximately $600,000. SPI has also completed a transaction whereby SPI purchased 26% of the outstanding shares of Oktyabr from the employees of Oktyabr in exchange for the right to acquire shares of SPI common stock having a value at the date of issuance of $389,000. In addition, the Company is preparing an investment plan in connection with Oktyabr's government-approved privatization plan under which the Company would acquire a controlling interest in Oktyabr.

     Tuobin Chemicals Joint Venture: A preliminary agreement was entered into in 1994 to establish a joint venture with Tuobin Chemicals and Pharmaceuticals General Corporation ("Tuobin"), a Chinese pharmaceuticals company located in Shantou, in Guandong province, China (approximately 200 miles north of Hong Kong), for the purposes of manufacturing and marketing Virazole(R) in China for the treatment of chronic hepatitis C and other indications. If the transaction were completed, the Company would own 60% of the equity interest in the joint venture and Tuobin would own 40%. The Company would contribute equipment, technology and management expertise, and Tuobin would contribute the land, buildings and work force. It is anticipated that a new manufacturing facility would be constructed by the joint venture. It is contemplated that this facility would be built pursuant to the FDA's good manufacturing practices to enable the joint venture to produce Virazole(R) for the Chinese market, in which the Company believes chronic hepatitis C is a serious and growing health problem, as well as for Western and other markets. A significant portion of the required equipment is already owned by the Company in the United States and would be transferred to the new facility in China.


     Proposed Mexican Acquisition: SPI is currently negotiating to acquire certain assets of a pharmaceutical company located in Mexico. The purchase price is estimated to be approximately $13,000,000 in cash and Common Stock. This acquisition, if consummated, will not represent the acquisition of a Significant Subsidiary (as defined in the Exchange Act).


SALES, MARKETING AND CUSTOMERS

     The Company markets its pharmaceutical and nutritional products in some of the most developed pharmaceutical markets, including the United States, Canada and Western Europe, as well as developing markets, including Latin America and Eastern Europe. The Company adjusts its marketing strategies according to the individual markets in which it operates. The Company believes its marketing strategy is distinguished by flexibility, allowing the Company to market successfully a wide array of pharmaceutical products within diverse regional markets as well as certain drugs, notably Virazole(R), on a worldwide basis.

     The Company has a marketing and sales staff of approximately 1,506 persons for its pharmaceutical and nutritional products, including sales representatives in North America, Latin America, Western Europe and Eastern Europe, who call on physicians, pharmacists, distributors and other healthcare professionals. As part of its marketing program for pharmaceuticals, the Company makes direct mailings, advertises in trade and medical periodicals, exhibits products at medical conventions, sponsors medical education symposia and sells through distributors in countries where it does not have its own marketing staff.

     In the United States, the Company currently sells its pharmaceutical products through drug wholesalers who, in turn, distribute them to drug stores and hospitals. The nutritional product line is sold directly and through distributors to various retail outlets and to certain healthcare professionals. In Mexico, the Company serves pharmacies through a network of distributors and sells directly to pharmacists and hospitals. In Western Europe, the Company markets vision care products in The Netherlands through hospitals and pharmacies and to retail customers through optical shops. The Company's Spanish subsidiary sells pharmaceutical products through its own sales force to hospitals, retail outlets, pharmacies and wholesalers. In Canada, the Company sells directly to hospitals, wholesalers and large drug store chains.

     Galenika sells a broad range of pharmaceutical and other products in Yugoslavia through approximately 30 wholesalers, six representative offices and 85 sales representatives. In the event that United Nations sanctions were lifted, it is anticipated that Galenika would resume exporting certain of its product lines to Russia and other Eastern European markets, Africa, the Middle East and the Far East.

     During 1993, approximately 68% of Galenika's sales, representing approximately 35% of the Company's pro forma net 1993 sales, were to entities subsidized by the Yugoslavian government. Future sales by Galenika could be dependent on the ability of the Yugoslavian government to continue to subsidize purchases of pharmaceutical products.

     Sales and marketing methods of the Company's research products vary according to product group and include direct sales through a field sales force, catalogue sales, direct mail campaigns and independent agents/distributors. The Company's customer group for research products is principally composed of biomedical research institutions, such as universities, the National Institutes of Health, pharmaceutical companies, and, to a lesser extent, hospitals. The Company has a sales and marketing organization of approximately 230 persons for its research products, approximately 130 persons in the United States and Canada, approximately 95 in Europe and the balance in Australia.

COMPETITION

     The Company operates in a highly competitive environment. The Company's competitors, many of whom have substantially greater capital resources and marketing capabilities and larger research and development staffs and facilities than the Company, are actively engaged in marketing products similar to those of the Company and in developing new products similar to those proposed to be developed and sold by the Company. Competitive factors vary by product line and customer and include service, product availability and performance, price and technical capabilities. The Company does business in an industry characterized by extensive and ongoing research efforts. Others may succeed in developing products that are more effective than those presently marketed or proposed for development by the Company. Progress by other researchers in areas similar to those explored by the Company may result in further competitive challenges.

     The Company is aware of several ongoing research programs which are attempting to develop new prophylactic and therapeutic products for treatment of RSV. Although the Company will follow publicly disclosed developments in this field, on the basis of currently available data it is unable to evaluate whether the technology being developed in these programs poses a threat to its current market position in the treatment of RSV or its revenue streams.

     In the market segment relating to the treatment of chronic hepatitis C, the Company expects, if Virazole(R) is approved for that indication, that it will experience intense competition from several pharmaceutical manufacturers who have previously received approval for products containing interferon. Such manufacturers include Schering-Plough Corporation, Roche Holding AG, Wellcome plc and Takeda Chemical Industries Ltd., all of which have substantially greater resources at their disposal than does the Company and all of which have already begun to market their respective brands of interferon products for treatment of chronic hepatitis C. In addition, the Company believes that research programs are ongoing at a number of laboratories, including government, industry and private, to develop new prophylactic and therapeutic products for chronic hepatitis C.

     Competitors of the Company's research products group include companies such as Sigma-Aldrich Corporation, LKB Instruments, Abbott Laboratories, Diagnostic Products Corporation and SmithKline Beecham in the diagnostic reagents market, Life Technologies, Inc. and BioWhittaker, Inc. in the cell biology products market and Labsystems, Dynatech and Biotek Instruments in the instrumentation business.

FACILITIES

     The following are the principal facilities of the Company and its subsidiaries:

                                                                                OWNED OR       SQUARE
       LOCATION                                 PURPOSE                          LEASED       FOOTAGE
       --------                                 -------                         --------      --------
Costa Mesa, California         Corporate headquarters and manufacturing
                               facility                                         Owned          197,000
Covina, California             Offices and warehouse                            Owned          185,000
Mexico City, Mexico            Offices and manufacturing facility               Owned          146,000
Mexico City, Mexico            Offices and manufacturing facility               Owned          144,000
Montreal, Canada               Offices and manufacturing facility               Owned           97,000
Barcelona, Spain               Offices and manufacturing facility               Owned          100,000
Bryan, Ohio                    Warehouse and manufacturing facility             Owned           37,000
The Hague, The Netherlands     Offices and manufacturing facility               Owned           25,000
Belgrade, Yugoslavia           Offices and manufacturing facility               Owned          781,000
Aurora, Ohio                   Manufacturing and repackaging facility           Leased          68,000
Huntsville, Alabama            Manufacturing facility                           Owned           60,000
Irvine, California             Manufacturing facility                           Leased          27,000
Eschwege, Germany              Manufacturing facility                           Owned           21,000

     In the opinion of the Company's management, all facilities occupied by the Company are adequate for present requirements, and the Company's current equipment is considered to be in good condition and suitable for the operations involved. For information concerning possible expansion of the Company's capacity to manufacture Virazole(R) in the future, see
"-- Production, Manufacturing and Raw Materials."

MANUFACTURING AND RAW MATERIALS

     The Company manufactures pharmaceuticals at seven facilities. Those facilities are located in Bryan, Ohio; Mexico City, Mexico (at two locations); Montreal, Canada; The Hague, The Netherlands; Barcelona, Spain; and Belgrade, Yugoslavia. The Company believes it has sufficient manufacturing capacity to meet its needs for the foreseeable future, subject to the potential need for increased capacity to meet demand for Virazole(R) in the event it is approved for the treatment of chronic hepatitis C. See "Investment Considerations
- -- Government Regulation." All of these manufacturing facilities which require GMP approval from the FDA have obtained such approval.

     In Montreal, Canada, the Company manufactures Virazole(R) and SPAG units for the administration of Virazole(R) in the treatment of RSV, and other related medical devices. At that facility, the Company manufactures a variety of topical and oral pharmaceuticals including a line of generics to serve the Canadian and United States markets. The Canadian facility also manufactures a full-line of products using the controlled drug substance morphine for the management of pain in cancer and post-surgical states. At the two facilities in Mexico City, the Company manufactures a variety of pharmaceuticals in topical, oral and injectable dosage forms to serve the Latin American market.

     In Bryan, Ohio, the Company manufactures topical and oral dosages of several pharmaceutical products for the United States market. The facility is undergoing renovation to support future production of Virazole(R) capsules. All of the Company's dermatology products are formulated, packaged and distributed from the Bryan, Ohio, facility. The Bryan, Ohio, facility also packages and distributes Virazole(R) on a worldwide basis.

     In The Netherlands, the Company manufactures contact lenses and vision care products. In Spain, the Company manufactures and markets ethical pharmaceuticals principally for distribution in Spain.

     In Yugoslavia, Galenika manufactures over 450 pharmaceutical, veterinary, dental and other products in topical, oral and injectable forms.

     The Company subcontracts all of the manufacture of bulk ribavirin to third party suppliers. Most of the finishing and packaging of Virazole(R) is done by the Company and the balance by third party subcontractors. While the capacities of these manufacturers are sufficient to meet current demand for Virazole(R), it is anticipated that sales of the product for chronic hepatitis C, if approved, would exceed currently available bulk ribavirin production capacity. In such event, the Company anticipates that substantial funds to expand bulk ribavirin production capacity will be required to meet future demand.

     Manufacturing of the Company's research chemical products is chiefly carried out in three domestic facilities and one foreign facility: Costa Mesa, California (radioimmunoassay kits and immunobiologic products); Huntsville, Alabama (diagnostic and microplate instrumentation); Irvine, California (radiochemicals) and Eschwege, Germany (chromatography products). Some manufacturing and repackaging is also carried out at the facility in Aurora, Ohio.

     In general, raw materials used by the Company in the manufacture of all of its products are obtainable from multiple sources in the quantities desired. However, the availability and costs of raw animal sera for distribution and for manufacturing certain of its cell biology products may vary from time to time and are largely beyond the Company's control. In the last decade, the number of reactor sites producing radioactive raw materials has diminished. During 1992 and 1993, the United Nations and the United States government adopted certain resolutions and executive orders that imposed economic sanctions on Yugoslavia. The sanctions require that specific authorization in the form of a license must be granted on a transaction-by-transaction basis from the country of origin and the United Nations before the shipment of raw materials and finished goods can be made into Yugoslavia. Few licenses have been granted for the import of raw materials. Although licenses for finished goods are relatively easy to obtain, licenses for the importation of raw materials are granted only in exceptional cases. The denial of licenses for raw materials is intended to inhibit the productive capacity of Yugoslavian industry. See Note 12 of Notes to Consolidated Financial Statements of SPI.

EMPLOYEES

     As of June 30, 1994, the Company and its subsidiaries employed approximately 5,818 persons, of which approximately 777 were engaged in general and administrative matters, 1,506 in marketing and sales, 295 in research and development and 3,240 in production. Of these employees, approximately 3,847 are employed by Galenika, including 497 engaged in general and administrative matters, 682 in marketing and sales, 244 in research and development and 2,424 in production. All of the employees employed by Galenika, 357 employees of the Company's Mexican subsidiaries and 274 employees of the Company's Spanish subsidiary are covered by collective bargaining agreements. National labor laws in some foreign countries in which the Company has substantial operations, including Yugoslavia and Spain, govern the amount of wages paid to employees and establish restrictions, severance provisions and related requirements that must be satisfied prior to the termination of employees. In Mexico, the terms of the collective bargaining agreements expire in February 1995. Neither the Predecessor Companies nor the Company have experienced any work stoppage, slowdown or other serious labor problems which have materially impeded their business operations. In early 1994, there was a minor work stoppage at one of the Company's Mexican subsidiaries, which was satisfactorily resolved. The Company considers its relations with its employees to be satisfactory.

LICENSES, PATENTS AND TRADEMARKS

     The Company may be dependent on the protection afforded by its patents relating to Virazole(R) and no assurance can be given as to the breadth or degree of protection which these patents will afford the Company. The Company has patent rights in the United States expiring in 1999 relating to the use of Virazole(R) in humans to treat specified viral diseases. In addition, the Company's remaining foreign patent rights will expire at various times between 1994 and 1997. While the Company has foreign patents in certain countries covering Virazole(R), the Company has no, or limited, patent rights with respect to Virazole(R) in certain foreign countries where Virazole(R) is currently, or in the future may be, approved for commercial sale, including France, Germany and Great Britain. The Company has been granted a review classification (Concertation Procedure) for Virazole(R) as a treatment for chronic hepatitis C in all European Union countries (including France, Germany and Great Britain). As a result, approval of the application of Virazole(R) for treatment of chronic hepatitis C (if such approval is granted) would, in the European Union, provide the Company up to ten years of protection from the date of such approval of the application against competitors relying upon the Company's submitted documentation, including the results of clinical trials, to support such competitors' application to manufacture, market or sell generic substitutes of Virazole(R) for treatment of chronic hepatitis C. There can be no assurance that the loss of the Company's patent rights with respect to Virazole(R) upon expiration of the Company's patent rights in the United States, Europe and elsewhere will not result in competition from other drug manufacturers or will not otherwise have a significant adverse effect upon the business and operations of the Company. Marketing approvals in certain foreign countries provide an additional level of protection for products approved for sale in such countries. As a general policy, the Company expects to seek patents, where available, on inventions concerning novel drugs, techniques, processes or other products which it may develop or acquire in the future. However, there can be no assurance that any patents applied for will be granted, or that, if granted, they will have commercial value or as to the breadth or the degree of protection which these patents, if issued, will afford the Company. The Company intends to rely substantially on its unpatented proprietary know-how, but there can be no assurance that others will not develop substantially equivalent proprietary information or otherwise obtain access to the Company's know-how. Patents for pharmaceutical compounds are not available in certain countries in which the Company markets its products.

     Galenika manufactures and sells three of its top-selling antibacterial products, Pentrexyl(R), Longaceph(R) and Palitrex(R), under licenses from Bristol-Myers Squibb, Roche Holding AG and Eli Lilly, respectively. See
"-- Products."

     Many of the names of the Company's products are registered trademarks in the United States, Yugoslavia, Mexico, Canada, Spain, The Netherlands and other countries. The Company anticipates that the names of future products will be registered as trademarks in the major markets in which it will operate. Other organizations may in the future apply for and be issued patents or own proprietary rights covering technology which may become useful to the Company's business. The extent to which the Company at some future date may need to obtain licenses from others is not known.

GOVERNMENT REGULATION

     The Company is subject to licensing and other regulatory control by the FDA, the Nuclear Regulatory Commission, other Federal and state agencies and comparable foreign governmental agencies.

     FDA approval must be obtained in the United States and approval must be obtained from comparable agencies in other countries prior to marketing or manufacturing new pharmaceutical products for use by humans. Obtaining FDA approval for new products and manufacturing processes can take a number of years and involve the expenditure of substantial resources. To obtain FDA approval for the commercial sale of a therapeutic agent, the potential product must undergo testing programs on animals, the data from which is used to file an Investigational New Drug Application with the FDA. In addition, there are three phases of human testing. Phase I: safety tests for human clinical experiments, generally in normal, healthy people; phase II: expanded safety tests conducted in people who are sick with the particular disease condition that the drug is designed to treat; and phase III: greatly expanded clinical trials to determine the effectiveness of the drug at a particular dosage level in the affected patient population. The data from these tests is combined with data regarding chemistry, manufacturing and animal toxicology and is then submitted in the form of a NDA to the FDA. The preparation of a NDA requires the expenditure of substantial funds and the commitment of substantial resources. The review by the FDA could take up to several years. If the FDA determines that the drug is safe and effective, the NDA is approved. No assurance can be given that authorization for the commercial sale by the Company of any new drugs or compounds for any application will be secured in the United States or any other country, or that, if such authorization is secured, those drugs or compounds will be commercially successful. The FDA in the United States and other regulatory agencies in other countries also periodically inspect manufacturing facilities.

LITIGATION, GOVERNMENT INVESTIGATIONS AND OTHER MATTERS

     Litigation: The Predecessor Companies were parties to a number of pending and threatened lawsuits. As a result of the Merger, the Company has assumed all of the Predecessor Companies' liabilities with respect to such lawsuits and the Company has become a party to the lawsuits summarized below and a number of other pending or threatened lawsuits arising out of, or incident to, its ordinary course of business. In the opinion of management, neither the lawsuits discussed below nor various other pending lawsuits to which the Company has become a party as a result of the Merger will have a material adverse effect on the consolidated financial position or the operations of the Company.

     ICN, SPI and Viratek and certain of their officers and directors (collectively, the "ICN Defendants") were named defendants in certain consolidated class actions pending in the United States District Court for the Southern District of New York entitled In re Paine Webber Securities Litigation (Case No. 86 Civ. 6776 (VLB)); In re ICN/Viratek Securities Litigation (Case No. 87 Civ. 4296 (VLB)). In the Third Amended Consolidated Class Action Complaint, plaintiffs allege that the ICN Defendants made, or aided and abetted Paine Webber in making, misrepresentations of material fact and omitted to state material facts concerning the business, financial condition and future prospects of ICN, Viratek and SPI in certain public announcements, Paine Webber, Inc. ("PaineWebber") research reports and filings with the Commission. The alleged misstatements and omissions primarily concern developments regarding Virazole(R), including the efficacy, safety and market for the drug. The plaintiffs allege that such misrepresentations and omissions violate Section 10(b) of the Exchange Act and Rule 10b-5 promulgated thereunder and constitute common law fraud and misrepresentation. The ICN Defendants filed their Answer, containing affirmative defenses, on February 15, 1993. Plaintiffs seek the certification of classes of persons who purchased ICN, Viratek or SPI common stock during the period January 7, 1986 through April 15, 1987. In their memorandum of law, dated

February 4, 1994, the ICN Defendants argue that class certification may only be granted for purchasers of ICN common stock for the period August 12, 1986 through February 20, 1987 and for purchasers of Viratek common stock for the period December 9, 1986 through February 20, 1987. The ICN Defendants assert that no class should be certified for purchasers of the common stock of SPI for any period. Oral argument on plaintiffs' motion for class certification was held on June 2, 1994. To date, no decision has been rendered.

     On October 20, 1993, plaintiffs informed the Court that they had reached an agreement to settle with co-defendant PaineWebber. On May 6, 1994, plaintiffs submitted their Stipulation of Settlement to the Court. The hearing on the Stipulation of Settlement was held on July 27, 1994. The Court approved the proposed settlement and requested additional information in connection with Plaintiff's counsel's application for attorney fees and costs. Fact discovery is complete and expert discovery is virtually complete. Plaintiffs' damages expert, utilizing assumptions and methodologies that the ICN Defendants' damages experts find to be inappropriate under the circumstances, has testified that assuming that classes were certified for purchasers of ICN, Viratek and SPI common stock for the entire class periods alleged by plaintiffs, January 7, 1986 through April 15, 1987, and further assuming that all of the plaintiffs' allegations were proven, potential damages against ICN, Viratek and SPI would, in the aggregate, amount to $315,000,000. The ICN Defendants' four damages experts have testified that damages are zero. On May 4, 1994, plaintiffs' counsel agreed to stipulate to the dismissal of the aiding and abetting claim asserted against the ICN Defendants and a formal stipulation will be submitted to the Court in the near future. Management believes that, having extensively reviewed the issues in the above referenced matters, there are strong defenses and the Company intends to defend the litigation vigorously. While the ultimate outcome of these lawsuits cannot be predicted with certainty, and an unfavorable outcome could have a material adverse effect on the Company, at this time management does not expect that these matters will have a material adverse effect on the financial position, results of operations or liquidity of the Company.

     In February 1992, an action was filed in California Superior Court for the County of Orange by Gencon Pharmaceuticals, Inc. ("Gencon") against ICN Canada Limited ("ICN Canada"), SPI, and ICN alleging breach of contract and related claims arising out of a manufacturing contract between Gencon and ICN Canada. ICN and SPI were dismissed from the action in March 1993 based on SPI 's agreement to guarantee any judgment against ICN Canada. Following trial in October and November 1993, the judge granted judgment in favor of Gencon for breach of contract in the amount of approximately $2,100,000 plus interest, costs and attorneys' fees (which sums total approximately $650,000). ICN Canada intends to prosecute vigorously its post-trial motions and any necessary appeal. ICN Canada's appeal from this judgment is now pending. SPI's December 31, 1993 financial statements include an accrual in an amount equal to what the Company believes is the maximum exposure with regard to this contingency.

     Four lawsuits have been filed with respect to the Merger in the Court of Chancery in the State of Delaware. Three of these lawsuits, entitled Helmut Kling v. Milan Panic, et al., Jallath v. Milan Panic, et al., and Amy Hoffman v. Milan Panic, et al., were filed by stockholders of SPI and, in the Jallath lawsuit, of Viratek, against ICN, SPI, Viratek (in the Jallath lawsuit) and certain directors and officers of ICN, SPI and/or Viratek (including Milan Panic) and purport to be class actions on behalf of all persons who hold shares of SPI common stock and, in the Jallath lawsuit, Viratek common stock. The fourth lawsuit, entitled Joice Perry v. Nils O. Johannesson, et. al., was filed by a stockholder of Viratek against ICN, Viratek and certain directors and officers of ICN, SPI and Viratek (including Milan Panic) and purports to be a class action on behalf of all persons who hold shares of Viratek common stock. These suits allege that the consideration to be provided to the public stockholders of SPI and/or Viratek (as applicable) in the Merger is unfair and inadequate, and that the defendants have breached their fiduciary duties in approving the proposed Merger and otherwise. The Company believes that these suits are without merit and intends to defend them vigorously.

     Government Investigations: In May 1991, ICN completed a civil settlement with the United States Justice Department regarding a grand jury investigation initiated in September 1988. The grand jury investigation, in which ICN and its subsidiaries were targets, generally related to compliance by ICN and its subsidiaries with applicable FDA statutes and regulations concerning the marketing and sale of Virazole(R). In settling the matter, ICN entered into a civil consent decree whereby it neither admitted nor denied any violations of FDA statutes and regulations. In addition, ICN agreed that it and its affiliates would abide by all FDA laws and regulations in the future and agreed to pay $400,000 and to reimburse the FDA $200,000 for administrative costs. The consent decree expired by its terms at the end of May 1994.

     On October 7, 1991, ICN, Viratek, Milan Panic, Chairman of the Board, President and Chief Executive Officer of the Company, and Dr. Weldon B. Jolley, a director of ICN, entered into a settlement agreement in the form of a Consent Decree with the Commission, ending the Commission's investigation of ICN and Viratek which began in 1987 and generally concerned disclosures by ICN and Viratek in 1986 and 1987 relating to the safety and efficacy of Virazole(R) in treating certain AIDS-related conditions. Without admitting or denying any violations of the securities laws, ICN, Viratek and the individuals agreed not to violate securities laws in the future.

     Product Liability: The Company could be exposed to possible claims for personal injury resulting from allegedly defective products. The Company generally self-insures against potential product liability exposure with respect to its marketed products, including Virazole(R). While to date no material claim for personal injury resulting from allegedly defective products, including Virazole(R), has been successfully maintained against any of the Predecessor Companies, a substantial claim, if successful, could have a material adverse effect on the Company. See "Investment Considerations -- Potential Product Liability Exposure and Lack of Insurance."

     Environmental Matters: The Company has not experienced any material impact on its capital expenditures, earnings or competitive position as a result of compliance with any laws or regulations regarding the protection of the environment. The Company believes it is in compliance in all material respects with applicable laws relating to the protection of the environment.

                                   MANAGEMENT

     Upon consummation of the Merger, the following individuals are expected to be the members of the Board of Directors and executive officers of the Company:

               NAME                  AGE        PRESENT POSITION WITH THE COMPANY
               ----                  ---        ---------------------------------
Milan Panic                          64      Chairman of the Board, Chief Executive
                                             Officer and President
Norman Barker, Jr.                   71      Director
Birch E. Bayh, Esq.                  66      Director
Alan F. Charles                      56      Director
Robert H. Finch, Esq.                68      Director
Roger Guillemin, M.D., Ph.D.         70      Director
Adam Jerney                          52      Director, Executive Vice President -- Chief
                                             Operating Officer
Weldon B. Jolley, Ph.D.              67      Director
Vernon Knight, M.D.                  76      Director
Jean Francois Kurz                   60      Director
Thomas H. Lenagh                     73      Director
Charles T. Manatt                    58      Director
James P. Miscoll                     59      Director
Stephen Moses                        59      Director
Michael Smith, Ph.D.                 62      Director
Roberts A. Smith, Ph.D.              65      Director
Richard W. Starr                     73      Director
John E. Giordani                     52      Executive Vice President -- Chief Financial
                                             Officer and Corporate Controller
Nils O. Johannesson, M.D., Ph.D.     49      Executive Vice President -- Research and
                                             Development
Bill A. MacDonald                    46      Executive Vice President -- Corporate
                                             Development
John F. Phillips                     53      Executive Vice President -- Administration
David C. Watt                        41      Executive Vice President -- General Counsel
Jack Sholl                           53      Senior Vice President -- Human Resources

     Each of the individuals expected to be directors of the Company is currently a director of at least one of the Predecessor Companies. It is expected that the members of the Board of Directors of New ICN, other than officers of New ICN, will be paid an annual fee of $22,000, payable quarterly, plus a fee of $500 for every Board meeting attended and an additional fee of $500 for every committee meeting attended. Such fees would be consistent with the fees currently paid to the ICN directors. See "Executive Compensation and Related Matters -- Compensation of Directors of the Predecessor Companies." It is also expected that New ICN will provide other compensation to the New ICN directors substantially similar to the compensation presently provided to the directors of Merging Companies.

     Mr. Panic is employed under an Employment Agreement with ICN (which will be assumed by the Company) which expires in November 1994. The Company will assume, from the Predecessor Companies, employment agreements with Messrs. Jerney, Giordani, MacDonald, Phillips, Watt and Sholl. Each of these agreements, which were entered into in March 1993, has an initial term of three years and is automatically extended for one year terms unless either the employee or the Company elects not to extend it. These agreements also provide for certain payments if, after a change of control (as defined), the employee's employment is terminated under certain circumstances. Executive officers are elected annually.

     The Company has adopted a charter provision which limits the monetary liability, under certain circumstances, of its directors and, as a matter of policy, enters into indemnification agreements with certain of its officers and directors to the fullest extent permitted under Delaware law.

     The Company's charter provides that the Company's Board will be divided into three classes of directors, as nearly equal in number as reasonably possible, except for any directors elected separately by the shareholders of any one or more series of New ICN Preferred Stock. The term of office of the first class of directors will expire at the 1995 Annual Meeting of Stockholders, the term of office of the second class of directors will expire at the 1996 Annual Meeting of Stockholders, and the term of office of the third class of directors will expire at the 1997 Annual Meeting of Stockholders. Of the initial directors, Drs. Knight, Jolley and Roberts A. Smith, and Messrs. Finch, Lenagh and Starr will serve until the 1995 Annual Meeting of Stockholders; Dr. Michael Smith and Messrs. Barker, Bayh, Charles, Jerney and Moses will serve until the 1996 Annual Meeting of Stockholders; and Dr. Guillemin and Messrs. Kurz, Manatt, Miscoll and Panic will serve until the 1997 Annual Meeting of Stockholders. Starting with the 1995 Annual Meeting of Stockholders, one class of directors will be elected each year for a three-year term.


     Milan Panic, the founder of ICN, has been Chairman of the Board, Chief Executive Officer and President of ICN since its inception in 1960; except for a leave of absence from July 14, 1992 to March 4, 1993 while he was serving as Prime Minister of Yugoslavia and a leave of absence from October 1979 to June 1980. Mr. Panic has also served as Chairman of the Board and Chief Executive Officer of SPI, Viratek and Biomedicals since their respective inceptions (except for such leaves of absence).


     Norman Barker, Jr., has served as a director of ICN since 1992 and as a director of SPI since 1988. Mr. Barker is the retired Chairman of the Board of First Interstate Bank of California and Former Vice Chairman of the Board of First Interstate Bancorp. Mr. Barker joined First Interstate Bank of California in 1957 and was elected President and Director in 1968, Chief Executive Officer in 1971 and Chairman of the Board in 1973. He retired as Chairman of the Board at the end of 1985. Mr. Barker is also a director of Pacific American Income Shares, Inc., Southern California Edison Company and TCW Convertible Securities Fund, Inc.

     Birch E. Bayh, Esq., has served as a director of ICN since 1992. Senator Bayh is a partner in the law firm of Bayh, Connaughton, Fensterheim & Malone. Senator Bayh was previously a partner of the Indianapolis, Indiana and Washington, D.C. law firm of Bayh, Tabbert & Capehart from April 1981 through June 1985. From 1963 to 1981, Senator Bayh served as United States Senator from the State of Indiana. Senator Bayh is also a director of Acordia, Inc. and Simon Property Group.

     Alan F. Charles has served as a director of SPI since 1986. Mr. Charles was Vice Chancellor of University Relations at the University of California, Los Angeles from 1980 to 1993 and served in various administrative capacities at that university since 1972.

     Robert H. Finch, Esq., has served as a director of ICN since 1976 and as a director of Viratek since 1980. Mr. Finch has been a partner in the Pasadena, California law firm of Fleming, Anderson, McClung & Finch since 1976. Prior thereto he was counsel to President of the United States from 1971 to 1972, Secretary of the United States Department of Health, Education and Welfare from 1969 to 1972, and Lieutenant Governor of the State of California from 1967 to 1969. Mr. Finch is also a director of Nationwide Health Properties, Inc. and Continental Graphics.

     Roger Guillemin, M.D., Ph.D., has served as a director of SPI since 1989, as a director of Viratek since 1992 and as a director of ICN since 1993. Dr. Guillemin has been Distinguished Scientist at the Whittier Institute in La Jolla, California since March 1989 and was Resident Fellow and Chairman of the Laboratories for Neuroendocrinology at the Salk Institute in La Jolla, California, and Adjunct Professor of Medicine at the Medical School of the University of California at San Diego. Dr. Guillemin was awarded the Nobel Prize in Medicine in 1977 and, in the same year, was presented the National Medal of Science by the President of the United States. He was affiliated with the Department of Physiology at Baylor College of Medicine in Houston, Texas from 1952 to 1970. Dr. Guillemin is a member of the National Academy of Sciences, and a Fellow of the American Association for the Advancement of Science. Dr. Guillemin has also served as President of the American Endocrine Society. Dr. Guillemin is also a director of Erbamont N.V.

     Adam Jerney has served as a director of ICN, SPI, Viratek and Biomedicals since 1992. Prior to the Merger, Mr. Jerney was President and Chief Operating Officer of SPI. He served as Chairman of the Board and Chief Executive Officer of ICN, SPI, Viratek and Biomedicals from July 14, 1992 to March 4, 1993 during Milan Panic's leave of absence (as discussed below). Mr. Jerney joined ICN in 1973 as Director of Marketing Research in Europe and assumed the position of General Manager of ICN Netherlands in 1975. In 1981, he was elected Vice President -- Operations and in 1987 he assumed his current position. Prior to joining ICN, he spent four years with F. Hoffmann-LaRoche & Company.

     Weldon B. Jolley, Ph.D., has served as a director of ICN since 1960. Dr. Jolley is President of Golden Opportunities and was President of the Nucleic Acid Research Institute, a former division of ICN, from 1985 to 1989. Dr. Jolley was a Vice-President of ICN until 1990. Prior to that, he was, for eleven years, Professor of Surgery at the Loma Linda University School of Medicine in Loma Linda, California and a physiologist at the Veterans Hospital in Loma Linda, California.

     Vernon Knight, M.D., has served as a director of Viratek since 1981. Dr. Knight is Professor at Baylor College of Medicine ("Baylor") in Houston, Texas. He has also served as a consultant to the United States Army Medical Research Institute of Infectious Diseases and has served as a member of the National Institutes of Health's Task Force on Immunization, Research and Development Panel.

     Jean-Francois Kurz has served as a director of Biomedicals since 1989. Mr. Kurz was a member of the Board of Directors and the Executive Committee of the Board of DG Bank Switzerland Ltd. from 1990 to 1992. In 1988 and 1989, Mr. Kurz served as a General Manager of TDB American Express Bank of Geneva and, from 1969 to 1988, he was Chief Executive Officer of Banque Gutzweiler, Kurz, Bungener in Geneva. Mr. Kurz is also Chairman of the Board and a director of Banque Pasche S.A., Geneva.

     Thomas H. Lenagh has served as a director of Biomedicals since 1983 and was a director of ICN from 1979 to April 1989. Mr. Lenagh is an independent financial advisor. He was Chairman of the Board of Greiner Engineering, Inc. from 1982 to 1985. Mr. Lenagh served as Financial Vice President to the Aspen Institute from 1978 to 1980, and since then as an independent financial consultant. From 1964 to 1978 he was Treasurer of the Ford Foundation. Mr. Lenagh is also a director of Adams Express Company, U.S. Life Corporation, SCI Systems, Inc., Gintel Funds, Irvine Sensors, Inc., CML, Inc., Clemente Global Funds, Franklin Quest, V Band Corp. and Styles On Video.

     Charles T. Manatt has served as a director of SPI since 1992. Mr. Manatt is a partner in the law firm of Manatt, Phelps & Phillips, of which he was a founder in 1964. Mr. Manatt served as Chairman of the Democratic Party from 1981 to 1985. Mr. Manatt is also a director of Federal Express, GTE and Castle & Cooke Homes.

     James P. Miscoll has served as a director of SPI since 1992. Mr. Miscoll is the retired Vice-Chairman of Bank of America, where he had served in a number of positions since 1962. Mr. Miscoll is also a director of Coast Federal Financial Inc., Rykoff Sexton, Inc. and the California Higher Education Loan Authority.

     Stephen D. Moses has served as a director of SPI since 1988. Mr. Moses is Chairman of the Board of Stephen Moses Interests. He was formerly Chairman of the Board of National Investment Development Corporation and Brentwood Bank in Los Angeles, California and a member of the National Advisory Board of the Center for National Policy. Mr. Moses serves on the Board of Visitors of Hebrew Union College as well as the Board of Trustees of Franklin and Marshall College and the UCLA Foundation. From 1967 to 1971, Mr. Moses was an executive of the Boise Cascade Corporation, serving in several capacities, including President of Boise Cascade Home and Land Corporation. In the early 1970's, Mr. Moses was President of Flagg Communications, Inc.

     Michael Smith, Ph.D., has served as a director of ICN since 1994. Dr. Smith is Director of the Biomedical Research Center, a privately funded research institute at the University of British Columbia. In 1993, Dr. Smith received the Nobel Prize in Chemistry. He has been a career investigator of the Medical Research Council of Canada since 1979 and is a member of the American Endocrine Society.

     Roberts A. Smith, Ph.D., has served as a director of ICN since 1960 and as a director of Viratek since 1992. Dr. Smith was President of Viratek and Vice President -- Research and Development of SPI through 1992. Dr. Smith was also a director of the Nucleic Acid Research Institute from 1985 to 1989. For more than eleven years, Dr. Smith was Professor of Chemistry and Biochemistry at the University of California at Los Angeles. Dr. Smith is also a director of PLC Systems.

     Richard W. Starr has served as a director of ICN since 1983. Mr. Starr is the retired Executive Vice President and Chief Credit Officer Worldwide of First Interstate Bank of California. Mr. Starr spent 31 years with First Interstate before retiring in 1983 and has over 44 years of experience in commercial banking.

     John E. Giordani joined ICN in June 1986 after serving as Vice President and Corporate Controller of Revlon, Inc., in New York, New York since February 1982. Prior to the Merger, Mr. Giordani's primary duties were as Chief Financial Officer of ICN. He devoted insubstantial time to Biomedicals and Viratek. From 1978 until February 1982, he held Deputy and Assistant Corporate Controller positions with Revlon, Inc. He was with Peat, Marwick, Mitchell & Co. from 1969 to 1978.

     Nils O. Johannesson, M.D., Ph.D., joined SPI in 1992. Prior to the Merger, he was President of Viratek since 1993 and also Vice President of Research and Development and New Products of SPI. Prior to joining SPI, he was Senior Vice President, Research and Development at A.L. Laboratories, Inc. since 1990. From 1986 to 1990, he served as President of the pharmaceutical division of the Danish company, Dumex, an A.L. Laboratories subsidiary, and from 1984 to 1985, he headed research and development and production at Dumex. From 1979 through 1984, Dr. Johannesson was employed by Astra AB where he was responsible for clinical trials and project management.

     Bill A. MacDonald joined ICN in March 1982. Prior to the Merger, he was President of Biomedicals since March 18, 1993. From 1980 to 1982, he served as the Tax Manager of Pertec Computer Corporation. From 1973 to 1980, he was Tax Manager and Assistant Treasurer of Republic Corporation.

     John F. Phillips joined SPI in April 1988 as Senior Vice President and Chief Financial Officer. Prior to the Merger, he was Executive Vice President and Chief Financial Officer of SPI. He managed private assets and was a business consultant from January 1986 to March 1988. From June 1984 through November 1985, he was Senior Vice President and Chief Financial Officer for Playboy Enterprises, Inc. From 1978 through 1984, he was with Max Factor and Company as Senior Vice President and Financial Officer.

     David C. Watt joined ICN in March 1988 as Assistant General Counsel and Secretary. He was elected Vice President -- Law and Secretary in December 1988. In January 1992, Mr. Watt was promoted to Senior Vice President of ICN. On February 1, 1994, Mr. Watt was elected Executive Vice President -- Corporate Development of ICN. From 1986 to 1987, he was President and Chief Executive Officer of Unitel Corporation. He also served as Executive Vice President and General Counsel and Secretary of Unitel Corporation during 1986. From 1983 to 1986, he served with ICA Mortgage Corporation as Vice President, General Counsel and Corporate Secretary. Prior to that time, he served with Central Savings Association as Assistant Vice President and Associate Counsel from 1981 to 1983 and as Assistant Vice President from 1980 to 1981.

     Jack A. Sholl joined ICN in August 1987 as Vice President, Public Relations. Prior to the Merger, he was promoted to Senior Vice President. From 1979 to August 1987, he served as Director of Financial and Media Communications with Warner-Lambert Company of Morris Plains, New Jersey, and from 1973 to 1979 as Manager, Department of Communications with Equibank, N.A. of Pittsburgh, Pennsylvania. Prior to that time, he served on the Public Relations staff of the New York Stock Exchange (1971-1973) and in editorial positions with The Associated Press (1968-1971), the last as supervising Business and Financial Editor in New York.

     In October 1991, the Company's Chairman of the Board, Mr. Panic, without admitting or denying allegations in a complaint filed by the Commission, consented to the entry of a judgment which enjoins violations of the federal securities laws. See "Business -- Litigation, Government Investigations and Other Matters."

                   EXECUTIVE COMPENSATION AND RELATED MATTERS

SUMMARY COMPENSATION TABLE

     The following table sets forth the annual and long-term compensation awarded to, earned by, or paid to the Chief Executive Officer of each of the Predecessor Companies and the four most highly paid executive officers, other than the Chief Executive Officer, of each of the Predecessor Companies who will become executive officers of New ICN (which, because of overlap of position, consist of only eight persons) (collectively, the "Named Executive Officers") for services rendered to the Predecessor Companies in all capacities for 1993, 1992 and 1991.

                           SUMMARY COMPENSATION TABLE


                                                                               LONG-TERM
                                               ANNUAL COMPENSATION            COMPENSATION
                                      -------------------------------------      AWARDS
                                                                  OTHER       ------------
           NAME AND                                               ANNUAL       SECURITIES      ALL OTHER
      PRINCIPAL POSITION                                       COMPENSATION    UNDERLYING     COMPENSATION
       WITH THE COMPANY        YEAR   SALARY($)    BONUS($)       ($)(1)      OPTIONS(#)(2)      ($)(3)
- ------------------------------ ----   ---------   ----------   ------------   ------------    ------------
Milan Panic                    1993   $ 535,000   $       --     $     --         60,000(4)     $ 49,245(5)
  Chairman, President          1992     535,000    5,675,000           --        900,000(4)       49,041(5)
  and Chief Executive Officer  1991     535,000      150,000           --             --           1,458
Adam Jerney                    1993     380,000       38,100           --        150,000(6)       18,730(8)
  Executive Vice               1992     321,821      370,000(7)         --       450,000(6)       20,268(8)
  President -- Chief           1991     244,799      156,000           --        140,000(6)        6,421(8)
  Operating Officer
Bill A. MacDonald              1993     200,000           --           --        125,000(9)       13,496
  Executive Vice               1992     168,322       90,000(7)         --        30,000(9)       15,125
  President -- Corporate       1991     157,310      190,000           --         25,000(9)       14,960
  Development
John E. Giordani               1993     225,195           --           --         65,000(10)      38,886
  Executive Vice               1992     210,472       90,000(7)         --        30,000(10)      25,778
  President -- Chief           1991     196,693      130,000           --         25,000(10)       9,828
  Financial Officer and
  Corporate Controller
David C. Watt                  1993     180,000           --           --         55,000(11)       5,817(8)
  Executive Vice               1992     134,825      169,200(7)         --        20,000(11)       1,320(8)
  President -- General         1991     128,404       25,000           --         32,500(11)       1,020(8)
  Counsel
John F. Phillips               1993     190,000           --           --         55,000(12)       7,617
  Executive Vice               1992     140,000      228,600(7)         --        20,000(12)       4,200
  President --                 1991     130,005       82,000           --         23,000(12)       2,119
  Administration
Nils O. Johannesson            1993     193,333        6,667           --         15,000(13)          --
  Executive Vice               1992     120,697       74,480(7)         --        15,000(13)          --
  President -- Research        1991          --           --           --             --              --
  and Development
Jack Sholl                     1993     172,043       25,000           --         15,000(14)      24,429(8)
  Senior Vice President --     1992     163,856       70,000(7)         --        10,000(14)      11,716(8)
  Human Resources              1991     153,137       25,000        2,551         20,000(14)       2,551(8)


- ---------------

 (1) Unless otherwise indicated, with respect to any individual named in the above table, the aggregate amount of perquisites and other personal benefits, securities or property was less than either $50,000 or 10% of the total annual salary and bonus reported for the Named Executive Officer.

 (2) Includes grants of options to purchase shares of common stock of ICN ("ICN Common Stock"), common stock of SPI ("SPI Common Stock"), common stock of Viratek ("Viratek Common Stock") and common stock of Biomedicals ("Biomedicals Common Stock").

 (3) Except where otherwise indicated, the amounts in this column represent matching contributions to ICN's 401(k) plan, amounts accrued under an executive deferral plan and medical benefits and medical and life insurance premiums.

 (4) Mr. Panic was granted options to purchase the following shares of ICN Common Stock, SPI Common Stock, Viratek Common Stock and Biomedicals Common
     Stock:

                                          ICN         SPI       VIRATEK     BIOMEDICALS
                                        -------     -------     -------     -----------
            1993......................    --             --          --        60,000
            1992......................    --        400,000     200,000       300,000
            1991......................    --             --          --            --

 (5) Includes $39,262 and $38,242 for legal services and miscellaneous fringe benefits in 1993 and 1992, respectively.

 (6) Mr. Jerney was granted options to purchase the following shares of ICN Common Stock, SPI Common Stock, Viratek Common Stock and Biomedicals Common
     Stock:

                                          ICN         SPI       VIRATEK     BIOMEDICALS
                                        -------     -------     -------     -----------
            1993......................   50,000      50,000      50,000            --
            1992......................  100,000     150,000     100,000       100,000
            1991......................   40,000     100,000          --            --

 (7) Includes 1991 performance bonus paid in 1992, bonus on the completion of the Galenika transaction and the early payment of the 1992 performance bonus in anticipation of the increase in federal income tax rates (which bonus would have ordinarily been paid 1993).

 (8) In the three year period 1993, 1992 and 1991, Mr. Jerney realized $359,541 and $2,280,698 on sales of ICN and SPI Common Stock, respectively. Mr. Watt realized $69,375, $68,000 and $646,699 on sales of ICN, Viratek and SPI Common Stock, respectively. Mr. Sholl realized $90,918 and $280,138 on sales of ICN and SPI Common Stock. These stock option gains are not reflected in the "All Other Compensation" column.

 (9) Mr. MacDonald was granted options to purchase the following shares of ICN Common Stock, SPI Common Stock, Viratek Common Stock and Biomedicals Common
     Stock:

                                          ICN         SPI       VIRATEK     BIOMEDICALS
                                        -------     -------     -------     -----------
            1993......................   25,000      40,000      10,000        50,000
            1992......................       --      30,000          --            --
            1991......................   10,000      10,000       5,000            --

(10) Mr. Giordani was granted options to purchase the following shares of ICN Common Stock, SPI Common Stock, Viratek Common Stock and Biomedicals Common
     Stock:

                                          ICN         SPI       VIRATEK     BIOMEDICALS
                                        -------     -------     -------     -----------
            1993......................   25,000          --      10,000        30,000
            1992......................       --      30,000          --            --
            1991......................   10,000      10,000       5,000            --

(11) Mr. Watt was granted options to purchase the following shares of ICN Common Stock, SPI Common Stock, Viratek Common Stock and Biomedicals Common Stock:

                                          ICN         SPI       VIRATEK     BIOMEDICALS
                                        -------     -------     -------     -----------
            1993......................   25,000      20,000      10,000            --
            1992......................       --      20,000          --            --
            1991......................   20,000      12,500          --            --

 (12) Mr. Phillips was granted options to purchase the following shares of ICN Common Stock, SPI Common Stock, Viratek Common Stock and Biomedicals Common Stock:

                                            ICN        SPI       VIRATEK     BIOMEDICALS
                                           ------     ------     -------     -----------
            1993.........................  25,000     20,000      10,000            --
            1992.........................      --     20,000          --            --
            1991.........................      --     23,000          --            --

(13) Dr. Johannesson was granted options to purchase the following shares of ICN Common Stock, SPI Common Stock, Viratek Common Stock and Biomedicals Common
     Stock:

                                            ICN        SPI       VIRATEK     BIOMEDICALS
                                           ------     ------     -------     -----------
            1993.........................      --         --      15,000            --
            1992.........................      --     15,000          --            --
            1991.........................      --         --          --            --

(14) Mr. Sholl was granted options to purchase the following shares of ICN Common Stock, SPI Common Stock, Viratek Common Stock and Biomedicals Common
     Stock:

                                            ICN        SPI       VIRATEK     BIOMEDICALS
                                           ------     ------     -------     -----------
            1993.........................      --     10,000       5,000            --
            1992.........................      --     10,000          --            --
            1991.........................  20,000         --          --            --

     In July 1992, Milan Panic, Chairman of the Board, President and Chief Executive Officer of ICN, with the approval of ICN's Board of Directors, became Prime Minister of Yugoslavia and was granted a paid leave of absence from all duties to ICN while retaining his title as Chairman of the Board. Mr. Panic and ICN entered into a Leave of Absence and Reemployment Agreement which contained mutual obligations, requiring, among other things, that ICN reemploy Mr. Panic and that Mr. Panic return to his previous positions with ICN. Mr. Panic was succeeded as Prime Minister on March 4, 1993, and pursuant to the Leave of Absence and Reemployment Agreement, returned to his duties at ICN.


     In addition to the salaries of Mr. Panic and certain ICN employees assisting him during his leave of absence, ICN incurred certain other expenses in connection with Mr. Panic's transition to and return from his leave of absence. Mr. Panic reimbursed ICN for certain expenses paid by ICN but sought reimbursement from ICN for certain of these expenses. ICN retained a recently retired member of the California Superior Court to review the expenses. The Judge prepared a report for the Audit Committees of ICN and SPI, which report was reviewed and approved by these Audit Committees. Based on the recommendation of these Audit Committees, the ICN and SPI Boards of Directors approved the reimbursement to Mr. Panic for substantially all such expenses.


     Mr. Panic has reimbursed certain withholding taxes due as of December 31, 1992, previously advanced by ICN, in connection with the exercise of stock options, in the amount of $1,351,000. Mr. Panic paid these amounts in 1993, in the form of cash in the amount of $678,000 and Viratek Common Stock in the amount of $776,000 valued at fair market value.

     On April 1, 1992, the Board of Directors granted Mr. Panic a bonus of 200,000 shares of SPI Common Stock for his extraordinary efforts in completing the Galenika transaction. The value of these shares at the date of grant was $5,375,000. Mr. Panic sold the shares during 1993 for a realized value of $4,005,223. Additionally, in 1993, Mr. Panic realized $1,881,250 and $1,853,000 on other sales of shares of ICN Common Stock and SPI Common Stock, respectively.

     On December 20, 1990, with the approval of the Board of Directors of ICN, Mr. Panic borrowed 200,000 shares of SPI Common Stock from ICN (which shares had a market value as of that date of $1,935,000). Mr. Panic was obligated to return these shares together with interest at the rate of two times SPI's then-current dividend rate. No restrictions were imposed on the use of such shares and, therefore, the shares could have since been used by Mr. Panic as collateral for borrowing or could have been sold by him. All such shares of SPI Common Stock have since been returned to ICN.

OPTION GRANTS

     The following table sets forth information with respect to options to purchase shares of ICN Common Stock, SPI Common Stock, Viratek Common Stock and Biomedicals Common Stock granted in 1993 to the Named Executive Officers:

                       OPTION GRANTS IN LAST FISCAL YEAR


                                        NUMBER OF
                                        SECURITIES       PERCENT OF
                                        UNDERLYING      TOTAL OPTIONS
                                         OPTIONS         GRANTED TO        EXERCISE                     GRANT DATE
                                         GRANTED        EMPLOYEES IN        PRICE       EXPIRATION     PRESENT VALUE
        NAME               COMPANY         (#)           FISCAL YEAR        ($/SH)         DATE           $(1)(2)
- ---------------------    -----------    ----------     ---------------     --------     ----------     -------------
Milan Panic              Biomedicals      60,000             12.0%         $  3.250       4/15/03        $  60,600
Adam Jerney              ICN              50,000             30.1             6.375       1/13/03          245,500
                         SPI              50,000              7.2            10.375       1/12/03          325,731
                         Viratek          50,000             22.7            10.000       5/11/03          424,500
Bill A. MacDonald        ICN              25,000             15.1             6.375       1/13/03          122,750
                         SPI              40,000              5.7            10.375       1/12/03          255,473
                         Viratek          10,000              4.5            10.000       5/11/03           84,900
                         Biomedicals      50,000             10.0             3.250       4/15/03           50,500
John E. Giordani         ICN              25,000             15.1             6.375       1/12/03          122,750
                         Viratek          10,000              4.5            10.000       5/11/03           84,900
                         Biomedicals      30,000              6.0             3.250       4/15/03           30,300
David C. Watt            ICN              25,000             15.1             6.375       1/13/03          122,750
                         SPI              20,000              2.9            10.375       1/12/03          130,289
                         Viratek          10,000              4.5            10.000       5/11/03           84,900
John F. Phillips         ICN              25,000             15.1             6.375       1/13/03          122,750
                         SPI              20,000              2.9            10.375       1/12/03          130,289
                         Viratek          10,000              4.5            10.000       5/11/03           84,900
Nils O. Johannesson      Viratek          15,000             12.5            10.000       1/12/03          127,350
Jack Sholl               SPI              10,000              1.5            10.375       1/12/03           65,141
                         Viratek           5,000              2.3            10.000       5/11/03           42,450


- ---------------

(1) The options granted have ten year terms. The options vest according to the following schedule: 25% on the first anniversary of the date of grant and 25% on each of the next succeeding three anniversary dates of the grant date. The options were granted with an exercise price equal to the fair market value of the underlying shares on the date of grant.

(2) Based on the Black-Scholes option pricing model adapted for use in valuing executive stock options. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The estimated values under that model are based on arbitrary assumptions as to variables such as interest rates, stock price volatility and future dividend yield.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth information with respect to each of the Predecessor Companies regarding (i) stock option exercises by the Named Executive Officers during 1993 and (ii) unexercised stock options held by the Named Executive Officers at December 31, 1993:

                          AGGREGATED OPTION EXERCISES
                  IN 1993 AND DECEMBER 31, 1993 OPTION VALUES

                                                                      NUMBER OF UNEXERCISED
                                                                      SECURITIES UNDERLYING               VALUE OF UNEXERCISED
                                                                           OPTIONS AT                     IN-THE-MONEY OPTIONS
                             SHARES                                   DECEMBER 31, 1993 (#)            AT DECEMBER 31, 1993 ($)(2)
                           ACQUIRED ON           VALUE           -------------------------------     -------------------------------
  NAME         COMPANY     EXERCISE (#)     REALIZED ($)(1)      EXERCISABLE      UNEXERCISABLE      EXERCISABLE      UNEXERCISABLE
  ----       -----------   ------------     ----------------     ------------     --------------     ------------     --------------
Milan
Panic        ICN              832,000          $5,436,000                 --               --         $       --        $       --
             SPI              284,054(3)        2,644,935            502,259               --            601,891                --
             Viratek          141,091(4)        1,461,306            488,908               --          2,291,033                --
             Biomedicals           --                  --            400,000          260,000                 --            75,000
Adam
Jerney       ICN               50,519             372,795             37,500          132,500             93,750           343,750
             SPI               80,420             894,569            132,194          233,158            187,920           677,128
             Viratek               --                  --             26,250          131,250             68,750           243,750
             Biomedicals           --                  --             25,000           75,000             18,750            56,250
Bill A.
MacDonald    ICN                6,608              39,114              6,250           23,750             15,625            62,500
             SPI                   --                  --             28,659           62,475             91,969           156,532
             Viratek               --                  --              6,301           10,499             25,506            20,619
             Biomedicals           --                  --              9,900           52,500                 --            62,500
John E.
Giordani     ICN                8,571              54,818              6,250           23,750             15,625            62,500
             SPI                6,126              67,550             29,020           28,898             67,325            66,167
             Viratek               --                  --              5,251           10,499             16,881            20,619
             Biomedicals           --                  --             15,000           35,000                  0            37,500
David
C. Watt      ICN                2,500              20,000             16,250           28,750             46,875            78,125
             SPI               11,990             172,700             26,949           43,601            107,076           109,757
             Viratek            7,350              68,000              2,625            7,875              1,875             5,625
John F.
Phillips     ICN                   --                  --              6,250           18,750             15,625            46,875
             SPI               18,953             145,450             23,601           47,989             33,868           113,687
             Viratek               --                  --                 --           10,000                 --             7,500
Nils O.
Johannesson  SPI                   --                  --              4,116           12,350                 --                --
             Viratek               --                  --              3,750           11,250             15,002            44,998
Jack
Sholl        ICN                  175                 918             16,825           11,500             40,063            71,828
             SPI                   --                  --             13,822           16,466             92,716            39,919
             Viratek               --                  --              5,250            3,750             35,438             2,813
             Biomedicals           --                  --              3,200               --                 --                --

- ---------------

(1) Difference between the fair market value of common stock of the respective Predecessor Company at the date of exercise and the exercise price.

(2) Difference between the fair market value of the shares of common stock of each of the Predecessor Companies on December 31, 1993 and the exercise price.

(3) 227,191 of these shares were transferred to ICN in repayment of all expenses related to a loan to Mr. Panic authorized by the Board of Directors.

(4) The options with respect to these shares were exercised in April 1993 and transferred to ICN to reimburse ICN for certain expenses previously paid by ICN on behalf of Mr. Panic.

COMPENSATION OF DIRECTORS OF THE PREDECESSOR COMPANIES

     Members of the Board of Directors of ICN, other than employees, were paid an annual fee of $22,000, payable quarterly, plus a fee of $500 for every Board meeting attended and an additional fee of $500 for every committee meeting attended. During 1993, Messrs. Bayh and Finch and Dr. Jolley, or firms with which they are affiliated, received legal or consulting fees from ICN in the amounts of $50,598, $20,958 and $55,464, respectively. Dr. Guillemin received $6,000 from Viratek for consulting services rendered. Dr. Smith received

$21,000 in 1993 from Viratek for consulting services rendered. In addition, nonemployee directors on the first business day following each annual meeting of stockholders are granted options to purchase 10,000 shares of ICN Common Stock pursuant to the 1992 ICN Non-Qualified Plan.

     Members of the Board of Directors of SPI, other than employees, were paid an annual fee of $20,000 in 1993. In addition, all members other than Mr. Panic and Mr. Jerney received fees in the amount of $500 per Board meeting and $500 per committee meeting actually attended, and were reimbursed for their out-of-pocket expenses in attending meetings. In addition, nonemployee directors on the first business day following each annual meeting of shareholders are granted options to acquire 10,000 shares of SPI Common Stock on such date pursuant to the 1992 SPI Non-Qualified Plan.

     Members of the Board of Directors of Viratek, other than employees, are paid an annual fee of $20,000, payable quarterly, plus a fee of $500 for every Board meeting and $500 for every committee meeting actually attended, and are reimbursed for their out-of-pocket expenses in attending meetings. Dr. Knight is a professor at Baylor. ICN has a royalty agreement with Baylor (see "Certain Transactions") and SPI paid a royalty of $422,000 in 1993. In addition, nonemployee directors on the first business day following each annual meeting of shareholders are granted options to acquire 10,000 shares of Viratek Common Stock on such date pursuant to the Viratek 1992 Non-Qualified Plan.

     Members of the Board of Directors of Biomedicals, other than employees, were paid an annual fee of $20,000 in 1993. In addition, all members other than employees received fees in the amount of $500 per Board meeting and $300 per committee meeting actually attended, and were reimbursed for their out-of-pocket expenses. In addition, nonemployee directors on the first business day following each annual meeting of shareholders are granted options to acquire 10,000 shares of Biomedicals Common Stock pursuant to the 1992 Biomedicals Non-Qualified Plan.

COMPENSATION PURSUANT TO STOCK OPTION PLANS OF THE PREDECESSOR COMPANIES

  ICN

     As of December 31, 1993, under ICN's 1981 Employee Incentive Stock Option Plan (which terminated in 1991) options to acquire 35,878 shares of ICN Common Stock were outstanding and exercisable (at prices ranging from $3.00 to $9.25). There were options to acquire 30,256 shares of ICN Common Stock exercised during 1993 at $4.65 per share. There were options to acquire 2,250 shares of ICN Common Stock exercised during 1992 at $3.00. There were options to acquire 5,000 shares of ICN Common Stock exercised during 1991 at an average price of $6.375.

     Pursuant to non-qualified stock option agreements with key employees and officers of ICN, options to acquire 215,863 shares of ICN Common Stock were outstanding (at prices ranging from $3.00 to $5.75) of which options to acquire 126,863 shares of ICN Common Stock were exercisable at December 31, 1993. There were options to acquire 153,808 shares exercised during 1993 at an average price of $4.736. There were options to acquire 181,855 shares exercised during 1992 at an average price of $3.55. There were options to acquire 348,007 shares of ICN Common Stock exercised during 1991 at an average price of $3.00.

     During 1992, the stockholders of ICN approved the 1992 ICN Non-Qualified Stock Option Plan (the "1992 ICN Non-Qualified Plan") and the 1992 ICN Employee Incentive Stock Plan (the "1992 ICN Incentive Plan"), reserving 500,000 shares per plan of ICN Common Stock for issuance to employees and directors of ICN. ICN has granted options for shares under both plans. Options under both plans are exercisable over a period to be determined by the Compensation Committee, which shall not exceed ten years from the date of grant and will expire at the end of the option period.

     As of December 31, 1993, options to acquire 85,000 shares of ICN Common Stock were outstanding under the 1992 ICN Non-Qualified Plan (at prices ranging from $6.375 to $22.875) of which 11,000 were exercisable at December 31, 1993. Options to acquire 255,000 shares of ICN Common Stock were outstanding under the 1992 ICN Incentive Plan (at prices ranging from $6.375 to $9.50) of which 26,250 were exercisable at December 31, 1993. There were no options exercised under either plan during 1993.

  SPI

     As of December 31, 1993, under SPI's 1982 Incentive Stock Option Plan (the "1982 ISO Plan") (which terminated in 1992) options to acquire 1,369 shares of SPI Common Stock were outstanding and exercisable at a price of $4.77 per share. There were no option exercises in 1993.

     Pursuant to the 1982 Non-Qualified Stock Option Plan (the "1982 SPI Non-Qualified Plan") as of December 31, 1993, there were options to acquire 856,232 shares of SPI Common Stock outstanding (at prices ranging from $4.20 to $24.83 per share) of which 456,887 are currently exercisable. During 1993, 183,805 options were exercised at an average price of $5.03 per share of SPI Common Stock.

     As of December 31, 1993, under SPI's 1992 Incentive Stock Option Plan (the "1992 SPI Incentive Plan") options to acquire 505,858 shares of SPI Common Stock were outstanding (at prices ranging from $9.13 to $24.36 per share) of which 89,899 are currently exercisable. During 1993, there were no exercises.

     As of December 31, 1993, under SPI's 1992 Non-Qualified Stock Option Plan (the "1992 SPI Non-Qualified Plan"), options to acquire 1,483,007 shares of SPI Common Stock were outstanding (at prices ranging from $9.45 to $29.49 per share) of which 400,421 were granted subject to the approval of the stockholders of the Amended and Restated 1992 SPI Non-Qualified Plan and of which 551,438 are currently exercisable. During 1993, there were no exercises.

  Viratek

     As of December 31, 1993, under Viratek's 1980 Stock Option Plan and the 1982 Non-Qualified Stock Option Plan (the "1982 Viratek Non-Qualified Plan") (which terminated in 1992) options for 310,222 shares were outstanding (at prices ranging from $2.023 to $4.52 per share) of which 299,742 are currently exercisable. During 1993, 164,698 shares were exercised at an average price of $2.16 per share.

     As of December 31, 1993 under Viratek's 1992 Incentive Stock Option Plan (the "1992 Viratek ISO Plan") options to acquire 425,250 shares of Viratek Common Stock were outstanding (at prices ranging from $7.61 to $21.19 per share) of which 237,563 are currently exercisable. During 1993 there were no exercises.

     As of December 31, 1993, under Viratek's 1992 Non-Qualified Stock Option Plan (the "1992 Viratek Non-Qualified Plan") options to acquire 141,750 shares of Viratek Common Stock were outstanding (at prices ranging from $6.42 to $13.21 per share) of which 5,250 are currently exercisable. During 1993, there were no exercises.

  Biomedicals

     As of December 31, 1993, under Biomedicals' 1983 Incentive Stock Option Plan (the "1983 Biomedicals ISO Plan") (which terminated in 1993) options to acquire 393,040 shares of Biomedicals Common Stock were outstanding of which 201,470 were exercisable (at prices ranging from $0.83 to $10.50 per share). There were no exercises in 1993.

     Pursuant to the 1983 Non-Qualified Stock Option Plan (the "1983 Biomedicals Non-Qualified Plan"), as of December 31, 1993 there were options to acquire 296,540 shares of Biomedicals Common Stock outstanding (at prices ranging from $0.83 to $7.50 per share) of which 199,165 options are currently exercisable. During 1993, options to acquire 4,800 shares of Biomedicals Common Stock were exercised at an average price of $4.125 per share.

     At December 31, 1993, under the Biomedicals 1992 Incentive Stock Option Plan (the "1992 Biomedicals Incentive Plan") options to acquire 340,250 shares of Biomedicals Common Stock were outstanding (at a price of $3.25 per share) of which 10,000 options are currently exercisable. During 1993, there were no exercises.

     At December 31, 1993, under the Biomedicals 1992 Non-Qualified Stock Option Plan (the "1992 Biomedicals Non-Qualified Plan"), options to acquire 490,000 shares of Biomedicals Common Stock were outstanding (at prices ranging from $3.25 to $7.00 per share) of which there are currently 132,500 options exercisable. During 1993 there were no exercises.

  Plan Amendments

     At each of the Annual Meetings of Stockholders to be held to consider the Merger Agreement, each of the Predecessor Companies intends to ask its stockholders to consider and vote upon proposals to approve amended and restated Stock Option Plans. The amendments will, among other things, increase the amount of shares available for grant under the plans. ICN proposes to amend its 1992 Non-Qualified Plan to increase the number of shares available for grant thereunder from 500,000 to 1,250,000 and to amend its 1992 Incentive Plan to increase the number of shares available for grant thereunder from 500,000 to 750,000. SPI proposes to amend its 1992 Non-Qualified Plan to increase the number of shares available for grant thereunder from 1,000,000 to 3,000,000 and to amend its 1992 Incentive Plan to increase the number of shares available for grant thereunder from 500,000 to 1,000,000. Viratek proposes to amend its 1992 Non-Qualified Plan to increase the number of shares available for grant thereunder from 500,000 to 1,000,000 and to amend its 1992 ISO Plan to increase the number of shares available for grant thereunder from 500,000 to 1,000,000. Biomedicals proposes to amend its 1992 Non-Qualified Plan to increase the number of shares available for grant thereunder from 500,000 to 1,000,000 and to amend its 1992 Incentive Plan to increase the number of shares available for grant thereunder from 500,000 to 1,000,000.

CERTAIN EMPLOYMENT AGREEMENTS

     On March 18, 1993, the Board of Directors of ICN adopted Employment Agreements ("Employment Agreements") which contain "Change in Control" benefits for six current key senior executive officers of ICN and its subsidiaries. The executives include Messrs. Jerney, Giordani, MacDonald and Watt, officers of ICN, and Messrs. Phillips and Sholl, officers of SPI.

     The Employment Agreements are intended to retain the services of these executives and provide for continuity of management in the event of any actual or threatened Change in Control. Each agreement has an initial term ending March 30, 1996 and is automatically extended for one year terms each year thereafter unless either the executive or ICN elects not to extend it (provided that any notice by ICN not to extend the agreement cannot cause the agreement to be terminated prior to the expiration of the third anniversary of the date of any Change in Control). These Employment Agreements provide that each executive shall receive severance benefits equal to three times salary and bonus (and certain other benefits) if the executive's employment is terminated without cause, following a Change in Control of ICN or a subsidiary, as the case may be, or if the executive terminates employment for certain enumerated reasons (including a significant reduction in the executive's compensation, duties, title or reporting responsibilities or a change in the executive's job location) or the executive leaves ICN for any reason or without reason during a sixty day period commencing six months after the Change in Control. The executive is under no obligation to mitigate amounts payable under the Employment Agreements.

     For purposes of the Employment Agreements, a "Change in Control" means any of the following events: (i) the acquisition (other than from ICN) by any person, subject to certain exceptions, of beneficial ownership, directly or indirectly, of 20% or more of the combined voting power of ICN's then outstanding voting securities; (ii) the existing Board of Directors cease for any reason to constitute at least two-thirds of the Board, unless the election, or nomination for election by ICN's stockholders, of any new director was approved by a vote of at least two-thirds of the existing Board of Directors; or
(iii) approval by stockholders of ICN of (a) a merger or consolidation involving ICN if the stockholders of ICN, immediately before such merger or consolidation, do not, as a result of such merger or consolidation, own, directly or indirectly, more than 80% of the combined voting power of the then outstanding voting securities of the corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the voting securities of ICN outstanding immediately before such merger or consolidation, or (b) a complete liquidation or dissolution of ICN or an agreement for the sale or other disposition of all or substantially all of the assets of ICN. Removal of ICN's Board of Directors would also constitute a Change in Control under the Employment Agreements. If the employment of such key senior executives is terminated under any of the circumstances described above following a Change in Control, the executives would be entitled to receive the following amounts (based upon present compensation): Adam Jerney $2,092,623; John Giordani $1,238,277; Bill MacDonald $1,179,486; John Phillips $1,180,251; David Watt $935,955 and Jack Sholl $737,076. In addition, the vesting of certain options granted to the executives would be accelerated. The value of the accelerated options would depend upon the market price of the shares at that time.

     In connection with the Merger, each of the senior executives has executed an agreement waiving the effect under the Employment Agreements of any Change in Control which may be deemed to arise as a result of the Merger. Upon consummation of the Merger, the Employment Agreements will remain in effect.

PANIC EMPLOYMENT AGREEMENT

     ICN and Milan Panic entered into an Employment Agreement effective October 1, 1988, which, as amended, terminates on November 30, 1994 (the "Panic Employment Agreement"). The base amount of salary for Mr. Panic was determined by the Compensation Committee of the Board of Directors of ICN in 1988. In setting the base amount, the Compensation Committee took into consideration Mr. Panic's then-current base salary, the base salaries of chief executives of companies of similar scope and complexity and the Compensation Committee's desire to retain Mr. Panic's services, given his role as founder of ICN. The Panic Employment Agreement provides for an annual salary, currently $535,000, with an annual 7% increase payable under certain circumstances. The Panic Employment Agreement provides that during the period of his employment, Mr. Panic will not engage in businesses competitive with ICN without the approval of the Board of Directors. Under the Panic Employment Agreement, Mr. Panic agreed to waive and eliminate retirement benefits contained in his prior employment contract with ICN. Instead, Mr. Panic may, at his option, retire upon termination of the Panic Employment Agreement.

     Upon retirement, Mr. Panic has agreed to provide consulting services to ICN for $120,000 per year, which amount is subject to annual cost-of-living adjustments from the base year of 1967 until the date of retirement not to exceed his salary at the date of retirement (currently estimated to be in excess of $535,000 per year, as adjusted). Mr. Panic's agreement to provide consulting services to ICN is a lifetime agreement. The consulting fee shall not at any time exceed the highest annual compensation, as adjusted, paid to Mr. Panic during his employment by ICN. Upon Mr. Panic's retirement, the consulting fee shall not be subject to further cost-of-living adjustments. The Panic Employment Agreement includes a severance compensation provision in the event of a Change in Control of ICN. The Panic Employment Agreement provides that if within two years after a Change in Control of ICN, Mr. Panic's employment with ICN is terminated, except as a result of death, disability or illness, or if Mr. Panic leaves the employ of ICN within such two-year period, then Mr. Panic will receive as severance compensation, five times his annual salary, as adjusted, and Mr. Panic will be deemed to have retired and will receive the same consulting fees to which he would otherwise have been entitled under the Panic Employment Agreement. A Change in Control of ICN would occur, for purposes of the Panic Employment Agreement, if (i) a Change in Control shall occur of a nature which would be required to be reported in response to Item 6(e) of
Schedule 14A under the Exchange Act (for purposes of that Item, "control" is defined as the power to direct or cause the direction of the management and policies of ICN, whether through the ownership of voting securities, by contract, or otherwise) unless two-thirds of the Existing Board of Directors, as defined below, decide in their discretion that no Change in Control has occurred for purposes of the agreement; (ii) any person is or becomes the beneficial owner, directly or indirectly, of securities of ICN representing 15% or more of the combined voting power of ICN's then outstanding securities; (iii) the persons constituting the Existing Board of Directors, as defined below, cease for any reason to constitute a majority of ICN's Board of Directors; or (iv) shares of ICN Common Stock cease to be registered under the Exchange Act. "Existing Board of Directors" is defined in the Panic Employment Agreement as those persons constituting the Board of Directors at the date of the Panic Employment Agreement, together with each new director whose election or nomination for election by ICN's stockholders was previously approved, or is approved within thirty days of such election or nomination, by a vote of at least two-thirds of the directors in office prior to such person's election as a director. If Mr. Panic's employment is terminated under any of the circumstances described above following such a Change in

Control, in addition to the consulting fee as described above, Mr. Panic would be entitled to receive (based upon present compensation) $2,675,000.

     In connection with the Merger, Mr. Panic has executed an agreement waiving the effect under the Panic Employment Agreement of any Change in Control which may be deemed to arise as a result of the Merger. Upon consummation of the Merger, the Panic Employment Agreement will remain in effect.

ICN MERGER CORP. 1994 STOCK INCENTIVE PLAN

     It is expected that the Board of Directors of the Company will adopt a new stock option plan (the "1994 Stock Incentive Plan"), subject to approval by holders of a majority of the voting shares of the Company. The Company intends to seek approval at its first annual meeting of stockholders occurring after the consummation of the Merger. The terms of the 1994 Stock Incentive Plan have not been determined as of the date hereof and will be determined by the Compensation Committee of the Company and the full Board of Directors after consummation of the Merger.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of June 30, 1994, certain information regarding the beneficial ownership of ICN Common Stock, SPI Common Stock, Viratek Common Stock, Biomedicals Common Stock and New ICN Common Stock (assuming the Merger occurred on June 30, 1994) and the percent of shares owned beneficially by: (i) all stockholders known by any of the Predecessor Companies, based upon public filings, to have been beneficial owners of more than 5% of the outstanding shares of Common Stock of the Company if the Merger had occurred on June 30, 1994; (ii) each director of New ICN; (iii) each Named Executive Officer; and (iv) all directors and executive officers of New ICN as a group:

                         NUMBER OF                 NUMBER OF                   NUMBER OF                    NUMBER OF
                         SHARES AND                SHARES AND                  SHARES AND                   SHARES AND
                         NATURE OF                 NATURE OF                   NATURE OF                    NATURE OF
                         BENEFICIAL                BENEFICIAL                  BENEFICIAL                   BENEFICIAL
                         OWNERSHIP                 OWNERSHIP                  OWNERSHIP OF                  OWNERSHIP
                          OF ICN                    OF SPI                    BIOMEDICALS                  OF VIRATEK
   IDENTITY OF OWNER      COMMON     PERCENTAGE     COMMON      PERCENTAGE      COMMON       PERCENTAGE      COMMON       PERCENTAGE
      OR GROUP(1)         STOCK       OF CLASS      STOCK        OF CLASS       STOCK         OF CLASS       STOCK         OF CLASS
- ----------------------- ----------   ----------   ----------    ----------   ------------    ----------   ------------    ----------
Norman Barker, Jr......     1,000            (2)     23,044 (3)       (2)            --         --              --            --
Birch E. Bayh, Jr......       400            (2)         --        --                --         --          31,500(4)            (2)
Alan F. Charles........        --          --         8,980 (5)       (2)            --         --              --               (2)
Robert H. Finch........     5,100 (6)        (2)         --        --                --         --           7,875(7)            (2)
Roger Guillemin, M.D.,
 Ph.D..................     1,000            (2)     29,438 (8)       (2)            --         --           2,625(9)            (2)
Adam Jerney............    57,500 (10)       (2)    208,382 (11)      (2)        25,000(12)        (2)      39,375(13)           (2)
Weldon B. Jolley, Ph.D..  115,000 (14)       (2)     56,624 (15)      (2)        30,000(16)        (2)       26,250(17)          (2)
Nils O. Johannesson....        --          --        11,540 (18)      (2)            --         --            3,938(19)          (2)
Vernon Knight, M.D.....        --          --            --         --               --         --           30,846(20)          (2)
Jean-Francois Kurz.....        --          --            --         --            9,500(21)        (2)           --            --
Thomas H. Lenagh.......        --          --            --           --         29,500(22)        (2)           --            --
Charles T. Manatt......        --          --         8,210 (23)      (2)            --         --               --            --
James P. Miscoll.......        --          --         8,210 (24)      (2)            --         --               --            --
Stephen D. Moses.......        --          --         8,218 (25)      (2)            --         --               --
Milan Panic............   533,008        2.60%      522,762 (26)     2.43%      423,867(27)   4.43%         394,408(28)      2.11%
Roberts A. Smith,
 Ph.D..................    78,096 (29)       (2)     42,034 (30)         (2)     30,000(31)       (2)        49,350(32)          (2)
Michael Smith, Ph.D....        --         --             --            --            --         --               --            --
Richard W. Starr.......    25,000 (33)       (2)      4,200              (2)         --         --               --            --
John E. Giordani.......    14,821 (34)       (2)     22,241 (35)         (2)     27,500(36)       (2)         5,251(37)          (2)
Bill A. MacDonald......    12,858 (38)       (2)     40,831 (39)         (2)     16,400(40)       (2)         6,301(41)          (2)
John F. Phillips.......        --         --         81,794 (42)         (2)         --         --               --            --
Jack Sholl.............    17,000 (43)       (2)     19,588 (44)         (2)         --         --               --            --
David C. Watt..........    18,750 (45)       (2)     34,386 (46)         (2)         --         --            2,625(47)          (2)
Directors and executive
 officers of the
 Company as a group (23
 persons)..............   879,533 (48)   4.24%    1,130,482 (49)     5.25%      591,767(50)    6.18%        600,344(51)      3.21%
Invesco MIM, PLC....... 1,700,000        8.21%    1,541,763          7.17%
 11 Devonshire Square,
 London EC2M 7YR
 England



                          NUMBER OF
                         SHARES AND
                          NATURE OF
                         BENEFICIAL
                          OWNERSHIP
                         OF NEW ICN
   IDENTITY OF OWNER       COMMON       PERCENTAGE
      OR GROUP(1)           STOCK        OF CLASS
- -----------------------  -----------    ----------
Norman Barker, Jr......      23,556         (2)
Birch E. Bayh, Jr......      15,923         (2)
Alan F. Charles........       8,980         (2)
Robert H. Finch........       6,541         (2)
Roger Guillemin, M.D.,
 Ph.D..................      31,260         (2)
Adam Jerney............     262,395         (2)
Weldon B. Jolley, Ph.D.     134,513         (2)
Nils O. Johannesson....      13,505         (2)
Vernon Knight, M.D.....      15,392         (2)
Jean-Francois Kurz.....       1,872         (2)
Thomas H. Lenagh.......       5,812         (2)
Charles T. Manatt......       8,210         (2)
James P. Miscoll.......       8,210         (2)
Stephen D. Moses.......       8,218         (2)
Milan Panic............   1,075,973        3.71%
Roberts A. Smith,
 Ph.D..................     112,555         (2)
Michael Smith, Ph.D....          --          --
Richard W. Starr.......      17,000         (2)
John E. Giordani.......      37,867         (2)
Bill A. MacDonald......      53,789         (2)
John F. Phillips.......      81,794         (2)
Jack Sholl.............      28,292         (2)
David C. Watt..........      45,296         (2)
Directors and executive
 officers of the
 Company as a group (23
 persons)..............   1,996,953        6.88%
Invesco MIM, PLC.......   2,412,163        8.32%
 11 Devonshire Square,
 London EC2M 7YR
 England


- ---------------

 (1) Except as indicated otherwise in the following notes, shares shown as beneficially owned are those as to which the named persons possess sole voting and investment power. However, under the laws of California and certain other states, personal property owned by a married person may be community property which either spouse may manage and control, and the Company has no information as to whether any shares shown in this table are subject to community property laws.

 (2) Less than 1%.

 (3) Includes 20,998 shares of SPI Common Stock which Mr. Barker has the right to acquire upon the exercise of currently exercisable stock options.

 (4) Includes 31,500 shares of Viratek Common Stock which Mr. Bayh has the right to acquire upon the exercise of currently exercisable stock options.

 (5) Includes 8,210 shares of SPI Common Stock which Mr. Charles has the right to acquire upon the exercise of currently exercisable stock options.

 (6) Includes 5,000 shares of ICN Common Stock which Mr. Finch has the right to acquire upon the exercise of currently exercisable stock options.

 (7) Includes 7,875 shares of Viratek Common Stock which Mr. Finch has the right to acquire upon the exercise of currently exercisable stock options.

 (8) Includes 29,438 shares of SPI Common Stock which Dr. Guillemin has the right to acquire upon the exercise of currently exercisable stock options.

 (9) Includes 2,625 shares of Viratek Common Stock which Dr. Guillemin has the right to acquire upon the exercise of currently exercisable stock options.

(10) Includes 37,500 shares of ICN Common Stock which Mr. Jerney has the right to acquire upon the exercise of currently exercisable stock options.

(11) Includes 176,434 shares of SPI Common Stock which Mr. Jerney has the right to acquire upon the exercise of currently exercisable stock options.

(12) Includes 25,000 shares of Biomedicals Common Stock which Mr. Jerney has the right to acquire upon the exercise of currently exercisable stock options.

(13) Includes 39,375 shares of Viratek Common Stock which Mr. Jerney has the right to acquire upon the exercise of currently exercisable stock options.

(14) Includes 105,000 shares of ICN Common Stock which Dr. Jolley has the right to acquire upon the exercise of currently exercisable stock options.

(15) Includes 56,624 shares of SPI Common Stock which Dr. Jolley has the right to acquire upon the exercise of currently exercisable stock options.

(16) Includes 30,000 shares of Biomedicals Common Stock which Dr. Jolley has the right to acquire upon the exercise of currently exercisable stock options.

(17) Includes 26,250 shares of Viratek Common Stock which Dr. Jolley has the right to acquire upon the exercise of currently exercisable stock options.

(18) Includes 8,340 shares of SPI Common Stock which Dr. Johannesson has the right to acquire upon the exercise of currently exercisable stock options.

(19) Includes 3,938 shares of Viratek Common Stock which Dr. Johannesson has the right to acquire upon the exercise of currently exercisable stock options.

(20) Includes 7,875 shares of Viratek Common Stock which Dr. Knight has the right to acquire upon the exercise of currently exercisable stock options.

(21) Includes 9,000 shares of Biomedicals Common Stock which Mr. Kurz has the right to acquire upon the exercise of currently exercisable stock options.

(22) Includes 9,500 shares of Biomedicals Common Stock which Mr. Lenagh has the right to acquire upon the exercise of currently exercisable stock options.

(23) Includes 8,210 shares of SPI Common Stock which Mr. Manatt has the right to acquire upon the exercise of currently exercisable stock options.

(24) Includes 8,210 shares of SPI Common Stock which Mr. Miscoll has the right to acquire upon the exercise of currently exercisable stock options.

(25) Includes 8,210 shares of SPI Common Stock which Mr. Moses has the right to acquire upon the exercise of currently exercisable stock options.

(26) Includes 508,789 shares of SPI Common Stock which Mr. Panic has the right to acquire upon the exercise of currently exercisable stock options.

(27) Includes 400,000 shares of Biomedicals Common Stock which Mr. Panic has the right to acquire upon the exercise of currently exercisable stock options and does not include 1,349 shares of Biomedicals Common Stock indirectly held for which Mr. Panic disclaims ownership.

(28) Includes 383,908 shares of Viratek Common Stock which Mr. Panic has the right to acquire upon the exercise of currently exercisable stock options.

(29) Includes 20,686 shares of ICN Common Stock which Dr. Smith has the right to acquire upon the exercise of currently exercisable stock options.

(30) Includes 42,034 shares of SPI Common Stock which Dr. Smith has the right to acquire upon the exercise of currently exercisable stock options.

(31) Includes 30,000 shares of Biomedicals Common Stock which Dr. Smith has the right to acquire upon the exercise of currently exercisable stock options.

(32) Includes 49,350 shares of Viratek Common Stock which Dr. Smith has the right to acquire upon the exercise of currently exercisable stock options.

(33) Includes 25,000 shares of ICN Common Stock which Mr. Starr has the right to acquire upon the exercise of currently exercisable stock options.

(34) Includes 6,250 shares of ICN Common Stock which Mr. Giordani has the right to acquire upon the exercise of currently exercisable stock options.

(35) Includes 22,241 shares of SPI Common Stock which Mr. Giordani has the right to acquire upon the exercise of currently exercisable stock options.

(36) Includes 27,500 shares of Biomedicals Common Stock which Mr. Giordani has the right to acquire upon the exercise of currently exercisable stock options.

(37) Includes 5,251 shares of Viratek Common Stock which Mr. Giordani has the right to acquire upon the exercise of currently exercisable stock options.

(38) Includes 6,250 shares of ICN Common Stock which Mr. MacDonald has the right to acquire upon the exercise of currently exercisable stock options.

(39) Includes 37,590 shares of SPI Common Stock which Mr. MacDonald has the right to acquire upon the exercise of currently exercisable stock options.

(40) Includes 9,900 shares of Biomedicals Common Stock which Mr. MacDonald has the right to acquire upon the exercise of currently exercisable stock options.

(41) Includes 6,301 shares of Viratek Common Stock which Mr. MacDonald has the right to acquire upon the exercise of currently exercisable stock options.

(42) Includes 35,863 shares of SPI Common Stock which Mr. Phillips has the right to acquire upon the exercise of currently exercisable stock options.

(43) Includes 16,825 shares of ICN Common Stock which Mr. Sholl has the right to acquire upon the exercise of currently exercisable stock options.

(44) Includes 16,781 shares of SPI Common Stock which Mr. Sholl has the right to acquire upon the exercise of currently exercisable stock options.

(45) Includes 16,250 shares of ICN Common Stock which Mr. Watt has the right to acquire upon the exercise of currently exercisable stock options.

(46) Includes 33,816 shares of SPI Common Stock which Mr. Watt has the right to acquire upon the exercise of currently exercisable stock options.

(47) Includes 2,625 shares of Viratek Common Stock which Mr. Watt has the right to acquire upon the exercise of currently exercisable stock options.


(48) Includes 238,761 shares of ICN Common Stock which certain directors and officers have the right to acquire upon the exercise of currently exercisable stock options.



(49) Includes 1,021,788 shares of SPI Common Stock which certain directors and officers have the right to acquire upon the exercise of currently exercisable stock options.



(50) Includes 540,900 shares of Biomedicals Common Stock which certain directors and officers have the right to acquire upon the exercise of currently exercisable stock options.



(51) Includes 566,873 shares of Viratek Common Stock which certain directors and officers have the right to acquire upon the exercise of currently exercisable stock options.


     At the time the Merger becomes effective (the "Effective Time"), all stock options then outstanding under the stock option plans of ICN, SPI, Viratek and Biomedicals (the "Stock Option Plans") will remain outstanding and will be assumed by New ICN. Each such stock option will be exercisable upon the same terms and conditions as under the applicable Stock Option Plan and the applicable option agreement issued thereunder, except that (a) each such stock option will be exercisable for that whole number of shares of Common Stock (to the nearest whole share) into which the number of shares of common stock of the applicable Predecessor Company, under the unexercised portion of such stock option, would be converted at the Effective Time and (b) the exercise price per share of Common Stock will be an amount equal to the exercise price per share subject to such stock option prior to the Effective Time divided by the applicable exchange ratio (rounded upward to the nearest full cent).

                           DESCRIPTION OF DEBENTURES

     The Debentures offered hereby are to be issued under an indenture (the
"Indenture") dated as of             , 1994, between the Company and
            as trustee (the "Trustee"). The statements under this caption are summaries and do not purport to be complete. The summaries make use of terms defined in the Indenture and are qualified in their entirety by reference to the Indenture, a copy of which is filed as an exhibit to the Registration Statement. Article and Section references appearing below are to the Indenture. Wherever reference is made to defined terms of the Indenture not otherwise defined herein, such defined terms are incorporated herein by reference.

GENERAL

     The Debentures will be unsecured obligations of the Company, will be limited to $172,500,000 aggregate principal amount (of which $22,500,000 shall be issuable only upon exercise of the Underwriters' over-allotment option), and
will mature on             , 2004. The Debentures will bear interest at the rate
per annum stated in their title from and including the date of issuance to maturity or earlier redemption. Interest will be payable semi-annually on
            and             of each year, commencing             , 1995, to the
persons in whose names the Debentures are registered at the close of business on
the preceding             and             , as the case may be. Interest will be
computed on the basis of a 360-day year of twelve 30-day months.


     The Debentures will be issued only in fully registered form without coupons in denominations of $1,000 in principal amount or any integral multiple thereof; however, the Company reserves the right to offer or sell up to $30,000,000 principal amount of Debentures in bearer form outside the United States to non-U.S. persons. Debentures may be presented for conversion at the office of the Conversion Agent and for exchange or registration of transfer at the office of the Registrar. The Trustee will initially act as the Conversion Agent and Registrar. The Debentures are exchangeable and transfers thereof will be registrable without charges therefor, but the Company may require payment of a fee sufficient to cover any tax or other governmental charge payable in connection therewith.

     The Debentures have been approved for listing on the New York Stock Exchange, subject to notice of issuance. When issued, the Debentures will be a new issue of securities with no established trading market. No assurance can be given as to the liquidity of the trading market for the Debentures.


CONVERSION RIGHTS

     The Debentures will be convertible, at the option of the holder thereof,
into Common Stock at any time on or prior to             , 2004 (unless a
Debenture or a portion thereof shall have been called for redemption, in which case it will be convertible if duly surrendered on or before, but not after, the close of business on the fifth business day preceding the date fixed for redemption) at the conversion price set forth on the cover page of this Prospectus, adjusted as described below. (Section 5.01)

     Except as provided below, no payment or adjustment shall be made upon any conversion on account of any interest accrued on the Debentures surrendered for conversion or on account of any dividends on the Common Stock issued upon such conversion. A Debentureholder who surrenders a Debenture for conversion between any Regular Record Date next preceding an interest payment date and such interest payment date will receive the interest payable on such interest payment date; however, any Debenture surrendered for conversion between any Regular Record Date and the corresponding interest payment date (excluding Debentures or portions thereof called for redemption on a redemption date occurring after such Regular Record Date and on or prior to the fifth business day following such interest payment date) must be accompanied by payment of an amount equal to the interest to be received in respect of any portion of the Debenture being converted (provided, however, that if the Company shall default in the payment of said interest, such payment shall be returned to the payor thereof). The interest payment with respect to a Debenture (or portion of a Debenture) called for redemption on a redemption date occurring after any Regular Record Date next preceding an interest payment date and on or prior to the fifth business day following such interest payment date will be payable on such interest payment date to the holder of such Debenture on such Regular Record Date notwithstanding the conversion of such Debenture after such Regular Record Date and on or prior to such interest payment date, and the holder converting such Debenture will not be required to pay an amount equal to the interest payable on such interest payment date upon surrender of such Debenture for conversion. (Section 5.02)


     The conversion price is subject to adjustment upon certain events, including (i) the issuance of shares of Common Stock of the Company as a dividend or distribution on the Common Stock; (ii) subdivisions, combinations or reclassification of the Common Stock; (iii) the issuance to holders of the Common Stock of certain rights or warrants to subscribe for Common Stock at less than the then market price, as defined; (iv) the distribution to the holders of Common Stock generally of evidences of indebtedness, assets (excluding cash dividends or distributions) or rights or warrants to subscribe for securities of the Company other than those mentioned above; or (v) the payment of cash dividends or distributions on shares of Common Stock in an aggregate amount that, together with all other cash dividends and distributions on shares of Common Stock made within the preceding 12 months and in respect of which no conversion price adjustment pursuant to this clause (v) has been made previously, exceeds an amount equal to 15% of the Company's market capitalization on the business day immediately preceding the day on which the Company declares such dividend or distribution. The Company is not required to make adjustments in the conversion price of less than 1%, but any adjustment that would otherwise be required to be made will be taken into account in the computation of any subsequent adjustment. (Section 5.04)


     In case of any consolidation or merger to which the Company is a party, other than a transaction in which the Company is the continuing corporation, or in case of any sale or conveyance to another corporation of the property of the Company as an entirety or substantially as an entirety, or in the case of any statutory exchange of securities with another corporation (including any exchange effected in connection with a merger of a third corporation into the Company), there will be no adjustment of the conversion price, but the holder of each Debenture then outstanding will have the right thereafter to convert such Debenture into the kind and amount of securities, cash or other property which the holder would have owned or have been entitled to receive immediately after such consolidation, merger, statutory exchange, sale or conveyance had such Debenture been converted immediately prior to the effective date of such consolidation, merger, statutory exchange, sale or conveyance. (Section 5.10) In the case of a cash merger of the Company with another corporation or any other cash transaction of the type mentioned above, the effect of these provisions would be that the conversion features of the Debentures would thereafter be limited to converting the Debentures at the conversion price in effect at such time into the same amount of cash per share that such holder would have received had such holder converted the Debentures into Common Stock of the Company immediately prior to the effective date of such cash merger or transaction. Depending upon the terms of such cash merger or transaction, the aggregate amount of cash so received on conversion could be more or less than the principal amount of the Debentures.

     Fractional shares of Common Stock will not be issued upon conversion. A person otherwise entitled to a fractional share of Common Stock upon conversion shall receive cash equal to the closing market value of such fractional share on the business day prior to conversion. (Section 5.03) Under certain circumstances, a decrease in the conversion price of the Debentures may be considered as resulting in the distribution of a dividend to holders of the Debentures for Federal income tax purposes. The Company is entitled to make such reductions in the conversion price as it may in its discretion determine to be advisable in order that any stock dividend, subdivision of shares, distribution of rights to purchase stock or securities or distribution of securities convertible into or exchangeable for stock made to its stockholders shall not be taxable.

     The Company has covenanted under the Indenture to reserve and keep available at all times out of its authorized but unissued Common Stock, for the purpose of effecting conversions of Debentures, the full number of shares of Common Stock deliverable upon the conversion of all outstanding Debentures. (Section 5.07)

OPTIONAL REDEMPTION

     The Debentures may not be redeemed by the Company prior to           , 1997
and are redeemable on such date or thereafter, at the Company's option at any time, in whole or from time to time in part, upon mailing a notice of redemption not less than 30 nor more than 60 days prior to the date fixed for such redemption to the holders of Debentures at their last registered addresses, at the following redemption prices (expressed in percentages of the principal
amount), if redeemed during the twelve-month period beginning on           of
the years indicated, in each case together with accrued and unpaid interest to the date fixed for redemption:

                    YEAR              PERCENTAGE               YEAR              PERCENTAGE
        ----------------------------  ----------   ----------------------------  ----------

CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, each holder of the Debentures will have the right to require the Company to repurchase, at such holder's option, all or any part of such holder's Debentures at a purchase price in cash equal to 100% of the principal amount thereof, together with accrued and unpaid interest to the date of repurchase, on a repurchase date that shall not be later than 40 business days after the occurrence of a Change of Control. (Section 6.09)


     Within 15 business days after a Change of Control, the Company shall mail a notice to the Trustee and each holder of Debentures stating, among other things,
(i) that a Change of Control has occurred, and that such holder has the right to require the Company to repurchase such holder's Debentures in whole or in part, at a purchase price in cash equal to 100% of the principal amount of the Debentures, together with accrued and unpaid interest, if any, to the date of repurchase; (ii) the conversion price and any adjustments thereto; (iii) the date on which the Company will repurchase Debentures from electing holders (the "Repurchase

Date"); (iv) the date until which holders of Debentures may elect to have their Debentures repurchased; and (v) instructions for tendering Debentures. (Section 6.09)


     A "Change of Control" shall occur when (i) the stockholders of the Company adopt a plan of liquidation with respect to the Company or the Company sells, transfers, leases or otherwise disposes of, in one transaction or a series of related transactions, all or substantially all of its assets; (ii) there shall be consummated any consolidation or merger of the Company (1) in which the Company is not the continuing or surviving corporation or (2) pursuant to which the Common Stock would be converted into cash, securities or other property, in each case, other than a consolidation or merger of the Company in which the holders of the Common Stock immediately prior to the consolidation or merger have, directly or indirectly, at least a majority of the common stock of the continuing or surviving corporation immediately after such consolidation or merger; (iii) a majority of the Board of Directors are not Continuing Directors (as hereinafter defined); or (iv) any person, or any persons acting together which would constitute a "group" for purposes of Section 13(d) of the Exchange Act, together with any affiliate thereof shall beneficially own (as defined in Rule 13d-3 of the Exchange Act), at least 50% of the total voting power of all classes of capital stock of the Company entitled to vote generally in the election of directors of the Company.

     The term "all or substantially all" as used in the definition of "Change of Control" has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. As a consequence, in the event the holders of the Debentures elected to exercise their rights under the Indenture and the Company elected to contest such election, there could be no assurance as to how a court interpreting New York law would interpret the phrase.

     "Continuing Director" is defined in the Indenture as at any date a member of the Board of Directors of the Company who (i) was a member of the Board of Directors of the Company on the initial issuance date of the Debentures or (ii) was nominated for election or elected to the Board of Directors of the Company with the affirmative vote of at least a majority of the directors who were Continuing Directors at the time of such nomination or election (which may be done by approval of the proxy statement in which such member was named as a nominee for director of the Company).

     If the right granted to the holders of Debentures to require the repurchase of the Debentures upon the occurrence of a Change of Control is determined to constitute a tender offer, the Company will comply with all applicable tender offer rules, including Rules 13e-4 and 14e-1 under the Exchange Act, upon the occurrence of a Change of Control.

     Under the terms of the Indenture, neither the Board of Directors nor the Trustee may waive the right of the holders of Debentures to require the Company to repurchase the Debentures upon the occurrence of a Change of Control.

     The right to require the Company to repurchase Debentures as a result of the occurrence of a Change of Control could create an event of default under an instrument governing Senior Indebtedness of the Company and could result, absent a waiver, in a payment blockage with respect to the Debentures by the holders of such Senior Indebtedness pursuant to the subordination provisions of the Indenture. See "Description of Debentures -- Subordination." Failure of the Company to repurchase the Debentures when required could result in an Event of Default with respect to the Debentures whether or not such repurchase is permitted by the subordination provisions. Other than as disclosed herein, there are no change of control provisions in the Indenture.

     The foregoing provisions would not necessarily afford the holders of Debentures protection in the event of a highly leveraged or other transaction involving the Company that could adversely affect the holders of Debentures. In addition, the foregoing provisions may in certain circumstances make more difficult or discourage a takeover of the Company and, thus, the removal of incumbent management. The Change of Control redemption feature, however, is not the result of management's knowledge of any specific effort to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise. Instead, the

Change of Control purchase feature is a standard term contained in other similar convertible debt offerings and the terms of such feature resulted from negotiations between the Company and the Underwriters.

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

     The Company may not merge or consolidate with, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to any other person, unless (i) either (a) the Company is the surviving entity, or
(b) the successor person (if other than the Company) formed by such consolidation or into which the Company is merged or to which such assets are sold, assigned, transferred, leased, conveyed or otherwise disposed is a corporation organized and existing under the laws of the United States or a state thereof or the District of Columbia and such corporation expressly assumes by supplemental indenture all of the obligations of the Company under the Debentures and the Indenture; (ii) at the time of and immediately after giving effect to such transaction no Default or Event of Default has occurred and is continuing; and (iii) the Company has delivered to the Trustee an Officers' Certificate and opinion of counsel stating that the transaction and supplemental indenture comply with the Indenture. (Article 13)

SUBORDINATION

     The payment of principal (and premium, if any) and interest on the Debentures is subordinated to the extent described below to the payment in full of all Senior Indebtedness of the Company, whether now outstanding or incurred in the future. Upon any distribution to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, the holders of all Senior Indebtedness then outstanding will be entitled to receive payment in full of all amounts owing with respect to all Senior Indebtedness before the holders of the Debentures are entitled to receive any payment on or with respect to the Debentures, and until all Senior Indebtedness is paid in full, any distribution to which the holders of the Debentures would be entitled but for the subordination provisions will be made to holders of Senior Indebtedness as their interests may appear, except that the holders of the Debentures may receive Permitted Junior Securities (as hereinafter defined). Upon the occurrence of any default in the payment of any obligation on or with respect to any Senior Indebtedness, whether with respect to scheduled payments or to amounts due upon acceleration (a "Payment Default"), then no payment or distribution of any assets of the Company of any kind or character is permitted to be made by the Company on account of principal of (or premium, if any) or interest on the Debentures or on account of the purchase, redemption or other acquisition of the Debentures or any obligations of the Company under the Debentures unless and until such Payment Default is cured or waived or has ceased to exist or such Senior Indebtedness has been discharged or paid in full, immediately after which the Company must resume making any and all required payments, including missed payments, in respect of its obligations under the Debentures. Upon (i) the occurrence of any default (other than a Payment Default) relating to Senior Indebtedness which default, pursuant to the instrument governing such Senior Indebtedness, entitles the holders (or a specified portion of the holders) of such Senior Indebtedness to accelerate the maturity of such Senior Indebtedness (a "Non-payment Default") and (ii) receipt by the Trustee and the Company from a holder of such Senior Indebtedness or from the trustee, agent or other representative designated in writing to the Trustee of any class or issue of Senior Indebtedness (the "Senior Representative") of written notice of such occurrence, no payment or distribution of any assets of the Company of any kind or character is permitted to be made by the Company on account of principal of (or premium, if any) or interest on the Debentures or on account of the purchase, redemption or other acquisition of the Debentures or any obligations of the Company under the Debentures for a period (a "Payment Blockage Period") commencing on the date of receipt by the Trustee of such notice unless and until the earlier to occur of the following events (subject to any blockage of payments that may then be in effect due to a Payment Default on Senior Indebtedness): (a) 179 days has elapsed since receipt of such written notice by the Trustee (provided such Senior Indebtedness has theretofore not been accelerated), (b) such Non-payment Default has been cured or waived in the manner required by the instrument relating to such Senior Indebtedness or has ceased to exist, (c) such Senior Indebtedness has been discharged or paid in full or (d) such Payment Blockage Period has been terminated by written notice to the Company or the Trustee from the Senior Representative initiating such Payment Blockage Period, or the holders of at least a majority in principal amount of such Senior

Indebtedness, immediately after which, in the case of clause (a), (b), (c), or
(d), the Company must resume making any and all required payments, including missed payments, in respect of its obligations under the Debentures. Only one Payment Blockage Period pursuant to such notice may be commenced with respect to the Debentures during any period of 360 consecutive days. Successive Payment Blockage Periods based on successive Non-payment Defaults may be commenced; provided that no Non-payment Default with respect to Senior Indebtedness which existed or was continuing on the date of the commencement of any Payment Blockage Period may be, or be made, the basis for the commencement of any other Payment Blockage Period with respect to such Senior Indebtedness unless such event of default has been cured or waived for a period of not less than 180 consecutive days. The obligation of the Company to make payment of principal (and premium, if any) and interest on the Debentures will not otherwise be affected by the foregoing. If the Company fails to make any payment of the Debentures when due or within any applicable grace period, whether or not on account of the subordination provisions referred to above, such failure would constitute an event of default under the Indenture. (Section 4.03)


     "Senior Indebtedness" is defined in the Indenture as Indebtedness (as hereinafter defined) of the Company whether outstanding on the date of the Indenture or thereafter created, incurred, assumed or guaranteed (including, without limitation, interest that accrues on or after the filing of a petition in bankruptcy or for reorganization, if a claim for post-petition interests is allowed in such proceeding) except (i) any Indebtedness outstanding after the date of the Indenture as to which, by the express terms of the instrument creating or evidencing the same, it is provided that such Indebtedness is not senior or superior in right of payment to the Debentures, (ii) the Debentures,
(iii) any Indebtedness incurred in connection with any repurchase, redemption or other obligation in respect of Disqualified Capital Stock, (iv) any Indebtedness of the Company to any of the Company's subsidiaries or to any affiliate of the Company or any of the Company's subsidiaries, (v) Indebtedness incurred in connection with the purchase of goods, assets, materials or services in the ordinary course of business or representing amounts recorded as accounts payable, trade payables or other current liabilities of the Company on the books of the Company (other than the current portion of any long-term Indebtedness of the Company that but for this clause (v) would constitute Senior Indebtedness),
(vi) any Indebtedness of or amount owed by the Company to employees for services rendered to the Company, and (vii) any liability for federal, state, local or other taxes owing or owed by the Company.


     "Disqualified Capital Stock" means, with respect to any person, any capital stock of such person that, by its terms (or by the terms of any security into which it is convertible or for which it is exercisable, redeemable or exchangeable), matures, or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the maturity of the Debentures.


     "Indebtedness" is defined in the Indenture as, with respect to any person, any of the following (without duplication): (i) the principal of, premium, if any, and interest on and all other amounts owing with respect to any indebtedness (including any such indebtedness representing any deferred payment obligation for the payment of the purchase price of property or assets) of such person for money borrowed or evidenced by bonds, notes, debentures or similar obligations, including any guaranty by such person of any indebtedness for money borrowed of any other person, whether any such indebtedness or guaranty is outstanding on the date of the Indenture or is thereafter created, assumed or incurred, (ii) the principal of, premium, if any, and interest on and all other amounts owing with respect to any indebtedness for money borrowed, incurred, assumed or guaranteed by such person in connection with the acquisition by it or any of its subsidiaries of any other businesses, properties or other assets,
(iii) lease obligations which such person capitalizes in accordance with generally accepted accounting principles, (iv) any amounts payable by such person under or in respect of letters of credit or bankers' acceptances issued for the account of such person, any interest rate exchange agreement, interest rate swap agreement or currency exchange or purchase agreements or other similar agreement entered into in respect of all or any portion of the above and (v) guarantees or assumptions by such person of indebtedness of others of any of the kinds referred to in clauses (i) through (iv) above.


     By reason of such subordination, in the event of insolvency, creditors of the Company who are not holders of Senior Indebtedness (other than the holders of the Debentures or other equally subordinated obligations) may recover less, ratably, than the holders of Senior Indebtedness and may recover more, ratably, than the holders of Debentures.

     The Debentures will be effectively subordinated to all Indebtedness (including trade payables) of the Company's subsidiaries. Any right of the Company to receive assets of any such subsidiary upon the liquidation or reorganization of any such subsidiary (and the consequent rights of the holders of the Debentures to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors, except if, and to the extent that the Company is itself recognized as a creditor of such subsidiary, in which case the claims of the Company would still be subordinated to the claims of secured creditors of such subsidiary with respect to the assets securing such claims and any other indebtedness of such subsidiary senior to that held by the Company.


     At June 30, 1994, after giving effect to the Offering and the application of the net proceeds therefrom, Senior Indebtedness and indebtedness (including trade payables) of the Company's subsidiaries, to which the Debentures are effectively subordinated, would have been approximately $49,131,000 on a pro forma basis. The Indenture will not restrict the incurrence of Senior Indebtedness or other Indebtedness by the Company or any subsidiary of the Company, and the incurrence of significant amounts of additional Indebtedness could have an adverse impact on the Company's ability to service its Indebtedness, including the Debentures.


EVENTS OF DEFAULT, NOTICE AND WAIVER


     Events of Default are defined as: (i) default for a period of 30 days in the payment of interest on the Debentures, whether or not such payments are prohibited by the subordination provisions of the Indenture; (ii) default in the payment of principal of or premium, if any, on the Debentures when due either at maturity, upon redemption (including on a Repurchase Date) by declaration or otherwise, whether or not such payments are prohibited by the subordination provisions of the Indenture; (iii) failure to perform or observe any other covenant or agreement of the Company contained in the Indenture or the Debentures which continues for the period and after the notice specified below;
(iv) failure by the Company or any of its Significant Subsidiaries to pay principal at maturity of, or the occurrence and continuation of an event of default which results in the acceleration of, any loan agreement, mortgage, indenture or other instrument under which there is issued or by which there is secured or evidenced any Indebtedness (other than the Debentures) of the Company or any of its Significant Subsidiaries, whether such Indebtedness exists on the date of the issuance of the Debentures or is created thereafter, and the principal amount of such Indebtedness which, together with any such other Indebtedness so accelerated or not paid at maturity, aggregates an amount equal to or greater than $10 million; (v) the rendering of one or more judgments, orders or decrees against the Company and/or a Significant Subsidiary of the Company in an aggregate amount equal to or in excess of $10 million which are not vacated, satisfied, discharged or execution thereof stayed within a period of 30 days from the entry thereof; or (vi) certain events of bankruptcy, insolvency or reorganization relating to the Company or any of its Significant Subsidiaries. (Section 8.01)


     "Significant Subsidiary" means any Subsidiary (as defined in the Indenture) of the Company that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission as in effect on the date of initial issuance of the Debentures.

     A default under clause (iii) above is not an Event of Default until the Trustee or the holders of at least 25% in principal amount of the Debentures then outstanding notify the Company of the default and the Company does not cure the default within 60 days after receipt of the notice. The notice must specify the default, demand that it be remedied and state that the notice is a "Notice of Default." If the holders of 25% in principal amount of the outstanding Debentures request the Trustee to give such notice on their behalf, the Trustee is required to do so. (Section 8.01)

     The Indenture provides that, if an Event of Default (other than those relating to bankruptcy, insolvency and reorganization) shall have occurred and be continuing, either the Trustee or the holders of not less than 25% in principal amount of the Debentures then outstanding may, by written notice to the Company and, if applicable, to the Trustee, declare the unpaid principal of all such Debentures due and payable. If an Event of Default occurs by reason of certain specified events of bankruptcy, insolvency and reorganization, all unpaid principal of the Debentures then outstanding shall automatically become immediately due and payable. (Section 8.02)



     The Indenture provides that the Trustee shall, within 90 days after a Responsible Officer of the Trustee has actual knowledge of the occurrence of a default (not including any grace period allowed), mail to the holders of the Debentures, as their names and addresses appear on the registration book, notice of all uncured defaults known to it; provided that, except in the case of default in the payment of principal and premium, if any, or interest on any of the Debentures, the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the holders of Debentures. (Section 9.05)



     The Indenture contains a provision entitling the Trustee to reasonable security or indemnification by the Debentureholders before proceeding to exercise any right or power under the Indenture at the request of such Debentureholders. (Section 8.06) The Indenture provides, subject to specified exceptions, that the holders of a majority in principal amount of the outstanding Debentures may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee. (Section 8.05)



     The holders of a majority in principal amount of the outstanding Debentures may on behalf of the holders of all Debentures waive certain past defaults or Events of Default, except a default in payment of the principal of (or premium, if any) or interest on any Debentures or in respect of certain provisions of the Indenture which cannot be modified or amended without the consent of the holder of each outstanding Debenture affected thereby. (Section 8.04)


     The Indenture includes a covenant that the Company will file annually with the Trustee a Certificate of no default or a Certificate specifying any default that exists. (Section 6.04)

MODIFICATIONS OF THE INDENTURE AND WAIVER

     The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Debentures, to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or modifying in any manner the rights of the holders of Debentures, except that no such supplemental indenture may (i) extend the fixed maturity of any Debentures, or reduce the principal amount thereof or any premium thereon, or reduce the rate or extend the time of payment of interest thereon, or modify the provisions of the Indenture with respect to the subordination of the Debentures, or impair the right to convert the Debentures so affected or (ii) reduce the aforesaid percentage of Debentures, the holders of which are required to consent to any such supplemental indenture, in each case without the consent of the holders of the affected Debentures then outstanding. (Section 12.02)

SATISFACTION AND DISCHARGE

     The Indenture provides that the Company may terminate its obligations under the Indenture at any time by delivering all outstanding Debentures to the Trustee for cancellation and paying any other sums payable under the Indenture. (Section 14.01)

GOVERNING LAW

     The Indenture and the Debentures will be governed by and construed in accordance with the laws of the State of New York, without giving effect to such State's conflicts of law principles.

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

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

     New ICN's authorized capital stock presently consists of 100,000,000 shares of Common Stock of which, based upon the number of shares of common stock of ICN, SPI, Viratek and Biomedicals outstanding as of September 30, 1994, there will be approximately 27,971,000 shares of Common Stock outstanding, 5,333,000 options to acquire shares of Common Stock and approximately 1,900,000 shares of Common Stock reserved for issuance pursuant to outstanding convertible securities other than the Debentures. All such shares of Common Stock will be validly issued, fully paid and non-assessable.

THE SHARES

     The holders of shares of Common Stock are entitled to one vote for each share on all matters voted on by stockholders, including the election of directors and, except as otherwise required by law or provided in any resolution adopted by the Board of Directors of the Company with respect to any series of preferred stock, exclusively possess all voting power. The holders of shares of Common Stock do not have any cumulative voting, conversion, redemption or preemptive rights. Subject to any preferential rights of any outstanding series of preferred stock designated by the Board of Directors of the Company from time to time, the holders of shares of Common Stock are entitled to such dividends as may be declared from time to time by the Board of Directors of the Company from funds available therefor, and upon liquidation are entitled to receive pro rata all assets of available for distribution to such holders. See "Dividend Policy."

PREFERRED STOCK

     The Board of Directors of the Company is authorized to provide for the issuance of shares of preferred stock, in one or more series, and to fix for each such series such voting powers, designations, preferences and relative, participating, optional and other special rights, and such qualifications, limitations or restrictions, as are stated in the resolution adopted by the Board of Directors of the Company providing for the issuance of such series and as are permitted by Delaware Law. In connection with the Shareholder Rights Plan adopted by the Company, the Certificate of Incorporation of the Company provides for the issuance of a series of 1,000,000 shares of preferred stock designated Series A Participating Preferred Stock (the "Series A Preferred Stock"). For a description of the terms of the Series A Preferred Stock, see "Description of Capital Stock -- Preferred Stock Purchase Rights."

PREFERRED STOCK PURCHASE RIGHTS

     Prior to the consummation of the Merger, the Board of Directors of the Company adopted a Shareholder Rights Plan and caused to be issued with each share of Common Stock issued to the Predecessor Companies' stockholders in the Merger one Preferred Stock Purchase Right (a "Right"). Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series A Preferred Stock at a price expected to be approximately $125 per one one-hundredth of a share, subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between the Company and a rights agent to be selected by the Company (the "Rights Agent").

     The Rights have certain anti-takeover effects. The Rights cause substantial dilution to a person or group that attempts to acquire the Company without conditioning the offer on the Rights being redeemed or a substantial number of Rights being acquired. However, the Rights should not interfere with any tender offer or merger approved by the Company (other than with an Acquiring Person (as defined below)) because the Rights (i) do not become exercisable in the event of a Permitted Offer (as defined below) and expire automatically upon the consummation of a merger in which the form of consideration is the same as, and the price is not less than the price paid in, the Permitted Offer and (ii) are redeemable in connection with an approved merger in which all holders of Common Stock are treated alike.

     Initially, the Rights will be attached to all share certificates issued in the Merger and thereafter issued prior to the Rights Distribution Date (as defined below) and no separate Rights certificates will be distributed. Until the earlier to occur of (i) the first date (the "Stock Acquisition Date") of a public announcement that, a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire beneficial ownership of securities having 15% or more of the voting power of all outstanding voting securities of the Company or (ii) ten days (unless such date is extended by the Board of Directors of the Company) following the commencement of (or a public announcement of an intention to make) a tender offer or exchange offer which would result in any person or group of related persons becoming an Acquiring Person (in either case, except as a result of a Permitted Offer) (the earlier of such dates being called the "Rights Distribution Date"), the Rights will be evidenced by the Share certificates. Until the Rights Distribution Date, the Rights may be transferred with and only with Share certificates. Share certificates issued upon transfer or new issuance of shares of Common Stock will contain a notation incorporating the Rights Agreement by reference. Until the Rights Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for shares of Common Stock outstanding as of the Merger also constitutes the transfer of the Rights associated with the shares of Common Stock represented by such certificate. As soon as practicable following the Rights Distribution Date, separate certificates evidencing the Rights ("Rights Certificates") will be mailed to holders of record of the Shares as of the close of business on the Rights Distribution Date, and the separate Rights Certificates alone will evidence the Rights.

     The Rights are not exercisable until the Rights Distribution Date. The Rights expire on the earliest of (i) November 1, 2004, (ii) consummation of a merger transaction with a person or group who acquired shares of Common Stock pursuant to a Permitted Offer, and is offering in the merger the same form of consideration, and not less than the price per share of Common Stock, paid pursuant to the Permitted Offer or (iii) redemption by the Company as described below.

     The Purchase Price payable, and the number of shares of Series A Preferred Stock or other securities issuable, upon exercise of the Rights is subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of the Series A Preferred Stock, (ii) upon the grant to holders of the Series A Preferred Stock of certain rights or warrants to subscribe for Series A Preferred Stock, certain convertible securities or securities having rights, privileges and preferences the same as, or more favorable than, the Series A Preferred Stock at less than the current market price of the Series A Preferred Stock or (iii) upon the distribution to holders of the Series A Preferred Stock of evidences of indebtedness, cash (excluding regular quarterly cash dividends out of earnings or retained earnings), assets (other than a dividend payable in Series A Preferred Stock) or of subscription rights or warrants (other than those referred to above).

     In the event that, after the first date of public announcement by the Company or an Acquiring Person that an Acquiring Person has become such, the Company is involved in a merger or other business combination transaction in which the shares of Common Stock are exchanged or changed (other than a merger with a person or group who acquired shares of Common Stock pursuant to a Permitted Offer and is offering in the merger not less than the price paid pursuant to the Permitted Offer and the same form of consideration paid in the Permitted Offer), or 50% or more of the Company's assets or earning power are sold (in one transaction or a series of transactions), proper provision shall be made so that each holder of a Right (other than such Acquiring Person) shall thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company (or, in the event that there is more than one acquiring company, the acquiring company receiving the greatest portion of the assets or earning power transferred) which at the time of such transaction would have a market value of two times the exercise price of the Right (such right being called the "Merger Right"). "Permitted Offer" means a tender offer or exchange offer for all outstanding shares of Common Stock at a price and on terms determined, prior to the purchase of shares under such tender offer or exchange offer, by at least a majority of the members of the Board of Directors who are not officers of the Company to be both adequate and otherwise in the best interests of the Company, its stockholders (other than the person on whose behalf the offer is being made) and other relevant constituencies.

     In the event that an Acquiring Person becomes such, proper provision shall be made so that each holder of a Right (other than such Acquiring Person) will for a 60-day period thereafter have the right to receive upon exercise that number of shares of Common Stock having a market value of two times the exercise price of the Right, to the extent available, and then (after all authorized and unreserved shares of Common Stock have been issued) a common stock equivalent (such as Series A Preferred Stock or another equity security with at least the same economic value as the shares of Common Stock) having a market value of two times the exercise price of the Right, with Shares to the extent available being issued first (such right being called the "Subscription Right").

     The holder of a Right continues to have the Merger Right whether or not such holder exercises the Subscription Right. Upon the occurrence of any of the events giving rise to the exercisability of the Merger Right or the Subscription Right, any Rights that are or were at any time owned by an Acquiring Person shall become void insofar as they relate to the Merger Right or the Subscription Right.

     With certain exceptions, no adjustments in the Purchase Price is required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractions of shares of Common Stock will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the shares of Common Stock on the last trading date prior to the date of exercise.

     At any time prior to the earlier to occur of (i) a person becoming an Acquiring Person or (ii) the expiration of the Rights, the Company may redeem the Rights in whole, but not in part, at a price of $.01 in cash per Right (the "Redemption Price"), which redemption shall be effective upon the action of the Board of the Company in the exercise of its sole discretion. Additionally, the Company may, following the Stock Acquisition Date, redeem the then outstanding Rights in whole, but not in part, at the Redemption Price provided that such redemption is (i) in connection with a merger or other business combination transaction or series of transactions involving the Company in which all holders of Shares are treated alike but not involving an Acquiring Person or any person who was an Acquiring Person or (ii) following an event giving rise to, and the expiration of the exercise period for, the Subscription Right if and for as long as no person beneficially owns securities representing 15% or more of the voting power of the Company's voting securities. Upon the effective date of the redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

     Any of the provisions of the Rights Agreement may be amended by the Board of the Company prior to the Rights Distribution Date. After the Rights Distribution Date, the provisions of the Rights Agreement may be amended by the Board of the Company in order to cure any ambiguity, defect or inconsistency, or to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person).

     The Series A Preferred Stock purchasable upon exercise of the Rights is nonredeemable and junior to any other series of preferred stock the Company may issue (unless otherwise provided in the terms of such stock). Each share of Series A Preferred Stock has a preferential quarterly dividend in an amount equal to 100 times the dividend declared on each share of Common Stock, but in no event less than $1.00. In the event of liquidation, the holders of Series A Preferred Stock will, subject to the availability of assets for distribution (including the rights of securityholders of New ICN having priority in liquidation to the holders of shares of Series A Preferred Stock), receive a preferred liquidation payment equal to $100 per share, plus an amount equal to accrued and unpaid dividends thereon to the date of such payment, and thereafter, once holders of shares of Common Stock have received an equivalent liquidation payment, the holders of shares of Series A Preferred Stock and Common Stock will receive their ratable share of any remaining assets to be distributed. Each share of Series A Preferred Stock will have 100 votes, voting together with the Shares. In the event of any merger, consolidation or other transaction in which Shares are exchanged, each share of Series A Preferred Stock will be entitled to receive 100 times the amount and type of consideration received per Share. The rights of the Series A Preferred Stock as to dividends, liquidation and voting, and in the event of mergers and consolidations, are protected by customary anti-dilution provisions. Fractional shares of Series A Preferred Stock will be issuable; however, the Company may elect to distribute depositary receipts in lieu of such fractional shares. In lieu of fractional shares other than fractions that are multiples of one one-hundredth of a share, an adjustment in cash will be made based on the market price of the Series A Preferred Stock on the last trading date prior to the date of exercise.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

     The foregoing summary of certain terms of the Rights is qualified in its entirety by reference to the Rights Agreement.

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

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS FOR U.S. HOLDERS

     The following discussion is a summary of the material federal income tax consequences of holding and disposing of the Debentures by U.S. Holders (as defined below). This summary is based upon laws, regulations, rulings and judicial decisions now in effect, all of which are subject to change (possibly on a retroactive basis). This summary assumes that the Debentures and Common Stock of the Company will be held as capital assets within the meaning of
Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). Further, this summary does not discuss all aspects of federal income taxation that may be relevant to investors in light of their personal circumstances or to certain types of purchasers subject to special treatment under the federal income tax laws (for example, dealers in securities, tax-exempt organizations, insurance companies, financial institutions and foreign persons), and does not discuss the consequences to a holder under state, local or foreign tax laws. Prospective investors are advised to consult their own tax advisors regarding the federal, state, local and other tax considerations of holding and disposing of the Debentures.

     For purposes hereof, a "U.S. Holder" is (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in the United States or under the laws of the United States or of any state, or (iii) an estate or trust the income of which is includible in gross income for United States federal income tax purposes regardless of its source.

GENERAL

     A U.S. Holder of a Debenture will be required to report as ordinary income for federal income tax purposes interest earned on a Debenture in accordance with the holder's method of tax accounting. Generally, principal payments on a Debenture will be treated as a return of capital to the extent of a holder's basis therein.

     The Company anticipates that the Debentures will not be issued with original issue discount within the meaning of the Code, and the Company does not intend to take any original issue discount deductions with respect to the Debentures.

CONVERSION OF DEBENTURES

     A U.S. Holder of a Debenture will not recognize any gain or loss upon the conversion of a Debenture into Common Stock except with respect to cash (if any) received in lieu of fractional shares. A holder receiving cash in lieu of a fractional share will recognize capital gain or loss (subject to the discussion of market discount set forth below) in an amount equal to the difference between the amount of cash and the amount of the basis in the converted Debenture that is allocable to the fractional share. Such gain or loss will be long-term capital gain or loss provided the Debenture has been held for more than one year at the time of conversion. A holder's aggregate tax basis in the Common Stock received upon conversion will be equal to the holder's tax basis of the Debenture converted, reduced by any amount allocable to fractional share interests. A holder's holding period for the Common Stock received upon conversion of a Debenture will include the holder's holding period for such Debenture.

CONVERSION PRICE ADJUSTMENT

     The conversion price of the Debentures will be adjusted if the Company makes certain distributions to holders of Common Stock or in the event of certain subdivisions, combinations or reclassifications of Common Stock. Such an adjustment under certain circumstances could be treated as a constructive distribution that is taxable to a U.S. Holder of a Debenture at the time of adjustment under Sections 301 and 305 of the Code.

DISPOSITION OF DEBENTURES OR COMMON STOCK

     In general, a U.S. Holder of a Debenture or the Common Stock into which a Debenture was converted will recognize gain or loss upon the sale, exchange or retirement (including redemption but excluding conversion) of a Debenture or Common Stock in an amount equal to the difference between the amount of cash and the fair market value of any property received (other than in respect of accrued and unpaid interest) and such holder's adjusted tax basis in the Debenture or Common Stock (including any market discount previously included in income by the holder thereof). Such gain or loss will be capital gain or loss except to the extent of any accrued market discount (see "Market Discount" below), and will be long-term capital gain or loss if the Debenture or Common Stock has been held for more than one year at the time of sale, exchange or retirement.

MARKET DISCOUNT

     "Market discount" is defined generally as the excess of the stated redemption price at maturity of a debt instrument over the tax basis of the debt instrument in the hands of the holder immediately after its acquisition. In general, a Debenture in the hands of an original holder is not a market discount bond. In addition, under a de minimis exception, there is no market discount if the excess of the stated redemption price at maturity of a Debenture over the holder's tax basis therein is less than 0.25% of the stated redemption price at maturity of the Debenture multiplied by the number of complete years after the acquisition date to the maturity date of the Debenture. Market discount generally will accrue ratably during the period from the date of acquisition to the maturity date of the Debenture, unless the holder elects to accrue such discount on the basis of the constant interest method.

     A U.S. Holder in whose hands a Debenture is a market discount bond generally will be required to treat as ordinary income any gain recognized on the sale, exchange, redemption or other disposition of the Debenture (excluding conversion thereof) to the extent of accrued market discount. It is anticipated that regulations will be issued that will provide that any accrued market discount on a Debenture that is converted into Common Stock pursuant to the conversion feature would be carried over into the Common Stock received and treated as ordinary income of the holder upon disposition of the Common Stock. A U.S. Holder of a Debenture acquired at market discount also may be required to defer the deduction of all or a portion of the interest on any indebtedness incurred or maintained to purchase or carry the Debenture until it is disposed of in a taxable transaction.

     A U.S. Holder of a Debenture acquired at a market discount may elect to include market discount in income as it accrues, in which case the foregoing rules would not apply. This election would apply to all market discount bonds acquired by the electing holder on or after the first day of the first taxable year to which the election applies. The election may be revoked only with the consent of the Internal Revenue Service (the "IRS").

BACKUP WITHHOLDING

     Under federal income tax law, certain U.S. Holders of Debentures or Common Stock are required to provide the Company with such holder's correct taxpayer identification number ("TIN"). If the holder is an individual, the TIN is his or her social security number. If the Company is not provided with the correct TIN, the holder may be subject to a $50 penalty imposed by the IRS. In addition, payments that are made to such holder (such as interest on a Debenture) may be subject to backup withholding. Certain U.S. Holders (including, among others, corporations) are not subject to these backup withholding and reporting requirements. If backup withholding applies, the Company is required to withhold 31% of any payment made to the holder. Backup withholding is not an additional federal income tax. Rather, the federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of federal income taxes, a refund may be obtained from the IRS provided the required information is furnished. U.S. Holders of Debentures and Common Stock should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

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

CERTAIN UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

     The following is a summary of certain United States federal income and estate tax consequences of the ownership and disposition of Debentures by holders who are Non-U.S. Holders (as defined below). This summary discusses only Debentures held as "capital assets" (as defined in the Code) by the holders thereof. This summary does not discuss all aspects of United States federal income and estate taxation that may be relevant to a particular Non-U.S. Holder of Debentures in light of its individual investment circumstances. This discussion does not address the tax consequences to shareholders, partners or beneficiaries in a Non-U.S. Holder. Further, it does not consider Non-U.S. Holders subject to special tax treatment under the federal income tax laws (including dealers in securities, holders of securities held as part of a "straddle," hedge or "conversion transaction," or situations in which the "functional currency" within the meaning of Section 985(b) of the Code of a holder is not the United States dollar).

     The following discussion is based upon the Code, the applicable Treasury regulations promulgated and proposed thereunder, judicial authority and current administrative rulings and practices. All of the foregoing are subject to change (possibly on a retroactive basis) and any such change could affect the continuing validity of this discussion.

     For purposes hereof, a "Non-U.S. Holder" means any person other than: (i) a citizen or resident of the United States; (ii) a corporation or partnership created or organized in the United States or under the laws of the United States or of any state; or (iii) any estate or trust whose income is includible in gross income for United States federal income tax purposes regardless of its source. For purposes of the withholding tax on interest discussed below, a non-resident alien or other non-resident fiduciary of an estate or trust will be considered a Non-U.S. Holder.

     For purposes of the following discussion, interest income and gain on the sale, exchange or retirement of a Debenture will be "United States trade or business income" if such income or gain is (i) effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States and
(ii) if a tax treaty applies, attributable to a permanent establishment (or in the case of an individual, a fixed place of business) in the United States. United States trade or business income would be taxed at regular United States federal income tax rates. See, generally, "Certain United States Federal Income Tax Considerations for U.S. Holders" above. In the case of a Non-U.S. Holder that is a corporation, such United States trade or business income may also be subject to the branch profits tax (which is generally imposed on a foreign corporation on the actual or deemed repatriation from the United States of earnings and profits attributable to United States trade or business income) at a 30% rate. The branch profits tax may not apply (or may apply at a reduced rate) if the recipient is a qualified resident of certain countries with which the United States has an income tax treaty.

INTEREST

     Payments of interest to a Non-U.S. Holder that do not qualify for the portfolio interest exception discussed below and which are not United States trade or business income will be subject to withholding of United States federal income tax at a rate of 30% unless a United States income tax treaty applies to reduce the rate of withholding. To claim a treaty reduced rate or an exemption from withholding because the interest is United States trade or business income, the Non-U.S. Holder must provide a properly executed Form 1001 or Form 4224, respectively, as applicable.

     Generally, however, interest that is paid to a Non-U.S. Holder on a Debenture that is not United States trade or business income will not be subject to United States tax if the interest qualifies as "portfolio interest." Generally, interest on the Debentures that is paid by the Company will qualify as portfolio interest if (i) the Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote and is not a controlled foreign corporation that is related to the Company through stock ownership for United States federal income tax purposes; (ii) the Non-U.S. Holder is not a bank that is receiving the interest on a loan made in the ordinary course of its trade or business; and (iii) the Company, or its paying agent, receives a properly executed certification signed under penalties of perjury that the beneficial owner is not a "U.S. person" for U.S. federal income tax purposes and which provides the beneficial owner's name and address.

SALE, EXCHANGE OR RETIREMENT OF DEBENTURES

     Except as described below, any gain realized by a Non-U.S. Holder on the sale, exchange or retirement of Debentures, generally will not be subject to United States federal income tax provided that (i) such gain is not United States trade or business income; (ii) the Non-U.S. Holder is not an individual who is present in the United States for 183 days or more in the taxable year of the disposition and meets certain other requirements; and (iii) the Non-U.S. Holder is not subject to tax pursuant to the provisions of United States tax law applicable to certain United States expatriates. For the treatment of amounts received in respect of accrued and unpaid interest, see discussion above under "Interest."

FEDERAL ESTATE TAX

     Debentures held (or treated as held) by an individual who is a Non-U.S. Holder at the time of his or her death (or theretofore transferred subject to certain retained rights or powers) will not be subject to United States federal estate tax provided that any interest thereon would be exempt as portfolio interest if such interest were received by the Non-U.S. Holder at the time of his or her death. However, shares of Common Stock into which a Debenture was converted, held by an individual at the time of his or her death, will be included in such holder's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

UNITED STATES INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

     The Company generally must report annually to the IRS and to each Non-U.S. Holder the amount of interest paid to, and the tax withheld, if any, with respect to, each Non-U.S. Holder. These reporting requirements apply whether or not withholding is reduced or eliminated by an applicable tax treaty. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

     The United States backup withholding tax (in general, a tax imposed at the rate of 31% on payments to persons that fail to furnish the information required under the United States information reporting requirements) will generally not apply to payments of interest that qualify as portfolio interest as described above (provided that the Company has no actual knowledge that the holder is a U.S. person).

     Payments of the proceeds of the sale of Debentures to or through a foreign office of a "broker" (as defined in the pertinent regulations) will not be subject to backup withholding (absent actual knowledge that the payee is a U.S. person) but will be subject to information reporting if the broker is a U.S. person, a controlled foreign corporation for United States federal income tax purposes, or a foreign person 50% or more of whose gross income is from a United States trade or business for a specified three-year period, unless the broker has in its records documentary evidence that the holder is not a U.S. person and certain conditions are met (including that the broker has no actual knowledge that the holder is a U.S. person) or the holder otherwise establishes an exemption. Payment of the proceeds of a sale to or through the United States office of a broker is subject to backup withholding and information reporting, unless the holder certifies that it is a Non-U.S. Holder under penalties of perjury or otherwise establishes an exemption.

     Any amount withheld under the backup withholding rules from a payment to a non-U.S. Holder will be allowed as a credit against, or refund of, such holder's regular federal income tax liability, provided that certain information is provided to the IRS.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Based upon the shares of common stock of the Predecessor Companies outstanding as of June 30, 1994, the Company will have 26,970,909 shares of Common Stock outstanding immediately after consummation of the Merger. All of the shares of Common Stock issued in the Merger will be freely tradeable without restriction or further registration under the Securities Act except for any shares issued to an "affiliate" (as that term is defined under the Securities
Act) of any of the Predecessor Companies which shares will be subject to the resale limitations of Rule 145 promulgated under the Securities Act.

     In general, under Rule 145, a person is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of: (a) one percent of the then outstanding shares of the Common Stock, or (b) an amount equal to the average weekly reported trading volume in the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 145 are also subject to certain manner of sale limitations, notice requirements and the availability of current public information about the Company. Subsequent to the second anniversary of the consummation of the Merger, any then non-affiliate of the Company may sell Common Stock subject to Rule 145 without restriction provided that current public information is available about the Company. Subsequent to the third anniversary of the consummation of the Merger, any person who has not been an affiliate of the Company for at least three months may sell Common Stock subject to Rule 145 without restriction. Shares of Common Stock properly sold in reliance on Rule 145 are thereafter freely tradeable without restriction or registration under the Securities Act, unless thereafter held by an affiliate of the Company.


     The Company, its executive officers and directors have agreed not to issue, transfer, sell or otherwise dispose of any securities of the Company for a period of 90 days from the date of this Prospectus, without the prior written consent of the Representative, subject to certain exceptions. See
"Underwriting".


     Based upon securities of the Predecessor Companies convertible or exerciseable into common stock of each such Predecessor Company outstanding as of September 30, 1994 and after giving effect to the application of the net proceeds of the Offering, the Company will have outstanding immediately after consummation of the Merger, options to purchase 5,333,000 shares of Common Stock, warrants to purchase 43,223 shares of Common Stock and 1,857,056 shares of Common Stock issuable upon conversion of certain indebtedness. The holder of the warrants has the right, under certain circumstances, to require the Company to register the Common Stock into which the warrants are exerciseable.

                              CERTAIN TRANSACTIONS

GENERAL

     ICN controls Biomedicals and Viratek through stock ownership, voting control and board representation and is affiliated with SPI. Certain officers of ICN occupy similar positions with SPI, Biomedicals and Viratek. The Predecessor Companies have engaged in certain transactions with each other.

     An Oversight Committee consisting of one non-management director of each of the Predecessor Companies reviews transactions between or among the Predecessor Companies to determine whether a conflict of interest exists among the Predecessor Companies with respect to a particular transaction and whether the transaction is fair and the manner in which such conflict can be resolved. The Oversight Committee was formed in October 1984 and consisted of a representative of each of ICN, SPI and Viratek. A representative of Biomedicals joined the Oversight Committee in October 1986. The Oversight Committee has advisory authority only and makes recommendations to the Boards of Directors of each of the Predecessor Companies. The Oversight Committee consists of one non-management director of each Predecessor Company and a non-voting chairman. The significant related party transactions have been reviewed and recommended for approval by the Oversight Committee, and approved by the respective Boards of Directors.

     Effective December 1, 1990, SPI and Viratek entered into a new royalty agreement with regard to Virazole(R). Under this agreement, SPI continued to act as Viratek's exclusive distributor of Virazole(R) (which relationship had existed since 1983) and agreed to pay Viratek a royalty of 20% on sales worldwide for a term of 10 years with an option by either party to extend it for an additional 10 years. Worldwide sales for Virazole(R) for 1993 were $29,515,000, which generated royalties to Viratek of $5,903,000.

     Under an agreement entered into in 1982 between ICN and Baylor, the employer of Dr. Vernon Knight, a Viratek director, SPI is required to pay a 2% royalty to Baylor on all sales of Virazole(R) in aerosolized form. Such royalties for 1993 were $422,000.

     Beginning December 1986, SPI began selling Brown Pharmaceuticals, Inc. products under license from ICN. ICN charges SPI royalties at the rate of 8 1/2% of net sales. During 1993, SPI paid ICN $218,000 in royalties under this arrangement.

COST ALLOCATIONS

     The Predecessor Companies occupy ICN's facility in Costa Mesa, California. In 1993 ICN charged facility costs of $279,000, $310,000 and $30,000 to Viratek, Biomedicals and SPI, respectively. The costs of common services such as maintenance, purchasing and personnel are paid by SPI and allocated to ICN, Biomedicals and Viratek based on services utilized. The total of such costs were $2,584,000 in 1993, of which $1,733,000 were allocated to ICN, Viratek and Biomedicals. Effective January 1, 1993, ICN reimburses Biomedicals for those allocations which are in excess of the amounts determined by Biomedicals' management using competitive data, as reviewed and recommended by the Oversight Committee, that would have been incurred by Biomedicals if it operated in a facility suited solely to its requirements. During 1993, such reimbursements totaled $772,000. It is management's belief that the methods used and amounts allocated for facility costs and common services are reasonable based upon the usage by the respective companies.

     During 1991, Viratek began renting certain office equipment to ICN for use at the Costa Mesa facility. Rent is being charged at the rate of $20,000 per month. During 1993, Viratek charged ICN $240,000.

INVESTMENT POLICY

     Effective December 1, 1986, ICN and its affiliates adopted a policy covering intercompany advances and interest rates, and the type of investments (marketable equity securities, high-yield bonds, etc.) to be made by ICN and its affiliates. As a result of this policy, excess cash held by SPI, Viratek and Biomedicals is transferred to ICN, and cash advances are made by ICN to SPI, Viratek and Biomedicals to fund short-term cash requirements, acquisitions and certain other transactions. The affiliates are credited with interest income based on prime (7 1/4% at June 30, 1994) less 1/2% and are charged interest at the prime rate plus 1/2% on the amounts invested or advanced.

     In accordance with this investment policy, Biomedicals advanced the net proceeds of Biomedicals' Bio Capital Holding Swiss Franc public offering, completed in February 1987 to ICN. These advances are payable to Biomedicals by ICN in Swiss Francs. At March 1, 1991, Biomedicals converted to an advance due from ICN of SFr 14,386,000 into $10,849,000. As a result of this change, Biomedicals removed the hedge from its Swiss Franc liability. In 1993, Biomedicals recorded a translation gain of $159,000 as a result of the conversion of the Swiss Franc denominated liability to U.S. dollars.

     Under the terms of the series "A" and "B" preferred stock discussed below, Biomedicals is restricted from obtaining any additional borrowings without ICN's permission.

     SPI had outstanding borrowings from ICN in the amount of $5,225,000 and $18,313,000 as of June 30, 1994 and December 31, 1993, respectively. During 1993, ICN charged SPI interest of $800,000. During 1993, SPI reclassified its Biomedicals intercompany receivable of $2,333,000 and its Viratek intercompany payable of $5,228,000, respectively, to SPI's ICN intercompany account resulting in a net increase in SPI's liability to ICN of $2,895,000.

     During 1993, Biomedicals reclassified its SPI intercompany payable of $2,333,000 and its Viratek intercompany receivable of $272,000 to ICN, resulting in a net increase in Biomedicals' liability to ICN of $2,061,000 and total intercompany payables of $5,932,000 to ICN as of December 31, 1993. ICN charged $420,000 to Biomedicals for interest on the average balance outstanding during 1993 at an average interest rate of approximately 6.5%.

     During 1993, Viratek reclassified $272,000 of intercompany payables to Biomedicals to ICN and reclassified $5,228,000 of intercompany receivables from SPI to ICN, which resulted in a receivable of $15,528,000 due from ICN at December 31, 1993. Viratek earned interest income of $714,000 from ICN on the average balance outstanding during 1993.

OTHER

     Certain outside directors have provided legal and other consultation services to ICN for which they received an aggregate of approximately $154,000 during 1993.

     During the first quarter 1993, Biomedicals transferred its Dublin, Virginia facility to ICN in exchange for a reduction in the intercompany amounts due to ICN of $586,000 representing the net book value at the date of the transfer.

     On August 30, 1993, Biomedicals issued to ICN 300,000 shares of a new series "A" of its non-convertible, non-voting preferred stock valued pursuant to a fairness opinion, at $30,000,000. In exchange, ICN delivered 4,983,606 shares of Biomedicals common stock that ICN owned and exchanged intercompany debt owed to ICN by Biomedicals in the amount of $11,000,000. In addition, on August 30, 1993, Biomedicals issued to ICN 390,000 shares of a new series "B" of its non-convertible, non-voting, preferred stock valued pursuant to a fairness opinion, at $32,000,000. In exchange, ICN delivered to Biomedicals 8,384,843 shares of Biomedicals Common Stock that ICN owned. Subsequent to the exchange, Biomedicals had 9,033,623 common shares issued and outstanding. Subject to declaration by Biomedicals' Board of Directors, the new series "A" preferred stock pays an annual dividend of $8 per share, noncumulative, payable quarterly, and the new series "B" preferred stock pays an annual dividend of $10 per share, noncumulative, payable quarterly. Both series "A" and "B" preferred stock become cumulative in respect to dividends upon certain events deemed to be a change in control, as defined by the certificates of designation. The series "B" preferred dividends are subject to the prior rights of the holders of the series "A" preferred stock and any other preferred stock ranking prior to the series "B" preferred stock. The series "A" preferred stock is senior in ranking to the series "B" preferred stock, and the series "B" preferred stock is senior to Biomedicals common stock. As to voluntary or involuntary liquidation, dissolution or winding up of the affairs of Biomedicals, after payment or provision for payment of the debts and other liabilities of Biomedicals, the holders of the series "A" preferred shares are entitled to receive an amount in cash or in property, including securities of another corporation, equal to $100 per share in involuntary liquidation or $104.50 per share in voluntary liquidation prior to August 31, 1995 and which amount declines ratably each year to $100 per share after August 31, 1998, plus dividends, in the event dividends have become cumulative. The holders of the series "B" preferred shares are entitled to receive an amount in cash or in property, including securities of another corporation equal to $100 per share in voluntary or involuntary liquidation, plus dividends, in the event dividends have become cumulative. The series "A" and "B" preferred shares are redeemable for cash or property, including securities of another corporation, in whole or in part, at the option of Biomedicals only, subject to approval by a vote of a majority of the independent directors of Biomedicals. The series "A" preferred shares are redeemable at $104.50 per share prior to August 31, 1995 and which amount declines ratably each year to $100 after August 31, 1998, plus dividends, in the event dividends have become cumulative. The series "B" shares are redeemable at $100 per share, plus dividends, in the event dividends have become cumulative. There were no dividends declared on the series "A" or series "B" preferred stock during 1993.

     Effective January 1, 1992, Viratek and Biomedicals entered into an agreement whereby Biomedicals agreed to transfer rights, title and interest in certain of its research and development assets to Viratek. Biomedicals retains a right of first refusal to the marketing and distribution rights for any product developed from the transferred assets and pay a royalty to Viratek. Accordingly, Viratek incurred $793,000 of expenses relating to biomedical research and development for the years ended December 31, 1993.

     On November 15, 1993, SPI issued 200,000 shares of SPI Common Stock to ICN in exchange for reducing its debt outstanding to ICN by $3,075,000. The value of the shares issued was based on the quoted share price on the transaction date.

     Pursuant to an agreement between ICN and Viratek, all the expenses incurred by the Predecessor Companies in connection with the class action lawsuits described under "Business -- Litigation" are allocated equally between ICN and Viratek.

     Management of the Predecessor Companies believe that the foregoing transactions among the Predecessor Companies and their affiliates have been effected on terms no more or less favorable than could have been obtained from third parties.

INCOME TAXES

     Effective January 1, 1993, the Predecessor Companies adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS
109). The new statement supersedes the Predecessor Companies' previous policy of accounting for income taxes under Statement of Financial Accounting Standards No. 96, "Accounting for Income Taxes" (SFAS 96). Both statements require the use of the liability method of accounting for income taxes, but the recognition of deferred tax assets was limited under SFAS 96. Under SFAS 109, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. The change in the method of accounting for income taxes from SFAS 96 to SFAS 109 resulted in no cumulative effect adjustment for any of the Predecessor Companies.

     Each of the Predecessor Companies files its federal income tax return on a stand-alone basis. In years prior to 1993, tax sharing agreements allocated taxes for periods when a subsidiary was included in ICN's consolidated tax return. The following table indicates inclusion of subsidiaries in ICN's consolidated tax return.

                                                     1992              1991
                                                 -------------    --------------
                SPI............................       --          Until 8-13-91
                Biomedicals....................       --                --
                Viratek........................  Until 2-1-92     Entire year

     In accordance with the terms of tax-sharing agreements with SPI and Viratek, respectively, SPI and Viratek were required to pay ICN for federal taxes otherwise payable on a stand-alone basis. The federal tax-sharing agreements and consolidated federal filing was terminated with SPI in August 1991 and was terminated with Viratek in January 1992, when ICN ownership of SPI and Viratek, respectively, dropped below 80 percent.

     Upon leaving the consolidated group, SPI was allocated $17,000,000 of net operating loss carryforwards ("NOL") which represents SPI's share of the consolidated NOL carryforward at the time of the deconsolidation. The allocated NOL was utilized for book purposes in 1991 to reduce deferred tax liabilities resulting in a reduction of income tax expense. For tax purposes, SPI's NOL at December 31, 1993 is $4,279,000. The utilization of this NOL is limited to $540,000 per year until the year 2003.

     The Predecessor Companies conduct business in a number of different tax jurisdictions. Accordingly, losses sustained in one jurisdiction generally cannot be applied to reduce taxable income in another jurisdiction. The income of certain foreign subsidiaries is not subject to U.S. income taxes, except when such income is paid to the U.S. parent company or one of its domestic subsidiaries. No U.S. taxes have been provided on the Predecessor Companies' foreign subsidiaries, with the exception of SPI's Panamanian subsidiary (Alfa Pharmaceuticals), since management intends to reinvest those amounts in foreign operations. Included in consolidated retained earnings (deficit) of SPI and ICN at December 31, 1993 is approximately $49,000,000 and $1,820,000, respectively, of accumulated earnings of foreign operations that would be subject to U.S. income taxes if and when repatriated.

     ICN has NOLs of approximately $190,000,000 (of which $17,800,000 will be credited to additional capital when utilized) at December 31, 1993, expiring at various dates from 1994 through the year 2008.

     Included in the $190,000,000 NOL is approximately $47,500,000 of NOL attributable to Viratek expiring in various dates from 1995 to 2005. Of the $47,500,000 NOL attributable to Viratek, $10,900,000 of stock option deductions will be credited to paid-in capital when utilized. Viratek has research and development tax credit carryovers of $800,000 which expire in varying amounts from 1996 to 2002. Viratek's NOL can only be utilized by Viratek to offset Viratek taxable income generated on a separate company basis.

     Also included in the $190,000,000 NOL is approximately $39,000,000 of domestic NOLs and $38,000,000 of foreign NOLs attributable to Biomedicals, of which $458,000 will be credited to additional paid-in capital when utilized. Biomedicals' NOLs are restricted to utilization by that company. In connection with the acquisition of Flow, Biomedicals acquired Flow's domestic NOLs of $9,771,000. Biomedicals has agreed to pay Flow the first $500,000 of any benefits realized. In the event this amount is not realized by November 1994, it will become due and payable to Flow including interest at 10%. Tax benefits realized in excess of $500,000 will be shared equally with Flow.

     ICN is currently under examination by the IRS for the tax years ended November 30, 1991, 1990, 1989 and 1988. While the proposed adjustments, if upheld, would not result in a significant additional tax liability, they would result in significant reductions in the NOLs available to the Company in the future.

                                  UNDERWRITING

     The Underwriters named below have severally agreed, subject to certain conditions, to purchase from the Company the principal amount of Debentures set forth opposite their respective names:

                                                                          PRINCIPAL
                                                                          AMOUNT OF
                                  UNDERWRITER                             DEBENTURES
        ---------------------------------------------------------------  ------------
        Wertheim Schroder & Co. Incorporated...........................  $
        Jefferies & Company, Inc.......................................
        Kemper Securities, Inc.........................................
                                                                         ------------
                  Total................................................  $150,000,000
                                                                          ===========

     The Underwriting Agreement provides that the several Underwriters are obligated to purchase all of the Debentures offered hereby, if any are purchased. Wertheim Schroder & Co. Incorporated, as representative (the "Representative") of the several Underwriters, has advised the Company that the Underwriters propose to offer the Debentures to the public initially at the offering price set forth on the cover page of this Prospectus; that the
Underwriters propose initially to allow a concession of not in excess of     %
of the principal amount of the Debentures to certain dealers, including the Underwriters; that the Underwriters and such dealers may initially allow a
discount of not in excess of     % of the principal amount of the Debentures to
other dealers; and that the public offering price and concession and discount to dealers may be changed by the Representative after the initial public offering.

     The Company has granted to the Underwriters an option, expiring at the close of business on the 30th day after the date of the Underwriting Agreement, to purchase up to an additional $22,500,000 aggregate principal amount of Debentures at the public offering price less underwriting discounts and commissions, all as set forth on the cover page of this Prospectus. The Underwriters may exercise the option only to cover over-allotments, if any, in the sale of Debentures in this offering. To the extent that the Underwriters exercise the option, each Underwriter will be committed, subject to certain conditions, to purchase Debentures in an aggregate principal amount proportionate to such Underwriter's initial commitment.


     The Company, its executive officers and directors have agreed not to sell or otherwise dispose of any shares of Common Stock, or securities convertible into shares of Common Stock, for a period of 90 days after the date of this Prospectus without the prior written consent of the Representative except for the sale, issuance or grant by the Company of shares of Common Stock under existing stock option plans and agreements, any grant of options under the 1994 Stock Incentive Plan (if adopted by the Compensation Committee and the Board of Directors of the Company) consistent with past practice to directors, employees or consultants of any of the Predecessor Companies or the Company hired or retained on or after May 1, 1994 or the issuance of Common Stock upon the conversion of any Debentures or other convertible securities outstanding on the date hereof, upon the exercise of warrants outstanding on the date hereof, pursuant to the Rights Agreement or, under certain circumstances, in connection with acquisitions.


     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.

     Prior to this Offering, there has been no public market for the Debentures or Common Stock. Consequently, the conversion price of the Debentures has been determined by negotiation among the Company and the Underwriters. The principal determining factor was the market price of the SPI Common Stock because each share of SPI Common Stock will be converted into one share of Common Stock in the Merger.

     In connection with the Merger, each of the Underwriters provided to one of the Predecessor Companies a fairness opinion as to whether the applicable exchange ratio was fair to the stockholders of such Predecessor Company. For rendering such fairness opinion and, in the case of Wertheim Schroder & Co. Incorporated, for certain other advisory services rendered in connection with the Merger, the following fees have been paid to the Underwriters:


     Wertheim Schroder & Co. Incorporated provided a fairness opinion to SPI and rendered certain other advisory services to SPI in connection with the Merger. In consideration therefor, Wertheim Schroder & Co. Incorporated has received to date $600,000 plus their out-of-pocket expenses (including reasonable fees and expenses of its legal counsel) from SPI. In addition, Wertheim Schroder & Co. Incorporated will receive an additional $500,000 upon consummation of the Merger. In addition, Wertheim Schroder & Co. Incorporated served as financial advisor to ICN in its successful defense of a proxy contest to replace the current Board of Directors of ICN at ICN's 1993 Annual Meeting. Wertheim Schroder & Co. Incorporated received $250,000 plus reimbursement of out-of-pocket expenses in connection with such services.

     Jefferies & Company, Inc. provided a fairness opinion to Biomedicals in connection with the Merger and received $350,000 plus disbursements and out-of-pocket expenses (including fees and disbursements of counsel, which fees and disbursements may not exceed $50,000 without Biomedicals' prior consent) for its services rendered in connection therewith. Jefferies & Company, Inc. also acted in September 1994 as placement agent in connection with the sale of 50,000 shares of SPI Common Stock by ICN, for which it received a customary sales commission.

     Kemper Securities, Inc. provided a fairness opinion to Viratek in connection with the Merger and received $275,000 for its services rendered in connection therewith.

     Each of the Predecessor Companies has also agreed to indemnify the Underwriter which has advised it in connection with the Merger and certain related persons of such Underwriter against certain liabilities, including liabilities under the securities laws.

     At September 30, 1994, the Company had outstanding an aggregate of $585,263 of margin borrowings from Kemper Securities, Inc. This loan bears interest at a variable rate per annum (7 5/8% at September 30, 1994) and is payable on demand. The loan is collateralized by common stock of SPI owned by ICN. The loan will be repaid out of the net proceeds of the Offering. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Result of Operations of the Predecessor Companies -- ICN -- Working Capital, Liquidity and Capital Resources."

                                 LEGAL OPINIONS

     The legality of the Debentures offered hereby will be passed upon for the Company by Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), One New York Plaza, New York, New York 10004. Certain legal matters in connection with the sale of the Debentures offered hereby will be passed upon for the Underwriters by Fulbright & Jaworski L.L.P., 666 Fifth Avenue, New York, New York 10103.

                                    EXPERTS

     The consolidated financial statements and financial statement schedules of SPI, ICN, Viratek and Biomedicals as of December 31, 1992 and 1993 and for each of the three years in the period ended December 31, 1993 included in the Registration Statement or in this Prospectus which is a part of the Registration Statement, have been audited by Coopers & Lybrand, independent auditors, as stated in their reports appearing herein, which reports express an unqualified opinion and include an emphasis of a matter paragraph related to certain transactions between the Predecessor Companies and, as it relates to ICN, includes an explanatory paragraph referring to the change to the equity method of accounting for a previously consolidated subsidiary, and have been so included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

     With respect to the unaudited interim financial information for ICN only for the six months ended June 30, 1993 and 1994 which is included in the Registration Statement or in this Prospectus which is part of the Registration Statement, Coopers & Lybrand, L.L.P. have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their report included in ICN's Quarterly Report on Form 10-Q for the quarter ended June 30, 1994, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Coopers & Lybrand, L.L.P. are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because this report is not a "report" or a "part" of the Registration Statement or this Prospectus prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                       PAGE
                                                                                       -----
                             SPI PHARMACEUTICALS, INC.
Index to Financial Statements Covered by Report of Independent Auditors:
  Report of Independent Auditors.....................................................  F-3
  Consolidated Balance Sheets as of December 31, 1992 and 1993.......................  F-4
  Consolidated Statements of Income for the Years Ended December 31, 1991, 1992 and
     1993............................................................................  F-5
  Consolidated Statements of Stockholders' Equity for the Years Ended December 31,
     1991, 1992 and 1993.............................................................  F-6
  Consolidated Statements of Cash Flows for the Years Ended December 31, 1991, 1992
     and 1993........................................................................  F-7
  Notes to Consolidated Financial Statements -- December 31, 1993....................  F-8
Index to Financial Statements (Unaudited):
  Consolidated Condensed Balance Sheets as of December 31, 1993 and June 30, 1994....  F-30
  Consolidated Condensed Statements of Income for the three and six months ended June
     30, 1993 and 1994...............................................................  F-31
  Consolidated Condensed Statements of Cash Flows for the six months ended June 30,
     1993 and 1994...................................................................  F-32
  Notes to Consolidated Condensed Financial Statements -- June 30, 1994..............  F-33

                             ICN PHARMACEUTICALS, INC.
Index to Financial Statements Covered by Report of Independent Auditors:
  Report of Independent Auditors.....................................................  F-37
  Consolidated Balance Sheets as of December 31, 1992 and 1993.......................  F-38
  Consolidated Statements of Operations for the Years Ended December 31, 1991, 1992
     and 1993........................................................................  F-39
  Consolidated Statements of Stockholders' Equity (Deficit) for the Years Ended
     December 31, 1991, 1992 and 1993................................................  F-40
  Consolidated Statements of Cash Flows for the Years Ended December 31, 1991, 1992
     and 1993........................................................................  F-41
  Notes to Consolidated Financial Statements -- December 31, 1993....................  F-42
Index to Financial Statements (Unaudited):
  Review Report of Independent Auditors..............................................  F-73
  Consolidated Condensed Balance Sheets as of December 31, 1993 and June 30, 1994....  F-74
  Consolidated Condensed Statements of Operations for the three and six months ended
     June 30, 1993 and 1994..........................................................  F-75
  Consolidated Condensed Statements of Cash Flows for the six months ended June 30,
     1993 and 1994...................................................................  F-76
  Notes to Consolidated Condensed Financial Statements -- June 30, 1994..............  F-77

                                                                                       PAGE
                                                                                       -----
                                        VIRATEK, INC.
Index to Financial Statements Covered by Report of Independent Auditors:
  Report of Independent Auditors.....................................................  F-83
  Balance Sheets as of December 31, 1992 and 1993....................................  F-84
  Statements of Operations for the Years Ended December 31, 1991, 1992 and 1993......  F-85
  Statements of Stockholders' Equity (Deficit) for the Years Ended December 31, 1991,
     1992 and 1993...................................................................  F-86
  Statements of Cash Flows for the Years Ended December 31, 1991, 1992 and 1993......  F-87
  Notes to Financial Statements -- December 31, 1993.................................  F-88
Index to Financial Statements (Unaudited):
  Condensed Balance Sheets as of December 31, 1993 and June 30, 1994.................  F-97
  Condensed Statements of Operations for the three and six months ended June 30, 1993 and 1994........................................................................  F-98
  Condensed Statements of Cash Flows for the six months ended June 30, 1993 and
     1994............................................................................  F-99
  Notes to Condensed Financial Statements -- June 30, 1994...........................  F-101

                                 ICN BIOMEDICALS, INC.
Index to Financial Statements Covered by Report of Independent Auditors:
  Report of Independent Auditors.....................................................  F-105
  Consolidated Balance Sheets as of December 31, 1992 and 1993.......................  F-106
  Consolidated Statements of Operations for the Years Ended December 31, 1991, 1992
     and 1993........................................................................  F-107
  Consolidated Statements of Stockholders' Equity for the Years Ended December 31,
     1991, 1992 and 1993.............................................................  F-108
  Consolidated Statements of Cash Flows for the Years Ended December 31, 1991, 1992
     and 1993........................................................................  F-109
  Notes to Consolidated Financial Statements -- December 31, 1993....................  F-110
Index to Financial Statements (Unaudited):
  Consolidated Condensed Balance Sheets as of December 31, 1993 and June 30, 1994....  F-127
  Consolidated Condensed Statements of Operations for the three and six months ended
     June 30, 1993 and 1994..........................................................  F-128
  Consolidated Condensed Statements of Cash Flows for the six months ended June 30,
     1993 and 1994...................................................................  F-129
  Notes to Consolidated Condensed Financial Statements -- June 30, 1994..............  F-131

                         REPORT OF INDEPENDENT AUDITORS

To SPI Pharmaceuticals, Inc.:

     We have audited the consolidated balance sheets of SPI Pharmaceuticals, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1993 and 1992, the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1993. These consolidated financial statements are the responsibility of the Company's Management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by Management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     The Company has had certain transactions with its parent and Affiliated Corporations as more fully described in Notes 1, 3 and 4 to the consolidated financial statements. Whether the terms of these transactions would have been the same had they been between wholly unrelated parties cannot be determined.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of SPI Pharmaceuticals, Inc. and subsidiaries as of December 31, 1993 and 1992, the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1993 in conformity with generally accepted accounting principles.

                                          COOPERS & LYBRAND

Los Angeles, California
February 24, 1994, except
for Note 15, as to which
the date is March 24, 1994

                           SPI PHARMACEUTICALS, INC.

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1992 AND 1993

                                     ASSETS

                                                                      1992             1993
                                                                  ------------     ------------
Current Assets:
  Cash and cash equivalents.....................................  $ 38,054,000     $ 14,777,000
  Restricted cash...............................................    15,200,000               --
  Marketable securities (used to collateralize
     $10,000,000 note payable)..................................            --       32,587,000
  Receivables, net..............................................    78,032,000       43,277,000
  Inventories, net..............................................    91,109,000      107,196,000
  Prepaid expenses and other current assets.....................    13,568,000       10,925,000
                                                                  ------------     ------------
     Total current assets.......................................   235,963,000      208,762,000
Property, plant and equipment, net..............................    81,494,000       78,718,000
Other assets....................................................    13,749,000       12,873,000
                                                                  ------------     ------------
Goodwill........................................................     2,012,000        1,664,000
                                                                  ------------     ------------
                                                                  $333,218,000     $302,017,000
                                                                  ============     ============
                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable.................................................  $ 16,322,000     $ 14,360,000
  Current portion of long-term debt.............................     4,292,000        3,866,000
  Trade payables................................................    37,526,000       13,951,000
  Accrued liabilities...........................................    23,581,000       17,700,000
  Current portion of payable to ICN.............................    20,160,000       18,313,000
  Income taxes payable..........................................    13,140,000       13,313,000
                                                                  ------------     ------------
     Total current liabilities..................................   115,021,000       81,503,000
  Long-term debt, less current portion..........................    21,016,000       16,980,000
  Payable to ICN, less current portion..........................    10,273,000               --
  Other liabilities and deferred income taxes...................    10,241,000        6,226,000
  Minority interest.............................................    41,240,000       41,429,000
  Commitments and Contingencies
  Stockholders' equity:
  Common stock, $.01 par value; 38,000,000 shares authorized;
     17,890,000 and 20,101,000 shares issued and outstanding at
     December 31, 1992 and 1993, respectively...................       179,000          202,000
  Additional capital............................................    62,403,000       91,449,000
  Retained earnings.............................................    74,787,000       70,973,000
  Foreign currency translation adjustment.......................    (1,942,000)      (6,745,000)
                                                                  ------------     ------------
     Total stockholders' equity.................................   135,427,000      155,879,000
                                                                  ------------     ------------
                                                                  $333,218,000     $302,017,000
                                                                  ============     ============

 The accompanying notes are an integral part of these consolidated statements.

                           SPI PHARMACEUTICALS, INC.

                       CONSOLIDATED STATEMENTS OF INCOME

              FOR THE YEARS ENDED DECEMBER 31, 1991, 1992 AND 1993

                                                       1991             1992             1993
                                                   ------------     ------------     ------------
Net sales........................................  $364,358,000     $476,118,000     $403,957,000
Cost of sales....................................   173,554,000      208,745,000      211,923,000
                                                   ------------     ------------     ------------
     Gross profit................................   190,804,000      267,373,000      192,034,000
Selling, general and administrative expenses.....    99,942,000      170,313,000      131,069,000
Royalties to affiliates, net.....................     4,377,000        5,511,000        6,121,000
Research and development costs...................     4,901,000        7,836,000       11,516,000
Translation and exchange (gains) losses, net.....     6,697,000       25,039,000       (3,282,000)
Interest income..................................    (3,678,000)      (9,679,000)      (8,033,000)
Interest expense.................................     8,965,000       13,065,000       23,750,000
Other expense, net...............................    16,757,000        2,082,000        3,826,000
                                                   ------------     ------------     ------------
  Income before provision for income taxes and
     minority interest...........................    52,843,000       53,206,000       27,067,000
Provision for income taxes.......................    10,852,000        9,095,000        5,368,000
Minority interest................................    11,865,000        9,608,000          189,000
                                                   ------------     ------------     ------------
Net income.......................................  $ 30,126,000     $ 34,503,000     $ 21,510,000
                                                   ------------     ------------     ------------
Net income per share.............................  $       1.57     $       1.76     $       1.08
                                                   ============     ============     ============

 The accompanying notes are an integral part of these consolidated statements.

                           SPI PHARMACEUTICALS, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1991, 1992 AND 1993

                                           COMMON STOCK
                                      ----------------------                                      FOREIGN CURRENCY
                                       NUMBER OF                ADDITIONAL                          TRANSLATION
                                        SHARES       AMOUNT      CAPITAL      RETAINED EARNINGS     ADJUSTMENTS         TOTAL
                                      -----------   --------   ------------   -----------------   ----------------   ------------
BALANCE AT NOVEMBER 30, 1990........   15,638,000   $156,000   $ 50,062,000      $ 43,652,000        $ 2,065,000     $ 95,935,000
December 1990 net loss..............           --         --             --           (50,000)                --          (50,000)
Proceeds from the exercise of stock
  options...........................      594,000      6,000      3,086,000                --                 --        3,092,000
Translation adjustments.............           --         --             --                --            (78,000)         (78,000)
Temporary treasury stock holdings in
  connection with the acquisition of
  ICN Galenika......................   (1,101,000)   (11,000)   (35,627,000)               --                 --      (35,638,000)
Common stock issued in connection of
  ICN Galenika .....................    1,200,000     12,000      8,988,000                --                 --        9,000,000
Acquisition of intangibles from an
  affiliate.........................           --         --     (1,600,000)               --                 --       (1,600,000)
Tax benefit of stock options
  exercised.........................           --         --      2,308,000                --                 --        2,308,000
Cash dividends ($.89 per share).....           --         --             --       (14,961,000)                --      (14,961,000)
Net income..........................           --         --             --        30,126,000                 --       30,126,000
                                       ----------   --------   ------------      ------------        -----------     ------------
BALANCE AT DECEMBER 31, 1991........   16,331,000    163,000     27,217,000        58,767,000          1,987,000       88,134,000
Proceeds from the exercise of stock
  options...........................      327,000      3,000      2,175,000                --                 --        2,178,000
Translation adjustments.............           --         --             --                --         (3,929,000)      (3,929,000)
Sale of temporary treasury stock
  holdings in connection with the
  acquisition of ICN Galenika.......      900,000      9,000     28,619,000                --                 --       28,628,000
Tax benefit of stock options
  exercised.........................           --         --        956,000                --                 --          956,000
Cash dividends ($.78 per share).....           --         --             --       (15,043,000)                --      (15,043,000)
Effect of stock dividend issued in
  January 1993......................      332,000      4,000      3,436,000        (3,440,000)                --               --
Net income..........................           --         --             --        34,503,000                 --       34,503,000
                                       ----------   --------   ------------      ------------        -----------     ------------
BALANCE AT DECEMBER 31, 1992........   17,890,000    179,000     62,403,000        74,787,000         (1,942,000)     135,427,000
Proceeds from the exercise of stock
  options...........................      461,000      5,000      2,410,000                --                 --        2,415,000
Translation adjustments.............           --         --             --                --         (4,803,000)      (4,803,000)
Tax benefit of stock options
  exercised.........................           --         --        727,000                --                 --          727,000
Cash dividends ($.25 per share).....           --         --             --        (4,690,000)                --       (4,690,000)
Effect of 1993 quarterly stock
  dividends.........................    1,121,000     11,000     16,106,000       (16,117,000)                --               --
Effect of stock dividend issued in
  January 1994......................      276,000      3,000      4,514,000        (4,517,000)                --               --
Common stock issued for payment of
  ICN debt..........................      200,000      2,000      3,073,000                --                 --        3,075,000
Common stock issued for
  acquisition.......................      153,000      2,000      2,216,000                --                 --        2,218,000
Net income..........................           --         --             --        21,510,000                 --       21,510,000
                                       ----------   --------   ------------      ------------        -----------     ------------
BALANCE AT DECEMBER 31, 1993........   20,101,000   $202,000   $ 91,449,000      $ 70,973,000        $(6,745,000)    $155,879,000
                                       ==========   ========   ============      ============        ===========     ============

 The accompanying notes are an integral part of these consolidated statements.

                           SPI PHARMACEUTICALS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1991, 1992 AND 1993

                                                                      1991             1992           1993
                                                                  ------------     ------------   ------------
Cash flows from operating activities:
  Net income....................................................  $ 30,126,000     $ 34,503,000   $ 21,510,000
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization...............................     7,928,000        6,770,000      8,513,000
    Allowance for losses on accounts receivable.................     6,740,000       48,312,000     11,261,000
    Write-off of goodwill and intangibles.......................     9,102,000               --             --
    Write-off of fixed assets...................................     1,664,000               --             --
    Foreign exchange (gains) losses, net........................     6,697,000       14,739,000     (3,282,000)
    (Gain) loss on sale of fixed assets.........................      (356,000)         151,000       (194,000)
    Increase in inventory allowances............................     2,608,000        2,456,000      4,252,000
    Income taxes contributed by ICN.............................     2,308,000               --             --
    Other non-cash losses.......................................        95,000               --      1,312,000
    Minority interest...........................................    11,865,000        9,608,000        189,000
    Change in assets and liabilities net of effects from
       purchase of acquired companies:
    Receivables.................................................   (74,017,000)      19,151,000     19,968,000
    Inventories.................................................    10,192,000      (37,491,000)   (15,388,000)
    Prepaid expenses and other current assets...................   (13,591,000)      (4,640,000)     3,164,000
    Deferred income taxes.......................................    16,560,000        1,741,000     (1,673,000)
    Trade payables and accrued liabilities......................    37,966,000      (25,448,000)   (29,331,000)
    Income taxes payable........................................       342,000        5,711,000      1,795,000
    Other liabilities...........................................       566,000      (45,845,000)    (3,889,000)
                                                                  ------------     ------------   ------------
    Net cash provided by operating activities...................    56,795,000       29,718,000     18,207,000
                                                                  ------------     ------------   ------------
Cash flows from investing activities:
  Capital expenditures..........................................   (19,051,000)     (11,610,000)    (8,431,000)
  Proceeds from sale of fixed assets............................       801,000        1,252,000      1,131,000
  Purchase of marketable securities.............................            --               --    (33,899,000)
  Utilization of net operating loss carryforwards from
    acquired subsidiaries.......................................     1,174,000               --             --
  (Increase) decrease in restricted cash........................            --      (15,200,000)    15,200,000
  Payments for purchase of acquired companies and product
    lines.......................................................   (14,453,000)              --             --
  Other, net....................................................      (104,000)         222,000        205,000
                                                                  ------------     ------------   ------------
    Net cash used in investing activities.......................   (31,633,000)     (25,336,000)   (25,794,000)
                                                                  ------------     ------------   ------------
Cash flows from financing activities:
  Net increase (decrease) in borrowings under line of
    credit arrangements.........................................     5,860,000        4,270,000     (1,487,000)
  Proceeds from issuance of long-term debt......................     1,891,000        9,588,000      4,207,000
  Payments on long-term debt....................................      (322,000)      (7,285,000)    (4,644,000)
  Payments to ICN...............................................   (19,278,000)     (14,987,000)   (13,662,000)
  Proceeds from stock issuances.................................     3,092,000       32,994,000      2,415,000
  Dividends paid to minority stockholders.......................    (4,180,000)      (7,525,000)    (2,531,000)
                                                                  ------------     ------------   ------------
    Net cash provided by (used in) financing activities.........   (12,937,000)      17,055,000    (15,702,000)
                                                                  ------------     ------------   ------------
Effect of exchange rate changes on cash.........................      (322,000)         (54,000)        12,000
                                                                  ------------     ------------   ------------
Net increase (decrease) in cash and cash equivalents............    11,903,000       21,383,000    (23,277,000)
Cash and cash equivalents at beginning of year..................     4,768,000       16,671,000     38,054,000
                                                                  ------------     ------------   ------------
Cash and cash equivalents at end of year........................  $ 16,671,000     $ 38,054,000   $ 14,777,000
                                                                  ============     ============   ============

 The accompanying notes are an integral part of these consolidated statements.

                           SPI PHARMACEUTICALS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1993

1. RELATIONSHIP WITH ICN PHARMACEUTICALS, INC., ICN BIOMEDICALS, INC. AND VIRATEK, INC.:

     SPI Pharmaceuticals, Inc. ("SPI" or the "Company") was incorporated on November 30, 1981, as a wholly-owned subsidiary of ICN Pharmaceuticals, Inc. ("ICN") and is 39%-owned by ICN at December 31, 1993. ICN Biomedicals, Inc. ("Biomedicals") is 69%-owned by ICN and Viratek, Inc. ("Viratek") is 63%-owned by ICN at December 31, 1993.

     During 1992, ICN sold 690,000 shares of the Company's common stock for an aggregate sales price of $13,786,000 in open market transactions and privately negotiated sales and in 1991 used 1,468,000 shares in the formation of ICN Galenika, of which 1,200,000 shares were sold for cash during 1992 by ICN Galenika. During 1993, ICN sold 1,618,200 shares of the Company's common stock for an aggregate sales price of $19,995,000 in open market transactions and privately negotiated sales.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Reclassifications

     Certain prior year items have been reclassified to conform with the current year presentation.

  Principles of Consolidation

     The accompanying consolidated financial statements include the accounts of the Company and all subsidiaries after elimination of all significant intercompany account balances and transactions. ICN Galenika has been consolidated since the effective date of acquisition, May 1, 1991 (see Note 11 of Notes to Consolidated Financial Statements).

  Goodwill

     The difference between the purchase price and the fair value of net assets purchased at the date of acquisition is included in the accompanying Consolidated Balance Sheets as Goodwill. Goodwill amortization periods are five years for single product line businesses acquired through November 30, 1986, and 10 to 23 years for certain businesses acquired in 1987, which have other intangibles (patents, trademarks, etc.), and whose values and lives can be reasonably estimated. The Company periodically evaluates the carrying value of goodwill including the related amortization periods. The Company determines whether there has been impairment, if any, by comparing the anticipated undiscounted future operating income of the acquired entity with the carrying value of the goodwill. In 1991, goodwill was reduced by $1,174,000 due to the utilization for federal income tax purposes of net operating loss ("NOL") carryforwards from domestic subsidiaries acquired in 1987 (see Note 4 of Notes to Consolidated Financial Statements).

  Cash and Cash Equivalents

     Cash and cash equivalents at December 31, 1992 and 1993, includes $45,362,000 and $1,247,000, respectively, of commercial paper and bonds, both of which have maturities of three months or less. For purposes of the Statements of Cash Flows, the Company considers highly liquid investments purchased with a maturity of three months or less to be cash equivalents. The carrying amount of those assets approximates fair value due to the short-term maturity of these instruments. Of the above cash and cash equivalents at December 31, 1992, $15,200,000 was utilized to guarantee ICN Galenika's raw material purchases and to collateralize notes payable, and is reflected as restricted cash.

                           SPI PHARMACEUTICALS, INC.

                               DECEMBER 31, 1993

  Marketable Securities

     Marketable securities, which consist of bond investments, are stated at the lower of cost of market, based upon quoted market prices. Unrealized gains and losses on marketable securities are charged to income. Realized gains or losses are determined on the specific identification method and are reflected in income. Marketable securities had an aggregate cost at December 31, 1993, of $33,899,000. A valuation allowance in the amount of $1,312,000 has been recorded to reduce the carrying amount of the portfolio to fair value, which represents the net unrealized loss included in the determination of net income for 1993. These investments are used to collateralize a note payable of $10,000,000.

  Inventories

     Inventories, which include material, direct labor and factory overhead, are stated at the lower of cost or market. Cost is determined on a first-in, first-out ("FIFO") basis.

  Property, Plant and Equipment

     The Company primarily uses the straight-line method for depreciating property, plant and equipment over their estimated useful lives. Buildings and related improvements are depreciated from 7-50 years, machinery and equipment from 5-15 years, furniture and fixtures from 5-10 years, and leasehold improvements are amortized over their useful lives, limited to the life of the lease.

     The Company follows the policy of capitalizing expenditures that materially increase the lives of the related assets and charges maintenance and repairs to expense. Upon sale or retirement, the costs and related accumulated depreciation or amortization are eliminated from the respective accounts, and the resulting gain or loss is included in income.

  Notes Payable

     The Company classifies bank borrowings with initial terms of one year or less as Notes Payable. At December 31, 1993, these notes had average interest rates of 10% in Spain and 4% to 25% in Yugoslavia. The comparatively low year-end interest rates in Yugoslavia are a result of the favorable effect on variable interest rates arising from the Yugoslavian "Stabilization Program" that was started in January 1994. See Note 12 of Notes to Consolidated Financial Statements for information on the "Stabilization Program." The carrying amount of notes payable approximates fair value due to the short-term maturity of these instruments.

  Foreign Currency Translation

     The assets and liabilities of the Company's foreign operations, except those in highly inflationary economies, are translated at the end of period exchange rates. Revenues and expenses are translated at the average exchange rates prevailing during the period. The effects of unrealized exchange rate fluctuations on translating foreign currency assets and liabilities into U.S. dollars are accumulated in Stockholders' equity. The monetary assets and liabilities of foreign subsidiaries in highly inflationary economies are remeasured into U.S. dollars at the year-end exchange rates and non-monetary assets and liabilities at historical rates. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 52, "Foreign Currency Translation," the Company has included in operating income all foreign exchange (gains) and losses arising from foreign currency transactions and the effects of foreign exchange rate fluctuations on subsidiaries operating in highly inflationary economies. The (gains) losses included in operations from foreign exchange translation and transactions for 1991, 1992 and 1993, were $6,697,000, $25,039,000, and ($3,282,000), respectively.

                           SPI PHARMACEUTICALS, INC.

                               DECEMBER 31, 1993

  Income Taxes

     In January 1993, the Company adopted SFAS 109, Accounting for Income Taxes. SFAS 109 requires an asset and liability approach be used in the recognition of deferred tax assets and liabilities for the expected future tax consequence of events that have been recognized in the Company's financial statements or tax returns.

  Per Share Information

     Per share information is based on the weighted average number of common shares outstanding and dilutive common share equivalents. Common equivalent shares represent shares issuable for outstanding options, on the assumption that the proceeds would be used to repurchase shares in the open market.

     In March and July 1991, the Company declared 10% and 15% stock distributions, respectively, which resulted in a 26% stock split. In January 1993, the Company issued a fourth quarter 1992 stock dividend of 2%. During 1993, the Company issued quarterly stock dividends which totaled 6%. In January 1994, the Company declared a first quarter 1994 stock dividend of 1.4%. All share and per share amounts used in computing earnings per share have been restated to reflect these stock splits and dividends. The number of shares used in the per share computations were 19,131,000 in 1991, 19,594,000 in 1992, and 19,898,000 in 1993.

3. RELATED PARTY TRANSACTIONS:

  General

     ICN controls Biomedicals and Viratek through stock ownership, voting control and board representation and is affiliated with the Company. Certain officers of ICN occupy similar positions with SPI, Biomedicals and Viratek and are affiliated with the Company. ICN, SPI, Biomedicals and Viratek (collectively, the "Affiliated Corporations") have engaged in, and will continue to engage in, certain transactions with each other.

     An Oversight Committee of the Boards of Directors of ICN, SPI, Biomedicals and Viratek reviews transactions between or among the affiliated corporations to determine whether a conflict of interest exists with respect to a particular transaction and the manner in which such a conflict can be resolved. The Oversight Committee has advisory authority only and makes recommendations to the Boards of Directors of each of the Affiliated Corporations. The Oversight Committee consists of one non-management director of each Affiliated Corporation and a non-voting chairman. The significant related party transactions have been reviewed and recommended for approval by the Oversight Committee, and approved by the respective Boards of Directors.

  Royalty Agreements

     Effective December 1, 1990, the Company entered into a royalty agreement with Viratek whereby a royalty of 20% on all sales of Virazole is paid to Viratek. Sales of Virazole for 1991, 1992 and 1993 were $21,315,000, $27,240,000 and $29,515,000, respectively, which generated royalties to Viratek for 1991, 1992 and 1993 of $4,263,000, $5,448,000 and $5,903,000, respectively.

     During 1991, the Company purchased $235,000 of Virazole from Viratek and received $2,943,000 of Virazole from Viratek at its cost.

     Under an agreement between ICN and the employer of a director of Viratek, the Company is required to pay a 2% royalty to the employer on all sales of Virazole in aerosolized form. Such royalties for 1991, 1992 and 1993 were $313,000, $430,000 and $422,000, respectively.

                           SPI PHARMACEUTICALS, INC.

                               DECEMBER 31, 1993

     The Company markets products under license from ICN for the treatment of myasthenia gravis, a disease characterized by muscle weakness and atrophy. ICN charged the Company royalties at the rate of 9% of net sales. Effective September 1, 1990, SPI prepaid royalties to ICN in the amount of $9,590,000, which has been recorded in Other Assets and is being amortized using the straight-line method over fifteen years. There are no future royalties due to ICN for these products.

     Beginning in December 1986, the Company began selling Brown
Pharmaceuticals, Inc. products under license from ICN. ICN charges the Company royalties at the rate of 8 1/2% of net sales. During 1991, 1992 and 1993, the Company paid ICN $93,000, $65,000 and $218,000, respectively, in royalties under this agreement.

  Cost Allocations

     The Affiliated Corporations occupy ICN's facility in Costa Mesa, California. The accompanying consolidated statements of income include charges for rent and property taxes from ICN of $279,000 for each of the last three years. In addition, the costs of common services such as maintenance, purchasing and personnel are incurred by the Company and allocated to ICN, Viratek and Biomedicals based on services utilized. The total of such costs were $2,617,000 in 1991, $2,556,000 in 1992 and $2,584,000 in 1993 of which $1,568,000,
$1,679,000 and $1,733,000, were allocated to the Affiliated Corporations, respectively. It is Management's belief that the methods used and amounts allocated for facility costs and common services are reasonable based upon the usage by the respective companies.

  Investment Policy

     ICN and the Company have a policy covering intercompany advances and interest rates, and the types of investments (marketable equity securities, high yield bonds, etc.) to be made by ICN and its subsidiaries. Under this policy excess cash held by ICN's subsidiaries is transferred to ICN and, in turn, cash advances are made to ICN's subsidiaries to fund certain transactions. ICN charges or credits interest based on the amounts invested or advanced, current interest rates and the cost of capital. During 1991, 1992 and 1993, the Company was (charged) or credited interest of $2,486,000, ($1,195,000), and ($800,000)
respectively. During 1992 and 1993, the Company reclassified its Biomedicals intercompany receivable of $3,631,000 and $2,333,000 and its Viratek intercompany payable of $6,332,000 and $5,228,000, respectively, to the Company's ICN intercompany account resulting in a net increase in the Company's liability to ICN of $2,701,000 and $2,041,000, respectively.

  Debt and Equity Transactions

     In accordance with its investment policy, ICN has advanced funds to the Company for acquisitions, certain investments and to provide working capital. Interest is charged on these advances at prime (6% at December 31, 1993) plus
 1/2%.

     On November 15, 1993, the Company issued 200,000 shares of common stock to ICN in exchange for reducing its debt outstanding to ICN by $3,075,000. The value of the shares issued was based on the quoted share price on the transaction date.

     On December 31, 1991, in connection with the ICN Galenika agreement, ICN, on behalf of the Company, contributed 1,468,000 shares of common stock of the Company to ICN Galenika. The transfer of the stock resulted in a liability of the Company to ICN based on the stock's fair value of $38,528,000. ICN's cost basis in the stock of $11,555,000 was used to record the Company's investment in ICN Galenika. In consolidation, the Company recorded 1,101,000 shares of stock for $8,665,000 as treasury stock which represents its 75% interest in ICN Galenika. The remaining 367,000 shares for $2,890,000 were recorded as a

                           SPI PHARMACEUTICALS, INC.

                               DECEMBER 31, 1993

component of minority interest and are considered issued and outstanding. Pending sale of the stock to third parties, the $26,973,000 difference between the fair value of the stock and the predecessor basis (ICN's cost) was recorded as a reduction of paid-in capital. As the stock is sold, the excess of the stock proceeds over the predecessor basis represents an additional investment by SPI, resulting in an increase in paid-in capital. During 1992, ICN Galenika sold 1,200,000 shares of SPI stock for proceeds of $30,822,000. Net of amounts attributable to minority interest, the sale of the stock increased paid-in capital and decreased treasury stock by $28,628,000.

  Other

     During 1991, the Company's Mexican subsidiary purchased inventory from Biomedicals for approximately $500,000 which was returned to Biomedicals for credit in 1992.

     During 1991, the Company acquired a manufacturing facility in Mississippi from ICN at ICN's cost of $3,114,000.

     During 1991, the Company acquired various licenses and patents from ICN and Viratek which it has contributed to ICN Galenika as part of the acquisition agreement. The Company incurred a liability to ICN and Viratek totaling $1,600,000 and a corresponding reduction of paid-in-capital.

     Following is a summary of transactions, as described above, between the Company and ICN and its subsidiaries for 1991, 1992 and 1993 (in thousands):

                                                             1991        1992        1993
                                                           --------     -------     -------
    Transactions
      Cash payments to ICN, net..........................  $ 19,278     $14,987     $13,662
      Royalties to affiliates, net.......................    (4,377)     (5,511)     (6,121)
      Purchases of Virazole from Viratek.................      (235)         --          --
      Allocation of common service costs to ICN and its
         subsidiaries....................................     1,568       1,679       1,733
      Rent and property taxes charged by ICN.............      (279)       (279)       (279)
      Interest income (expense) with affiliates..........     2,486      (1,195)       (800)
      Dividends payable to ICN...........................   (10,781)     (7,518)     (1,857)
      Transfer of Mississippi plant from ICN.............    (3,114)         --          --
      Debt to ICN arising from ICN Galenika
         transaction.....................................   (52,831)         --          --
      Transfer of intangibles and inventory from ICN and
         Viratek.........................................    (4,543)         --          --
      Return (purchase) of inventory from Biomedicals....      (500)        500          --
      Purchase of equipment from Viratek.................      (333)         --          --
      Common stock issued for payment of ICN debt........        --          --       3,075
      Federal income taxes payable to ICN................      (876)         --          --
      Payments of Viratek royalties......................        --         819          --
      Allocation of payroll costs........................       754         507          --
      December 1990 transactions, net....................      (865)         --          --
      Other, net.........................................     2,251         465       2,707
                                                           --------     -------     -------
                                                           $(52,397)    $ 4,454     $12,120
                                                           ========     =======     =======

                           SPI PHARMACEUTICALS, INC.

                               DECEMBER 31, 1993

     The average balances due to (from) ICN were $(18,326,000), $29,289,000, and $26,439,000 for 1991, 1992 and 1993, respectively.

4.  INCOME TAXES:

     In January 1993, the Company adopted SFAS 109, Accounting for Income Taxes. SFAS 109 is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequence of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, SFAS 109 generally considers all expected future events other than enactment of changes in the tax law or rates. Previously, the Company used the SFAS 96 asset and liability approach that gave no recognition to future events other than the recovery of assets and settlement of liabilities at their carrying amounts. The adoption of SFAS 109 did not result in a cumulative effect adjustment in the consolidated statements of income.

     Pretax income from continuing operations before minority interest for the years ended December 31 consists of the following:

                                                     1991            1992            1993
                                                  -----------     -----------     -----------
    Domestic....................................  $(1,246,000)    $ 6,371,000     $17,322,000
    Foreign.....................................   54,089,000      46,835,000       9,745,000
                                                  -----------     -----------     -----------
                                                  $52,843,000     $53,206,000     $27,067,000
                                                  ===========     ===========     ===========
    The income tax provisions consist of the following:
    Current
      Foreign...................................  $ 2,809,000     $ 1,493,000     $ 1,929,000
      Federal...................................    4,331,000       5,876,000       4,197,000
      State.....................................      150,000         100,000         100,000
                                                  -----------     -----------     -----------
                                                    7,290,000       7,469,000       6,226,000
    Deferred
      Foreign...................................      472,000       1,185,000        (858,000)
      Federal...................................    3,090,000         441,000              --
      State.....................................           --              --              --
                                                    3,562,000       1,626,000        (858,000)
                                                  -----------     -----------     -----------
              Total.............................  $10,852,000     $ 9,095,000     $ 5,368,000
                                                  ===========     ===========     ===========

     The current federal tax provision has not been reduced for the tax benefit associated with the exercise of employee stock options. The tax benefit from the exercise of employee stock options was credited to paid-in capital in 1991, 1992, and 1993, in the amounts of $2,308,000, $956,000, and $727,000, respectively.

     The 1991 federal deferred tax provision relates primarily to U.S. taxes provided on the undistributed earnings of ICN Galenika. The 1993 foreign deferred tax provision benefit relates primarily to the tax effect or litigation reserves.

     During 1991, the Company provided U.S. deferred tax on the undistributed earnings of ICN Galenika due to the Company's intention to repatriate (rather than permanently reinvest) the earnings of this foreign subsidiary. However in 1992, the Company reversed the previously provided U.S. deferred tax. The U.S. deferred tax on the undistributed earnings of ICN Galenika was reversed due to the Company's intention to use these earnings to fund the Company's planned Eastern European expansion. In the future, U.S. tax will

                           SPI PHARMACEUTICALS, INC.

                               DECEMBER 31, 1993

only be provided on ICN Galenika's earnings when such earnings are repatriated via dividend or are deemed distributed to the Company under U.S. tax law.

     In 1987, the Company acquired certain domestic corporations with existing net operating loss ("NOL") carryforwards. On November 30, 1989, these corporations were merged into the Company and the NOL carryforwards from these subsidiaries were utilized by the Company to partially offset domestic taxable income for 1991 and 1990. The federal tax benefit of $1,174,000 related to the utilization of the NOL for 1991 was credited to goodwill.

     The primary components of the Company's net deferred tax liability at December 31, 1993, and January 1, 1993, are as follows:

                                                       DECEMBER 31, 1993      JANUARY 1, 1993
                                                       ------------------     ----------------
        Deferred tax assets:
          Inventory and other reserves...............        $ 1,421               $ 1,830
          Compensation not currently deductible......            330                   242
          Foreign tax credit carryover...............            700                 1,400
          Alternative minimum tax credit carryover...             --                   413
          Reserve for litigation loss................            368                    --
          Promotional expenditures...................            528                    --
          Work force reductions......................            345                    --
          Other......................................            733                 1,080
          Valuation reserve..........................         (2,307)               (4,682)
                                                             -------               -------
             Total deferred tax asset................          2,118                   283
        Deferred tax liabilities:
          Inventory temporary differences............          1,500                 2,401
          Unrealized currency gains..................          1,100                    --
          Other......................................            988                   616
                                                             -------               -------
          Total deferred tax liability...............          3,588                 3,017
                                                             -------               -------
          Net deferred tax liability.................        $ 1,470               $ 2,734
                                                             =======               =======

     The Company's effective tax rate differs from the applicable U.S. statutory federal income tax rate due to the following:

                                                                      1991     1992     1993
                                                                      ----     ----     ----
    Statutory rate..................................................   34%      34%      35%
    Foreign source income taxed at lower effective rates............  (18)     (23)      (5)
    Foreign dividend distributions..................................   --       10       --
    Utilization of foreign NOL......................................   (1)      (2)      (1)
    Recognition of fully reserved deferred tax debits...............   --       --       (2)
    Utilization of foreign/AMT credits..............................   --       (1)      (4)
    Favorable audit settlement......................................   --       --       (3)
    Amortization of goodwill........................................    4       --       --
    Other, net......................................................    2       (1)      --
                                                                      ---      ---      ---
    Effective rate..................................................   21%      17%      20%
                                                                      ===      ===      ===

                           SPI PHARMACEUTICALS, INC.

                               DECEMBER 31, 1993

     The Company files its federal tax return on a stand-alone basis. Prior to August 1991, the Company filed a consolidated tax return with ICN and was subject to a tax sharing agreement. In accordance with the terms of the tax sharing agreement, the Company was required to pay ICN for federal taxes otherwise payable on a stand-alone basis. The federal tax sharing agreement and consolidated federal filing terminated in August 1991 when ICN's ownership of the Company dropped below 80 percent.

     Upon leaving the consolidated group, the Company was allocated $17,000,000 of NOLs which represents the Company's share of the consolidated NOL carryforward at deconsolidation. The allocated NOL was utilized for book purposes in 1991 to reduce deferred tax liabilities resulting in a reduction of income tax expense. For tax purposes, the Company's net operating loss carryforward at December 31, 1993, is $4,279,000. The utilization of this NOL carryforward is limited to $540,000 per year until the year 2003.

     During 1993, no U.S. income or foreign withholding taxes were provided on the undistributed earnings of the Company's foreign subsidiaries with the exception of the Company's Panamanian subsidiary, Alpha Pharmaceutical, since Management intends to reinvest those amounts in the foreign operations. Included in consolidated retained earnings at December 31, 1993, is approximately $49,000,000 of accumulated earnings of foreign operations that would be subject to U.S. income or foreign withholding taxes if and when repatriated.

5. DEBT:

     Long-term debt consists of the following:

                                                               1992            1993
                                                            -----------     -----------
        Bank loans payable in Yugoslavian dinars due in
          1994
          with interest ranging from 13% to 170%..........  $    90,000     $    77,000
        Interest-free option payable in Spanish pesetas
          to Spanish government, due in 1994..............    1,483,000         599,000
        Mortgage payable in Spanish pesetas, with interest
          at
          14.25% adjusted annually, interest and
          principal payable monthly through 2000..........    3,340,000       2,461,000
        Bank credit lines and long-term loans with
          interest at
          14%-16% adjusted annually, payable in Spanish
          pesetas, principal due in installments through
          1999............................................   14,460,000      12,221,000
        Mortgage payable to bank in Dutch guilders with
          interest
          at 9.4%, due in 2001............................      744,000         615,000
        Bank loan payable in Mexican pesos with a variable
          interest rate currently at 27%, interest and
          principal
          payable monthly through 1998....................    3,753,000       3,530,000
        U.S. mortgage with interest at 8.125%, interest
          and
          principal payable monthly through 2003..........    1,382,000       1,295,000
        Industrial revenue bond, with interest at 10%,
          interest and principal payable annually through
          1999............................................       56,000          48,000
                                                            -----------     -----------
                                                             25,308,000      20,846,000
        Less current portion..............................    4,292,000       3,866,000
                                                            -----------     -----------
             Total........................................  $21,016,000     $16,980,000
                                                            ===========     ===========

     Annual aggregate maturities of long-term debt, subsequent to December 31, 1993, are as follows: 1994 -- $3,866,000; 1995 -- $3,628,000;
1996 -- $4,604,000; 1997 -- $1,996,000; 1998 -- $1,084,000 and $5,668,000
thereafter.

                           SPI PHARMACEUTICALS, INC.

                               DECEMBER 31, 1993

     The Spanish mortgage and bank credit lines and long-term loans totaling $14,682,000, which approximates fair value, are collateralized by accounts receivable totaling $3,909,000 and land and building with a net book value totaling $11,252,000.

     The mortgage payable of $615,000 in Dutch guilders is collateralized by land and buildings with a net book value of $895,000. The fair value of this note payable at December 31, 1993, was $736,000. The Mexican bank variable interest rate loan payable of $3,530,000 is collateralized by fixed assets with a net book value of $11,432,000. The U.S. mortgage of $1,295,000 is collateralized by land and buildings with a net book value of $3,590,000. The U.S. mortgage amount of $1,295,000 represents its fair value.

     The fair value of the Company's debt is estimated based on current rates available to the Company for debt of the same remaining maturities. The carrying amount of all short-term and variable interest rate borrowings approximates fair value.

     Subsidiaries of the Company have short and long-term lines of credit aggregating $17,147,000, of which $7,220,000 was outstanding at December 31, 1993.

6. COMMITMENTS AND CONTINGENCIES:

  Litigation

     The Company is a defendant in certain consolidated class actions pending in the United States District Court for the Southern District of New York entitled In re Paine Webber Securities Litigation (Case No. 86 Civ. 6776 (VLB); In re ICN/Viratek Securities Litigation (Case No. 87 Civ. 4296 (VLB)). The plaintiffs represent alleged classes of persons who purchased ICN, Viratek or SPI common stock during the period January 7, 1986 to and including April 15, 1987. In their memorandum of law, dated February 4, 1994, the ICN defendants argue that class certification may only be granted for purchasers of ICN common stock for the period August 12, 1986 through February 20, 1987 and for purchasers of Viratek common stock for the period December 9, 1986 through February 20, 1987. The ICN defendants assert that no class should be certified for purchasers of common stock of SPI for any period. The plaintiffs allege that during such period the defendants made, or aided and abetted other defendants in making, misrepresentations of material fact and omitted to state material facts concerning the business, financial condition and future prospects of ICN, Viratek and SPI in certain public announcements, Paine Webber, Inc. research reports and filings with the Commission. The alleged misstatements and omissions primarily concern developments regarding Virazole, including the efficacy and safety of the drug and the market for the drug. The plaintiffs allege that such misrepresentations and omissions violate Section 10(b) of the Securities Exchange Act of 1934 (the "Exchange Act") and Rule 10b-5 promulgated thereunder and constitute common law fraud and misrepresentation. The plaintiffs seek an unspecified amount of monetary damages, together with interest thereon, and their costs and expenses incurred in the action, including reasonable attorneys' and experts' fees. The ICN defendants moved to dismiss the consolidated complaint in March 1988, for failure to state a claim upon which relief may be granted and for failure to plead the allegations of fraud and misrepresentation with sufficient particularity. In June 1991, the Court granted the ICN defendants' motion to dismiss the Amended Consolidated Complaint and provided the plaintiffs 30 days to replead. In July 1991, plaintiffs filed a Third Amended Complaint which contained the same substantive allegations as the Amended Consolidated Complaint. In September 1991, the ICN defendants moved to dismiss the Third Amended Complaint on the same grounds as stated above, and also moved for summary judgment. On September 18, 1992, the Court denied the ICN defendants' motion to dismiss and for summary judgment. The ICN defendant's filed their answer on February 19, 1993. On October 20, 1993, plaintiffs informed the Court that they had reached an agreement to settle with co-defendant Paine Webber, Inc. and that they would submit a proposed settlement stipulation to the Court. Expert discovery, which commenced in September 1993, is expected to conclude by

                           SPI PHARMACEUTICALS, INC.

                               DECEMBER 31, 1993

the end of April 1994. Plaintiffs' damages expert, utilizing assumptions and methodologies that the ICN defendants' damages experts find inappropriate under the circumstances has testified that, assuming that classes were certified for purchasers of ICN, Viratek and SPI common stock for the entire class periods alleged by plaintiffs, January 7, 1986 through April 15, 1987, and further assuming that all the plaintiff's allegations were proven, potential damages against ICN, Viratek and SPI would, in the aggregate, amount to $315,000,000. The ICN defendants' four damages experts have testified that damages are zero. Management believes, having extensively reviewed the issues in the above referenced matters, that there are strong defenses and that the Company intends to defend the litigation vigorously. While the ultimate outcome of these lawsuits cannot be predicted with certainty and an unfavorable outcome could have an adverse effect on the Company, at this time Management does not expect that these matters will have a material adverse effect on the financial position, results of operations or liquidity of the Company. All of the Company's attorney fees and other costs of this litigation are borne by ICN pursuant to an agreement between ICN and Viratek.

     In August 1992, an action was filed in United States District Court for the Southern District of New York, entitled Rossi v. ICN Pharmaceuticals, Inc. (Case No. 92 Cir. 4819 (CL6)). The plaintiffs, citing theories of product liability, negligence and strict liability in tort, alleged that birth defects in an infant were caused by the mother's exposure to Virazole during pregnancy. The case was placed on the court's "suspense calendar" pending completion of the parties' investigation of the underlying facts. Based on such investigation, the case was dismissed without prejudice pursuant to stipulation by the parties in December 1993. Per the License Agreement, SPI has indemnified Viratek and ICN for lawsuits involving the use of Virazole.

     In February 1992, an action was filed in California Superior Court for the County of Orange by Gencon Pharmaceuticals, Inc. ("Gencon") against ICN Canada Limited ("ICN Canada"), its parent, the Company, and ICN alleging breach of contract and related claims arising out of a manufacturing contract between Gencon and ICN Canada. ICN and the Company were dismissed from the action in March 1993 based on the Company's agreement to guarantee any judgment against ICN Canada. Following trial in October and November 1993, the judge signed a decision granting judgment in favor of Gencon for breach of contract in the amount of approximately $2,100,000 plus interest, costs and attorney's fees. Trial counsel has advised the Company that the decision contains serious errors of law and fact. ICN Canada intends to prosecute vigorously its post-trial motions and any necessary appeal. The Company's December 31, 1993 financial statements includes an accrual amount equivalent to what the Company believes is the maximum exposure with regard to this contingency.

     The Company is a party to a number of other pending or threatened lawsuits arising out of, or incident to, its ordinary course of business. In the opinion of Management, neither the lawsuits discussed above nor various other pending lawsuits will have a material adverse effect on the consolidated financial position or operations of the Company.

  Product Liability Insurance

     The Company could be exposed to possible claims for personal injury resulting from allegedly defective products. While to date no material adverse claim for personal injury resulting from allegedly defective products has been successfully maintained against the Company, a substantial claim, if successful, could have a material adverse effect on the Company.

7. COMMON STOCK:

     At December 31, 1993, 1,369 shares of common stock were reserved for issuance to officers, directors and key employees under the Company's 1982 Employee Incentive Stock Option Plan. The option price may not be less than fair market value at date of grant and may not have a term exceeding 10 years. At December 31,

                           SPI PHARMACEUTICALS, INC.

                               DECEMBER 31, 1993

1993, options for 1,369 shares were outstanding under this plan (at a price of $4.84 per share), of which 1,369 shares were exercisable. The number of shares exercised were: 1991 -- 7,000 and 1992 -- 2,322 at average prices of $5.27 and $5.16, respectively. No shares were exercised during 1993.

     In addition, at December 31, 1993, a total of 856,232 shares of common stock were reserved for issuance to officers, directors, key employees, scientific advisors and consultants under the Company's 1982 Non-Qualified Stock Option Plan. The option price may not be less than fair market value at date of grant and may not have a term exceeding 10 years. At December 31, 1993, options for 856,232 shares were outstanding under this plan (at an average price of $11.59), of which 456,887 shares were exercisable. The number of shares exercised were: 1991 -- 587,000; 1992 -- 229,153; 1993 -- 180,446, at average prices of $5.16, $7.16, and $5.10, respectively.

     At December 31, 1993, 541,292 shares of common stock were reserved for issuance to officers, directors and key employees under the Company's 1992 Employee Incentive Stock Option Plan. The option price may not be less than fair market value at date of grant and may not have a term exceeding 10 years. At December 1993, 505,838 shares were outstanding under this plan (at an average price of $16.78 per share), of which 89,899 shares were exercisable.

     In addition, at December 31, 1993, a total of 1,483,007 shares of common stock had been granted to officers, directors, key employees, scientific advisors and consultants under the Company's 1992 Non-Qualified Stock Option Plan. The option price per share may not be less than the fair value at date of grant and may not have a term exceeding 10 years. Of these shares, a total of 1,082, 586 shares were reserved and outstanding under this plan and 400,421 shares were not reserved and outstanding under this plan at the time of grant, but were granted to key employees pursuant to authorization by the Board of Directors, subject to the approval of the shareholders at the next meeting of shareholders' to be held in 1994. At December 31, 1993, the average price per share of the shares granted was $21 and 551,438 options were exercisable.

     In addition to those shares reserved for the above noted plans, 342,422 shares were reserved for certain officers of the Company. At December 31, 1993, options for 62,290 were outstanding and exercisable at an average price of $4.84. The number of shares exercised were: 1992 -- 102,000 and 1993 -- 280,132, at an average price of $5.13 and $4.84, respectively.

     On January 13, 1993, the Company's Board of Directors approved a fourth quarter 1992 stock dividend of 2%. During 1993, the Company issued quarterly stock dividends which totaled 6%. In January, 1994, the Company declared a first quarter 1994 stock dividend of 1.4%. Accordingly, all numbers of common shares, except shares authorized, stock option data and per share data have been restated to reflect the dividends. Fractional shares resulting from the dividends will be settled in cash.

                           SPI PHARMACEUTICALS, INC.

                               DECEMBER 31, 1993

8.  DETAIL OF CERTAIN ACCOUNTS:

                                                              1992             1993
                                                          ------------     ------------
        RECEIVABLES, NET:
          Trade accounts receivable.....................  $ 81,331,000     $ 47,956,000
          Other receivables.............................     6,889,000        2,954,000
                                                          ------------     ------------
                                                            88,220,000       50,910,000
          Allowance for doubtful accounts...............   (10,188,000)      (7,633,000)
                                                          ------------     ------------
                                                          $ 78,032,000     $ 43,277,000
                                                          ============     ============
        INVENTORIES, NET:
          Raw materials and supplies....................  $ 27,297,000     $ 57,148,000
          Work-in-process...............................    11,284,000       12,541,000
          Finished goods................................    52,528,000       37,507,000
                                                          ------------     ------------
                                                          $ 91,109,000     $107,196,000
                                                          ============     ============
        PROPERTY, PLANT AND EQUIPMENT:
          Land..........................................  $  5,392,000     $  4,891,000
          Buildings.....................................    47,955,000       46,477,000
          Machinery and equipment.......................    41,521,000       44,385,000
          Furniture and fixtures........................     6,995,000        7,403,000
          Leasehold improvements........................     1,127,000        1,269,000
          Construction in progress......................     3,052,000        4,490,000
                                                          ------------     ------------
                                                           106,042,000      108,915,000
          Accumulated depreciation and amortization.....   (24,548,000)     (30,197,000)
                                                          ------------     ------------
                                                          $ 81,494,000     $ 78,718,000
                                                          ============     ============
        OTHER ASSETS:
          Prepaid royalties.............................  $  6,883,000     $  6,395,000
          Patents and trademarks, net of accumulated
             amortization...............................     2,139,000        2,346,000
          Other.........................................     4,727,000        4,132,000
                                                          ------------     ------------
                                                          $ 13,749,000     $ 12,873,000
                                                          ============     ============
        ACCRUED LIABILITIES:
          Payroll and related items.....................  $  9,045,000     $  8,278,000
          Professional fees.............................       758,000          387,000
          Royalties.....................................       828,000          810,000
          Interest......................................     1,935,000          111,000
          Taxes.........................................     1,786,000          139,000
          Other.........................................     9,229,000        7,975,000
                                                          ------------     ------------
                                                          $ 23,581,000     $ 17,700,000
                                                          ============     ============

                           SPI PHARMACEUTICALS, INC.

                               DECEMBER 31, 1993

                                                                1992              1993
                                                             -----------       ----------
        OTHER LIABILITIES AND DEFERRED
          INCOME TAXES:
          Deferred income taxes..........................    $ 2,734,000       $1,470,000
          Redundancy cost................................      4,854,000               --
          Accrued litigation settlements and damages.....             --          988,000
          Other..........................................      2,653,000        3,768,000
                                                             -----------       ----------
                                                             $10,241,000       $6,226,000
                                                             ===========       ==========

                                                 1991            1992            1993
                                              -----------     -----------     -----------
        INTEREST:
          Interest (income).................  $   (41,000)    $(6,599,000)    $(5,983,000)
          Interest (income) -- affiliates...   (3,637,000)     (3,080,000)     (2,050,000)
                                              -----------     -----------     -----------
                                              $(3,678,000)    $(9,679,000)    $(8,033,000)
                                              ===========     ===========     ===========
          Interest expense..................  $ 7,814,000     $ 8,790,000     $20,900,000
          Interest expense -- affiliates....    1,151,000       4,275,000       2,850,000
                                              -----------     -----------     -----------
                                              $ 8,965,000     $13,065,000     $23,750,000
                                              ===========     ===========     ===========

     It is the Company's policy to segregate significant non-operating items and report them separately as Other expense, net, as follows:

                                                 1991             1992            1993
                                              -----------      ----------      ----------
        Litigation settlements and
          damages...........................  $   621,000      $  447,000      $  988,000
        Profit sharing plan expense in
          Mexico............................      222,000         419,000         557,000
        Amortization of goodwill............      818,000         677,000         248,000
        Employee severance in Spain.........           --              --       1,000,000
        Write-down and other costs for
          domestic Nutritional Group........   10,878,000              --              --
        (Gain) loss on sale of fixed
          assets............................     (356,000)        151,000        (194,000)
        Write-off of prepaid royalties......    1,503,000              --              --
        Facility relocation expenses in
          Spain.............................    2,198,000              --              --
        Unrealized loss on marketable
          securities........................           --              --       1,312,000
        Other, net..........................      873,000         388,000         (85,000)
                                              -----------      ----------      ----------
                                              $16,757,000      $2,082,000      $3,826,000
                                              ===========      ==========      ==========

                           SPI PHARMACEUTICALS, INC.

                               DECEMBER 31, 1993

9. GEOGRAPHIC DATA:

     The Company operates in the pharmaceutical industry, which includes the production and marketing of proprietary pharmaceutical products, nutritional supplements and optical products.

     The following tables set forth the amounts of net sales, income before provision for income taxes and minority interest and identifiable assets of the Company by geographical areas for 1991, 1992 and 1993 (in thousands):

                                                           1991         1992         1993
                                                         --------     --------     --------
    SALES
      United States(1)...............................    $ 51,543     $ 53,102     $ 62,008
      Yugoslavia.....................................     224,782      325,903      239,832
      Mexico.........................................      41,691       48,654       57,782
      Western Europe.................................      31,353       34,290       30,601
      Canada.........................................      14,989       14,169       13,734
                                                         --------     --------     --------
              Total..................................    $364,358     $476,118     $403,957
                                                         ========     ========     ========
    INCOME (LOSS) BEFORE INTEREST, PROVISION FOR
      INCOME TAXES AND MINORITY INTEREST
      United States..................................    $  3,045(2)  $ 17,593     $ 25,756
      Yugoslavia.....................................      57,190       37,692       11,828
      Mexico.........................................       1,249(3)     3,772        7,371
      Western Europe.................................         513(4)     3,871        4,079
      Canada.........................................       1,427        1,869          851
      Corporate(5)...................................      (5,294)      (8,205)      (7,101)
                                                         --------     --------     --------
      Income before interest, provision for income
         taxes and minority interest.................      58,130       56,592       42,784
      Net interest expense...........................       5,287        3,386       15,717
                                                         --------     --------     --------
              Income before provision for income
                taxes and minority interest..........    $ 52,843     $ 53,206     $ 27,067
                                                         ========     ========     ========
    IDENTIFIABLE ASSETS:
      United States..................................    $ 44,203     $ 34,775     $ 38,764
      Yugoslavia.....................................     217,330      215,282      180,055
      Mexico.........................................      21,535       32,085       33,874
      Western Europe.................................      45,519       40,719       33,284
      Canada.........................................       8,318        6,818        6,155
      Corporate......................................          --        3,539        9,885
                                                         --------     --------     --------
              Total..................................    $336,905     $333,218     $302,017
                                                         ========     ========     ========

- ------------------------

(1) Export sales shipped from the United States for 1991, 1992 and 1993 were $3,576,000, $4,824,000, and $6,166,000, respectively.

(2) During 1991, the Company wrote off goodwill, inventory and other assets totaling $13,124,000, of which $10,878,000 relates to the domestic nutritional group.

(3) During 1991, the Mexico subsidiary wrote off $909,000 of inventory.

(4) During 1991, the Western European group wrote off $1,051,000 in inventory and receivables.

                           SPI PHARMACEUTICALS, INC.

                               DECEMBER 31, 1993

(5) Corporate includes corporate general and administrative expenses and other non-operating income and expense. Corporate identifiable assets are not determinable for 1991.

     During the year ended December 31, 1993, approximately 68% of ICN Galenika's sales were to the Federal Republic of Yugoslavia or government sponsored entities. At December 31, 1993, there were no significant receivables from the Yugoslavian government, however future sales of ICN Galenika could be dependent on the ability of the Yugoslavian government to generate cash to purchase pharmaceuticals and the continuation of its current policy to buy products from ICN Galenika. No other customer accounts for more than 10% of the Company's net sales.

10. SUPPLEMENTAL CASH FLOWS DISCLOSURES:

  Non-cash Transactions

     In September 1993, the Company issued 200,000 shares of common stock to ICN in exchange for reducing its debt outstanding to ICN by $3,075,000.

     During 1992 and 1993, the Company issued common stock dividends of $3,440,000 and $20,634,000, respectively.

     Cash and non-cash financing activities consisted of the following in 1991 (in thousands):

ICN GALENIKA

            Assets.................................................    $ 162,581
            Liabilities and minority interest......................     (104,280)
                                                                       ---------
                                                                          58,301
            Stock contributed by ICN...............................      (11,555)
            Obligation to ICN Galenika.............................      (13,550)
            Fees and expenses......................................       (3,000)
            Issuance of stock to employees.........................       (9,000)
            Other consideration....................................       (6,743)
                                                                       ---------
                      Cash paid....................................    $  14,453
                                                                       =========

     The following table sets forth the amounts of interest and income taxes paid during 1993, 1992 and 1991 (in thousands):

                                                       1991       1992       1993
                                                      ------     ------     -------
            Interest paid...........................  $6,729     $5,565     $11,203
                                                      ======     ======     =======
            Income taxes paid.......................  $2,324     $1,730     $ 3,156
                                                      ======     ======     =======

11. ACQUISITION:

     Effective May 1, 1991, SPI formed a new joint company with Galenika Pharmaceuticals headquartered in Belgrade, Yugoslavia. The joint company, ICN Galenika, is 75%-owned by the Company and 25%-owned by Galenika Holding ("Galenika Holding"). Galenika, the leading pharmaceutical company in Yugoslavia, produces, markets and distributes over 450 pharmaceutical, veterinary, dental and other products in Yugoslavia, Eastern Europe and Russia.

     In connection with the agreement, the Company contributed assets totaling $58,301,000, consisting of $14,453,000 cash, an obligation to pay $13,550,000 and 1,200,000 unregistered shares of common stock of the

                           SPI PHARMACEUTICALS, INC.

                               DECEMBER 31, 1993

Company issued to the employees ("owners" in Socialist Yugoslavia) of Galenika Holding with a fair value of $9,000,000. On December 31, 1991, ICN, on behalf of SPI, contributed: 1,468,000 shares of SPI common stock to ICN Galenika with a cost basis of $11,555,000; the minority interest share of the excess of the fair value of the common stock of the Company contributed by ICN and ICN's cost basis equaling $6,743,000; and acquisition costs of $3,000,000. Under the terms of the ICN Galenika agreement, SPI had an obligation to contribute, in part, $50,000,000 in cash and either 1,200,000 shares of SPI stock or $12,000,000 in cash. However, the agreement was subsequently changed in December 1991 whereby ICN, on behalf of SPI, contributed shares of SPI stock in lieu of the $40,000,000 (after a cash payment of $10,000,000) and SPI issued 1,200,000 shares of SPI stock in lieu of cash, to comply with the original intent of the parties.

     The ICN Galenika transaction has been accounted for by the purchase method of accounting, and accordingly, the Company's investment has been allocated, based on the Company's ownership percentage, to the assets acquired and the liabilities assumed based on the estimated fair values at the effective date of formation, May 1, 1991. Assuming that the acquisition of ICN Galenika occurred at the beginning of the year, the Company's 1991 pro forma revenues for the full year ended December 31, 1991, would have been $452,460,000 with net income of $44,096,000. The pro forma information presented does not purport to be indicative of the results that would have been obtained if the operations were combined during the year presented and is not intended to be a projection of future results or trends.

     In connection with the ICN Galenika transaction, the Company changed its fiscal year end from November 30 to December 31, which conforms to ICN Galenika's year end. The Company's separate results of operation for the month of December 1990, therefore, are not reflected in the statement of income but have been charged directly to retained earnings.

                           SPI PHARMACEUTICALS, INC.

                               DECEMBER 31, 1993

12. ICN GALENIKA:

     The summary balance sheets of ICN Galenika as of December 31, 1992 and 1993, and the summary income statements for the eight months ended December 31, 1991 and the years ended December 31, 1992 and 1993, are presented below.

                      ICN GALENIKA SUMMARY BALANCE SHEETS

                        AS OF DECEMBER 31, 1992 AND 1993
                                 (IN THOUSANDS)

                                                                   1992         1993
                                                                 --------     --------
        Cash...................................................  $ 34,787     $  7,542
        Restricted cash........................................    15,200           --
        Marketable securities (used to collateralize
          $10,000,000 note payable)............................        --       32,587
        Receivables, net.......................................    41,549        7,650
        Inventories, net.......................................    74,033       88,392
        Other current assets...................................    25,305       21,120
        Long-term assets.......................................    39,202       38,264
                                                                 --------     --------
                                                                 $230,076     $195,555
                                                                 ========     ========
        Current liabilities....................................  $ 41,258     $ 18,400
        Non-current liabilities................................    53,034       40,802
        Stockholders' Equity...................................   135,784      136,353
                                                                 --------     --------
                                                                 $230,076     $195,555
                                                                 ========     ========

                   ICN GALENIKA SUMMARY STATEMENTS OF INCOME
                       BEFORE PROVISION FOR INCOME TAXES
                             AND MINORITY INTEREST

                FOR THE EIGHT MONTHS ENDED DECEMBER 31, 1991 AND
                     YEARS ENDED DECEMBER 31, 1992 AND 1993
                                 (IN THOUSANDS)

                                                       1991         1992         1993
                                                     --------     --------     --------
        Sales......................................  $224,782     $325,903     $239,832
        Cost of sales..............................   118,456      151,918      156,189
                                                     --------     --------     --------
        Gross profit...............................   106,326      173,985       83,643
        Operating expenses.........................    49,134      107,504       83,160
        Translation and exchange losses, net.......     6,434       27,963          173
                                                     --------     --------     --------
        Income before provision for income taxes
          and minority interest....................  $ 50,758     $ 38,518     $    310
                                                     ========     ========     ========

  Sanctions

     A substantial majority of ICN Galenika's business is conducted in the Federal Republic of Yugoslavia (Serbia and Montenegro). On May 30, 1992, the UNSC adopted a resolution that imposed economic

                           SPI PHARMACEUTICALS, INC.

                               DECEMBER 31, 1993

sanctions on the Federal Republic of Yugoslavia and on April 17, 1993, the UNSC adopted a resolution that imposed additional economic sanctions on the Federal Republic of Yugoslavia. On April 26, 1993, the United States issued an executive order that implemented the additional sanctions pursuant to the United Nations resolution. The new sanctions continue to specifically exempt certain medical supplies for humanitarian purposes, a portion of which are distributed by ICN Galenika.

     ICN Galenika continues to apply for, and has received, licenses under the new sanctions. The renewed efforts to enforce sanctions will create additional administrative burdens that will slow the shipments of licensed raw materials to Yugoslavia. Shipments of imported raw materials declined in 1993 to 38% of prior year levels. Additionally, the new sanctions have contributed to an overall deteriorating business environment in which ICN Galenika must operate.

     The new sanctions provide for the freezing of bank accounts of Yugoslavian commercial and industrial entities. The implementation of new sanctions may create a restriction on ICN Galenika's cash holdings that are maintained in a bank outside of Yugoslavia. Management believes, however, that these funds will be available for drawdowns on lines of credit for shipments specifically licensed under the new and prior sanctions. As a result of continuing political and economic instability within Yugoslavia, including the long-term impact of the sanctions, wage and price controls, and devaluations, there may be further limits on the availability of hard and local currency and consequently, an adverse impact on the future operating results of the Company.

     At December 31, 1992, ICN Galenika had cash and cash equivalents of $44,700,000, of which $15,200,000 was restricted as to use, invested with a financial institution outside of Yugoslavia. These funds have been used for letters of guarantee on ICN Galenika's raw material purchases and to collateralize the payment of dividends. During the first quarter 1993, $731,000 was withdrawn under the letters of guarantee. Before the implementation of additional sanctions in April 1993, approximately $9,885,000 was withdrawn under the letters of guarantee. In October 1993, ICN Galenika acquired marketable securities with these funds in order to maximize their interest earned. The marketable securities are maintained at the same financial institution. As of December 31, 1993, at this institution, ICN Galenika had $834,000 of hard currency and $32,587,000 of marketable securities which are used to collateralize a $10,000,000 note payable.

     In order to conserve operating cash, the wages of all ICN Galenika employees were reduced to Yugoslavian minimum wage levels beginning in the fourth quarter 1993. To help alleviate the burden of sanctions and wage reductions, the Company intends to expend funds for humanitarian aid in the form of food assistance for ICN Galenika employees. This aid will be subject to approval and licensing required by UNSC sanctions. In the first quarter 1994, the Company obtained licenses for approximately $280,000 of aid. The expenditure of future aid will be dependent on the conditions in Yugoslavia and will be subject to obtaining approval and licenses under UNSC sanctions.

  Hyperinflation and Price Controls

     Under existing Yugoslavian price controls imposed in July 1992, ICN Galenika can no longer continue the unrestricted practice of increasing selling prices in anticipation of inflation. Rather, price increases must be approved by the government prior to implementation. The imposition of price controls along with the effect of sanctions and recurring currency devaluations resulted in reduced sales levels in the last half of 1992 and for 1993. This trend of reduced sales levels is expected to continue as long as sanctions are in place. As a result of decreased sales levels, Management expects that profit margins will decrease and overall operating expenses as a percentage of sales will increase.

     As a result of the hyperinflation in Yugoslavia, the Yugoslavian government devalued the dinar on several occasions during 1993 and, on October 1, 1993, changed the denomination of the currency. The effect of the

                           SPI PHARMACEUTICALS, INC.

                               DECEMBER 31, 1993

devaluations, adjusted for the change in currency denomination, was to increase the exchange rate from less than one dinar per $1 U.S. at the beginning of 1993 to over one trillion dinars per $1 U.S. at the end of 1993. In anticipation of devaluations in 1993, the Company implemented a plan described below, to minimize its monetary exposure. As a result of the devaluations and subsequent exchange losses from obtaining hard currencies, ICN Galenika experienced translation losses of $173,000. While the Company cannot predict with any certainty the actual remeasurement and exchange gains or losses that may occur in 1994, such amounts may be substantial. Annual inflation is very high with some estimates of over 1 billion percent. Future devaluations are likely in the near term. At December 31, 1993, ICN Galenika's net monetary liability exposure was $2,093,000. As a result of the non-tradability of the dinar, the Company is unable to effectively hedge against the loss from devaluation.

     The Company is taking action to generate the dinar cash needed to acquire hard currency to reduce its monetary exposure. ICN Galenika has access to short-term borrowings at interest rates below the level of inflation. ICN Galenika plans to maximize its borrowings under these arrangements and use the proceeds to acquire hard currency for the purchase of inventory. This strategy will provide hard currency, accelerate the purchase of inventory to minimize the effects of inflation, and reduce future transaction losses. This strategy will also increase ICN Galenika's monetary liabilities, and lower its risk of loss from devaluations. This strategy, however, has resulted in increased interest expense in 1993 and may result in high levels of interest expense in 1994.

     In conjunction with a currency devaluation on July 23, 1993, the Yugoslavian government announced that businesses in Yugoslavia can no longer buy and sell hard currency in privately negotiated transactions. All purchases of hard currency must be made through the National Bank of Yugoslavia based on government approved allocations. This action could possibly limit the availability of hard currency in the future for ICN Galenika. However, if the government is successful in controlling access to hard currency, the Company's operations in Yugoslavia may benefit through increased allocations of hard currency. Due to the strategic nature of pharmaceutical drugs in Yugoslavia, ICN Galenika has, in the past, received relatively favorable allocations of hard currency from the government. For the year ended December 31, 1993, ICN Galenika received $12,744,000 in currency allocations.

     On January 24, 1994, the Yugoslavian government enacted a "Stabilization Program" designed to strengthen its currency. Under this program the official exchange rate of the dinar is fixed at a ratio of one dinar to one Deutsche mark. The Yugoslavian government guarantees the conversion of dinars to Deutsche marks and is able to do so by exercising restraint in the amount of dinars that it prints. Since the inception of this program the exchange rate of dinars to Deutsche marks has remained stable. The impact of this change on the future operations of ICN Galenika is uncertain.

     As required by GAAP, the Company translates ICN Galenika financial results at the dividend payment rate established by the National Bank of Yugoslavia. To the extent that changes in this rate lag behind the level of inflation, sales and expenses will, at times, tend to be inflated. Future sales and expenses can substantially increase if the timing of future devaluations falls significantly behind the level of inflation. While the impact of sanctions, price controls, and devaluations on future sales and net income cannot be determined with certainty, they may, under the present political and economic environment, result in an adverse impact in the future.

     At December 31, 1993, ICN Galenika has U.S. $33,421,000 invested with a financial institution outside of Yugoslavia. These funds came from the initial cash investment made by the Company of $14,453,000 and from the sale of the Company's stock transferred to ICN Galenika by ICN, also in conjunction with the acquisition. Under the terms of the acquisition agreement, these funds were originally intended to finance business expansion. However, in light of the current economic conditions in Yugoslavia, these funds are used

                           SPI PHARMACEUTICALS, INC.

                               DECEMBER 31, 1993

for letters of guarantee on ICN Galenika's raw material purchases and to collateralize the payment of dividends. These funds are encumbered by a letter of guarantee for raw material purchases, of which $5,200,000 was outstanding at December 31, 1992, and no amount was outstanding at December 31, 1993, and as collateral for $10,000,000 of loans, included in Notes Payable bearing interest at 4.5% that were issued to pay the 1992 dividend of the same amount. Other uses of these funds in the future, such as capital investment, additional letters of guarantee, or future dividends are subject to review and licensing under the UNSC sanctions. At December 31, 1992, these funds were included in cash with $15,200,000 reflected as restricted cash. At December 31, 1993, these funds have been invested in bonds and are recorded as marketable securities which are used to collateralize a $10,000,000 notes payable.

     As noted above, ICN Galenika paid a $10,000,000 dividend in 1992 of which the Company received 75% or $7,500,000. Yugoslavian law allows free distribution of earnings whether to domestic (Yugoslavian) or international investors. ICN Galenika is allowed to pay dividends out of earnings calculated under Yugoslavian Accounting Practices ("YAP"), not earnings calculated under GAAP. As a result of the current level of inflation, the accumulated YAP earnings of ICN Galenika are insignificant when stated in dollars. Future dividends from ICN Galenika will depend heavily on future earnings. Under GAAP, ICN Galenika had accumulated earnings, which are not available for distributions, of approximately $61,787,000 at December 31, 1993. However, additional repatriation of cash could be declared from contributed capital as provided for in the original purchase agreement. In 1992, the Company made the decision to no longer repatriate the earnings of ICN Galenika and instead will use these earnings for local operations and reduction of debt.

     The current political and economic conditions in Yugoslavia could continue to deteriorate to the point that the Company's investment in ICN Galenika would be threatened. Worsening political and economic conditions could also result in a situation where the Company may be unable to exercise control over ICN Galenika's operations or be unable to receive dividends from ICN Galenika. Under these conditions, the Company would no longer be able to continue to consolidate the financial information of ICN Galenika. In this situation the Company would be required to deconsolidate ICN Galenika and account for its investment using the cost method of accounting and the investment in ICN Galenika would be carried at the lower of cost or realizable value.

13. CONCENTRATIONS OF CREDIT RISK:

     Financial instruments that potentially expose the Company to concentrations of credit risk, as defined by SFAS No. 105, consist primarily of cash deposits. The Company places its cash deposits with respected financial institutions and limits the amount of credit exposure to any one financial institution, however, in connection with the acquisition of ICN Galenika, the cash contributed to ICN Galenika was required, under the terms of the agreement, to be placed on deposit in a single high credit quality financial institution outside of Yugoslavia. At December 31, 1993, ICN Galenika had hard currency of $834,000 and marketable securities of $32,587,000 on deposit with this financial institution.

14. INVESTMENT IN RUSSIA

     On October 21, 1992, the Company announced that it had concluded an agreement with the Leningrad Industrial Chemical and Pharmaceutical Association ("Oktyabr") to form a pharmaceutical joint venture in Russia, ICN Oktyabr, in which the Company will have a 75% interest. The new joint venture was registered with the Russian Federation on March 9, 1993. The joint venture represents a new business, and not the acquisition of the existing business or assets of Oktyabr. Business operations of the joint venture will commence on the completion of a business plan. Oktyabr, which recently was privatized, will contribute output from its current production facilities. The Company's contribution will be management expertise, technology, equipment, intellectual property, training and technical assistance to the new joint venture.

                           SPI PHARMACEUTICALS, INC.

                               DECEMBER 31, 1993

Because of the transition of the Russian economy into a free market oriented economy, the Company plans for a gradual phase-in of the joint venture in 1994 and 1995. During this phase-in period, the joint venture will develop training and marketing strategies and begin constructing a new manufacturing facility in 1995 that is scheduled to be fully operational in 1996. Because of this phase-in period, the Company does not expect any current material effects on it operating results, as well as, its capital resources and liquidity.

15. SUBSEQUENT EVENT

     In addition to the joint venture in Russia, on March 24, 1994, SPI entered into an Agreement with the City of St. Petersburg to acquire 15% of the outstanding shares of its joint venture partner, Oktyabr, in exchange for approximately 30,000 shares of the Company's stock. As part of this Agreement, SPI may qualify to receive newly issued shares of Oktyabr pursuant to Russian privatization regulations that will raise its total investment in Oktyabr to 43%. The issuance of these additional shares is subject to approval and completion of an "investment plan." The completion of the investment plan will not require any additional financial resources of the Company. The Company has also extended an offer to the employees of Oktyabr to exchange their Oktyabr shares for SPI shares. The Oktyabr employees currently own approximately 33% of the outstanding shares, however, the number of employees that will exchange their shares is uncertain. In the event that SPI qualifies under the investment plan to raise its investment to 43%, it is possible that a sufficient number of employees might exchange their Oktyabr shares for SPI shares so that the total SPI investment in Oktyabr would exceed 50%. If this event occurs, the Company would be required to consolidate the financial results of Oktyabr into the financial statements of the Company.

                      (This page intentionally left blank)

                           SPI PHARMACEUTICALS, INC.

                     CONSOLIDATED CONDENSED BALANCE SHEETS

                      DECEMBER 31, 1993 AND JUNE 30, 1994
                                (000'S OMITTED)

                                     ASSETS

                                                                                        JUNE 30,
                                                                       DECEMBER 31,       1994
                                                                           1993         UNAUDITED
                                                                       ------------     ---------
Current assets:
  Cash and cash equivalents..........................................    $ 14,777       $ 19,238
  Marketable securities (used to collateralize $10,000 note
     payable)........................................................      32,587             --
  Receivables, net...................................................      43,277         50,279
  Inventories, net...................................................     107,196         91,883
  Prepaid expenses and other current assets..........................      10,925         17,465
                                                                         --------       --------
          Total current assets.......................................     208,762        178,865
  Marketable securities (used to collateralize $10,000 note
     payable)........................................................          --         29,826
  Property, plant and equipment, net.................................      78,718         80,183
  Goodwill, net......................................................       1,664          1,571
  Other assets.......................................................      12,873         14,686
                                                                         --------       --------
                                                                         $302,017       $305,131
                                                                         ========       ========
                              LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Trade payables.....................................................    $ 13,951       $ 15,277
  Payable to ICN.....................................................      18,313          5,225
  Accrued liabilities................................................      17,700         20,827
  Notes payable......................................................      14,360         15,006
  Current portion of long-term debt..................................       3,866          4,207
  Income taxes payable...............................................      13,313         14,172
                                                                         --------       --------
          Total current liabilities..................................      81,503         74,714
  Long-term debt, less current portion...............................      16,980         16,154
  Other liabilities and deferred income taxes........................       6,226          7,001
  Minority interest..................................................      41,429         41,862
Stockholders' equity:
  Common stock, $.01 par value; 38,000 shares authorized; 20,101 and
     20,494 shares outstanding at December 31, 1993 and June 30,
     1994, respectively..............................................         202            204
  Additional capital.................................................      91,449         97,496
  Retained earnings..................................................      70,973         77,389
  Unrealized loss on marketable securities, net......................          --         (2,761)
  Foreign currency translation adjustments...........................      (6,745)        (6,928)
                                                                         --------       --------
          Total stockholders' equity.................................     155,879        165,400
                                                                         --------       --------
                                                                         $302,017       $305,131
                                                                         ========       ========

  The accompanying notes are an integral part of these consolidated condensed financial statements.

                           SPI PHARMACEUTICALS, INC.

                  CONSOLIDATED CONDENSED STATEMENTS OF INCOME

           FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 1993 AND 1994 (UNAUDITED -- 000'S OMITTED EXCEPT FOR PER SHARE AMOUNTS)

                                                    THREE MONTHS ENDED        SIX MONTHS ENDED
                                                         JUNE 30,                 JUNE 30,
                                                    -------------------     ---------------------
                                                     1993        1994         1993         1994
                                                    -------     -------     --------     --------
Net sales.........................................  $66,422     $78,927     $186,058     $151,094
Cost of sales.....................................   35,263      45,168       95,953       77,783
                                                    -------     -------     --------     --------
          Gross profit............................   31,159      33,759       90,105       73,311
Selling, general and administrative expenses......   27,492      22,916       65,705       43,997
Royalties to affiliates, net......................      720         842        2,164        3,749
Research and development costs....................    1,743       1,630        5,262        2,476
Translation and exchange (gains) losses, net......   (1,598)       (245)        (597)       2,254
Interest income...................................   (1,586)     (1,241)      (2,424)      (2,206)
Interest expense..................................    3,549       1,623       10,098        3,046
Other expense, net................................      730         335        1,648        1,099
                                                    -------     -------     --------     --------
          Income before provision for income taxes
            and minority interest.................      109       7,899        8,249       18,896
Provision for income taxes........................       14       2,395        1,578        4,854
Minority interest.................................     (996)        259         (156)         433
                                                    -------     -------     --------     --------
          Net income..............................  $ 1,091     $ 5,245     $  6,827     $ 13,609
                                                    -------     -------     --------     --------
PER SHARE INFORMATION:
  Net income per share............................  $   .05     $   .25     $    .34     $    .65
                                                    =======     =======     ========     ========
  Shares used in per share computation............   20,114      20,978       19,998       20,815
                                                    =======     =======     ========     ========

  The accompanying notes are an integral part of these consolidated condensed financial statements.

                           SPI PHARMACEUTICALS, INC.

                CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

                FOR THE SIX MONTHS ENDED JUNE 30, 1993 AND 1994
                          (UNAUDITED -- 000'S OMITTED)

                                                                            SIX MONTHS ENDED
                                                                                JUNE 30,
                                                                          --------------------
                                                                           1993         1994
                                                                          -------     --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income............................................................  $ 6,827     $ 13,609
  Adjustments to reconcile net income to net cash provided by operating activities:
     Allowances for losses on accounts receivable.......................    7,212        2,996
     Depreciation and amortization......................................    3,853        3,770
     Translation and exchange (gains) losses, net.......................     (597)       2,254
  Change in assets and liabilities......................................   (9,332)       4,243
                                                                          -------     --------
     Net cash provided by operating activities..........................    7,963       26,872
                                                                          -------     --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures..................................................   (8,750)      (3,846)
  Decrease in restricted cash...........................................    5,200           --
                                                                          -------     --------
     Net cash used in investing activities..............................   (3,550)      (3,846)
                                                                          -------     --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net issues (payments) under line of credit arrangements...............   (4,501)         570
  Net payments of long-term debt........................................      (36)      (1,690)
  Net payments to ICN...................................................   (2,900)     (16,419)
  Proceeds from exercise of stock options...............................      849          374
  Dividends paid to minority shareholders...............................   (1,259)      (1,435)
                                                                          -------     --------
     Net cash used in financing activities..............................   (7,847)     (18,600)
                                                                          -------     --------
Effect of exchange rate changes on cash.................................      (44)          35
                                                                          -------     --------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS....................   (3,478)       4,461
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD........................   38,054       14,777
                                                                          -------     --------
CASH AND CASH EQUIVALENTS AT END OF THE PERIOD..........................  $34,576     $ 19,238
                                                                          =======     ========

  The accompanying notes are an integral part of these consolidated condensed financial statements.

                           SPI PHARMACEUTICALS, INC.

        MANAGEMENT'S STATEMENT REGARDING UNAUDITED FINANCIAL STATEMENTS

     The consolidated condensed financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles ("GAAP") have been condensed or omitted pursuant to such rules and regulations. The results of operations presented herein are not necessarily indicative of the results to be expected for a full year. Although the Company believes that all adjustments (consisting only of normal, recurring adjustments) necessary for a fair presentation of the interim period presented are included and that the disclosures are adequate to make the information presented not misleading, these consolidated condensed financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in this Prospectus for the year ended December 31, 1993.

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

                                 JUNE 30, 1994
                                  (UNAUDITED)

1. RELATIONSHIP WITH ICN PHARMACEUTICALS, INC., ICN BIOMEDICALS, INC. AND VIRATEK, INC.

     SPI Pharmaceuticals, Inc. ("SPI" or the "Company") was incorporated on November 30, 1981, as a wholly-owned subsidiary of ICN Pharmaceuticals, Inc. ("ICN") and was 38%-owned by ICN at June 30, 1994. ICN Biomedicals, Inc. ("Biomedicals") was 69%-owned by ICN, and Viratek, Inc. ("Viratek") was 63%-owned by ICN at June 30, 1994.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

     The accompanying consolidated condensed financial statements include the accounts of the Company and all of its subsidiaries. All significant intercompany account balances and transactions have been eliminated.

  Per Share Information

     Per share information is based on the weighted average number of common shares outstanding and dilutive common share equivalents. Common equivalent shares represent shares issuable for outstanding options computed using the treasury stock method. This method assumes that the proceeds from stock options are used to repurchase shares on the open market.

     On January 13, 1994, the Company's Board of Directors declared a first quarter cash dividend of $.065 per share and a stock dividend of 1.4%, payable on February 28, 1994, to shareholders of record on February 1, 1994. On May 20, 1994, the Company's Board of Directors declared a second quarter cash dividend of $.065 per share and a stock dividend of 1.3%, payable on June 15, 1994, to shareholders of record on June 1, 1994. All relevant share and per share data have been restated to reflect these stock dividends.

  Reclassifications

     Certain prior year items have been reclassified to conform with the current year presentation.

                           SPI PHARMACEUTICALS, INC.

                                 JUNE 30, 1994
                                  (UNAUDITED)

  Inventories

     Inventories, net, consists of the following components: (000's omitted)

                                                                DECEMBER 31,     JUNE 30,
                                                                    1993           1994
                                                                ------------     --------
        Raw materials and supplies............................     $57,148        $34,331
        Work-in-process.......................................      12,541         13,379
        Finished goods, net...................................      37,507         44,173
                                                                  --------        -------
                                                                  $107,196        $91,883
                                                                  ========        =======

3.  RELATED PARTY TRANSACTIONS

  Royalty Agreements

     During the three and six months ended June 30, 1994, the Company sold $3,790,000 and $17,850,000 of Virazole(R), respectively, generating royalties to Viratek of $758,000 and $3,570,000, respectively. For the same periods in 1993, the Company sold $2,700,000 and $9,920,000 of Virazole(R), respectively, generating royalties to Viratek of $540,000 and $1,984,000, respectively. These royalties are based on a royalty agreement whereby 20% of net sales of Virazole(R) are payable to Viratek.

  Cost Allocations

     ICN, SPI, Viratek and Biomedicals occupy ICN's facility in Costa Mesa, California. ICN charged facility costs to the Company of $69,000 per quarter in 1994 and 1993. The costs of common services such as maintenance, purchasing and personnel are incurred by the Company, a portion of which are allocated to ICN, Viratek and Biomedicals based on services utilized. These common services costs were $1,377,000 for the six months ended June 30, 1994, of which $955,000 was allocated to ICN, Viratek and Biomedicals. During the same period in 1993, common services costs were $1,299,000, of which $832,000 was allocated to the same group.

4.  SUPPLEMENTAL CASH FLOW INFORMATION

     Cash paid for income taxes was $3,915,000 for the six months ended June 30, 1994, and $1,949,000 for the same period in 1993.

     Cash paid for interest was $1,803,000 for the six months ended June 30, 1994, and $7,044,000 for the same period in 1993.

 5. RESULTS EXCLUDING ICN GALENIKA

     The results of ICN Galenika and the results of the Company excluding ICN Galenika, for the six months ended June 30, 1993 and 1994 are presented below:
(000's omitted)

                                                 SPI WITHOUT
                                                ICN GALENIKA             ICN GALENIKA
                                             -------------------     --------------------
                                              1993        1994         1993        1994
                                             -------     -------     --------     -------
        Sales..............................  $77,094     $87,268     $108,964     $63,826
        Gross Profit.......................   48,935      58,951       41,170      14,360
        Net income (loss)..................  $ 7,294     $12,311     $   (467)    $ 1,298

                           SPI PHARMACEUTICALS, INC.

                                 JUNE 30, 1994
                                  (UNAUDITED)

     The results of ICN Galenika and the results of the Company, excluding ICN Galenika, for the three months ended June 30, 1993 and 1994 are presented below:
(000's omitted)

                                                  SPI WITHOUT
                                                 ICN GALENIKA            ICN GALENIKA
                                              -------------------     -------------------
                                               1993        1994        1993        1994
                                              -------     -------     -------     -------
        Sales.............................    $37,766     $41,256     $28,656     $37,671
        Gross Profit......................     23,922      26,537       7,237       7,222
        Net income (loss).................    $ 3,879     $ 4,468     $(2,788)    $   777

 6. ICN GALENIKA

     ICN Galenika operates in a highly inflationary economy and uses the dollar as the functional currency rather than the Yugoslavian dinar. At December 31, 1993, the rate used to remeasure ICN Galenika's results was over one trillion dinars per $1 U.S. On January 1, 1994, the Yugoslavian government changed the denomination of its currency by dropping nine zeros. The effect of this redenomination on the Yugoslavian dinar resulted in an exchange rate of 1,053 dinars to $1 U.S. Subsequent to the redenomination and prior to the enactment of the stabilization program described below, the dinar had devalued to 12,563,000 dinars per $1 U.S.

     On January 24, 1994, the Yugoslavian government enacted a "Stabilization Program" designed to strengthen its currency. Under this program the official exchange rate of the dinar is fixed at a ratio of one dinar to one Deutsche mark. The Yugoslavian government guarantees the conversion of dinars to Deutsche marks by exercising restraint in the amount of dinars that it prints, thereby restricting cash in circulation to correspond to hard currency reserves in Yugoslavia. Since the inception of this program the exchange rate of dinars to Deutsche marks has remained stable. The trading of dinars at other than official rates has been virtually eliminated and inflation and interest rates have declined from over 1 billion percent a year to a current annual rate of approximately 14% since January 24, 1994, based on information currently available to the Company. The Company believes that the period of time that the stabilization program has been operating successfully is significant given that past attempts at monetary control by the Yugoslavian government have generally been temporary. In the near term, the positive effects of the stabilization program could reverse and a return to prior levels of hyperinflation could occur. The success of this stabilization program is dependent upon improvement in the Yugoslavian economy, which is in part dependent upon the lifting of United Nations sanctions.

 7. JOINT VENTURE IN RUSSIA

     The Company has recently entered into an agreement with the City of St. Petersburg to acquire 15% of the outstanding shares of the Company's recently privatized joint venture partner, Oktyabr, for approximately $600,000. Under the terms of the agreement, the Company has the option to pay for the shares by using privatization vouchers or cash. As a result of this investment, and as part of the privatization of Oktyabr, the Company submitted an "investment plan" which, if approved, will allow the Company to purchase additional outstanding shares of Oktyabr. These shares along with the shares purchased from the City of St. Petersburg would increase the Company's ownership to 43%. The "investment plan" does not contemplate any significant additional cash investment by the Company but gives effect to the Company's past assistance provided to Oktyabr. The Company has also recently completed a transaction whereby the Company purchased 26% of the outstanding shares from the employees of Oktyabr in exchange for rights to acquire SPI common stock. Should the Company complete the transaction to acquire 43% of the outstanding shares of Oktyabr together

                           SPI PHARMACEUTICALS, INC.
        NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (CONTINUED)
                                 JUNE 30, 1994
                                  (UNAUDITED)

with the 26% acquired from the employees, the Company would own 61% of the outstanding shares of Oktyabr, in which case the Company may be required to consolidate the financial statements of Oktyabr with those of the Company.

 8. MARKETABLE SECURITIES

     In January 1994, the Company adopted SFAS No. 115 ("Accounting for Certain Investments in Debt and Equity Securities"). This statement addresses the accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. Those investments are to be classified as either held-to-maturity, trading securities, or available-for-sale. The Company has classified its investment in corporate bond securities, with maturities ranging from 1999 to 2003, as available-for-sale. Unrealized holding gains and losses are calculated on the specific identification method. Changes in market values of equity securities are reflected as unrealized gains or losses directly in Shareholders' Equity, as required, and accordingly have no effect on net income. The adoption of SFAS No. 115 did not result in a cumulative effect adjustment in the consolidated statements of income.

 9. SUBSEQUENT EVENTS


     On August 1, 1994, the Company and its three affiliated corporations (ICN Pharmaceuticals Inc., Viratek, Inc. and ICN Biomedicals, Inc.) entered into a merger agreement to combine the four companies into a newly formed corporation (which will be renamed ICN Pharmaceuticals, Inc.) or in the case of Biomedicals, into a wholly-owned subsidiary of New ICN (the "Merger"). Under the terms of the merger agreement, all outstanding shares of common stock of the four companies (other than shares held by ICN) will be exchanged for shares of common stock of the new company pursuant to the following exchange ratios: ICN: 1 to .512; SPI: l to l; Viratek: l to .499; and Biomedicals: 1 to .197. The proposed Merger is subject to various conditions, including approval by the stockholders of each of the four companies, issuance of $150 million of convertible debentures to refinance a substantial portion of the long-term indebtedness of the four companies (a waivable condition), appropriate regulatory approvals and certain other conditions. Assuming these conditions are satisfied, the transaction is expected to close during the fall of 1994.


     Three lawsuits have been filed by stockholders of SPI and, in one lawsuit, Viratek, with respect to the Merger in the Court of Chancery of the State of Delaware against ICN, SPI, Viratek (with respect to one of such lawsuits) and certain directors and officers of ICN, SPI and/or Viratek (including Milan Panic). The lawsuits, entitled Helmut Kling v. Milan Panic, et al., Jallath v. Milan Panic, et al., and Amy Hoffman v. Milan Panic, et al. purport to be class actions on behalf of all persons who hold shares of SPI common stock and, in one lawsuit, Viratek common stock. These suits allege that the consideration to be provided to the public stockholders of SPI and Viratek (with respect to one of such lawsuits) in the Merger is unfair and inadequate, and the defendants have breached their fiduciary duties in approving the proposed Merger and otherwise. The Company believes that these suits are without merit.

                         REPORT OF INDEPENDENT AUDITORS

To ICN Pharmaceuticals, Inc.:

     We have audited the accompanying consolidated balance sheets of ICN Pharmaceuticals, Inc. (a Delaware Corporation) and subsidiaries as of December 31, 1993 and 1992, the related consolidated statements of operations, Stockholders' Equity (deficit), and cash flows for each of the three years in the period ended December 31, 1993. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     The Company has had certain transactions with its majority owned subsidiaries and affiliates as more fully described in Notes 2, 3, 4, 5 and 6 to the consolidated financial statements. Whether the terms of these transactions would have been the same had they been between wholly unrelated parties cannot be determined.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ICN Pharmaceuticals, Inc. and subsidiaries as of December 31, 1993 and 1992, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles.

     As discussed in Note 1, effective December 31, 1992, the Company changed to the equity method of accounting for a previously consolidated subsidiary.

                                          COOPERS & LYBRAND

Los Angeles, California
March 30, 1994

                           ICN PHARMACEUTICALS, INC.

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1992 AND 1993

                                     ASSETS

                                                                              1992               1993
                                                                         ---------------     -------------
                                                                         (NOTE 1 AND 17)
                                                                         ---------------
Current assets:
Cash...................................................................   $   2,333,000      $  14,652,000
Restricted cash........................................................         262,000          1,518,000
Certificates of deposit................................................              --          8,000,000
Receivables, less allowances of $3,353,000 in 1992 and $2,400,000 in
  1993.................................................................      18,620,000         12,122,000
Receivables from SPI...................................................      20,160,000         18,313,000
Other receivables......................................................       8,704,000                 --
Inventories, net.......................................................      13,499,000         15,601,000
Prepaid expenses and other current assets..............................      15,366,000          4,479,000
                                                                          -------------      -------------
     Total current assets..............................................      78,944,000         74,685,000
Property, plant and equipment, net, at cost............................      34,113,000         36,243,000
Receivables from SPI, less current portion.............................      10,273,000                 --
Marketable securities..................................................         198,000            201,000
Investment in SPI......................................................      72,569,000         71,671,000
Investment in other equity securities..................................       4,273,000          4,230,000
Other assets and deferred charges......................................       9,607,000          7,594,000
Goodwill related to purchased businesses...............................       2,933,000          2,580,000
Goodwill related to publicly traded subsidiaries.......................      10,658,000         10,652,000
                                                                          -------------      -------------
                                                                          $ 223,568,000      $ 207,856,000
                                                                          =============      =============
                              LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Notes payable..........................................................   $  15,277,000      $   4,226,000
Current maturities of long-term debt...................................      12,499,000         12,093,000
Accounts payable.......................................................      13,055,000          7,342,000
Accrued liabilities....................................................      32,516,000         21,397,000
                                                                          -------------      -------------
     Total current liabilities.........................................      73,347,000         45,058,000
Long-term debt, less current maturities:
  Convertible into ICN common stock....................................      39,507,000         22,023,000
  Publicly-traded debentures and other long-term debt..................     120,504,000        117,024,000
Other liabilities and deferred income taxes............................       9,348,000          7,014,000
Minority interests.....................................................       2,619,000         12,717,000
Commitments and contingencies
Stockholders' equity (deficit):
Preferred stock, $1.00 par value; 3,000,000 shares authorized, none
  outstanding..........................................................              --                 --
Common stock, $1.00 par value; 100,000,000 shares authorized,
  16,452,313 at December 31, 1992 and 20,519,431 shares outstanding at
  December 31, 1993....................................................      16,452,000         20,519,000
Additional capital.....................................................     145,928,000        180,897,000
Accumulated deficit....................................................    (182,441,000)      (193,711,000)
Foreign currency translation adjustments...............................      (1,696,000)        (3,685,000)
                                                                          -------------      -------------
     Total stockholders' equity (deficit)..............................     (21,757,000)         4,020,000
                                                                          -------------      -------------
                                                                          $ 223,568,000      $ 207,856,000
                                                                          =============      =============

  The accompanying notes are an integral part of these consolidated financial statements.

                           ICN PHARMACEUTICALS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

              FOR THE YEARS ENDED DECEMBER 31, 1991, 1992 AND 1993

                                                                  1991             1992           1993
                                                              ------------     ------------   ------------
Net sales...................................................  $460,365,000     $551,766,000     $ 62,556,000
Cost of sales...............................................   225,234,000      253,596,000       27,631,000
                                                              ------------     ------------     ------------
Gross profit................................................   235,131,000      298,170,000       34,925,000
Selling, general and administrative expenses................   152,947,000      224,235,000       43,690,000
Research and development costs..............................     6,588,000       10,718,000        5,571,000
Interest expense............................................    35,871,000       32,407,000       19,589,000
Interest income.............................................    (1,550,000)      (6,844,000)        (627,000)
Translation and exchange (gains) losses, net................     4,517,000       21,648,000       (1,292,000)
Restructuring costs and special charges.....................     6,087,000       63,032,000               --
Other expense, net..........................................    29,479,000       15,187,000        1,079,000
Equity earnings in SPI......................................            --               --      (11,646,000)
Gains on sales of subsidiaries stock........................   (29,797,000)     (37,744,000)      (8,345,000)
Write-off of goodwill.......................................            --       15,362,000               --
Unrealized (gains) losses on marketable securities..........      (475,000)         446,000         (200,000)
                                                              ------------     ------------     ------------
Income (loss) before provision for income taxes, minority
  interest and extraordinary income.........................    31,464,000      (40,277,000)     (12,894,000)
Provision (benefit) for income taxes........................     6,574,000        9,967,000         (474,000)
Minority interests..........................................    19,035,000       14,558,000         (523,000)
                                                              ------------     ------------     ------------
Income (loss) before extraordinary income...................     5,855,000      (64,802,000)     (11,897,000)
Extraordinary income........................................            --               --          627,000
Net income (loss)...........................................  $  5,855,000     $(64,802,000)    $(11,270,000)
                                                              ============     ============     ============
Per share information:
  Income (loss) before extraordinary income.................          $.40           $(4.67)          $(0.60)
Extraordinary income........................................            --               --             0.03
                                                                      ----           ------           ------
Net income (loss)...........................................          $.40           $(4.67)          $(0.57)
                                                                      ====           ======           ======

  The accompanying notes are an integral part of these consolidated financial statements.

                           ICN PHARMACEUTICALS, INC.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

              FOR THE YEARS ENDED DECEMBER 31, 1991, 1992 AND 1993

                                                                                  FOREIGN
                                                                                  CURRENCY
                                         COMMON     ADDITIONAL    ACCUMULATED    TRANSLATION
                                         STOCK        CAPITAL       DEFICIT      ADJUSTMENTS      TOTAL
                                       ----------   -----------   ------------   -----------   ------------
BALANCE AT
  NOVEMBER 30, 1990.................. $11,707,000  $117,059,000  $(120,060,000)  $ 3,376,000   $ 12,082,000
Net loss for month of December,
  1990...............................          --            --     (3,434,000)           --     (3,434,000)
Translation adjustments..............          --            --             --      (159,000)      (159,000)
Proceeds from exercise of stock
  options............................     353,000       706,000             --            --      1,059,000
Subsidiaries' stock transactions.....          --     1,053,000             --            --      1,053,000
Net income...........................          --            --      5,855,000            --      5,855,000
                                      -----------  ------------  -------------   -----------   ------------
BALANCE AT
  DECEMBER 31, 1991..................  12,060,000   118,818,000   (117,639,000)    3,217,000     16,456,000
Translation adjustments..............          --            --             --    (4,913,000)    (4,913,000)
Proceeds from exercise of stock
  options............................     184,000       469,000             --            --        653,000
Issuance of stock....................   4,198,000    26,410,000             --            --     30,608,000
Conversion of long-term debt.........      10,000       105,000             --            --        115,000
Subsidiaries' stock transactions.....          --       126,000             --            --        126,000
Net loss.............................          --            --    (64,802,000)           --    (64,802,000)
                                      -----------  ------------  -------------   -----------   ------------
BALANCE AT
  DECEMBER 31, 1992..................  16,452,000   145,928,000   (182,441,000)   (1,696,000)   (21,757,000)
Translation adjustments..............          --            --             --    (1,989,000)    (1,989,000)
Proceeds from exercise of stock
  options............................   1,067,000     2,235,000             --            --      3,302,000
Issuance of stock....................   3,000,000    18,861,000             --            --     21,861,000
Subsidiaries' stock transactions.....          --    13,873,000             --            --     13,873,000
Net loss.............................          --            --    (11,270,000)           --    (11,270,000)
                                      -----------  ------------  -------------   -----------   ------------
BALANCE AT
  DECEMBER 31, 1993.................. $20,519,000  $180,897,000  $(193,711,000)  $(3,685,000)  $  4,020,000
                                      ===========  ============  =============   ===========   ============

  The accompanying notes are an integral part of these consolidated financial statements.

                           ICN PHARMACEUTICALS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

             FOR THE YEARS ENDED DECEMBER 31, 1991, 1992, AND 1993

                                                                   1991           1992           1993
                                                                -----------   ------------   ------------
Cash flows from operating activities:
  Net income (loss)...........................................  $ 5,855,000   $(64,802,000)  $(11,270,000)
  Adjustments to reconcile net income (loss) to net cash
     provided by (used in) operating activities:
     Depreciation and amortization............................   16,166,000     17,610,000      7,362,000
     Loss on sales of fixed assets............................      575,000      1,335,000         14,000
     Gains on sale of subsidiaries' stock.....................  (29,797,000)   (37,744,000)    (8,345,000)
     Write-off of goodwill, intangibles and assets............    1,664,000     17,362,000             --
     Other realized and unrealized (gains) losses.............     (121,000)       218,000       (339,000)
     Extraordinary income.....................................           --             --       (627,000)
     Provision for losses on accounts receivable..............    6,760,000     50,563,000        168,000
     Minority interests.......................................   19,035,000     14,558,000       (523,000)
     Exchange (gains) losses..................................    4,517,000     11,348,000     (1,292,000)
     Restructuring costs and other charges....................    6,087,000     63,032,000             --
     Equity in earnings of SPI................................           --             --    (11,646,000)
     Lease vacancy costs......................................           --             --      1,200,000
     Gain on settlement of certain lease contracts............           --             --       (938,000)
     Gain on settlement of certain liabilities for less than
       original estimate......................................           --             --     (1,250,000)
     Other non-cash items.....................................      345,000       (125,000)      (855,000)
     Change in assets and liabilities net of effects from
       deconsolidation of subsidiary:
     (Increase) decrease in receivables.......................  (61,183,000)    14,684,000     13,271,000
     (Increase) decrease in inventory.........................   18,935,000    (24,154,000)    (2,102,000)
     (Increase) decrease in prepaid and other current
       assets.................................................  (12,592,000)    (9,461,000)      (739,000)
     Increase (decrease) in accounts payable and accrued
       expenses...............................................   24,277,000    (70,076,000)   (17,897,000)
                                                                -----------   ------------   ------------
     Net cash provided by (used in) operating activities......      523,000    (15,652,000)   (35,808,000)
                                                                -----------   ------------   ------------
Cash flows from investing activities:
  Capital expenditures........................................  (21,046,000)   (12,554,000)    (2,548,000)
  Proceeds from sale of assets................................      805,000      1,342,000      5,207,000
  Sale of subsidiaries' stock.................................   53,653,000     49,851,000     23,319,000
  Issuance of subsidiary stock................................    3,771,000      2,552,000     24,098,000
  Purchase of certificate of deposit..........................           --             --     (8,000,000)
  Marketable securities sold, net.............................    4,147,000        733,000        139,000
  Payment received from SPI...................................           --             --     13,662,000
  Equity investment...........................................           --    (53,254,000)            --
  Other, net..................................................     (799,000)     2,853,000       (219,000)
                                                                -----------   ------------   ------------
     Net cash provided by (used in) investing activities......   40,531,000     (8,477,000)    55,658,000
                                                                -----------   ------------   ------------
Cash flows from financing activities:
  Proceeds from borrowings....................................   19,843,000     26,665,000        954,000
  Principal payments on debt..................................  (50,257,000)   (42,235,000)   (32,087,000)
  Proceeds from stock issuances...............................    1,059,000     31,261,000     25,163,000
  Dividends paid to minority shareholders.....................           --     (8,062,000)      (351,000)
  Increase in restricted cash.................................           --             --     (1,256,000)
  Other, net..................................................    4,221,000             --             --
                                                                -----------   ------------   ------------
     Net cash provided by (used in) financing activities......  (25,134,000)     7,629,000     (7,577,000)
                                                                -----------   ------------   ------------
Effect of exchange rate on cash...............................      159,000       (272,000)        46,000
                                                                -----------   ------------   ------------
Net increase (decrease) in cash...............................   16,079,000    (16,772,000)    12,319,000
Cash at beginning of year.....................................    3,026,000     19,105,000      2,333,000
                                                                -----------   ------------   ------------
Cash at end of year...........................................  $19,105,000   $  2,333,000   $ 14,652,000
                                                                ===========   ============   ============

  The accompanying notes are an integral part of these consolidated financial statements.

                           ICN PHARMACEUTICALS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1993


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Reclassifications

     Certain prior year amounts have been reclassified to conform to the current year presentation.

  Principles of consolidation

     The accompanying consolidated financial statements include ICN Pharmaceuticals, Inc. ("ICN"), its 69%-owned subsidiary ICN Biomedicals, Inc. ("Biomedicals"), its 63%-owned subsidiary Viratek, Inc. ("Viratek") and its 39%-owned equity investment in SPI Pharmaceuticals, Inc. ("SPI"). The sale of approximately 9% of SPI's common stock by ICN throughout 1992 reduced ICN's ownership interest in SPI and resulted in the deconsolidation of SPI at December 31, 1992, the approximate time at which ICN's ownership fell below 50%. The continuing investment in SPI was classified as a long-term asset in the consolidated balance sheet and income or loss was, commencing January 1, 1993, recognized using the equity method of accounting. Prior year results have not been restated (see Note 17). All significant intercompany account balances and transactions have been eliminated.

  Goodwill

     The difference between the purchase price and the fair value of net assets purchased at the date of acquisition is included in the accompanying consolidated balance sheets as Goodwill. Goodwill amortization periods range from 5 to 40 years for acquired businesses and from 10 to 20 years for its publicly-traded subsidiaries and is based on an estimate of future periods to be benefitted. The Company periodically evaluates the carrying value of goodwill including the amortization periods. The Company determines whether there has been permanent impairment in goodwill, as well as, the amount of such impairment, if any, by comparing the anticipated undiscounted future operating income of the acquired entity with the carrying value of the Goodwill. During 1992, the Company wrote off a substantial portion of its goodwill, primarily related to the acquisition by Biomedicals of Flow, as more fully described in
Note 14. In addition, on certain portions of goodwill, the amortization period was reduced to primarily five years, which reflects the estimated recovery period.

     Accumulated amortization for goodwill related to purchased businesses was $2,548,000 and $2,901,000 at December 31, 1992 and 1993, respectively.
Accumulated amortization for goodwill related to publicly traded subsidiaries was $3,413,000 and $4,625,000 at December 31, 1992 and 1993, respectively.

  Cash

     For purposes of the statements of cash flows, the Company considers highly liquid investments purchased with a maturity of three months or less to be cash equivalents. The carrying amount of those assets approximates fair value due to the short-term maturity of these instruments. Included in cash and certificates of deposit at December 31, 1993, is $9,698,000 and $8,000,000, respectively, which is to be used exclusively by Viratek for research and development and its general working capital requirements.

  Marketable securities

     Marketable securities, which consist of investments in common stocks and bonds, are carried at the lower of aggregate cost or market. The Company realized net (gains) losses of $354,000, $228,000, and $(139,000) related to marketable securities sold during 1991, 1992 and 1993, respectively. Unrealized (gains) losses of $(475,000), $446,000 and $(200,000) were recorded in 1991,
1992 and 1993, respectively.

                           ICN PHARMACEUTICALS, INC.

                               DECEMBER 31, 1993

  Inventories

     Inventories, which include material, direct labor and factory overhead, are stated at the lower of cost or market. Cost is determined based on a first-in, first-out (FIFO) basis.

  Catalog Costs

     The initial costs of design, production and distribution of the Company's product catalog are deferred and amortized over its service life, approximately one year. However, for the year ended December 31, 1992, due to the lower than expected sales results, Biomedicals wrote-off these costs in the fourth quarter of 1992. (See Note 14.)

  Property, plant and equipment

     The Company uses primarily the straight-line method for depreciating property, plant and equipment over their estimated useful lives. Buildings and related improvements are depreciated from 20-40 years, machinery and equipment over 2-10 years, furniture and fixtures over 1-10 years, and leasehold improvements, including property under capital leases, are amortized over their useful lives limited to the life of the lease.

     The Company follows the policy of capitalizing expenditures that significantly increase the life of the related assets and charging maintenance and repairs to expense. Upon sale or retirement, the costs and related accumulated depreciation or amortization are eliminated from the respective accounts, and the resulting gain or loss is included in income.

  Notes Payable

     The Company classifies bank borrowings with initial terms of one year or less as Notes Payable. These notes bear interest at rates of 6.0% to 16.2%. The carrying amount of Notes Payable approximates fair value due to the short-term maturity of these instruments.

  Foreign Currency Translation

     The assets and liabilities of the Company's foreign operations, except those in highly inflationary economies, are translated at the end of period exchange rates. Revenues and expenses are translated at the average exchange rates prevailing during the period. The effects of unrealized exchange rate fluctuations on translating foreign currency assets and liabilities into U.S. dollars are accumulated in stockholders' equity. The monetary assets and liabilities of foreign subsidiaries in highly inflationary economies are remeasured into U.S. dollars at the year-end exchange rates and non-monetary assets and liabilities at historical rates. In accordance with Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation," the Company has included in operating income all foreign exchange gains and losses arising from foreign currency transactions and the effects of foreign exchange rate fluctuations on subsidiaries operating in highly inflationary economies. The (gains) losses included in operations from foreign exchange translation and transactions for 1991, 1992 and 1993 were $4,517,000 (including SPI), $21,648,000 (including SPI), and $(1,292,000), respectively.

  Income Taxes

     In January 1993, the Company adopted Statement of Financial Accounting Standards No. 109, (SFAS 109) "Accounting for Income Taxes". SFAS 109 is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequence of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, SFAS 109 generally considers all expected future events other than enactment of changes in the tax law or

                           ICN PHARMACEUTICALS, INC.

                               DECEMBER 31, 1993

rates. Previously, the Company used the SFAS 96 asset and liability approach that gave no recognition to future events other than the recovery of assets and settlement of liabilities at their carrying amounts. The adoption of SFAS 109 did not result in a cumulative effect adjustment in the statement of operations.

  Per share information

     Per share information is based on the weighted average number of common shares outstanding and dilutive common share equivalents (12,829,000 in 1991, 14,010,000 in 1992 and 19,813,000 in 1993). Common share equivalents in 1991 represent shares issuable for outstanding options and warrants, on the assumption that the proceeds would be used to repurchase shares in the open market. Shares issuable for outstanding options and warrants in 1992 and 1993 were excluded since the effect would have been antidilutive. For purposes of calculating per share information, ICN's share of the income of subsidiaries has been reduced to give effect to the dilution in earnings which would result upon the exercise of options and warrants currently outstanding to purchase subsidiaries' common shares.

2. SPI PHARMACEUTICALS, INC.

     SPI develops, manufactures, sells and distributes pharmaceutical and nutritional products and services in the United States, Yugoslavia, Canada, Mexico and Western Europe.

     During 1991, ICN sold 2,978,250 shares of SPI common stock for an aggregate sales price of $50,863,000, resulting in a net gain of $27,239,000 and used 1,468,000 shares in the acquisition of Galenika (see Note 6). During 1992, ICN sold 690,400 shares of SPI common stock and Galenika sold 1,200,000 shares of SPI common stock, transferred in 1991, for an aggregate sales price of $44,608,000, resulting in a net gain of $32,952,000. During 1993, ICN sold 1,618,200 shares of SPI common stock for an aggregate sales price of $19,995,000, resulting in a net gain of $5,698,000. The above noted 1992 and 1993 sales of SPI stock have reduced ICN's ownership of SPI from 57% at December 31, 1991 to 48% at December 31, 1992 and 39% at December 31, 1993. As a result, effective December 31, 1992, SPI is accounted for by using the equity method of accounting.

     At December 31, 1993, the investment in SPI exceeded the equity in net assets of SPI by $11,024,000, which amount, is being amortized over 40 years.

     On November 15, 1993, SPI exchanged $3,075,000 of debt owed to ICN for 200,000 shares of SPI's common stock issued to ICN at a price of $15.38 per share which represented the closing market price of SPI's stock on that date.

     SPI has granted options for the purchase of 2,508,315 shares of its common stock. At December 31, 1993, ICN's percentage ownership of SPI would have decreased from 39% to 35% if these options were exercised.

     At December 31, 1993, ICN owned 7,853,454 shares of SPI common stock which had an aggregate value of approximately $113,875,000, based upon the quoted market price per share of SPI common stock at that date. This amount, however, is not necessarily indicative of the realizable value in the open market.

3. VIRATEK, INC.

     Viratek's primary purpose is to conduct research and development on compounds derived from nucleic acids and to develop new biomedical and diagnostic products.

     During 1991, 1992 and 1993, ICN sold 200,000, 348,000 and 272,500 shares of
Viratek common stock for an aggregate sales price of $2,790,000, $5,243,000 and $3,325,000, respectively, resulting in a gain of

                           ICN PHARMACEUTICALS, INC.

                               DECEMBER 31, 1993

$2,558,000, $4,792,000 and $2,647,000, respectively. These sales, in addition to shares issued in connection with the exercise of employee stock options and the shares issued in the offering discussed below, have reduced ICN's ownership from 83% at January 1, 1991, to 63% at December 31, 1993.

     In February 1993, Viratek successfully completed an offering in which it sold 1,375,000 units for net proceeds of approximately $8,897,000. Each unit consists of one share of common stock and one warrant to purchase one unit of common stock at $10.075. On March 19, 1993, the underwriters exercised their option to purchase the overallotment (206,250 units) in connection with the public offering for net proceeds of $1,368,000. The warrants became separately transferable on July 29, 1993 and were exercisable until August 30, 1993 and redeemable by the Company on August 31, 1993 at $.05 per warrant if not previously exercised. A total of 1,366,642 warrants were exercised resulting in net proceeds to the Company of $13,472,000.

     Goodwill related to publicly traded subsidiaries at December 31, 1993 includes $6,677,000, net of amortization, related to purchases of Viratek common stock.


     Viratek has granted options for the purchase of 877,222 shares of its common stock. At December 31, 1993, ICN's percentage ownership of Viratek would have decreased from 63% to 60% if these options were exercised. In December 1993, Viratek declared a stock distribution of 5%.


4. ICN BIOMEDICALS, INC.

     Biomedicals manufactures and distributes research chemical products, cell biology products, chromatography materials, immunology instrumentation, environmental technology products, precision liquid delivery instrumentation and immunodiagnostic reagents and instrumentation in the United States, Canada, Mexico, South America, Eastern and Western Europe, Australia and Japan. Biomedicals also purchases research chemicals from other manufacturers, in bulk, for repackaging and distributes biomedical instrumentation manufactured by others.

     During the second quarter of 1993, Biomedicals' Italian operation negotiated settlements with certain of its suppliers and banks resulting in an extraordinary income of $627,000 or $.03 per share.

     On December 31, 1992, Biomedicals exchanged, in a non-cash transaction, $11,250,000 of debt owed to ICN in exchange for 3,214,286 shares of Biomedicals' common stock issued to ICN at a price of $3.50 per share which represented the closing market price of the stock at that date.

     On December 31, 1992, Biomedicals transferred $5,747,000 of debt owed to a major supplier to ICN. ICN became primarily liable for the debt and Biomedicals became guarantor.

     On April 1, 1992, Biomedicals transferred, in a non-cash transaction, $13,072,000 of debt with First City Bank of Texas -- Houston N.A., to ICN. Biomedicals, in exchange, issued 2,412,449 shares of Biomedicals' common stock at a price of $5.42 per share which represented the closing market price of the stock at that date less a discount of 15%.

     On March 31, 1992, Biomedicals transferred, in a non-cash transaction, $2,711,000 of debt owed to Skopbank of Finland to ICN. Biomedicals, in exchange, issued 500,334 shares of Biomedicals' common stock at a price of $5.42 per share which represented the closing market price of Biomedicals' stock on that date less a discount of 15%. ICN became primarily liable for the debt and Biomedicals became guarantor.

     On March 31, 1992 Biomedicals exchanged, in a non-cash transaction, $4,837,000 of debt owed to ICN for 892,703 shares of Biomedicals' common stock issued to ICN at a price of $5.42 per share which represented the closing market price of the stock at that date less a discount of 15%.

                           ICN PHARMACEUTICALS, INC.

                               DECEMBER 31, 1993

     On December 31, 1991, Biomedicals issued, in a non-cash transaction, 3,363,298 shares of Biomedicals' common stock to ICN at a price of $6.25 which represented the fair market value of Biomedicals' stock at that date in exchange for debt owed ICN in the amount of $18,167,523.

     On March 1, 1991, Biomedicals, pursuant to a fairness opinion, exchanged, in a non-cash transaction, $3,833,000 of advances due to ICN into 538,000 shares of Biomedicals' common stock, issued at a price of $7.125 which represented the fair market value of Biomedicals' stock at that date less a discount of 22%.

     On August 30, 1993, Biomedicals issued 300,000 shares of a new series "A" of its non-convertible, non-voting, preferred stock valued pursuant to a fairness opinion, at $30,000,000 to the Company. In exchange, the Company delivered 4,983,606 shares of Biomedicals' common stock that ICN owned and exchanged intercompany debt owed to ICN by Biomedicals in the amount of $11,000,000.

     In addition, on August 30, 1993, Biomedicals issued 390,000 shares of a new series "B" of its non-convertible, non-voting, preferred stock valued pursuant to a fairness opinion, at $32,000,000 to the Company. In exchange, ICN delivered to Biomedicals 8,384,843, shares of Biomedicals' common stock that ICN owned.

     As a result of this exchange, Biomedicals had 9,033,623 common shares issued and outstanding.

     Subject to declaration by Biomedicals' Board of Directors, the new series "A" preferred stock pays an annual dividend of $8, noncumulative, payable quarterly and the new series "B" preferred stock pays an annual dividend of $10, noncumulative, payable quarterly. Both series "A" and "B" preferred stock become cumulative in respect to dividends upon certain events deemed to be a change in control, as defined by the certificates of designation. The series "B" preferred dividends are subject to the prior rights of the holders of the series "A" preferred stock and any other preferred stock ranking prior to the series "B" preferred.

     The series "A" preferred stock is senior in ranking to the series "B" preferred stock and the series "B" preferred stock is senior to Biomedicals' common stock as to voluntary or involuntary liquidation, dissolution or winding up of the affairs of Biomedicals, after payment or provision for payment of the debts and other liabilities of Biomedicals. The holders of the series "A" preferred shares are entitled to receive an amount in cash or in property, including securities of another corporation, equal to $100 per share in involuntary liquidation or $106 per share in voluntary liquidation prior to August 31, 1994 and declining ratably per year to $100 per share after 1998, plus dividends, in the event dividends have become cumulative. the holders of the series "B" preferred shares are entitled to receive an amount in cash or in property, including securities of another corporation equal to $100 per share in voluntary or involuntary liquidation, plus dividends, in the event dividends have become cumulative.

     The series "A" and "B" preferred shares are redeemable, for cash or property, including securities of another corporation, in whole or in part, at the option of Biomedicals only, subject to approval by a vote of a majority of the independent directors of Biomedicals. The series "A" preferred shares are redeemable at $106 per share prior to August 31, 1994 and declining ratably per year to $100 in 1998, plus dividends, in the event dividends have become cumulative. The series "B" shares are redeemable at $100 per share, plus dividends, in the event dividends have become cumulative.

     No dividends were declared on the series "A" or series "B" preferred stock during 1993.

     Goodwill related to publicly traded subsidiaries at December 31, 1993 includes $3,975,000, net of amortization, related to purchases of Biomedicals' stock.

     Biomedicals has granted options for the purchase of 2,419,830 shares of its common stock. At December 31, 1992, ICN's percentage ownership of Biomedicals would have decreased from 69% to 44%

                           ICN PHARMACEUTICALS, INC.

                               DECEMBER 31, 1993

assuming exercise of all options and exchange of all the Bio Capital Holding Exchangeable Certificates (see Note 7).

5. RELATED PARTY TRANSACTIONS

  General

     ICN controls Biomedicals and Viratek through stock ownership, voting control and board representation and is affiliated with SPI. Certain officers of ICN occupy similar positions with SPI, Biomedicals and Viratek. ICN, SPI, Biomedicals and Viratek (collectively, the "Affiliated Corporations") have engaged in, and will continue to engage in, certain transactions with each other.

     An Oversight Committee of the Boards of Directors of the Affiliated Corporations reviews transactions between or among the Affiliated Corporations to determine whether a conflict of interest exists among the Affiliated Corporations with respect to a particular transaction and the manner in which such conflict can be resolved. The Oversight Committee has advisory authority only and makes recommendations to the Boards of Directors of each of the Affiliated Corporations. The Oversight Committee consists of one non-management director of each Affiliated Corporation and a non-voting chairman. The significant related party transactions have been reviewed and recommended for approval by the Oversight Committee, and approved by the respective Boards of Directors.

  Royalty agreements

     Effective December 1, 1990, SPI and Viratek entered into a new royalty agreement. Under this agreement, SPI continued to act as Viratek's exclusive distributor of ribavirin and pays Viratek a royalty of 20% on sales worldwide for a term of 10 years with an option by either party to extend it for an additional 10 years. Royalties to Viratek under this agreement for 1991, 1992 and 1993 were $4,263,000, $5,448,000 and $5,903,000, respectively. Included in royalties for 1991, 1992 and 1993 are royalties earned on foreign sales by SPI totalling $1,189,000, $1,472,000 and $2,107,000, respectively.

     During 1991, SPI purchased $235,000 of ribavirin from Viratek and also transferred $2,943,000 of Virazole(R) from Viratek at its cost.

     Under an agreement between ICN and the employer of a director of Viratek, SPI is required to pay a 2% royalty to the employer on all sales of Virazole(R) in aerosolized form. Such royalties for 1991, 1992 and 1993 were $313,000, $430,000, and $422,000, respectively.

     In July 1988, SPI began marketing products under license from ICN for the treatment of myasthenia gravis, a disease characterized by muscle weakness and atrophy. ICN charged SPI royalties at 9% of net sales. Effective September 1, 1990, SPI prepaid royalties to ICN in the amount of $9,590,000. There are no future royalties due to ICN for these products.

     Beginning December 1986, SPI began selling Brown Pharmaceuticals, Inc. products under license from ICN. ICN charges SPI royalties at 8 1/2% of net sales. During 1991, 1992 and 1993 SPI paid ICN $93,000, $65,000 and $218,000, respectively, in royalties under this arrangement.

  Cost allocations

     The Affiliated Corporations occupy ICN's facility in Costa Mesa, California. In each of 1991, 1992 and 1993, ICN charged facility costs of $30,000, $310,000 and $279,000 to SPI, Biomedicals and Viratek, respectively. The costs of common services such as maintenance, purchasing and personnel are paid by SPI and allocated to ICN, Biomedicals and Viratek based on services utilized. The total of such costs were

                           ICN PHARMACEUTICALS, INC.

                               DECEMBER 31, 1993

$2,617,000 in 1991, $2,556,000 in 1992 and $2,584,000 in 1993 of which
$1,568,000, $1,679,000 and $1,733,000 were allocated to the Affiliated Corporations, respectively. Effective January 1, 1993, ICN reimburses Biomedicals for those allocations which are in excess of the amounts determined by Biomedicals' management using competitive data, as reviewed and recommended by the Oversight Committee, that would have been incurred by the Company if it operated in a facility suited solely to its requirements. During 1993, such reimbursements totalled $772,000.

     During 1991, Viratek began renting certain office equipment to ICN for use at the Costa Mesa facility. Rent is being charged at the rate of $20,000 per month through 1993, renewable annually. During 1991, 1992 and 1993 Viratek charged ICN $120,000, $240,000 and $240,000, respectively.

     It is management's belief that the methods used and amounts allocated for facility costs and common services are reasonable based upon the usage by the respective companies.

  Investment policy

     ICN and its affiliates have a policy covering intercompany advances and interest rates, and the types of investments (marketable equity securities, high-yield bonds, etc.) to be made by ICN and its affiliates. As a result of this policy, excess cash is transferred to ICN. The affiliates are credited with interest income based on prime (6% at December 31, 1993) less 1/2% and are charged interest at the prime rate plus 1/2% on the amounts invested or advanced.

     SPI had outstanding borrowings from ICN in the amount of $30,433,000 and $18,313,000 as of December 31, 1992 and 1993. During 1991, 1992 and 1993, ICN
charged (credited) SPI interest of ($2,486,000), $1,195,000 and $800,000, respectively. During 1992 and 1993, SPI reclassified its Biomedicals intercompany receivable of $3,631,000 and $2,333,000 and its Viratek intercompany payable of $6,332,000 and $5,228,000, respectively, to SPI's ICN intercompany account resulting in a net increase in SPI's liability to ICN of $2,701,000 and $2,895,000, respectively.

     During 1992 and 1993, Viratek reclassified $536,000 and $272,000 of intercompany payables to Biomedicals to ICN and reclassified $6,332,000 and $5,228,000 of intercompany receivables from SPI to ICN, which resulted in a receivable of $9,325,000 and $15,528,000 due from ICN at December 31, 1992 and 1993, respectively. Viratek earned interest income of $271,000, $239,000 and $714,000 from ICN on the average balance outstanding during 1991, 1992 and 1993.

     During the year ended December 31, 1992 and 1993, Biomedicals reclassified its SPI intercompany payable of $3,631,000 and $2,333,000, and its Viratek intercompany receivables of $536,000 and $272,000 to ICN, resulting in intercompany payables of $8,414,000 and $5,932,000 to ICN as of December 31, 1992 and 1993, respectively. ICN charged (credited) ($218,000), $314,000 and $420,000 to Biomedicals for interest on the average balance outstanding during 1991, 1992 and 1993, respectively.

  Other

     Certain outside directors have provided legal and other consultation services to ICN, which amounted to $58,000, $811,000 and $148,000 during 1991, 1992 and 1993, respectively.

     During first quarter 1993, Biomedicals transferred its Dublin, Virginia, facility to ICN in exchange for a reduction in the intercompany amounts due to ICN of $586,000 representing the net book value at the date of the transfer.

     Effective January 1, 1992, Viratek and Biomedicals entered into an agreement whereby Biomedicals agreed to transfer rights, title and interest in certain of its research and development assets to Viratek.

                           ICN PHARMACEUTICALS, INC.

                               DECEMBER 31, 1993

Biomedicals shall retain a right of first refusal to the marketing and distribution rights for any product developed from the transferred assets and pay a royalty to Viratek. Future royalties will be recognized as income when earned. During 1992 and 1993 there have been no sales of product subject to this royalty.

     In 1991 SPI's 75%-owned subsidiary, Galenika, purchased equipment from Viratek at its net book amount of $333,000.

     In 1991, SPI's Mexican subsidiary purchased inventory from Biomedicals for approximately $500,000, which was returned for credit in 1992.

     During 1991, ICN transferred to SPI an idle manufacturing facility in Brooksville, Mississippi at its net book amount of $3,114,000.

     Since SPI assumed production and sales of Virazole, effective March 1, 1991, Viratek transferred to SPI all inventory at its net book amount of $2,943,000.

     During 1991, Biomedicals charged $250,000 to SPI representing costs expended by Biomedicals for a product development program launched for SPI which SPI determined not to pursue.

     Effective May 1, 1991, Viratek and ICN transferred the rights to four compounds, in various stages of development, to SPI for $1,350,000 and $250,000, respectively, plus a royalty of 6.8% of future sales representing a non-cash transaction. These amounts have been credited to additional capital. Future royalties will be recognized as income when earned. During 1992 and 1993, there have been no sales of product subject to this royalty. Viratek has reclassified the intercompany receivable from SPI to a receivable due from ICN in the amount of $1,350,000.

     See Note 4 "ICN Biomedicals, Inc." concerning Biomedicals' preferred stock transaction.

     See Note 9 "Commitments and Contingencies -- Other" concerning transactions with management.

6.  ACQUISITIONS

     Effective May 1, 1991, SPI formed a new joint company with Galenika Pharmaceuticals headquartered in Belgrade, Yugoslavia. The joint company, Galenika, is 75%-owned by SPI and 25%-owned by Galenika Holding ("Galenika Holding"). Galenika, the leading pharmaceutical company in Yugoslavia, produces, markets and distributes over 450 pharmaceutical, veterinary, dental and other products in Yugoslavia, Eastern Europe and Russia.

     In connection with the agreement, the Company contributed assets totaling $58,301,000, consisting of $14,453,000 cash, an obligation to pay $13,550,000 and 1,200,000 unregistered shares of common stock of SPI issued to the employees ("owners" in Socialist Yugoslavia) of Galenika Holding with a fair value of $9,000,000. On December 31, 1991, the Company, on behalf of SPI, contributed 1,468,000 shares of common stock of SPI to Galenika with a cost basis of $11,555,000, the minority interest share of the excess of the fair value of the common stock of the Company contributed by ICN and ICN's cost basis or $6,743,000, and acquisition costs of $3,000,000. Under the terms of the Galenika agreement, SPI had an obligation to contribute, in part, $50,000,000 in cash and 1,200,000 shares of SPI stock or $12,000,000 in cash. However, the agreement was subsequently changed in December 1991 whereby the Company, on behalf of SPI, contributed shares of SPI stock in lieu of the $40,000,000 (after a cash payment of $10,000,000) and SPI issued 1,200,000 shares of SPI stock in lieu of cash to comply with the original intent of the parties.

     The Galenika transaction has been accounted for by the purchase method of accounting, and accordingly, SPI's investment has been allocated, based on SPI's ownership percentage, to the assets acquired and the liabilities assumed based on the estimated fair values at the effective date of formation, May 1, 1991.

                           ICN PHARMACEUTICALS, INC.

                               DECEMBER 31, 1993

Assuming that the acquisition of Galenika occurred at January 1, 1991, the Company's 1991 pro forma revenues for the full year ended December 31, 1991, would have been $548,467,000 with net income of $19,825,000. The pro forma information presented does not purport to be indicative of the results that would have been obtained if the operations were combined during the year presented and is not intended to be a projection of future results or trends.

7. DEBT

     Long-term debt and obligations under capital leases consist of the following:

                                                              1992             1993
                                                          ------------     ------------
        ICN:
        12 7/8% Sinking Fund Debentures due July 15,
          1998..........................................  $ 70,697,000     $ 70,697,000
          6% Dutch Guilder Subordinated Convertible
             Bonds due 1990-1994........................    13,086,000        6,143,000
          Swiss Franc Subordinated Bonds due 1988-2001
             with effective interest rate of 7.4%.......    17,214,000       15,559,000
          12 1/2% Senior Subordinated Debentures due
             1999.......................................    17,353,000       17,798,000
          6 3/4% Subordinated Convertible Bonds due
             2001.......................................     8,273,000          449,000
          3 1/4% Subordinated Double Convertible Bonds
             due 1997...................................     5,290,000        5,236,000
          Zero Coupon ECU Subordinated Bonds due
             1987-1996 with effective interest rate of
             8.9%.......................................     4,745,000        3,408,000
          Mortgages payable, with variable interest
             rates from 9 1/2% to 11 1/2% and due
             December 1990-2003.........................    13,839,000       13,353,000
          Other long-term debt with variable interest
             rates......................................     8,241,000        6,551,000
                                                          ------------     ------------
             Total ICN..................................   158,738,000      139,194,000
                                                          ------------     ------------
        Subsidiaries of ICN:
        Zero Coupon Guaranteed Bonds with an effective
          interest rate of 13.5%, maturing in 2002......     9,112,000        8,441,000
        Other long-term debt............................     4,660,000        3,505,000
                                                          ------------     ------------
             Total subsidiaries of ICN..................    13,772,000       11,946,000
                                                          ------------     ------------
        Total long-term debt and obligations under
          capital leases................................   172,510,000      151,140,000
        Less: Current maturities........................   (12,499,000)     (12,093,000)
                                                          ------------     ------------
             Total......................................  $160,011,000     $139,047,000
                                                          ============     ============

     Other long-term debt includes notes payable, mortgages, margin borrowings and the present value of capital lease obligations due in various installments through 2002.

     On March 25, 1987, the Company completed an underwritten public offering in Switzerland of SFr. 60,000,000 principal amount (approximately $38,961,000) of
3 1/4% Subordinated Double Convertible Bonds due 1997 "Double Convertible Bonds". These bonds are convertible at the option of the holder into one of the following: (1) entirely into 1,500,000 shares of Common Stock of ICN at a conversion price of $26.14 per share (at a fixed exchange rate of SFr. 1.53 per $1.00); or (2) entirely into 15,000 shares of Common Stock of Ciba-Geigy Ltd. at a conversion price of SFr. 4,000 per share; or (3) a combination of 750,000 shares of Common Stock of ICN and 7,500 shares of Common Stock of Ciba-Geigy Ltd. at conversion prices of $26.14 and SFr. 4,000 per share, respectively, subject to adjustment for dilutive issues. In connection with this

                           ICN PHARMACEUTICALS, INC.

                               DECEMBER 31, 1993

offering, the Company placed in escrow 15,000 shares of CibaGeigy Ltd. common stock, of which 1,928 shares remain at December 31, 1993 which are reflected in the Consolidated Balance Sheet as investment in other equity securities. Conversions during 1991 and 1992 were not material and there were no conversions during 1993. Fair value of these bonds was approximately $6,021,000 at December 31, 1993.

     In 1987, Bio Capital Holding ("Bio Capital"), a trust established by ICN and Biomedicals, completed a public offering in Switzerland of Swiss Francs (SFr.) 70,000,000 principal amount of 5 1/2% Swiss Franc Exchangeable Certificates ("Old Certificates"). At the option of the certificate holder, the Old Certificates are exchangeable into shares of Biomedicals common stock. Net proceeds were used by Bio Capital to purchase SFr. 70,000,000 face amount of zero coupon Swiss Franc Debt Notes due 2002 of the Kingdom of Denmark (the "Danish Bonds") for SFr. 33,772,000 and 15 series of zero coupon Swiss Franc Guaranteed Bonds of the Company (the "Zero Coupon Guaranteed Bonds") for SFr. 32,440,000, which are guaranteed by ICN. Each series of the Zero Coupon Guaranteed Bonds are in an aggregate principal amount of SFr. 3,850,000 maturing in February of each year through 2002. ICN and Biomedicals have no obligation with respect to the payment of the principal amount of the Old Certificates since they will be paid upon maturity by the Danish bonds.

     During 1990, Biomedicals offered to exchange, to all certificate holders, the Old Certificates for newly issued certificates ("New Certificates"), the terms of which remain the same except that 334 shares per SFr. 5,000 principal certificate can be exchanged at $10.02 using a fixed exchange rate of SFr. 1.49 to U.S. $1.00. Substantially all of the outstanding Old Certificates were exchanged for New Certificates (together referred to as "Certificates"). This exchange was accounted for as an extinguishment of debt and the effect on net income was not material.

     During 1992, Biomedicals repurchased SFr. 5,640,000 of Bio Capital Certificates, representing long-term debt of $1,859,000. During 1991, SFr. 1,245,000 ($918,000) principal amount of Certificates were exchanged into 83,166 shares of Biomedicals' common stock. No repurchases were made in 1993.

     As of December 31, 1993, the consolidated financial statements include outstanding debt of SFr. 12,534,000 ($8,441,000) which represents the present value of the Company's obligation to pay the Zero Coupon Guaranteed Bonds. When Certificates are exchanged into common stock, Biomedicals' obligation to pay the Zero Coupon Guaranteed Bonds is reduced and the Danish Bonds are released by Bio Capital to Biomedicals, both on a pro rata basis. As of December 31, 1993, SFr. 39,615,000 ($26,677,000) principal of Certificates were outstanding which, if exchanged for common stock, would result in the issuance of 2,608,241 shares of Biomedicals' common stock, a reduction of long-term debt of SFr. 11,330,000 ($7,630,000), a reduction of SFr. 1,204,000 ($811,000) of current maturities of long-term debt, and an increase in marketable securities of SFr. 20,204,000 ($13,605,000) from the release of Bio Capital of the Danish Bonds to Biomedicals. Fair value of these bonds was approximately $7,850,000 at December 31, 1993.

     In October 1986, the Company completed an underwritten public offering of $75,000,000 principal amount of 6 3/4% Subordinated Convertible Bonds Due 2001 (the "6 3/4% Bonds") convertible into 3,626,692 shares of ICN Common Stock at a conversion price of $20.68 per share, subject to adjustment for dilutive issues. During 1993, $7,824,000 principal amount of the bonds were redeemed at the bondholder's option. Fair value of these bonds was approximately $442,000 at December 31, 1993.

     In October 1986, Pharma Capital Holdings ("Pharma Capital"), a trust established by the Company, completed an underwritten public offering in Europe of ECU 40,000,000 principal amount of 7 1/4% Exchangeable Certificates Due 1996 (the "Pharma Certificates") of which ECU 16,195,000 remain outstanding at December 31, 1993. The Pharma Certificates are exchangeable into 1,936,000 shares of Common Stock of ICN at an initial exchange price of $21.1364 per share, at a fixed exchange rate of ECU

                           ICN PHARMACEUTICALS, INC.

                               DECEMBER 31, 1993

.9775 per $1.00. The net proceeds of approximately ECU 19,400,000 were used by Pharma Capital to purchase nine series of Zero Coupon ECU Subordinated Bonds of ICN (consisting of one series, payable in two installments, the first on May 30, 1987 in the amount of ECU 1,756,111 and the second on May 30, 1988 in the amount of ECU 2,900,000, and eight series each in the aggregate principal amount of ECU 2,900,000 maturing on May 30 in each of the years 1989 to 1996) (the "ICN-ECU Bonds") and ECU 40,000,000 aggregate principal amount of ECU 200,000,000 Zero Coupon Guaranteed Bonds Due May 30, 1996, Series 119, of The Mortgage Bank and Financial Agency of the Kingdom of Denmark (unconditionally guaranteed by the Kingdom of Denmark). The Company has no obligation with respect to the payment of the face amount of the Pharma Certificates since these are to be paid upon maturity by the Kingdom of Denmark Zero Coupon Guaranteed Bonds (except for payment of certain additional amounts in the event of the imposition of U.S. withholding taxes on either the Pharma Certificates or ICN-ECU Bonds and funds required for redemption of the Pharma Certificates in the event the Company exercises its optional right to redeem). Fair value of these bonds was approximately $3,204,000 at December 31, 1993.

     In October 1986, Xr Capital Holding ("Xr Capital"), a trust established by the Company, completed an underwritten public offering in Switzerland of Swiss Francs 100,000,000 principal amount of 5 5/8% Swiss Franc Exchangeable Certificates (the "Xr Certificates") of which SFr 66,510,000 remain outstanding at December 31, 1993. The Xr Certificates are exchangeable through 2001 for 1,250,000 shares of Common Stock of ICN and 860,000 shares of Common Stock of SPI owned by ICN at initial exchange prices of $24.10 and $35.02 per share, respectively, at a fixed exchange rate of SFr. 1.66 per $1.00. The net proceeds of the offering were used by Xr Capital to purchase from the Company 14 series of Swiss Franc Subordinated Bonds due 1988-2001 (the "ICN-Swiss Franc Xr Bonds") for approximately $27,944,000 and SFr. 45,700,000 principal amount of cumulative coupon 5.4 percent Italian Electrical Agency Bonds due 2001 for approximately $27,202,000. The Company has no obligation with respect to the payment of the face amount of the Xr Certificates since these are to be paid upon maturity by the Italian Bonds (except for payment of certain additional amounts in the event of the imposition of U.S. withholding taxes on either the Xr Certificates or ICN-Swiss Franc XR Bonds and funds required for redemption of the Xr Certificates in the event the Company exercises its optional right to redeem). Fair value of these bonds was approximately $14,314,000 at December 31, 1993.

     In September 1986, the Company completed an underwritten public offering in the Netherlands of Dutch Guilders 75,000,000 principal amount (approximately $32,751,000 at date of issuance) of 6% Subordinated Convertible Bonds due 1990-1994 (the "Dutch Guilder Bonds"). These bonds are convertible into 1,259,657 shares of ICN Common Stock at a conversion price of $26 per share at a fixed exchange rate of Dfl. 2.29 per $1.00, subject to adjustment for dilutive issues. Fair value of these bonds was approximately $6,032,000 at December 31, 1993.

     The Company has the optional right to redeem the 6 3/4% Bonds, ICN-ECU Bonds, ICN-Swiss Franc Xr Bonds, Bio Certificates, Double Convertible Bonds, and the Dutch Guilder Bonds in the event that the market price of ICN Common Stock meets certain conditions.

     In July 1986, the Company sold $115,000,000 principal amount of 12 7/8% Sinking Fund Debentures (the "12 7/8% Debentures"), due July 15, 1998, in an underwritten public offering. The 12 7/8% Debentures are redeemable, in whole or in part, at the option of the Company, at any time on or after July 15, 1991, at specified redemption prices, plus accrued interest. Mandatory annual sinking fund payments, commencing on July 15, 1994, are calculated to retire 80% of the issue prior to maturity. The indenture imposes limitations on, among other things, (i) the issuance or assumption by the Company or its subsidiaries of additional debt which is senior to the 12 7/8% Debentures, (ii) dividends and distributions on, or repurchases and redemptions

                           ICN PHARMACEUTICALS, INC.

                               DECEMBER 31, 1993

of, Common Stock of the Company and (iii) the Company becoming an investment company. The fair value of these debentures was approximately $72,641,000 at December 31, 1993.

     In May 1984, the Company completed a public offering of $30,000,000 of 12 1/2 percent Senior Subordinated Debentures (the "12 1/2% Debentures") due 1999. The 12 1/2% Debentures provide for annual sinking fund payments of $3,215,000 commencing May 15, 1992. The 12 1/2% Debentures are redeemable at any time after May 15, 1989 at the Company's option and are subordinated to all senior indebtedness. The net proceeds from the 12 1/2% Debentures were $21,390,000. The original issue discount and costs associated with the offering are being amortized over the life of the 12 1/2% Debentures. This results in an effective interest rate to the Company (exclusive of sinking fund requirements) of 16.75%. The indenture agreement for the 12 1/2% Debentures is less restrictive than the indenture relating to the 12 7/8% Debentures. The fair value of these debentures was approximately $18,619,000 at December 31, 1993.

     Annual aggregate maturities of long-term debt, including obligations under capitalized leases subsequent to December 31, 1993 are as follows:

            1994................................................... $ 12,093,000
            1995...................................................   11,027,000
            1996...................................................   36,427,000
            1997...................................................   36,109,000
            1998...................................................   30,733,000
            Thereafter.............................................   24,751,000
                                                                    ------------
                      Total........................................ $151,140,000
                                                                    ============

     At December 31, 1992 and 1993, the Company had $16,584,000 and $7,600,000,
respectively, of margin borrowings and notes payable. At December 31, 1993, 1,107,898 and 402,000 shares of ICN-owned shares of SPI and Viratek, respectively, collateralized these borrowings. The Company may use as collateral or sell additional shares of its common stock or common stock of its subsidiaries or equity investment in order to meet its short term cash requirements or other corporate goals.

     The fair value of the Company's debt is estimated based on quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities. The carrying amount of all short-term and variable interest rate borrowings approximates fair value.

8.  INCOME TAXES

     Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109). The new statement supersedes the Company's previous policy of accounting for income taxes under Statement of Financial Accounting Standards No. 96 "Accounting for Income Taxes" (SFAS 96). Both statements require the use of the liability method of accounting for income taxes, but the recognition of deferred tax assets was limited under SFAS 96. Under SFAS 109, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. The change in the method of accounting for income taxes from SFAS 96 to SFAS 109 resulted in no cumulative effect adjustment.

                           ICN PHARMACEUTICALS, INC.

                               DECEMBER 31, 1993

     Income (loss) before provision for income taxes, minority interests and extraordinary income for 1991, 1992 and 1993, consists of the following:

                                               1991            1992            1993
                                            -----------     -----------     -----------
        Domestic.........................  $(19,342,000)   $(51,269,000)   $(10,964,000)
        Foreign..........................    50,806,000      10,992,000      (1,930,000)
                                           ------------    ------------    ------------
                                           $ 31,464,000    $(40,277,000)   $(12,894,000)
                                           ============    ============    ============

     The income tax (benefit) provision consists of the following:

                                              1991            1992            1993
                                           -----------     -----------     -----------
        Current:
          Federal........................  $ 3,452,000     $ 5,928,000     $  (162,000)
          State..........................      360,000         212,000              --
          Foreign........................    3,072,000       1,801,000        (312,000)
                                           -----------     -----------     -----------
                                           $ 6,884,000     $ 7,941,000     $  (474,000)
                                           -----------     -----------     -----------
        Deferred:
          Federal........................      103,000         841,000              --
          State..........................      (39,000)             --              --
          Foreign........................     (374,000)      1,185,000              --
                                              (310,000)      2,026,000              --
                                           -----------     -----------     -----------
                                           $ 6,574,000     $ 9,967,000     $  (474,000)
                                           ===========     ===========     ===========

     Of the 1992 current federal tax provision of $5,928,000, $956,000 relates to the tax benefit from the exercise of stock options. Such amount was credited to additional capital.

     The primary components of temporary differences which give rise to the Company's net deferred taxes are as follows:

                                                              JANUARY 1,      DECEMBER 31,
                                                                 1993             1993
                                                              -----------     ------------
        Deferred tax assets:
          Inventory and other reserves......................    $  6,386        $  5,378
          Amortization differences..........................       1,986             246
          Compensation not currently deductible.............       1,029             873
          Unrealized losses.................................       2,151           2,214
          Other deferred items..............................       1,750           1,750
          Domestic NOL......................................      40,012          50,983
          Foreign NOL.......................................      12,635          13,311
          Valuation reserve.................................     (63,985)        (72,733)
                                                                --------        --------
             Total deferred tax asset.......................       1,964           2,022
                                                                --------        --------
        Deferred tax liabilities:
          Depreciation (tax over book)......................      (1,964)         (2,022)
                                                                --------        --------
             Total deferred tax liability...................      (1,964)         (2,022)
                                                                --------        --------
             Net deferred tax liability.....................    $      0        $      0
                                                                ========        ========

                           ICN PHARMACEUTICALS, INC.

                               DECEMBER 31, 1993

     A reconciliation of the federal statutory income tax rate to the Company's effective income tax rate is as follows:

                                                               1991      1992      1993
                                                               ---       ---       ---
        Statutory rate.......................................   34%      (34)%     (35)%
        Operating losses -- no tax benefit realized..........   25        15        30
        Write-off and amortization of goodwill...............   10        47         5
        Provision to return adjustment.......................   --        --        (1)
        Reduction in foreign tax liabilities.................   --        --        (2)
        Utilization of domestic NOL..........................  (28)       (2)       --
        Utilization of foreign NOL...........................   (2)       (3)       --
        Foreign source income taxed at different effective
          rates, net.........................................  (45)       12        --
        Transactions involving subsidiaries stock............   23       (12)       --
        Alternative minimum tax..............................    1         1        --
        Other, net...........................................    4         1        (1)
                                                               ---       ---       ---
                                                                22%       25%       (4)%
                                                               ===       ===       ===

     The Company files its Federal income tax return on a stand-alone basis. In years prior to 1993, tax sharing agreements allocated taxes for periods when a subsidiary was included in the Company's consolidated tax return. The following table indicates inclusion of subsidiaries in the Company's consolidated tax return.

                                                          1991              1992
                                                     --------------    --------------
        SPI........................................  Until 8-13-91           --
        Biomedicals................................        --                --
        Viratek....................................   Entire year       Until 2-1-92

     The Company conducts business in a number of different tax jurisdictions. Accordingly, losses sustained in one jurisdiction generally cannot be applied to reduce taxable income in another jurisdiction. The income of certain foreign subsidiaries is not subject to U.S. income taxes, except when such income is paid to the U.S. parent company or one of its domestic subsidiaries. No U.S. taxes have been provided on the Company's foreign subsidiaries since management intends to reinvest those amounts in foreign operations. Included in consolidated retained earnings (deficit) at December 31, 1993 is approximately $1,820,000 of accumulated earnings of foreign operations that would be subject to U.S. income taxes if and when repatriated.

     The Company has domestic net operating loss carryforwards ("NOL") of approximately $190,000,000 (of which $17,800,000 will be credited to additional capital when utilized) at December 31, 1993, expiring at various dates from 1994 through the year 2008.

     Included in the $190,000,000 NOL is approximately $47,500,000 of NOL attributable to Viratek. Of the $47,500,000 NOL attributable to Viratek, $10,900,000 will be credited to capital when utilized. Viratek's NOL can only be utilized by the Company to offset Viratek taxable income generated on a separate company basis.

     Also included in the $190,000,000 NOL is approximately $39,000,000 of domestic NOL and $38,000,000 of foreign NOL attributable to Biomedicals of which $458,000 will be credited to additional capital when utilized. Biomedicals' NOL's are restricted to utilization by that company. In connection with the acquisition of Flow, Biomedicals acquired Flow's domestic net operating loss carryforwards of $9,771,000. Biomedicals has agreed to pay Flow the first $500,000 of any benefits realized. In the event this amount is not realized by November 1994, it will become due and payable to Flow including interest at 10%. Tax benefits realized in excess of $500,000 will be shared equally with Flow.

                           ICN PHARMACEUTICALS, INC.

                               DECEMBER 31, 1993

     The Company is currently under examination by the U.S. Internal Revenue Service ("IRS") for the tax years ended November 30, 1988 and 1989. While the proposed adjustments, if upheld, would not result in a significant additional tax liability, they would result in significant reductions in the NOL carryforwards available to the Company in the future.

9.  COMMITMENTS AND CONTINGENCIES

  Operating and capital leases

     At December 31, 1993, the Company and its consolidated subsidiaries were committed under noncancellable operating and capital leases for minimum aggregate lease payments as follows:

                                                              OPERATING       CAPITAL
                                                                LEASES        LEASES
                                                              ----------     ---------
        1994................................................  $  849,000     $ 155,000
        1995................................................     799,000        88,000
        1996................................................     625,000        88,000
        1997................................................     507,000        89,000
        1998................................................     534,000            --
        Thereafter..........................................   4,782,000            --
                                                              ----------     ---------
                                                              $8,096,000       420,000
                                                              ----------
        Less amounts representing interest..................                   (62,000)
                                                                             ---------
        Present value of net minimum lease payments.........                   358,000
        Less current maturities.............................                  (129,000)
                                                                             ---------
                                                                             $ 229,000
                                                                             =========

     Rental expense on operating leases was $2,107,000 (including SPI) in 1991, $2,934,000 (including SPI) in 1992 and $870,000 in 1993.

  Post approval studies

     By letter dated December 31, 1985, the FDA advised Viratek that the FDA had approved Viratek's NDA for the hospital use of aerosolized ribavirin for the treatment of RSV in infants. As a condition of the approval, Viratek agreed to conduct certain additional studies. The future costs of such studies are not expected to be significant.

  Litigation

     The Company is a defendant in certain consolidated class actions pending in the United States District Court for the Southern District of New York entitled In re Paine Webber Securities Litigation (Case No. 86 Civ. 6776 (VLB); In re ICN/Viratek Securities Litigation (Case No. 87 Civ. 4296 (VLB)). The plaintiffs represent alleged classes of persons who purchased ICN, Viratek or SPI common stock during the period January 7, 1986 to and including April 15, 1987. In their memorandum of law, dated February 4, 1994, the ICN Defendants argue that class certification may only be granted for purchasers of ICN common stock for the period August 12, 1986 through February 20, 1987 and for purchasers of Viratek common stock for the period December 9, 1986 through February 20, 1987. The ICN Defendants assert that no class should be certified for purchasers of the common stock of SPI for any period. The plaintiffs allege that during such period the defendants made, or aided and abetted other defendants in making, misrepresentations of material fact and omitted to state material facts concerning the business, financial condition and future prospects of ICN, Viratek and SPI in certain public announcements, Paine Webber, Inc. research reports and filings with

                           ICN PHARMACEUTICALS, INC.

                               DECEMBER 31, 1993

the Commission. The alleged misstatements and omissions primarily concern developments regarding Virazole(R), including the efficacy and safety of the drug and the market for the drug. The plaintiffs allege that such misrepresentations and omissions violate Section 10(b) of the Exchange Act of 1934 and Rule 10b-5 promulgated thereunder and constitute common law fraud and misrepresentation. The plaintiffs seek an unspecified amount of monetary damages, together with interest thereon, and their costs and expenses incurred in the action, including reasonable attorneys' and experts' fees. The ICN defendants moved to dismiss the consolidated complaint in March 1988, for failure to state a claim upon which relief may be granted and for failure to plead the allegations of fraud and misrepresentation with sufficient particularity. On September 18, 1992, the Court denied the ICN defendants' motion to dismiss and for summary judgment. The ICN defendants filed their answer on February 17, 1993. On October 20, 1993, plaintiffs informed the Court that they had reached an agreement to settle with codefendant Paine Webber, Inc. and that they would submit a proposed settlement stipulation to the Court. Expert discovery, which commenced in September 1993, is expected to conclude by the end of April 1994. Plaintiffs' damages expert, utilizing assumptions and methodologies that the ICN Defendants' damages experts find to be inappropriate under the circumstances, has testified that, assuming that classes were certified for purchasers of ICN, Viratek and SPI common stock for the entire class periods alleged by plaintiffs, January 7, 1986 through April 15, 1987, and further assuming that all of the plaintiffs' allegations were proven, potential damages against ICN, Viratek and SPI would, in the aggregate, amount to $315,000,000. The ICN Defendants' four damages experts have testified that damages are zero. Management believes, having extensively reviewed the issues in the above referenced matters, that there are strong defenses and that the Company intends to defend the litigation vigorously. While the ultimate outcome of these lawsuits cannot be predicted with certainty, and an unfavorable outcome could have an adverse effect on the Company, at this time management does not expect that these matters will have a material adverse effect on the financial position, result of operations or liquidity of the Company. The attorney's fees and other costs of the litigation are allocated equally between ICN and Viratek.

     In August 1992, an action was filed in United States District Court for the Southern District of New York, entitled Rossi v. ICN Pharmaceuticals, Inc. (Case No. 92 Cir. 4819 (CL6)). The plaintiffs, citing theories of product liability, negligence and strict liability in tort, allege that birth defects in an infant were caused by the mother's exposure to ribavirin during pregnancy. The plaintiff's counsel has agreed to place the case on the courts "suspense calendar" pending completion of ICN's investigation of the underlying facts. Based on such investigation, the case was dismissed with prejudice pursuant to stipulation by the parties in December 1993. Pursuant to a license agreement, SPI has indemnified Viratek and ICN for lawsuits involving the use of Virazole(R).

     On September 27, 1993, ICN and Biomedicals filed a complaint in the California State Superior Court for Orange County, California, against GRC International Inc., alleging fraud, negligent misrepresentation in the sale of securities in California and violations of state and federal securities laws. The precise amount of damages is unknown at this time. The lawsuit arises out of the acquisition of all of the issued and outstanding shares of Flow Laboratories, Inc. ("Flow") and Flow Laboratories B.V. by Biomedicals in November 1989 from GRC International Inc., (formerly known as Flow General Inc.). Defendant GRC's motion to compel arbitration was granted as to the Biomedicals claims. The action is stayed until April 7, 1994, as to ICN's causes of action.

     On April 5, 1993, ICN and Viratek filed suit against Rafi Khan ("Khan") in the United States District Court for the Southern District of New York. The complaint alleges, inter alia, that Khan violated numerous provisions of the securities laws and breached his fiduciary duty to ICN and Viratek by attempting to effectuate a change in control of ICN while acting as an agent and fiduciary of ICN and Viratek. As relief, ICN and Viratek, among other things, sought an injunction enjoining Khan from effectuating a change in

                           ICN PHARMACEUTICALS, INC.

                               DECEMBER 31, 1993

control of ICN and compensatory and punitive damages in the amount of $25,000,000. Khan filed a counterclaim on April 12, 1993, naming the then ICN directors and ICN, as a nominal defendant sued only in a derivative capacity. The counterclaim contains causes of action for slander, interference with economic relations, and a shareholders' derivative action for breach of fiduciary duties. Khan seeks compensatory damages for interest in an unspecified amount, and exemplary damages of $29,000,000. On December 22, 1993, Khan filed a notice of appeal from a prior injunction granted by the court, to the Court of Appeals for the Second Circuit. On March 13, 1994, that appeal was dismissed on the grounds that Khan had defaulted for failure to comply with the Court's scheduling order. Management believes that Khan's counterclaim is without merit and the Company intends to vigorously defend this matter.

     The Company is a party to a number of other pending or threatened lawsuits arising out of, or incident to, its ordinary course of business. In the opinion of management, these various other pending lawsuits will not have a material adverse effect on the consolidated financial position or operations of the Company.

  Purchase Commitment

     Biomedicals has a purchase commitment with a major supplier for which the remaining purchase of inventory under agreement which will be due June 1994 in the amount of approximately $1,727,000 (Finnish Markka 10,000,000).

     Biomedicals is also a guarantor on a note payable to the same supplier for which ICN is primarily liable. On June 30, 1993, ICN filed a claim in arbitration alleging breach of agreement entered into with such supplier and withheld final payment due on that date of approximately $1,295,000 (Finnish Markka 7,500,000). In addition, ICN is seeking declaration and award that Biomedicals is not obligated to honor the aforementioned purchase commitment or installments on the note. Arbitration is set for October 4, 1994.

  Acquisition Commitments

     Under the terms of the Flow purchase agreement, Biomedicals issued 100,000 shares of common stock to the seller, which shares have a guaranteed value of $20 per share on November 8, 1994. If the fair value, as defined, of Biomedicals' common stock is less than $20 per share on that date, Biomedicals must pay the difference in cash. Biomedicals may redeem such shares for the $20 guaranteed value prior to November 8, 1994. At December 31, 1993, Biomedicals would have paid $1,575,000 to honor the guarantee.

  Product Liability Insurance

     During 1985, after reviewing costs, availability and related factors, management decided not to continue to maintain product liability insurance. While to date no material adverse claim for personal injury resulting from allegedly defective products, including ribavirin, has been successfully maintained against the Company, a substantial claim, if successful, could have a material adverse effect on the Company.

  Other

     Milan Panic, the Company's Chairman of the Board, President and Chief Executive Officer, is employed under a contract expiring November 30, 1994 that provides for, among other things, certain retirement benefits. Mr. Panic, at his option, may provide consulting services upon his retirement for $120,000 per year for life, subject to annual cost-of-living adjustments from the base year of 1967 currently estimated to be in excess of $520,000 per year. The consulting fee shall not at any time exceed the annual compensation as adjusted, paid to Mr. Panic. Upon Mr. Panic's retirement, the consulting fee shall not be subject to further cost of living adjustments.

                           ICN PHARMACEUTICALS, INC.

                               DECEMBER 31, 1993

     The Board of Directors of the Company adopted Employment Agreements during 1993 which contain "change in control" benefits for six key senior executive officers of the Company and its subsidiaries. Upon a "change in control" of the Company or the respective subsidiary as defined in the Contract, the employee shall receive severance benefits equal to three times salary and other benefits. The executives include Mr. Jerney, Mr. Giordani, Mr. MacDonald and Mr. Watt, officers of the Company, Mr. Phillips and Mr. Sholl, officers of SPI.

     On April 1, 1992, the Board of Directors of the Company voted to grant to Mr. Panic, a bonus of 200,000 shares of the common stock of SPI in consideration of his extraordinary efforts in negotiating and closing the Galenika transaction, which was paid in 1992.

     In July 1992, Milan Panic, Chairman of the Board, President and Chief Executive Officer of the Company, with the approval of the Company's Board of Directors, became Prime Minister of Yugoslavia and was granted a paid leave of absence from all duties to the Company while retaining his title as Chairman of the Board. Mr. Panic and the Company entered into a Leave of Absence and Reemployment Agreement which contained mutual obligations, requiring, among other things, that the Company reemploy Mr. Panic and that Mr. Panic return to his previous positions with the Company. Mr. Panic was succeeded as Prime Minister on March 4, 1993, and pursuant to the Leave of Absence and Reemployment Agreement, returned to his duties at the Company. In addition to the salaries of Mr. Panic and certain Company employees assisting him during his leave of absence, the Company has incurred certain other expenses of which the net amount outstanding totalled $103,000 at December 31, 1992 in connection with Mr. Panic's transition to and return from his leave of absence. Mr. Panic reimbursed the Company for expenses paid by the Company in 1992, subject to a review by an independent outside party and the Audit Committee of the Board. Amounts incurred by the Company during the first quarter of 1993 for approximately $362,000 remain unpaid at December 31, 1993. In addition, Mr. Panic reimbursed certain withholding taxes due as of December 31, 1992, previously advanced by the Company, in connection with the exercise of stock options, in the amount of $1,351,000. Mr. Panic paid these amounts, during 1993, in the form of cash in the amount of $678,000 and common stock of Viratek, Inc. in the amount of $776,000 valued at fair market value.

  Benefit plans

     The Company adopted a 401(k) plan in 1988 that provides all U.S. employees with the opportunity to defer a portion of their compensation for payout at a subsequent date. The Company makes a contribution equal to one half of the employee's contribution up to a maximum of approximately $4,000 per year. The employer and employee contributions are given to a trustee on a monthly basis and invested by the trustee in fixed or variable interest-bearing investments or a common stock fund. The Company has made such matching contributions for 1991, 1992 and 1993 of $398,000, $397,000 and $447,000, respectively.

     Biomedical's United Kingdom subsidiary has a defined benefit retirement plan which covers all eligible U.K. employees. The plan is actuarily reviewed approximately every three years. Annual contributions are based on total pensionable salaries. It is estimated that the plan's assets exceeded the actuarial computed value of vested benefits as of December 31, 1992 and 1993. The total expense under this plan for 1991, 1992 and 1993 was approximately $440,000, $32,000, and $248,000, respectively.

     The Company also has deferred compensation agreements with certain officers and certain key employees, with benefits commencing at death or retirement. As of December 31, 1993, the present value of the deferred compensation benefits to be paid has been accrued in the amount of $2,481,000. Interest at 11.75% as of December 31, 1993, accrues until all payments are made. No new contributions are being made, however, interest continues to accrue on the present value of the benefits expected to be paid. The expense for 1991, 1992 and 1993 was $453,000, $309,000 and $217,000, respectively.

                           ICN PHARMACEUTICALS, INC.

                               DECEMBER 31, 1993

10. COMMON STOCK

     Under the Company's 1981 Employee Stock Option Plan, 700,000 shares of common stock have been reserved for granting to key employees, officers and directors of the Company. The exercise price of these options may not be less than the fair market value of the stock at date of grant and may not have a term exceeding ten years. At December 31, 1993, options under the 1981 Employee Incentive Stock Option Plan for 35,878 shares were outstanding and exercisable (at prices ranging from $3.00 to $9.25). The number of shares exercised were:
1991 -- 5,000; 1992 -- 2,250; 1993 -- 30,256, at average prices of $6.375, $3.00 and $4.655, respectively.

     At December 31, 1993, options under the 1981 non-qualified stock option agreements with key employees and officers of the Company for 215,863 shares were outstanding (at prices ranging from $3.00 to $5.75) with 126,863 shares exercisable. The number of shares exercised were: 1991 -- 348,007; 1992 -- 181,855; 1993 -- 153,808, at average prices of $3.00, $3.55 and $4.736, respectively.

     During 1992, the stockholders of the Company approved the 1992 Non-Qualified Stock Option Plan ("1992 Option Plan") and the 1992 Employee Incentive Stock Option Plan ("1992 Incentive Plan"), reserving 500,000 shares per plan of the Company's common stock for issuance to employees and directors of the Company. The Company has granted options for shares of its common stock under both plans. Options under both plans are exercisable over a period to be determined by the Compensation Committee, which shall not exceed ten years from the date of grant and will expire at the end of the option period. At December 31, 1993, under the 1992 Option Plan, options of 85,000 were outstanding (at prices ranging from $6.375 to $22.875), 11,000 shares were exercisable and none have been exercised. At December 31, 1993, under the 1992 Incentive Plan, options of 255,000 were outstanding (at prices ranging from $6.375 to $9.50), 26,250 shares were exercisable and none have been exercised.

     In addition, the Company entered into non-qualified stock option agreements with Mr. Panic pursuant to which he could purchase 932,000 shares of common stock of the Company at $3.00 per share of which 832,000 shares were exercised in 1993. There were no shares exercised in 1992 and 100,000 shares were exercised in 1991. As of December 31, 1993, no shares were outstanding.

     During 1992 and 1993, the Company sold, under various agreements, 4,198,000 and 3,000,000 shares of its common stock to a foreign bank for $30,608,000 and $21,861,000, respectively, which is net of transaction fees and commissions.

11. DETAIL OF CERTAIN ACCOUNTS

                                                              1992             1993
                                                          ------------     ------------
        Inventories, net:
          Raw materials and supplies....................  $  3,898,000     $  3,422,000
          Work-in-process...............................     2,439,000          610,000
          Finished goods................................    22,692,000       23,048,000
                                                          ------------     ------------
                                                          $ 29,029,000     $ 27,080,000
          Allowance for inventory obsolescence..........   (15,530,000)     (11,479,000)
                                                          ------------     ------------
                                                          $ 13,499,000     $ 15,601,000
                                                          ============     ============

                           ICN PHARMACEUTICALS, INC.

                               DECEMBER 31, 1993

                                                              1992             1993
                                                          ------------     ------------
        Property, plant and equipment, net:
          Land..........................................  $ 11,852,000     $ 13,697,000
          Buildings.....................................    16,223,000       18,096,000
          Machinery and equipment.......................    21,214,000       21,919,000
          Furniture and fixtures........................     3,972,000        3,464,000
          Leasehold improvements........................     2,440,000        2,709,000
          Construction in progress......................        78,000           78,000
                                                          ------------     ------------
                                                            55,779,000       59,963,000
          Accumulated depreciation......................   (21,666,000)     (23,720,000)
                                                          ------------     ------------
                                                          $ 34,113,000     $ 36,243,000
                                                          ============     ============
        Other assets and deferred charges:
          Deferred loan costs...........................  $  6,021,000     $  4,546,000
          Patents, trademarks and clinical trials,
             net of amortization........................     3,178,000        2,102,000
          Other.........................................       408,000          946,000
                                                          ------------     ------------
                                                          $  9,607,000     $  7,594,000
                                                          ============     ============
        Accrued liabilities:
          Payroll and related items.....................  $  1,939,000     $  2,305,000
          Accrued interest..............................     7,129,000        6,909,000
          Lease vacancy costs...........................            --        1,200,000
          Income taxes payable..........................       333,000        1,227,000
          Professional services.........................     8,583,000        4,027,000
          Outside sales commissions.....................       831,000          478,000
          Deferred income...............................     2,294,000        2,397,000
          Severance, restructuring and other liabilities
             related to acquisitions....................     4,509,000          478,000
          Other.........................................     6,898,000        2,376,000
                                                          ------------     ------------
                                                          $ 32,516,000     $ 21,397,000
                                                          ============     ============
        Other liabilities and deferred income taxes:
          Deferred compensation plan....................  $  1,919,000     $  2,191,000
          Deferred income -- Hoffmann...................     4,147,000        3,791,000
          Deferred income taxes.........................       528,000          109,000
          Other.........................................     2,754,000          923,000
                                                          ------------     ------------
                                                          $  9,348,000     $  7,014,000
                                                          ============     ============

     Prepaid expenses and other current assets include assets held for sale of $10,225,000 at December 31, 1992 and $1,218,000 at December 31, 1993, which are recorded at the lower of cost or net realizable value. During the fourth quarter of 1993, Biomedicals moved its Italian operation from Cassina de Pecchi, Italy, a leased facility, back to Opera, an owned facility. Therefore, the Opera facility was reclassified from assets held for disposition to Property, Plant and Equipment.

                           ICN PHARMACEUTICALS, INC.

                               DECEMBER 31, 1993

     Other (income) expense, net:

                                                 1991            1992            1993
                                              -----------     -----------     -----------
        Realized (gains) losses from sale of
          marketable securities, net........  $   354,000     $  (228,000)    $  (139,000)
        Amortization of goodwill............    3,944,000       4,216,000       2,102,000
        Litigation settlements..............    7,143,000       1,247,000              --
        Write-down of assets and
          intangibles.......................           --       2,000,000              --
        Write-off prepaid royalties.........    1,503,000              --              --
        Write-downs and other costs for
          domestic nutrition group..........   10,878,000              --              --
        Facility relocation expense in
          Spain.............................    2,198,000              --              --
        Gain on lease termination...........           --              --        (938,000)
        Favorable settlement of a foreign
          non-income tax dispute and accrued
          liability.........................           --              --      (1,680,000)
        License fees........................           --       2,187,000              --
        Lease vacancy costs.................           --              --       1,436,000
        Other, net..........................    3,459,000       5,765,000         298,000
                                              -----------     -----------     -----------
                                              $29,479,000     $15,187,000     $ 1,079,000
                                              ===========     ===========     ===========

12. BUSINESS SEGMENTS AND GEOGRAPHICAL DATA

     The Company operates in two industry segments: pharmaceuticals (the "Pharmaceuticals group") and biomedicals (the "Biomedicals group"). The Pharmaceuticals group is composed of SPI (accounted for as an unconsolidated equity investee effective December 31, 1992), which produces and markets pharmaceutical products in the United States, Mexico, Canada and Europe; and Viratek, which conducts the Company's research and development efforts on compounds derived from nucleic acids. The Biomedicals group is composed of Biomedicals, which markets research chemical and cell biology products and related services, biomedical instrumentation and immunodiagnostic reagents and instrumentation.

                           ICN PHARMACEUTICALS, INC.

                               DECEMBER 31, 1993

     Information regarding the Company's business segments and geographic data for the years ended 1991, 1992 and 1993 is as follows:

                                                             1991             1992             1993
                                                         ------------     ------------     ------------
    Net sales:(1)
      Pharmaceuticals group............................  $364,358,000     $476,118,000     $  3,480,000
      Biomedicals group................................    96,007,000       75,648,000       59,076,000
                                                         ------------     ------------     ------------
      Net sales........................................  $460,365,000     $551,766,000     $ 62,556,000
                                                         ============     ============     ============
    Income (loss) before interest, provision for income
      taxes, minority interest and extraordinary
      income:
      Pharmaceuticals group(5).........................  $ 60,269,000     $ 55,610,000     $  8,591,000
      Biomedicals group................................    (6,471,000)     (97,234,000)       2,847,000
                                                         ------------     ------------     ------------
                                                           53,798,000      (41,624,000)      11,438,000
      Corporate(2).....................................    11,985,000       26,909,000       (5,370,000)
                                                         ------------     ------------     ------------
    Income (loss) before interest, provision for income
      taxes, minority interest and extraordinary
      income...........................................    65,783,000      (14,715,000)       6,068,000
    Net interest expense...............................    34,321,000       25,562,000       18,962,000
                                                         ------------     ------------     ------------
    Income (loss) before provision for income taxes,
      minority interest and extraordinary income.......  $ 31,462,000     $(40,277,000)    $(12,894,000)
                                                         ============     ============     ============

                                  DEPRECIATION AND AMORTIZATION                 CAPITAL EXPENDITURES
                              --------------------------------------   --------------------------------------
                                 1991          1992          1993         1991          1992          1993
                              -----------   -----------   ----------   -----------   -----------   ----------
    Pharmaceuticals group...  $ 9,536,000   $ 9,390,000   $1,770,000   $19,051,000   $11,610,000   $  207,000
    Biomedicals group.......    6,095,000     6,174,000    3,607,000     1,978,000       911,000    2,235,000
    Corporate...............      535,000     2,046,000    1,985,000        17,000        33,000      106,000
                              -----------   -----------   ----------   -----------   -----------   ----------
                              $16,166,000   $17,610,000   $7,362,000   $21,046,000   $12,554,000   $2,548,000
                              ===========   ===========   ==========   ===========   ===========   ==========

                                                                      IDENTIFIABLE ASSETS
                                                         ----------------------------------------------
                                                             1991           1992(4)            1993
                                                         ------------     ------------     ------------
    Pharmaceuticals group..............................  $367,561,000     $111,768,000     $116,406,000
    Biomedicals group..................................   170,540,000       67,548,000       55,806,000
    Corporate(3).......................................    36,985,000       44,252,000       35,644,000
                                                         ------------     ------------     ------------
                                                         $575,086,000     $223,568,000     $207,856,000
                                                         ============     ============     ============

                                                                     INCOME (LOSS) BEFORE INTEREST, PROVISION
                                                                                       FOR
                                                                         TAXES AND MINORITY INTEREST, AND
                                       NET SALES(1)                            EXTRAORDINARY INCOME
                         -----------------------------------------   ----------------------------------------
                             1991           1992          1993          1991           1992          1993
                         ------------   ------------   -----------   -----------   ------------   -----------
    United States......  $ 95,917,000   $ 92,769,000   $39,696,000   $(7,540,000)  $(54,864,000)  $13,022,000
    Western Europe.....    74,225,000     62,311,000    16,311,000       830,000    (29,315,000)   (2,465,000)
    Yugoslavia.........   224,782,000    325,903,000            --    57,190,000     37,692,000            --
    Latin America......    41,691,000     48,654,000            --     1,249,000      3,772,000            --
    Canada.............    18,148,000     16,779,000     2,381,000     1,813,000      1,234,000       157,000
    Asia/Pacific.......     5,602,000      5,350,000     4,168,000       256,000       (143,000)      724,000
                         ------------   ------------   -----------   -----------   ------------   -----------
                         $460,365,000   $551,766,000   $62,556,000    53,798,000    (41,624,000)   11,438,000
                         ============   ============   ===========   -----------   ------------   -----------
    Corporate(2).......                                               11,985,000     26,909,000    (5,370,000)
                                                                     -----------   ------------   -----------
                                                                     $65,783,000   $(14,715,000)  $ 6,068,000
                                                                     ===========   ============   ===========

                           ICN PHARMACEUTICALS, INC.

                               DECEMBER 31, 1993

                                                                               IDENTIFIABLE ASSETS
                                                                          -----------------------------
                                                             1991           1992(4)            1993
                                                         ------------     ------------     ------------
    United States......................................  $169,747,000     $147,930,000     $152,301,000
    Western Europe.....................................   115,329,000       29,298,000       17,928,000
    Yugoslavia.........................................   218,284,000               --               --
    Latin America......................................    22,961,000               --               --
    Canada.............................................     9,704,000          521,000          561,000
    Asia/Pacific.......................................     2,076,000        1,567,000        1,422,000
                                                         ------------     ------------     ------------
                                                          538,101,000      179,316,000      172,212,000
    Corporate(3).......................................    36,985,000       44,252,000       35,644,000
                                                         ------------     ------------     ------------
                                                         $575,086,000     $223,568,000     $207,856,000
                                                         ============     ============     ============

- ---------------

(1) Sales between industry segments and geographic areas are not material.

(2) Corporate and other includes corporate general and administrative expenses, net interest expense, other non-operating income and expense, and unrealized gains and losses.

(3) Corporate assets exclude intercompany receivables, loans, advances and investments.

(4) Excludes the amounts of SPI Pharmaceuticals, Inc. which was deconsolidated at December 31, 1992, but includes ICN's investment in SPI in the "Pharmaceuticals Group" and in the "United States".

(5) Included in Income (loss) before provision for taxes and minority interest and extraordinary income for the United States and Pharmaceuticals group for 1993 is $11,646,000 representing the equity in earnings of SPI.

     The following table sets forth the amount of net sales, income before provision for income taxes and minority interest and identifiable assets of SPI by geographical areas for 1993 (in thousands):

                                                                       1993
                                                                 ----------------
                                                                  INCOME (LOSS)
                                                                 BEFORE INTEREST,
                                                                  PROVISION FOR
                                                                   INCOME TAXES
                                                                   AND MINORITY     IDENTIFIABLE
                                                     SALES           INTEREST          ASSETS
                                                    --------     ----------------   -------------
        United States.............................  $ 62,008          $25,756          $ 38,764
        Yugoslavia................................   239,832           11,828           180,055
        Mexico....................................    57,782            7,371            33,874
        Western Europe............................    30,601            4,079            33,284
        Canada....................................    13,734              851             6,155
        Corporate.................................        --           (7,101)            9,885
                                                    --------          -------          --------
        Income before interest, provision for
          income tax and minority interest........        --           42,784                --
        Net interest expense......................        --           15,717                --
                                                                      -------
        Income before provision for income taxes
          and minority interest...................        --          $27,067                --
                                                                      =======
                  Total...........................  $403,957                           $302,017
                                                    ========                           ========

     During the year ended December 31, 1993, approximately 68% of Galenika's sales were to the Federal Republic of Yugoslavia or government sponsored entities. At December 31, 1993, there were no significant receivables from the Yugoslavian government, however future sales of Galenika could be dependent on the

                           ICN PHARMACEUTICALS, INC.

                               DECEMBER 31, 1993

ability of the Yugoslavian government to generate cash to purchase pharmaceuticals and the continuation of its current policy to buy products from Galenika. No other customer accounts for more than 10% of SPI's net sales.

     Export sales shipped from the United States for 1991, 1992 and 1993 were $8,034,000 (including SPI), $8,857,000 (including SPI) and $3,892,000, respectively.

13. SUPPLEMENTAL CASH FLOWS DISCLOSURES:

  Supplemental information

     The following table sets forth the amounts of interest and income taxes paid for the years ended 1991, 1992 and 1993.

                                                 1991            1992            1993
                                              -----------     -----------     -----------
        Interest paid.......................  $30,057,000     $26,545,000     $17,918,000
                                              ===========     ===========     ===========
        Income taxes paid...................  $ 2,793,000     $ 2,435,000     $   488,000
                                              ===========     ===========     ===========

     On August 30, 1993, Biomedicals issued 300,000 and 390,000 shares of preferred stock series "A" and "B", respectively, to ICN. In exchange, ICN retired $11,000,000 of debt owed to ICN by Biomedicals and exchanged 13,368,449 shares of Biomedicals' common stock that ICN owned. See Note 4 "ICN Biomedicals, Inc." concerning Biomedicals' preferred stock transaction.

     During 1991, SPI acquired Galenika as follows:

     Estimated fair value of net assets acquired:

            Assets................................................  $ 162,581,000
            Liabilities and minority interest.....................   (104,280,000)
                                                                    -------------
                                                                       58,301,000
            Less consideration given:
              SPI Stock contributed by ICN........................     11,555,000
              Obligation to Galenika..............................     13,550,000
              Fees and expenses...................................      3,000,000
              Issuance of SPI common stock to employees...........      9,000,000
              Other consideration.................................      6,743,000
                                                                    -------------
                 Net cash paid to Galenika........................  $  14,453,000
                                                                    =============

14. RESTRUCTURING COSTS AND SPECIAL CHARGES

     In November 1989, Biomedicals acquired for $37,700,000 all of the issued and outstanding common shares of Flow Laboratories, Inc. and Flow Laboratories B.V. from GRC International, Inc. (formerly Flow General Inc.). These companies together with their respective subsidiaries ("Flow"), constitutes the Biomedical division of Flow General. The excess of the total purchase price (including acquisition costs) over the fair value of net assets acquired was $35,245,000, which was allocated to the excess of costs over net assets of purchased subsidiaries and was being amortized over 40 years. Flow was a manufacturer and distributor of several thousand biochemical products worldwide. At the time of the acquisition, Biomedicals had concluded that Flow was a significant complement to the company, since Flow had a major presence in the European markets, which Biomedicals lacked at the time. Therefore, more than products, Biomedicals acquired an international distribution network. Since 1990, Biomedicals utilized this distribution network to introduce

                           ICN PHARMACEUTICALS, INC.

                               DECEMBER 31, 1993

ICN products. At the same time, it decided to phase out or to eliminate Flow low margin products, certain other product lines which did not fit Biomedicals' long-term strategies and to close down inefficient operations.

     In prior years and the first three quarters of 1992, recoverability of goodwill associated with the Flow acquisition was focused on the European operations as Biomedicals had only a limited presence in Europe prior to the Flow acquisition. Accordingly, Biomedicals used the expected future operating income of the European operations in evaluating the recoverability of the Flow goodwill. During 1991, Biomedicals initiated a restructuring program designed to reduce costs, and improve operating efficiencies. The program included, among other items, the consolidation, relocation and closure of certain manufacturing and distribution facilities within the U.S. and Europe, which were acquired in the Flow acquisition. Those measures, including a fifteen percent reduction in the work force, were largely enacted during 1991 and continued in 1992. Costs incurred relating to this restructuring plan during 1991 were $6,087,000.

     During the fourth quarter of 1992, as a result of a continued decline in sales and other factors, Biomedicals reassessed their business plan and prospects for 1993 and beyond which included, among other things, the decision to sell the last remaining major European manufacturing facility and to restructure the previously acquired distribution network and European operations in line with the revised sales estimates. Consequently, based upon the continuing decline in European revenue and profitability relating to Flow, Flow facility closures and an ineffective distribution network, management concluded that there was no current or expected future benefit associated from the Flow acquisition. Accordingly, Biomedicals wrote off goodwill and other intangibles, primarily from the Flow acquisition of $37,714,000.

     The relocation of various U.S. and European operations was re-evaluated. It was determined that many of the operations did not support the costs of maintaining separate facilities. Therefore, estimated costs associated with lease termination, employee termination, facility shut-down (of facilities held for disposition) were expensed primarily in the fourth quarter of 1992, and amounted to $4,858,000.

     During the fourth quarter of 1992, Biomedicals reassessed the valuation of inventory, given the decline in sales and lack of effective integration of Biomedicals' and Flow's product lines. Accordingly, Biomedicals recorded a provision for abnormal write-downs of inventory to estimated realizable value of $9,924,000 and discontinued products of $3,377,000.

     In addition, during the fourth quarter of 1992, Biomedicals determined that the unamortized costs of the catalog marketing program would not be recovered within a reasonable period, therefore, costs totaling $6,659,000 were written off. In the future, specifically focused customer or "product line" catalogs will be used for customer product lines and a more focused general catalog for others.

                           ICN PHARMACEUTICALS, INC.

                               DECEMBER 31, 1993

     Restructuring and special charges of $6,087,000 and $63,032,000 are shown as a separate item in the Consolidated Statement of Operations and include the following for the years 1991 and 1992, no similar charges were incurred during 1993:

                                                                1991           1992
                                                             ----------     -----------
        Goodwill and other intangibles.....................  $       --     $37,714,000
        Catalog............................................          --       6,659,000
        Inventory allowances...............................          --       9,924,000
        Discontinued products..............................   1,550,000       3,377,000
        Employee termination costs.........................   1,866,000       1,961,000
        Lease termination costs............................     737,000       1,434,000
        Facility relocation costs..........................     724,000         357,000
        Reduction to net realizable value of vacant
          facilities held for disposition..................     800,000       1,106,000
        Miscellaneous restructuring costs..................     410,000         500,000
                                                             ----------     -----------
             Total.........................................  $6,087,000     $63,032,000
                                                             ==========     ===========

15. CONCENTRATIONS OF CREDIT RISK

     Financial instruments that potentially expose the Company to concentrations of credit risk, as defined by SFAS No. 105, consist primarily of cash deposits and trade receivables. The Company places its cash deposits with respected financial institutions and limits the amount of credit exposure to any one financial institution. Biomedicals has $7,013,000 and $3,506,000 of trade receivables in Italy at December 31, 1992 and 1993, respectively. The ability to collect these receivables is influenced by the general economic conditions in that country.

16. LEASE VACANCY COSTS

     During 1993, Biomedicals vacated its High Wycombe facility in England and moved to a facility more suitable to Biomedicals' operating needs in Thame, England. Biomedicals pursued various subleasing agreements for which none were consummated as of December 31, 1993. Consequently, Biomedicals accrued approximately $1,200,000 which represents management's best estimate of the net present value of future leasing costs to be incurred for High Wycombe. During 1993, Biomedicals expensed an additional $236,000 of leasing costs related to this facility.

17. EQUITY INVESTMENT

     Effective December 31, 1992, the Company's ownership percentage of SPI fell below 50%, resulting in the deconsolidation of SPI in the Company's consolidated financial statements as of December 31, 1992. The investment is currently accounted for using the equity method of accounting. During 1993, ICN received

                           ICN PHARMACEUTICALS, INC.

                               DECEMBER 31, 1993

$2,159,000 in dividends from SPI. The condensed results of operations for the year ended December 31, 1993 and the condensed financial position of SPI as of December 31, 1992 and 1993 are summarized below.

                                                                     SPI FINANCIAL
                                                                       POSITION
                                                                  AS OF DECEMBER 31,
                                                                     1992 AND 1993
                                                                 ---------------------
                                                                   1992         1993
                                                                 --------     --------
                                                                    (IN THOUSANDS)
        Current assets.........................................  $235,963     $208,762
        Non-current assets.....................................    97,255       93,255
        Current liabilities....................................   115,021       81,503
        Non-current liabilities................................    41,530       23,206
        Minority interest......................................    41,240       41,429
        Stockholders' equity...................................   135,427      155,879

                                                              SPI RESULTS OF OPERATIONS
                                                                 FOR THE YEAR ENDED
                                                                  DECEMBER 31, 1993
                                                              -------------------------
                                                                        1993
                                                              -------------------------
                                                                   (IN THOUSANDS)
            Net sales.......................................          $ 403,957
            Gross profit....................................            192,034
            Net income......................................             21,510

     On October 21, 1992, SPI announced that it had concluded an agreement with the Leningrad Industrial Chemical and Pharmaceutical Association to form a pharmaceutical joint venture in Russia, ICN Oktyabr, in which SPI will have a 75% interest. The new joint venture was registered with the Russian Federation on March 9, 1993. The joint venture represents a new business, and not the acquisition of the existing business or assets of Oktyabr. Business operations of the joint venture will commence on the completion of a business plan. Oktyabr, which recently privatized, will contribute output from its current production facilities until construction of a new facility is completed. SPI will contribute management expertise, technology, equipment, intellectual property, training and technical assistance to the new joint venture. Because of the transition of the Russian economy into a free market oriented economy, SPI plans for a gradual phase-in of the joint venture in 1994 and 1995. During this phase-in period, the joint venture will develop training and marketing strategies and begin constructing a new manufacturing facility in 1995 that is scheduled to be fully operational in 1996. Because of this phase-in period, SPI does not expect any current material effects on it operating results, as well as, its capital resources and liquidity.

     In addition to the joint venture, on March 24, 1994, SPI entered into an Agreement with the City of St. Petersburg to acquire 15% of the outstanding shares of its joint venture partner, Oktyabr, in exchange for approximately 30,000 shares of SPI's common stock. As part of this Agreement, SPI may qualify to receive newly issued shares of Oktyabr pursuant to Russian privatization regulations that will raise its total investment in Oktyabr to 43%. The issuance of these additional shares is subject to approval and completion of an "investment plan." The completion of the investment plan will not require any additional financial resources of SPI. SPI has also extended an offer to the employees of Oktyabr to exchange their Oktyabr shares for SPI shares. The Oktyabr employees currently own approximately 33% of the outstanding shares, however, the number of employees that will exchange their shares is uncertain. In the event that SPI qualifies under the investment plan to raise its investment to 43%, it is possible that a sufficient number of employees might exchange their Oktyabr shares for SPI shares so that total SPI investment in Oktyabr would exceed 50%. If this event occurs, SPI would be required to consolidate the financial results of Oktyabr into the financial statements of SPI.

                           ICN PHARMACEUTICALS, INC.

                               DECEMBER 31, 1993

     The condensed financial position of Galenika, a consolidated 75% owned Yugoslavian subsidiary of SPI, as of December 31, 1992 and 1993, and the condensed statements of income before provision for income taxes and minority interest for the years ended December 31, 1992 and 1993 are presented below.

                          GALENIKA FINANCIAL POSITION
                        AS OF DECEMBER 31, 1992 AND 1993
                                 (IN THOUSANDS)

                                                                   1992         1993
                                                                 --------     --------
        Current assets.........................................  $190,874     $157,291
        Non-current assets.....................................    39,202       38,264
        Current liabilities....................................    41,258       18,400
        Non-current liabilities................................    53,034       40,802
        Stockholders' equity...................................   135,784      136,353

                GALENIKA CONDENSED RESULTS OF OPERATIONS BEFORE
                           PROVISION FOR INCOME TAXES
                 FOR THE YEAR ENDED DECEMBER 31, 1992 AND 1993
                                 (IN THOUSANDS)

                                                                   1992         1993
                                                                 --------     --------
        Net sales..............................................  $325,903     $239,832
        Gross profit...........................................   173,985       83,643
        Income before provision for income taxes...............    38,518          310

  Sanctions:

     A substantial majority of Galenika's business is conducted in the Federal Republic of Yugoslavia (Serbia and Montenegro). On May 30, 1992, the UNSC adopted a resolution that imposed economic sanctions on the Federal Republic of Yugoslavia and on April 17, 1993, the UNSC adopted a resolution that imposed additional economic sanctions on the Federal Republic of Yugoslavia. On April 26, 1993, the United States issued an executive order that implemented the additional sanctions pursuant to the United Nations resolution. The new sanctions continue to specifically exempt certain medical supplies for humanitarian purposes, a portion of which are distributed by Galenika.

     Galenika continues to apply for, and has received, licenses under the new sanctions. The renewed efforts to enforce sanctions will create additional administrative burdens that will slow the shipments of licensed raw materials to Yugoslavia. Shipments of imported raw materials declined in 1993 to 38% of prior year levels. Additionally, the new sanctions have contributed to an overall deteriorating business environment in which Galenika must operate.

     The new sanctions provide for the freezing of bank accounts of Yugoslavian commercial and industrial entities. The implementation of new sanctions may create a restriction on Galenika's cash holdings that are maintained in a bank outside of Yugoslavia. Management believes, however, that these funds will be available for drawdowns on lines of credit for shipments specifically licensed under the new and prior sanctions. As a result of continuing political and economic instability within Yugoslavia, including the long-term impact of the sanctions, wage and price controls and devaluations, there may be further limits on the availability of hard and local currency and consequently, an adverse impact on the future operating results of SPI.

                           ICN PHARMACEUTICALS, INC.

                               DECEMBER 31, 1993

     At December 31, 1992, Galenika had cash and cash equivalents of $44,700,000 of which $15,200,000 was restricted as to use, invested with a financial institution outside of Yugoslavia. These funds have been used for letters of guarantee on Galenika's raw material purchases and to collateralize the payment of dividends. During the first quarter 1993, $731,000 was withdrawn under the letters of guarantee. Before the implementation of additional sanctions in April 1993, approximately $9,885,000 was withdrawn under the letters of guarantee. In October 1993, Galenika acquired marketable securities with these funds in order to maximize their interest earned. The marketable securities are maintained at the same financial institution. As of December 31, 1993, at this institution, Galenika had $834,000 of hard currency and $32,587,000 of marketable securities which are used to collateralize a $10,000,000 note payable.

     In order to conserve operating cash, the wages of all Galenika employees were reduced to Yugoslavian minimum wage levels beginning in the fourth quarter 1993. To help alleviate the burden of sanctions and wage reductions, SPI intends to expend funds for humanitarian aid in the form of food assistance for Galenika employees. This aid will be subject to approval and licensing required by UNSC sanctions. In the first quarter 1994, SPI obtained licenses for approximately $280,000 of aid. The expenditure of future aid will be dependent on the conditions in Yugoslavia and will be subject to obtaining approval and licenses under UNSC sanctions.

  Hyperinflation and Price Controls:

     Under existing Yugoslavian price controls imposed in July 1992, Galenika can no longer continue the unrestricted practice of increasing selling prices in anticipation of inflation. Rather, price increases must be approved by the government prior to implementation. The imposition of price controls along with the effect of sanctions and recurring currency devaluations resulted in reduced sales levels in the last half of 1992 and for 1993. This trend of reduced sales levels is expected to continue as long as sanctions are in place. As a result of decreased sales levels, management expects that profit margins will decrease and overall operating expenses as a percentage of sales will increase.

     As a result of the hyperinflation in Yugoslavia, the Yugoslavian government devalued the dinar on several occasions during 1993 and, on October 1, 1993, changed the denomination of the currency. The effect of the devaluations, adjusted for the change in currency denomination, was to increase the exchange rate from less than one dinar per $1 U.S. at the beginning of 1993 to over one trillion dinars per $1 U.S. at the end of 1993. In anticipation of devaluations in 1993, SPI implemented a plan described below, to minimize its monetary exposure. As a result of the devaluations and subsequent exchange losses from obtaining hard currencies, Galenika experienced translation losses of $173,000. While SPI cannot predict with any certainty the actual remeasurement and exchange gains or losses that may occur in 1994, such amounts may be substantial. Annual inflation is very high with some estimates of over 1 billion percent. Future devaluations are likely in the near term. At December 31, 1993, Galenika's net monetary liability exposure was $2,093,000. As a result of the non-tradability of the dinar, SPI is unable to effectively hedge against the loss from devaluation.

     SPI is taking action to generate the dinar cash needed to acquire hard currency to reduce its monetary exposure. Galenika has access to short-term borrowings at interest rates below the level of inflation. Galenika plans to maximize its borrowings under these arrangements and use the proceeds to acquire hard currency for the purchase of inventory. This strategy will provide hard currency, accelerate the purchase of inventory to minimize the effects of inflation, and reduce future transaction losses. This strategy will also increase Galenika's monetary liabilities, and lower its risk of loss from devaluations. This strategy, however, has resulted in increased interest expense in 1993 and will result in high levels of interest expense in 1994.

     In conjunction with a currency devaluation on July 23, 1993, the Yugoslavian government announced that businesses in Yugoslavia can no longer buy and sell hard currency in privately negotiated transactions. All

                           ICN PHARMACEUTICALS, INC.

                               DECEMBER 31, 1993

purchases of hard currency must be made through the National Bank of Yugoslavia based on government approved allocations. This action could possibly limit the availability of hard currency in the future for Galenika. However, if the government is successful in controlling access to hard currency, SPI's operations in Yugoslavia may benefit through increased allocations of hard currency. Due to the strategic nature of pharmaceutical drugs in Yugoslavia, Galenika has, in the past, received relatively favorable allocations of hard currency from the government. For the year ended December 31, 1993, Galenika received $12,744,000 in currency allocations.

     On January 24, 1994, the Yugoslavian government enacted a "Stabilization Program" designed to strengthen its currency. Under this program the official exchange rate of the dinar is fixed at a ratio of one dinar to one Deutsche mark. The Yugoslavian government guarantees the conversion of dinars to Deutsche marks and is able to do so by exercising restraint in the amount of dinars that it prints. Since the inception of this program the exchange rate of dinars to Deutsche marks has remained stable. The impact of this change on the future operations of Galenika is uncertain.

     As required by Generally Accepted Accounting Principles ("GAAP"), SPI translates Galenika financial results at the dividend payment rate established by the National Bank of Yugoslavia. To the extent that changes in this rate lag behind the level of inflation, sales and expenses will, at times, tend to be inflated. Future sales and expenses can substantial increase if the timing of future devaluations falls significantly behind the level of inflation. While the impact of sanctions, price controls, and devaluations on the future sales and net income cannot be determined with certainty, they may, under the present political and economic environment, result in an adverse impact in the future.

     At December 31, 1993, Galenika has U.S. $33,421,000 invested with a financial institution outside of Yugoslavia. These funds came from the initial cash investment made by SPI of $14,453,000 and from the sale of SPI's stock transferred to Galenika by ICN, also in conjunction with the acquisition. Under the terms of the acquisition agreement, these funds were originally intended to finance business expansion. However, in light of the current economic conditions in Yugoslavia, these funds are used for letters of guarantee on Galenika's raw material purchases and to collateralize the payment of dividends. These funds are encumbered by a letter of guarantee for raw material purchases, of which $5,200,000 was outstanding at December 31, 1992 and no amount was outstanding at December 31, 1993, and as collateral for $10,000,000 of loans included in Notes Payable bearing interest at 4.5%, that were issued to pay the 1992 dividend of the same amount. Other uses of these funds in the future, such as capital investment, additional letters of guarantee, or future dividends are subject to review and licensing under the UNSC sanctions. At December 31, 1992, these funds are included in cash with $15,200,000 reflected as restricted cash. At December 31, 1993, these funds have been invested in bonds and are recorded as marketable securities which were used to collateralize a $10,000,000 notes payable.

     As noted above, Galenika paid a $10,000,000 dividend in 1992 of which SPI received 75% or $7,500,000. Yugoslavian law allows free distribution of earnings whether to domestic (Yugoslavian) or international investors. Galenika is allowed to pay dividends out of earnings calculated under Yugoslavian Accounting Practices ("YAP"), not earnings calculated under GAAP. As a result of the current level of inflation, the accumulated YAP earnings of ICN Galenika are insignificant when stated in dollars. Future dividends from Galenika will depend heavily on future earnings. Under GAAP, Galenika had accumulated earnings, which are not available for distributions, of approximately $61,787,000 at December 31, 1993. However, additional repatriation of cash could be declared from contributed capital as provided for in the original purchase agreement. In 1992, SPI made the decision to no longer repatriate the earnings of Galenika and instead will use these earnings for local operations and reduction of debt.

     The current political and economic conditions in Yugoslavia could continue to deteriorate to the point that SPI's investment in Galenika would be threatened. Worsening political and economic conditions could

                           ICN PHARMACEUTICALS, INC.

                               DECEMBER 31, 1993

also result in a situation where SPI may be unable to exercise control over Galenika's operations or be unable to receive dividends from Galenika. Under these conditions, SPI would no longer be able to continue to consolidate the financial information of Galenika. In this situation, SPI would be required to deconsolidate Galenika and account for its investment using the cost method of accounting and the investment in Galenika would be carried at the lower of cost or realizable value.

                     REVIEW REPORT OF INDEPENDENT AUDITORS

The Board of Directors of
ICN Pharmaceuticals, Inc.

     We have reviewed the accompanying consolidated condensed balance sheet of ICN Pharmaceuticals, Inc. and subsidiaries (the Company) as of June 30, 1994, and the related consolidated condensed statements of operations for the three and six month periods ended June 30, 1994 and 1993, and the consolidated condensed statements of cash flows for the six-month periods then ended. These consolidated condensed financial statements are the responsibility of the Company's management.

     We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

     Based on our review, we are not aware of any material modifications that should be made to the consolidated condensed financial statements referred to above for them to be in conformity with generally accepted accounting principles.

     We have previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheet as of December 31, 1993, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended (included in this Registration Statement, as listed in the accompanying index on page F-1); and in our report dated March 31, 1994, which included an emphasis of a matter paragraph relating to certain transactions between the Company and its majority owned subsidiaries as more fully described in the notes to the consolidated financial statements, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the consolidated balance sheet as of December 31, 1993, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

                                          COOPERS & LYBRAND LLP

Los Angeles, California
August 4, 1994

                           ICN PHARMACEUTICALS, INC.

                     CONSOLIDATED CONDENSED BALANCE SHEETS

                      DECEMBER 31, 1993 AND JUNE 30, 1994
                                (000'S OMITTED)

                                     ASSETS

                                                                                         JUNE 30,
                                                                         DECEMBER 31,      1994
                                                                             1993       UNAUDITED
                                                                         ------------   ----------
Current assets:
  Cash and cash equivalents..........................................      $ 14,652      $ 13,264
  Restricted cash....................................................         1,518         1,262
  Certificates of deposit............................................         8,000            --
  Receivables, net...................................................        12,122        14,134
  Receivables from SPI...............................................        18,313         5,225
  Inventories, net...................................................        15,601        15,473
  Prepaid expenses and other current assets..........................         4,479         3,846
                                                                           --------      --------
          Total current assets.......................................        74,685        53,204
Property, plant and equipment, net, at cost..........................        36,243        36,439
Investment in SPI....................................................        71,671        75,407
Other assets and deferred charges, net...............................        12,025        11,140
Goodwill related to purchased businesses, net........................         2,580         2,404
Goodwill related to publicly traded subsidiaries, net................        10,652        10,046
                                                                           --------      --------
                                                                           $207,856      $188,640
                                                                           ========      ========
                          LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Notes payable......................................................      $  4,226      $  3,456
  Current maturities of long-term debt...............................        12,093        17,942
  Accounts payable...................................................         7,342         5,770
  Accrued liabilities................................................        21,397        17,910
                                                                           --------      --------
          Total current liabilities..................................        45,058        45,078
Long-term debt, less current maturities:
  Convertible into ICN Common Stock..................................        22,023        20,238
  Publicly-traded debentures and other debt..........................       117,024       111,762
Other liabilities and deferred income taxes..........................         7,014         6,867
Minority interests...................................................        12,717        12,720
Commitments and contingencies
Stockholders' equity (deficit):
  Common stock, $1.00 par value; 100,000,000 shares authorized;
     20,519,431 and 20,529,181 shares issued and outstanding at
     December 31, 1993 and June 30, 1994, respectively...............        20,519        20,529
  Additional capital.................................................       180,897       180,911
  Accumulated deficit................................................      (193,711)     (205,088)
  Foreign currency translation adjustments...........................        (3,685)       (4,377)
                                                                           --------      --------
          Total stockholders' equity (deficit).......................         4,020        (8,025)
                                                                           --------      --------
                                                                           $207,856      $188,640
                                                                           ========      ========

  The accompanying notes are an integral part of these consolidated condensed financial statements.

                           ICN PHARMACEUTICALS, INC.

                CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

           FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 1993 AND 1994 (UNAUDITED -- 000'S OMITTED EXCEPT FOR PER SHARE AMOUNTS)

                                                  THREE MONTHS ENDED          SIX MONTHS ENDED
                                                       JUNE 30,                   JUNE 30,
                                                  -------------------       ---------------------
                                                   1993        1994           1993         1994
                                                  -------     -------       --------     --------
Net sales.......................................  $15,723     $15,641       $ 32,355     $ 32,843
Cost of sales...................................    6,957       6,660         14,333       13,500
                                                  -------     -------       --------     --------
Gross profit....................................    8,766       8,981         18,022       19,343
Selling, general and administrative expenses....    9,554      10,297         18,202       20,554
Research and development costs..................    1,459       2,166          2,495        3,930
Interest expense, net...........................    4,421       4,365          9,418        8,734
Foreign Currency translation and exchange
  (gains) losses................................   (1,138)      1,486         (1,774)       3,380
Equity in earnings of SPI.......................   (1,010)     (2,278)        (4,193)      (6,683)
Gain on sales of subsidiaries common stock owned
  by ICN........................................       --          --         (3,732)          --
Other (income) expense, net.....................   (1,137)        395           (321)       1,010
                                                  -------     -------       --------     --------
  Loss before income taxes, minority interests
     and extraordinary income...................   (3,383)     (7,450)        (2,073)     (11,582)
Income taxes....................................      127           6            162          (32)
Minority interests..............................       83        (624)           295         (173)
                                                  -------     -------       --------     --------
  Net loss before extraordinary income..........   (3,593)     (6,832)        (2,530)     (11,377)
Extraordinary income............................      627          --            627           --
                                                  -------     -------       --------     --------
     Net loss...................................  $(2,966)    $(6,832)      $ (1,903)    $(11,377)
                                                  =======     =======       ========     ========
Per share information:
     Loss before extraordinary income...........  $  (.18)    $  (.33)      $   (.13)    $   (.55)
     Extraordinary income.......................      .03          --            .03           --
                                                  -------     -------       --------     --------
     Net loss per share.........................  $  (.15)    $  (.33)      $   (.10)    $   (.55)
                                                  =======     =======       ========     ========
     Shares used in per share computation.......   20,416      20,529         19,135       20,526
                                                  =======     =======       ========     ========

  The accompanying notes are an integral part of these consolidated condensed financial statements.

                           ICN PHARMACEUTICALS, INC.

                CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

                FOR THE SIX MONTHS ENDED JUNE 30, 1993 AND 1994
                          (UNAUDITED -- 000'S OMITTED)

                                                                           SIX MONTHS ENDED
                                                                               JUNE 30,
                                                                         ---------------------
                                                                           1993         1994
                                                                         --------     --------
Cash flows from operating activities:
  Net loss.............................................................  $ (1,903)    $(11,377)
     Adjustments to reconcile net loss to net cash used in operating activities:
     Depreciation and amortization.....................................     3,539        3,457
     Equity earnings of SPI............................................    (4,193)      (6,683)
     Gain on sales of ICN owned subsidiaries Common Stock..............    (3,732)          --
     Gain on settlements of leasing contracts..........................      (938)          --
     Foreign currency translation and exchange losses (gains)..........    (1,774)       3,380
     Minority interests................................................       295         (173)
     Extraordinary income..............................................      (627)          --
     Other, net........................................................      (283)        (129)
     Change in assets and liabilities..................................    (5,424)      (8,492)
                                                                         --------     --------
       Net cash used in operating activities...........................   (15,040)     (20,017)
                                                                         --------     --------
Cash flows from investing activities:
  Capital expenditures.................................................      (792)      (1,190)
  Proceeds from sales of assets held for disposal......................     4,534           --
  Sales of marketable securities.......................................       139          203
  Payment received from SPI............................................     2,900       16,419
  Maturity of certificate of deposit...................................        --        8,000
  Sales of ICN owned subsidiaries common stock.........................    11,726           --
                                                                         --------     --------
       Net cash provided by investing activities.......................    18,507       23,432
                                                                         --------     --------
Cash flows from financing activities:
  Proceeds from issuance of stock......................................    24,642           24
  Payment of debt, net.................................................   (14,696)      (4,965)
  Proceeds from issuance of common stock by subsidiaries...............    10,570           --
  Decrease in restricted cash..........................................        --          256
  Dividend paid by subsidiaries........................................      (117)        (118)
                                                                         --------     --------
       Net cash provided by (used in) financing activities.............    20,399       (4,803)
                                                                         --------     --------
Net increase (decrease) in cash and cash equivalents...................    23,866       (1,388)
Cash and cash equivalents at beginning of period.......................     2,595       14,652
                                                                         --------     --------
Cash and cash equivalents at end of period.............................  $ 26,461     $ 13,264
                                                                         ========     ========

  The accompanying notes are an integral part of these consolidated condensed financial statements.

                           ICN PHARMACEUTICALS, INC.

        MANAGEMENT'S STATEMENT REGARDING UNAUDITED FINANCIAL STATEMENTS

     The consolidated condensed financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. The results of operations presented herein are not necessarily indicative of the results to be expected for a full year. Although the Company believes that all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the interim periods presented are included and that the disclosures are adequate to make the information presented not misleading, these consolidated condensed financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in this Prospectus for the year ended December 31, 1993.

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

                                 JUNE 30, 1994
                                  (UNAUDITED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

     The accompanying consolidated condensed financial statements, as of June 30, 1994, include the accounts of ICN Pharmaceuticals, Inc. ("ICN" or the "Company"), its 69 percent owned subsidiary, ICN Biomedicals,Inc. ("Biomedicals") and its 63 percent owned subsidiary, Viratek, Inc. ("Viratek"). ICN currently owns 38 percent of SPI Pharmaceuticals, Inc. ("SPI"), and accounts for the investment using the equity method of accounting. Under such method, the Company's share of net income (or losses) is included as a separate item in the consolidated condensed statement of operations. All significant intercompany account balances and transactions have been eliminated.

  Per share information

     For the three and six months ended June 30, 1993 and 1994, per share information is based on the weighted average number of common shares outstanding.

     ICN's share of the income of Biomedicals has been reduced to give effect to the dilution in ownership which would result upon the exercise of dilutive options and warrants outstanding to purchase Biomedicals common shares.

  Reclassification

     Certain prior year amounts have been reclassified to conform to the current period presentation.

 2.  RELATED PARTY TRANSACTIONS

  Royalty agreements

     During the three and six months ended June 30, 1994, SPI sold $3,790,000 and $17,850,000 of ribavirin resulting in royalties to Viratek of $758,000 and $3,570,000, respectively. For the same periods in 1993, SPI sold $2,700,000 and $9,920,000 of ribavirin resulting in royalties to Viratek of $540,000 and $1,984,000, respectively. These royalties are based on a license agreement whereby 20% of the sales of ribavirin by SPI are payable to Viratek. Included in royalties for the three and six months ended June 30, 1994 are royalties earned on foreign sales by SPI totaling $499,000 and $1,110,000, respectively. For the same periods in 1993, royalties earned on foreign sales by SPI were $449,000 and $1,122,000, respectively.

                           ICN PHARMACEUTICALS, INC.

                                 JUNE 30, 1994
                                  (UNAUDITED)

  Cost allocations

     ICN, SPI, Viratek and Biomedicals occupy ICN's facility in Costa Mesa, California. During the three and six months ended June 30, 1994, ICN charged facility costs of $70,000 and $140,000 to SPI, $60,000 and $120,000 to Viratek, and $78,000 and $155,000 to Biomedicals, respectively. For the same periods in 1993, ICN charged facility costs of $70,000 and $140,000 to SPI, $8,000 and $15,000 to Viratek, and $78,000 and $155,000 to Biomedicals, respectively.

     The costs of common services such as maintenance, purchasing and personnel are incurred by SPI and allocated to ICN, Viratek and Biomedicals based on various formulas. During the three and six months ended June 30, 1994 the total of such costs were $643,000 and $1,377,000 of which $460,000 and $955,000 were allocated to ICN, Viratek and Biomedicals, respectively. For the same periods in 1993, the total of such costs were $594,000 and $1,299,000 of which $386,000 and $832,000 were allocated to ICN, Viratek, and Biomedicals, respectively.

 3.  OTHER ASSETS AND DEFERRED CHARGES, NET

     At June 30, 1994, "Other assets and deferred charges, net" includes $4,110,000 of deferred loan costs related to successfully completed financings and $1,911,000 of patents, trademarks and clinical trials, net of amortization.

 4.  PREPAID EXPENSES AND OTHER CURRENT ASSETS

     As of June 30, 1994, "Prepaid expenses and other current assets" includes $1,218,000 of assets held for disposition which are recorded at the lower of cost or net realizable value.

 5. INVENTORIES, NET

     Inventories, net consist of the following components (000's omitted):

                                                                DECEMBER 31,     JUNE 30,
                                                                    1993           1994
                                                                ------------     --------
        Raw materials and supplies............................    $  3,422       $  3,461
        Work-in-progress......................................         610            488
        Finished goods, net...................................      11,569         11,777
                                                                  --------       --------
                                                                  $ 15,601       $ 15,726
                                                                  ========       ========

 6. SUPPLEMENTAL CASH FLOWS DISCLOSURES

     The following table sets forth the amount of cash paid for interest and income taxes (000's omitted):

                                                                     SIX MONTHS ENDED
                                                                         JUNE 30,
                                                                     -----------------
                                                                      1993       1994
                                                                     ------     ------
        Interest...................................................  $9,737     $8,797
        Income taxes...............................................  $  316     $  329

                           ICN PHARMACEUTICALS, INC.

                                 JUNE 30, 1994
                                  (UNAUDITED)

 7. OTHER EXPENSE, NET

     The following table summarizes other (income) expense, net (000's omitted):

                                                          THREE MONTHS
                                                              ENDED            SIX MONTHS ENDED
                                                            JUNE 30,               JUNE 30,
                                                        -----------------     ------------------
                                                         1993       1994       1993        1994
                                                        -------     -----     -------     ------
Realized (gains) losses on marketable securities......  $    --     $  --     $  (139)    $   24
Amortization of goodwill..............................      509       518       1,024      1,037
Gain on lease terminations............................     (938)       --        (938)        --
Reversal of legal settlement accrual..................   (1,000)       --      (1,000)        --
Other, net............................................      292      (123)        732        (51)
                                                        -------     -----     -------     ------
  Other (income) expense, net.........................  $(1,137)    $ 395     $  (321)    $1,010
                                                        =======     =====     =======     ======

 8. SALES OF SUBSIDIARIES COMMON STOCK OWNED BY ICN

     For the six months ended June 30, 1993, ICN sold 918,200 shares of SPI Common Stock for $11,726,000 in cash, net of commission expenses. The company did not sell subsidiaries common stock owned by ICN during 1994.

 9. COMMITMENTS AND CONTINGENCIES

     Class Actions -- In Re Viratek, In Re Paine Webber. The Company is a defendant in certain consolidated class actions pending in the United States District Court for the Southern District of New York entitled In re Paine Webber Securities Litigation (Case No. 86 Civ. 6776 (VLB); In re ICN/Viratek Securities Litigation (Case No. 87 Civ. 4296 (VLB)). In the Third Amended Consolidated Class Action Complaint plaintiffs allege that the ICN Defendants made, or aided and abetted Paine Webber in making, misrepresentations of material fact and omitted to state material facts concerning the business, financial condition and future prospects of ICN, Viratek and SPI in certain public announcements, Paine Webber, Inc. research reports and filings with the Commission. The alleged misstatements and omissions primarily concern developments regarding Virazole(R) including the efficacy and safety of the drug and the market for the drug. The plaintiffs allege that such misrepresentations and omissions violate Section 10(b) of the Exchange Act of 1934 and Rule 10b-5 promulgated thereunder and constitute common law fraud and misrepresentation. The ICN Defendants filed their Answer, containing affirmative defenses, on February 15, 1993. Plaintiffs seek the certification of classes of persons who purchased ICN, Viratek, or SPI common stock during the period January 7, 1986 through April 15, 1987. In their memorandum of law, dated February 4, 1994, the ICN Defendants argue that class certification may only be granted for purchasers of ICN common stock for the period August 12, 1986 through February 20, 1987 and for purchasers of Viratek common stock for the period December 9, 1986 through February 20, 1987. The ICN Defendants assert that no class should be certified for purchasers of the common stock of SPI for any period. Oral argument on plaintiffs' motion for class certification was held on June 2, 1994. To date, no decision has been rendered. On October 20, 1993, plaintiffs informed the Court that they had reached an agreement to settle with co-defendant Paine Webber. On May 6, 1994 plaintiffs submitted their Stipulation of Settlement to the Court. The Court hearing on the Stipulation of Settlement was held on July 27, 1994. The Court approved the proposed settlement (in the amount of $6.5 million) and requested additional information in connection with plaintiffs' counsel's application for attorney fees and costs. Fact discovery is complete and expert discovery is virtually complete. Plaintiff's damages expert, utilizing assumptions and methodologies that the ICN Defendants' damages experts find to be inappropriate under the circumstances, has testified that assuming that classes were certified for purchasers of

                           ICN PHARMACEUTICALS, INC.

                                 JUNE 30, 1994
                                  (UNAUDITED)

ICN, Viratek, and SPI common stock for the entire class periods alleged by plaintiffs, January 7, 1986 through April 15, 1987 and further assuming that all of the plaintiffs' allegations were proven, potential damages against ICN, Viratek, and SPI would, in the aggregate, amount to $315,000,000. The ICN Defendants' four damages experts have testified that damages are zero. On May 4, 1994, plaintiffs' counsel agreed to stipulate to the dismissal of the aiding and abetting claim asserted against the ICN Defendants and a formal stipulation will be submitted to the Court in the near future. Management believes that, having extensively reviewed the issues in the above referenced matters, there are strong defenses and the Company intends to defend the litigation vigorously. While the ultimate outcome of these lawsuits cannot be predicted with certainty, and an unfavorable outcome could have an adverse effect on the Company, at this time management does not expect that these matters will have a material adverse effect on the financial position, result of operations or liquidity of the Company. The attorney's fees and other costs of the litigation are allocated equally between ICN and Viratek.

     Rafi M. Khan v. ICN Pharmaceuticals, Inc. On April 5, 1993, ICN and Viratek filed suit against Rafi Khan ("Khan") in the United States District Court for the Southern District of New York. The complaint alleges, inter alia, that Khan violated numerous provisions of the securities laws and breached his fiduciary duty to ICN and Viratek by attempting to effectuate a change in control of ICN while acting as an agent and fiduciary of ICN and Viratek. As relief, ICN and Viratek, among other things, sought an injunction enjoining Khan from effectuating a change in control of ICN and compensatory and punitive damages in the amount of $25,000,000. Khan filed a counterclaim on April 12, 1993, naming the then ICN directors and ICN, as a nominal defendant sued only in a derivative capacity. The counterclaim contains causes of action for slander, interference with economic relations, and a shareholders' derivative action for breach of fiduciary duties. Khan seeks compensatory damages for interest in an unspecified amount, and exemplary damages of $29,000,000. On December 22, 1993, Khan filed a notice of appeal from a prior injunction granted by the court, to the Court of Appeals for the Second Circuit. On March 13, 1994, that appeal was dismissed on the grounds that Khan had defaulted for failure to comply with the Court's scheduling order. The Company has been advised by Mr. Khan that he intends to represent himself pro se in this matter. With the consent of the parties, the Court ordered all discovery stayed until September 6, 1994. Management believes that Khan's counterclaim is without merit and the Company intends to vigorously defend these counterclaims.

10. EQUITY INVESTMENT

     The following tables set forth the condensed financial position of SPI as of December 31, 1993 and June 30, 1994 and the condensed results of its operations for the quarters ended June 30, 1993 and 1994.

                             SPI FINANCIAL POSITION
                                   (IN 000'S)

                                                               DECEMBER 31,     JUNE 30,
                                                                   1993           1994
                                                               ------------     --------
        Current assets.......................................    $208,762       $178,865
        Non-current assets...................................      93,255        126,266
        Current liabilities..................................      81,503         74,714
        Non-current liabilities..............................      23,206         23,155
        Minority interest....................................      41,429         41,862
        Stockholders' equity.................................     155,879        165,400

                           ICN PHARMACEUTICALS, INC.

                                 JUNE 30, 1994
                                  (UNAUDITED)

                           SPI RESULTS OF OPERATIONS

                FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 1994
                                   (IN 000'S)

                                                    THREE MONTHS ENDED        SIX MONTHS ENDED
                                                         JUNE 30,                 JUNE 30,
                                                    -------------------     ---------------------
                                                     1993        1994         1993         1994
                                                    -------     -------     --------     --------
Net sales.........................................  $66,422     $78,927     $186,058     $151,094
Gross profit......................................   31,159      33,759       90,105       73,311
Net income........................................    1,091       5,245        6,827       13,609
Equity in earnings of SPI.........................  $ 1,010     $ 1,993     $  4,193     $  6,398

     The condensed results of operations of ICN Galenika, a consolidated 75% owned Yugoslavian subsidiary of SPI, for the three and six months ended June 30, 1993 and 1994 are presented below (000's omitted):

                                  ICN GALENIKA

                                                    THREE MONTHS ENDED        SIX MONTHS ENDED
                                                         JUNE 30,                 JUNE 30,
                                                    -------------------     ---------------------
                                                     1993        1994         1993         1994
                                                    -------     -------     --------     --------
Sales.............................................  $28,656     $37,671     $108,964     $ 63,826
Gross profit......................................    7,237       7,222       41,170       14,360
Net income (loss).................................  $(2,788)    $   777     $   (467)    $  1,298

     ICN Galenika operates in a highly inflationary economy and uses the dollar as the functional currency rather than the Yugoslavian dinar. At December 31, 1993, the rate used to remeasure ICN Galenika's results was over one trillion dinars per $1 U.S. On January 1, 1994, the Yugoslavian government changed the denomination of its currency by dropping nine zeros. The effect of this redenomination on the Yugoslavian dinar resulted in an exchange rate of 1,053 dinars to $1 U.S. Subsequent to the redenomination and prior to the enactment of the stabilization program described below, the dinar had devalued to 12,563,000 dinars per $1 U.S.

     On January 24, 1994, the Yugoslavian government enacted a "Stabilization Program" designed to strengthen its currency. Under this program the official exchange rate of the dinar is fixed at a ratio of one dinar to one Deutsche mark. The Yugoslavia government guarantees the conversion of dinars to Deutsche marks by exercising restraint in the amount of dinars that it prints, thereby restricting cash in circulation to correspond to hard currency reserves in Yugoslavia. Since the inception of this program the exchange rate of dinars to Deutsche marks has remained stable. The trading of dinars at other than official rates has been virtually eliminated and inflation and interest rates have declined from over 1 billion percent a year to a current rate of approximately 14% since January 24, 1994, based on information currently available to the Company. The Company believes that the period of time that the stabilization program has been operating successfully is significant given that past attempts at monetary control by the Yugoslavian government have generally been temporary. In the near term, the positive effects of the stabilization program could reverse and a return to prior levels of hyperinflation could occur. The success of this stabilization program is dependent upon improvement in the Yugoslavian economy, which is in part dependent upon the lifting of United Nations sanctions.

                           ICN PHARMACEUTICALS, INC.
        NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (CONTINUED)

                                 JUNE 30, 1994
                                  (UNAUDITED)

     SPI has recently entered into an agreement with the City of St. Petersburg to acquire 15% of the outstanding shares of SPI's recently privatized joint venture partner, Oktyabr, for approximately $600,000. Under the terms of the agreement, SPI has the option to pay for the shares by using privatization vouchers or cash. As a result of this investment, and as part of the privatization of Oktyabr, SPI submitted an "investment plan" which, if approved, will allow SPI to purchase additional outstanding shares of Oktyabr. These shares along with the shares purchased from the City of St. Petersburg would increase SPI's ownership to 43%. The "investment plan" does not contemplate any significant additional cash investment by SPI but gives effect to SPI's past assistance provided to Oktyabr. SPI has also recently completed a transaction whereby SPI purchased 26% of the outstanding shares from the employees of Oktyabr in exchange for rights to acquire SPI common stock. Should SPI complete the transaction to acquire 43% of the outstanding shares of Oktyabr together with the 26% acquired from the employees, SPI would own 61% of the outstanding shares of Oktyabr, in which case SPI may be required to consolidate the financial statements of Oktyabr with those of SPI.

11. SUBSEQUENT EVENTS


     On August 1, 1994, the Company and its three affiliated corporations (SPI Pharmaceuticals, Inc., Viratek, Inc. and ICN Biomedicals, Inc.) entered into a merger agreement to combine the four companies into a newly formed corporation (which will be renamed ICN Pharmaceuticals, Inc.) or in the case of Biomedicals, into a wholly-owned subsidiary of New ICN (the "Merger"). Under the terms of the merger agreement, all outstanding shares of common stock of the four companies (other than shares held by ICN) will be exchanged for shares of common stock of the new company pursuant to the following exchange ratios: ICN: 1 to .512; SPI:
1 to 1; Viratek: 1 to .499; and Biomedicals: 1 to .197. The proposed Merger is subject to various conditions, including approval by the stockholders of each of the four companies, issuance of $150 million of convertible debentures to refinance a substantial portion of the long-term indebtedness of the four companies (a waivable condition), appropriate regulatory approvals and certain other conditions. Assuming these conditions are satisfied, the transaction is expected to close during the fall of 1994.


     Three lawsuits have been filed by stockholders of SPI and, in one of these lawsuits, Viratek, with respect to the Merger in the Court of Chancery of the State of Delaware against ICN, SPI, Viratek (with respect to one of such lawsuits) and certain directors and officers of ICN, SPI and/or Viratek (including Milan Panic). The lawsuits, entitled Helmut Kling v. Milan Panic, et al., Jallath v. Milan Panic, et al., and Amy Hoffman v. Milan Panic, et al. purport to be class actions on behalf of all persons who hold shares of SPI Common Stock and, in one lawsuit, Viratek Common Stock. These suits allege that the consideration to be provided to the public stockholders of SPI and Viratek (with respect to one of such lawsuits) in the Merger is unfair and inadequate, and that the defendants have breached their fiduciary duties in approving the proposed Merger and otherwise. The Company believes that these suits are without merit.

                         REPORT OF INDEPENDENT AUDITORS

To Viratek, Inc.:

     We have audited the accompanying balance sheets of Viratek, Inc. (a Delaware corporation) as of December 31, 1993 and 1992, and the related statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     The Company has had certain transactions with its parent and affiliated companies as more fully described in Notes 1 and 3 to the financial statements. Whether the terms of these transactions would have been the same had they been between wholly unrelated parties cannot be determined.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Viratek, Inc. as of December 31, 1993 and 1992, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles.

                                          COOPERS & LYBRAND

Los Angeles, California
March 4, 1994

                                 VIRATEK, INC.

                                 BALANCE SHEETS

                           DECEMBER 31, 1992 AND 1993

                                     ASSETS

                                                                       1992            1993
                                                                    -----------     -----------
Current assets:
  Cash and cash equivalents.......................................  $     5,000     $ 9,698,000
  Certificates of deposit.........................................           --       8,000,000
  Receivables from affiliate......................................    9,325,000              --
  Prepaid expenses and other current assets.......................       65,000          20,000
                                                                    -----------     -----------
     Total current assets.........................................    9,395,000      17,718,000
Receivables from affiliate........................................           --      15,503,000
Property, plant and equipment, net................................      118,000         204,000
Patents, clinical trials and trademarks, net......................    2,127,000       1,823,000
                                                                    -----------     -----------
                                                                    $11,640,000     $35,248,000
                                                                    ===========     ===========
                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable................................................  $    23,000     $   405,000
  Accrued liabilities.............................................      544,000         508,000
                                                                    -----------     -----------
     Total current liabilities....................................      567,000         913,000
                                                                    -----------     -----------
Deferred compensation.............................................      270,000         260,000
                                                                    -----------     -----------
Commitments and contingencies
Stockholders' equity:
  Preferred stock: $.10 par value; 1,000,000 shares authorized;
     none outstanding.............................................           --              --
  Common stock: $.10 par value; 30,000,000 shares authorized;
     14,145,870 shares outstanding at December 31, 1992 and
     18,113,149 shares outstanding at December 31, 1993...........    1,415,000       1,811,000
  Additional capital..............................................   41,789,000      73,465,000
  Accumulated deficit.............................................  (32,401,000)    (41,201,000)
                                                                    -----------     -----------
     Total stockholders' equity...................................   10,803,000      34,075,000
                                                                    -----------     -----------
                                                                    $11,640,000     $35,248,000
                                                                    ===========     ===========

   The accompanying notes are an integral part of these financial statements.

                                 VIRATEK, INC.

                            STATEMENTS OF OPERATIONS

              FOR THE YEARS ENDED DECEMBER 31, 1991, 1992 AND 1993

                                                            1991          1992          1993
                                                         ----------    ----------    ----------
Revenues:
  Royalties from SPI (an affiliate)....................  $4,263,000    $5,448,000    $5,903,000
  Net sales to SPI.....................................     235,000            --            --
                                                         ----------    ----------    ----------
     Total revenues....................................   4,498,000     5,448,000     5,903,000
Costs and expenses:
  Cost of sales........................................     235,000            --            --
  General and administrative expense...................     455,000     1,026,000     2,226,000
  Research and development costs.......................          --     2,299,000     5,193,000
  Interest income, net.................................    (239,000)     (210,000)     (873,000)
  Depreciation and amortization........................     515,000       738,000       425,000
  Other income, net....................................     (52,000)     (285,000)     (232,000)
                                                         ----------    ----------    ----------
  Income (loss) before provision (benefit) for income
     taxes.............................................   3,584,000     1,880,000      (836,000)
Provision (benefit) for income taxes...................      (3,000)       63,000       (14,000)
                                                         ----------    ----------    ----------
  Net income (loss)....................................  $3,587,000    $1,817,000    $ (822,000)
                                                         ==========    ==========    ==========
Per share information:
  Net income (loss)....................................  $      .24    $      .12    $     (.05)
                                                         ==========    ==========    ==========

   The accompanying notes are an integral part of these financial statements.

                                 VIRATEK, INC.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

              FOR THE YEARS ENDED DECEMBER 31, 1991, 1992 AND 1993


                               COMMON STOCK
                          -----------------------
                          NUMBER OF                   ADDITIONAL     ACCUMULATED
                           SHARES        AMOUNT        CAPITAL         DEFICIT          TOTAL
                          ---------     ---------     ----------     -----------     -----------
Balance at November 30,
  1990..................  13,946,002    $1,394,000    $40,010,000    $(37,970,000)   $ 3,434,000
December 1990 net
  income................        --             --             --          165,000        165,000
Proceeds from exercise
  of stock options......     157,022        16,000        319,000             --         335,000
Transfer of intangible
  assets................        --             --       1,350,000             --      1,350,000
Net income..............        --             --             --        3,587,000      3,587,000
                           ---------     ---------     ----------     -----------    -----------
Balance at December 31,
  1991..................  14,103,024     1,410,000     41,679,000     (34,218,000)     8,871,000
Proceeds from exercise
  of stock options......      42,846         5,000        110,000             --         115,000
Net income..............        --            --             --         1,817,000      1,817,000
                           ---------     ---------     ----------     -----------    -----------
Balance at December 31,
  1992..................  14,145,870     1,415,000     41,789,000     (32,401,000)    10,803,000
Stock offering and
  warrants exercised....   2,947,892       294,000     23,443,000             --      23,737,000
Proceeds from exercise
  of stock options......     156,856        16,000        341,000             --         357,000
Effect of stock
  distribution issued in
  January 1994..........     862,531        86,000      7,892,000      (7,978,000)           --
Net loss................        --            --             --          (822,000)      (822,000)
                           ---------     ---------     ----------     -----------     ----------
Balance at December 31,
  1993..................  18,113,149    $1,811,000    $73,465,000    $(41,201,000)   $34,075,000
                          ==========    ==========    ===========    ============    ===========


   The accompanying notes are an integral part of these financial statements.

                                 VIRATEK, INC.

                            STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1991, 1992 AND 1993

                                                           1991           1992            1993
                                                       -----------     -----------     ----------
Cash flows used in operating activities:
  Net income (loss)..................................  $ 3,587,000     $ 1,817,000     $ (822,000)
  Adjustments to reconcile net income (loss) to net
     cash used in operating activities:
     Depreciation and amortization...................      515,000         738,000        425,000
     Deferred taxes..................................       (3,000)          8,000             --
     Other non cash items............................       (6,000)             --             --
  Change in assets and liabilities:
     Other receivables...............................        6,000              --             --
     Inventories.....................................      174,000              --             --
     Prepaid expenses and other current assets.......       (2,000)        (48,000)        45,000
     Accounts payable................................     (560,000)         (5,000)       382,000
     Accrued liabilities.............................     (351,000)        367,000        (36,000)
     Deferred compensation...........................       56,000          (9,000)       (10,000)
     Intercompany receivables........................   (4,727,000)     (3,562,000)    (6,432,000)
                                                       -----------     -----------     ----------
     Net cash used in operating activities...........   (1,311,000)       (694,000)    (6,448,000)
                                                       -----------     -----------     ----------
Cash flows provided by (used in) investing
  activities:
  Disposals (additions) of property, plant and
     equipment.......................................        7,000              --       (207,000)
  Purchase of certificates of deposit................           --              --     (8,000,000)
                                                       -----------     -----------     ----------
  Net cash provided by (used in) investing
     activities......................................        7,000              --     (8,207,000)
                                                       -----------     -----------     ----------
Cash flows provided by financing activities:
  Proceeds from ICN advances.........................    1,006,000         580,000        254,000
  Net proceeds from stock offering and warrants......           --              --     23,737,000
  Proceeds from stock options........................      335,000         115,000        357,000
                                                       -----------     -----------     ----------
  Net cash provided by financing activities..........    1,341,000         695,000     24,348,000
                                                       -----------     -----------     ----------
Net increase in cash and cash equivalents............       37,000           1,000      9,693,000
Cash and cash equivalents at beginning of year.......      (33,000)          4,000          5,000
                                                       -----------     -----------     ----------
Cash and cash equivalents at end of year.............  $     4,000     $     5,000     $9,698,000
                                                       ===========     ===========     ==========

   The accompanying notes are an integral part of these financial statements.

                                 VIRATEK, INC.

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1993

 1. RELATIONSHIP WITH ICN PHARMACEUTICALS, INC., SPI PHARMACEUTICALS, INC. AND ICN BIOMEDICALS, INC.

     Viratek, Inc. was incorporated on August 1, 1980 as a wholly-owned subsidiary of ICN Pharmaceuticals, Inc. ("ICN") and at December 31, 1993 is 63%-owned by ICN. At December 31, 1993, SPI Pharmaceuticals, Inc. ("SPI") is 39%-owned by ICN and ICN Biomedicals, Inc. ("Biomedicals") is 69%-owned by ICN. The Company was organized primarily to develop compounds derived from or related to the components of nucleic acids which are to be used in the treatment of viral diseases.

     Viratek operates in one business segment and geographic region whose revenues are dependent upon sales of ribavirin by SPI.

 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Reclassifications

     Certain prior year items have reclassified to conform with the current year presentation.

  Cash and Cash Equivalents

     For purposes of the statements of cash flows, the Company considers highly liquid investments purchased with a maturity of three months or less to be cash equivalents. The carrying amounts of these assets approximates fair value due to the short-term maturity of these instruments.

  Property, Plant and Equipment

     The Company uses the straight-line method for depreciating property, plant and equipment over their estimated useful lives. Machinery and equipment are depreciated over 10 years and furniture and fixtures over 5-10 years.

     Repairs and maintenance which are not considered betterments and do not extend the useful life of the property are charged to expense as incurred. Upon sale or retirement, the costs and related accumulated depreciation are eliminated from the respective accounts, and the resulting gain or loss is recorded in income.

  Patents, Clinical Trials and Trademarks

     The Company expenses research and development costs as incurred. Costs associated with clinical trials conducted prior to FDA approval are expensed as research and development, unless approval is considered routine and is expected to occur in a short period of time.

     At December 31, 1992 and 1993, costs associated with previous clinical trials of RSV and post approval follow-up studies of RSV have been capitalized. Patents, clinical trials and trademarks are amortized over their estimated useful lives of 17 years which, based upon a reevaluation beginning in 1991, have a remaining useful life at December 31, 1993 of 6 years.

  Income Taxes

     In January 1993, the Company adopted SFAS 109, Accounting for Income Taxes. SFAS 109 requires an asset and liability approach be used in the recognition of deferred tax assets and liabilities for the expected future tax consequence of events that have been recognized in the Company's financial statements or tax returns.

                                 VIRATEK, INC.

                               DECEMBER 31, 1993

  Earnings per share


     Per share information is based on the weighted average number of common shares outstanding and dilutive common share equivalents. Common equivalent shares represent shares issuable for outstanding options, on the assumption that the proceeds would be used to repurchase shares in the open market. In December 1993, the Company declared a fourth quarter 1993 stock distribution of 5%. All share and per share amounts used in computing earnings per share have been restated to reflect this stock distribution. The number of shares used in the per share computation was 15,102,000 in 1991, 15,249,000 in 1992, and 16,937,000
in 1993.


 3. RELATED PARTY TRANSACTIONS

  General

     ICN controls Biomedicals and Viratek through stock ownership, voting control and board representation and is affiliated with SPI. Certain officers of ICN occupy similar positions with SPI, Biomedicals and Viratek. ICN, SPI, Biomedicals and Viratek (collectively, the "Affiliated Corporations") have engaged in, and will continue to engage in, certain transactions with each other.

     An Oversight Committee and the Boards of Directors of the Affiliated Corporations reviews transactions between or among the Affiliated Corporations to determine whether a conflict of interest exists with respect to a particular transaction and the manner in which such conflict can be resolved. The Oversight Committee has advisory authority only and makes recommendations to the Board of Directors of each of the Affiliated Corporations. The Oversight Committee consists of one non-management director of each Affiliated Corporation and a non-voting chairman. The significant related party transactions have been reviewed and recommended for approval by the Oversight Committee, and approved by the respective Boards of Directors.

  Ribavirin agreements

     Effective December 1, 1990, SPI and Viratek entered into a royalty agreement. Under this agreement, SPI acts as Viratek's exclusive distributor of ribavirin, and pays Viratek a royalty of 20% on sales worldwide for a term of 10 years with an option by either party to extend it for an additional 10 years.

     Royalties under this agreement with SPI were $4,263,000, $5,448,000, and $5,903,000 for 1991, 1992 and 1993, respectively. Included in royalties for 1991, 1992 and 1993 are royalties earned on foreign sales by SPI totalling $1,189,000, $1,472,000 and $2,107,000, respectively.

     During 1991, SPI purchased $235,000 of ribavirin from the Company.

  Cost allocations

     The Affiliated Corporations occupy ICN's facility in Costa Mesa, California. During 1991, 1992 and 1993, ICN charged facility costs of $30,000 per year to the Company. The facility cost is determined using a formula based upon the proportionate usage of the facilities by the Affiliated Corporations. The costs of common services such as maintenance, purchasing and personnel are incurred by SPI and allocated to the Affiliated Corporations based on the services utilized. These common service costs were $2,617,000, $2,556,000, and $2,584,000 for 1991, 1992 and 1993, respectively, of which SPI allocated $30,000, $26,000 and $47,000 to the Company, respectively. It is management's belief that the methods used and amounts allocated for facility costs and common services are reasonable based upon the usage by the Company.

     During 1991, the Company began renting certain office equipment to ICN for use at the Costa Mesa Facility. Rent is being charged at $20,000 per month through 1993, renewable annually.

                                 VIRATEK, INC.

                               DECEMBER 31, 1993

  Investment policy and intercompany transactions

     ICN and the Company have adopted a policy covering intercompany advances and interest rates and the types of investments (marketable equity securities, high-yield bonds, etc.) to be made by ICN and its subsidiaries whereby excess cash held by ICN's subsidiaries is transferred to ICN and cash advances are made to ICN's subsidiaries to fund short-term cash requirements. ICN charges or credits interest expense or income based on the amount invested, current interest rates and the cost of capital.

     During 1991, advances from ICN totalled $1,006,000. During the year, Viratek reclassified $5,515,000 of intercompany receivables from SPI to ICN, which resulted in a receivable of $3,767,000 due from ICN at December 31, 1991. Interest is credited on outstanding balances at prime (6.5% at December 31, 1991) plus 1/2%. Viratek earned interest income of $271,000 from ICN on the average balance outstanding during 1991. In addition, Viratek had a receivable from SPI of $2,576,000 at December 31, 1991, upon which interest was not earned.

     During 1992, Viratek reclassified $536,000 of intercompany payables to Biomedicals to ICN and reclassified $6,332,000 of intercompany receivable from SPI to ICN, which resulted in a receivable of $9,325,000 due from ICN at December 31, 1992. Interest is credited on outstanding ICN balances at prime (6% at December 31, 1992) plus 1/2%. Viratek earned interest income of $239,000 from ICN on the average balance outstanding during 1992.

     During 1993, Viratek reclassified $272,000 of intercompany payables to Biomedicals to ICN and reclassified $5,228,000 of intercompany receivable from SPI to ICN, which resulted in a receivable of $15,528,000 due from ICN at December 31, 1993. Interest is credited on outstanding ICN balances at prime (6% at December 31, 1993) plus 1/2%. Viratek earned interest income of $714,000 from ICN on the average balance outstanding during 1993.

  Other

     Effective January 1, 1992, Viratek and Biomedicals entered into an agreement whereby Biomedicals agreed to transfer rights, title and interest in certain of its research and development assets to Viratek. Biomedicals shall retain a right of first refusal to the marketing and distribution rights for any product developed from the transferred assets and pay a royalty to the Company. Accordingly, Viratek incurred $514,000 and $793,000 of expenses relating to biomedical research and development for the years ended December 31, 1992 and 1993.

     Effective March 1, 1991, Viratek transferred all inventory, consisting of ribavirin in bulk, work-in-process and finish goods form, to SPI at its recorded book value of $2,943,000. Viratek no longer supplies ribavirin to SPI. Viratek then reclassified the intercompany receivable from SPI to a receivable due from ICN in the amount of $2,943,000.

     Effective May 1, 1991, Viratek transferred the rights to three compounds, in various stages of development, to SPI for $1,350,000 plus a royalty of 6.8% of future sales. The amount has been credited to additional capital. Future royalties will be recognized as income when earned. However, during 1993, 1992 and 1991, there have been no sales of product subject to the 6.8% royalty. The Company reclassified the intercompany receivable from SPI to a receivable due from ICN in the amount of $1,350,000.

     During 1991, the Company transferred equipment to ICN Galenika, a 75% owned subsidiary of SPI, at its net book value of $333,000.

                                 VIRATEK, INC.

                               DECEMBER 31, 1993

     Following is a summary of transactions, as described above, between the Company and ICN and its subsidiaries for each of the three years ended December 31, 1991, 1992 and 1993:

                                                        1991           1992           1993
                                                     ----------     ----------     ----------
    Transactions:
    Royalties from SPI.............................  $4,263,000     $5,448,000     $5,903,000
    Sales of ribavirin to SPI......................     235,000             --             --
    Facility costs charged by ICN..................     (30,000)       (30,000)       (30,000)
    Allocation of common services from SPI.........     (30,000)       (26,000)       (47,000)
    Interest charged to (by) ICN, net..............    (271,000)       239,000        714,000
    Equipment rents charged to ICN.................     120,000        240,000        240,000
    Transfer of inventory to SPI...................   2,943,000             --             --
    Transfer of compounds to SPI...................   1,350,000             --             --
    Transfer of equipment to SPI...................     333,000             --             --

     In addition to the above transactions, the Affiliated Corporations paid certain of the Company's liabilities in lieu of making cash payments to the Company, totalling $1,791,000 and $602,000, for the year ended December 31, 1992 and 1993.

 4. COMMON STOCK

     On April 22, 1992, the stockholders of the Company approved the 1992 Non-Qualified Stock Option Plan ("1992 Option Plan") and the 1992 Employee Incentive Stock Option Plan ("1992 Incentive Plan"), reserving 525,000 shares per plan of the Company's Common Stock for issuance to employees and directors of the Company and its affiliates (including ICN). In addition, the Company had reserved and issued 1,292,000 shares of the Company's common stock under the 1980 Employee Stock Option Plan ("1980 Option Plan").

     The Company has granted options for shares of its common stock under the Company's 1992 Option Plan and 1980 Option Plan. Options under the 1992 Option Plan are exercisable over a period to be determined by the Compensation Committee, which shall not exceed ten years from the date of grant and will expire at the end of the option period. Options under the 1980 Option Plan are exercisable during a four year period beginning one year after the date of grant and expire five years after the date of grant. At December 31, 1993, options of 141,750 and 31,314 were outstanding (with exercise prices ranging from $2.024 to $13.214) of which 5,250 and 20,816 shares were exercisable under the 1992 Option Plan and the 1980 Option Plan, respectively. During 1993, 22,483 shares were exercised under the 1980 Option Plan at an average price of $3.03 and no shares were exercised under the 1992 Option Plan.

     As of December 31, 1993, 425,250 options were outstanding at prices ranging from $7.619 to $21.190 and none were exercisable under the 1992 Incentive Plan.

     During fiscal 1981, 1984 and 1986, the Board of Directors of the Company reserved for its President and certain directors non-qualified stock options to purchase 735,000 shares of common stock at a price of $2.024 per share. At December 31, 1993 options to purchase 278,908 shares were outstanding and exercisable. Options to purchase 420,000 shares were outstanding and exercisable during 1992 and 1991. 134,373 shares were exercised during 1993 and no options were exercised during 1992 and 1991.

     In February 1993, Viratek successfully completed an offering in which it sold 1,375,000 units for net proceeds of $8,897,000. Each unit consisted of one share of common stock and one warrant to purchase one unit of common stock at $10.075. On March 19, 1993, the underwriters exercised their option to purchase the

                                 VIRATEK, INC.

                               DECEMBER 31, 1993

overallotment (206,250 units) in connection with the public offering for net proceeds of $1,368,000. The warrants became separately transferable on July 29, 1993 and were exercisable until August 30, 1993 and redeemable by the Company on August 31, 1993 at $.05 per warrant if not previously exercised. A total of 1,366,642 warrants were exercised resulting in net proceeds to the Company of $13,472,000.

     In December 1993, the Company declared a fourth quarter 1993 stock distribution of 5%. Accordingly, all numbers of common shares, except shares authorized, stock option data and per share data have been restated to reflect the distribution. Fractional shares resulting from the distribution were settled in cash.

 5. INCOME TAXES

     In January 1993, the Company adopted Statement of Financial Accounting Standards No. 109 (SFAS 109), Accounting for Income Taxes. SFAS 109 is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequence of events that have been recognized in the Company's financial statements or tax returns. The adoption of SFAS 109 did not result in a cumulative effect adjustment.

     The Company's income tax benefit for 1993 of $14,000 is primarily attributable to the difference between the 1992 provision for income taxes accrued in the financial statements and the liability as finally determined upon the filing of the Company's 1992 tax return. The Company's 1992 tax provision of $63,000 was based primarily on the Company's estimated alternative minimum tax liability.

     The Company's effective tax rate differs from the applicable U.S. statutory federal income tax rate due to the following:

                                                                       1991    1992    1993
                                                                       ---     ---     ---
    Statutory rate...................................................   34%     34%    (34)%
    NOL utilization/limitation.......................................  (34)    (34)     34
    Alternative minimum tax..........................................   --       2      --
    Other............................................................   --       1      --
    Provision to return adjustment...................................                   (2)
                                                                       ---     ---     ---
                                                                         0       3      (2)
                                                                       ===     ===     ===

     The Company files its federal tax return on a stand-alone basis. Prior to January 1992, the Company filed a consolidated tax return with ICN and was subject to a tax sharing agreement. In accordance with the terms of the tax sharing agreement, the Company was required to pay ICN for federal taxes otherwise payable on a stand-alone basis. The federal tax sharing agreement and consolidated federal filing terminated in January 1992 when ICN's ownership of the Company dropped below 80 percent.

     The Company has net operating loss carryforwards of $47,500,000 which expire in varying amounts from 1995 through 2005. The NOL carryforwards include $10,900,000 of stock option deductions. For financial statement purposes, the tax benefit from the utilization of stock option deductions are credit to paid-in-capital. The Company has research and development tax credit carryovers of $800,000 which expire in varying amounts from 1996 to 2002.

     The Company's net operating loss carryforward differs from the Company's accumulated deficit primarily due to the portion of the NOL carryforward attributable to stock option deductions.

     The primary component which gives rise to the Company's net deferred tax position is the tax benefit associated with the Company's NOL carryforward position. At December 31, 1993, and January 1, 1993, the future tax benefit associated with the Company's NOL carryforward was approximately $12,800,000 and

                                 VIRATEK, INC.

                               DECEMBER 31, 1993

$12,100,000, respectively. A full valuation reserve has been established against this deferred tax asset in accordance with SFAS 109.

 6. RSV CLINICAL TRIALS

     As of December 31, 1993, the Company had net amounts capitalized of $1,823,000, related to patents, trademarks and outside studies requested by the FDA to obtain and maintain approval for the use of ribavirin in treating RSV. As of December 31, 1993, accumulated amortization applicable to all patents, clinical trials and trademarks costs was $2,270,000.

 7. COMMITMENTS AND CONTINGENCIES

  Post approval studies

     By letter dated December 31, 1985, the FDA advised the Company that the FDA had approved the Company's NDA for the hospital use of aerosolized ribavirin for the treatment of RSV in infants. As a condition of the approval, the Company agreed to conduct certain additional studies. The future costs of such studies are not expected to be significant.

  Deferred compensation

     During fiscal 1985, the Company adopted deferred compensation agreements with its officers and certain key employees, with benefits commencing at death or retirement. As of December 31, 1993, the present value of the deferred compensation benefits to be paid to a former officer of the Company, has been accrued in the amount of $269,000. Payments are made monthly over a 15 year period with interest at a rate of 12.4%. The interest expense for the year ended December 31, 1993, was $38,000. The Deferred Compensation Plan was terminated in May 1990 and no other amounts are due thereunder.

  Litigation

     The Company is a defendant in certain consolidated class actions pending in the United States District Court for the Southern District of New York entitled In re Paine Webber Securities Litigation (Case No. 86 Civ. 6776 (VLB); In re ICN/Viratek Securities Litigation (Case No. 87 Civ. 4296 (VLB)). The plaintiffs represent alleged classes of persons who purchased ICN, Viratek or SPI common stock during the period January 7, 1986 to and including April 15, 1987. In their memorandum of law, dated February 4, 1994, the ICN Defendants argue that class certification may only be granted for purchasers of ICN common stock for the period August 12, 1986 through February 20, 1987 and for purchasers of Viratek common stock for the period December 9, 1986 through February 20, 1987. The ICN Defendants assert that no class should be certified for purchasers of the common stock of SPI for any period. The plaintiffs allege that during such period the defendants made, or aided and abetted other defendants in making, misrepresentations of material fact and omitted to state material facts concerning the business, financial condition and future prospects of ICN, Viratek and SPI in certain public announcements, Paine Webber, Inc. research reports and filings with the Commission. The alleged misstatements and omissions primarily concern developments regarding Virazole(R), including the efficacy and safety of the drug and the market for the drug. The plaintiffs allege that such misrepresentations and omissions violate Section 10(b) of the Exchange Act of 1934 and Rule 10b-5 promulgated thereunder and constitute common law fraud and misrepresentation. The plaintiffs seek an unspecified amount of monetary damages, together with interest thereon, and their costs and expenses incurred in the action, including reasonable attorneys' and experts' fees. The ICN defendants moved to dismiss the consolidated complaint in March 1988, for failure to state a claim upon which relief may be granted and for failure to plead the allegations of fraud and misrepresentation with sufficient particularity. On

                                 VIRATEK, INC.

                               DECEMBER 31, 1993

September 18, 1992, the Court denied the ICN defendants' motion to dismiss and for summary judgment. The ICN defendants filed their answer on February 17, 1993. On October 20, 1993, plaintiffs informed the Court that they had reached an agreement to settle with co-defendant Paine Webber, Inc. and that they would submit a proposed settlement stipulation to the Court. Expert discovery, which commenced in September 1993, is expected to conclude by the end of April 1994. Plaintiffs' damages expert, utilizing assumptions and methodologies that the ICN Defendants' damages experts find to be inappropriate under the circumstances, has testified that, assuming that classes were certified for purchasers of ICN, Viratek and SPI common stock for the entire class periods alleged by plaintiffs, January 7, 1986 through April 15, 1987, and further assuming that all of the plaintiffs' allegations were proven, potential damages against ICN, Viratek and SPI would, in the aggregate, amount to $315,000,000. The ICN Defendants' four damages' experts have testified that damages are zero. Management believes that, having extensively reviewed the issues in the above referenced matters, there are strong defenses and that the Company intends to defend the litigation vigorously. While the ultimate outcome of these lawsuits cannot be predicted with certainty, and an unfavorable outcome could have an adverse effect on the Company, at this time management does not expect that these matters will have a material adverse effect on the financial position, result of operations or liquidity of the Company. The attorney's fees and other costs of the litigation are allocated equally between ICN and Viratek.

     In August 1992, an action was filed in United States District Court for the Southern District of New York, entitled Rossi v. ICN Pharmaceuticals, Inc. (Case No. 92 Cir. 4819 (CL6)). The plaintiffs, citing theories of product liability, negligence and strict liability in tort, allege that birth defects in an infant were caused by the mother's exposure to ribavirin during pregnancy. The plaintiff's counsel agreed to place the case on the courts "suspense calendar" pending completion of ICN's investigation of the underlying facts. Based on such investigations, this case was dismissed without prejudice pursuant to stipulation by the parties in December 1993. Per the License Agreement, SPI indemnified Viratek and ICN for lawsuits involving the use of Virazole(R).

     The Company, from time to time, is a party to a number of other pending or threatened lawsuits arising out of, or incident to, its ordinary course of business. In the opinion of management, neither the lawsuits discussed above nor various other pending lawsuits will have a material adverse effect on the consolidated financial position or operations of the Company.

  Product Liability Insurance

     During 1985, after reviewing costs, availability and related factors, management decided not to continue to maintain product liability insurance. While to date no material adverse claim for personal injury resulting from allegedly defective products, including ribavirin, has been successfully maintained against the Company, a substantial claim, if successful, could have a material adverse effect on the Company.

 8. SUPPLEMENTAL CASH FLOW DISCLOSURES

     The Company made cash payments for interest of $0, $29,000 and $38,000 during 1991, 1992, and 1993, respectively. Income taxes paid during 1993, net of refunds, were $17,000. No income taxes were paid during 1991 and 1992.


     In December 1993, the Company declared a 5% common stock distribution amounting to 862,531 shares of common stock for $7,978,000.


     In 1991, Viratek transferred all inventory, three compounds and certain equipment, to SPI and its subsidiaries in the amount of $4,626,000.

                                 VIRATEK, INC.

                               DECEMBER 31, 1993

 9. DETAIL OF CERTAIN ACCOUNTS

                                                                 1992           1993
                                                              ----------     ----------
        Property, plant and equipment, net:
          Machinery and equipment...........................  $1,263,000     $1,424,000
          Autos and trucks..................................      59,000         84,000
          Furniture and fixtures............................      33,000         54,000
                                                              ----------     ----------
                                                               1,355,000      1,562,000
                                                              ----------     ----------
        Less: Accumulated depreciation......................   1,237,000      1,358,000
                                                              ----------     ----------
                                                              $  118,000     $  204,000
                                                               =========      =========

                                                                 1992           1993
                                                              ----------     ----------
        Accrued liabilities:
          Professional Fees.................................  $  231,000     $  291,000
          Accrued communications expenses...................     197,000         88,000
          Other.............................................     116,000        129,000
                                                              ----------     ----------
                                                              $  544,000     $  508,000
                                                               =========      =========

                                                   1991           1992           1993
                                                 ---------     ----------     ----------
        Other (income) expense, net:
          Contribution to the UC San Diego.....  $ 325,000     $       --     $       --
          Equipment rental income..............   (120,000)      (240,000)      (240,000)
          Legal expense reversal...............   (200,000)            --             --
          Other................................    (57,000)       (45,000)         8,000
                                                 ---------     ----------     ----------
                                                 $ (52,000)    $ (285,000)    $ (232,000)
                                                 =========      =========      =========

10. QUARTERLY FINANCIAL DATA (UNAUDITED)

     Following is a summary of quarterly financial data for each of the quarters ended March 31, June 30, September 30 and December 31 for the years ended December 31, 1992 and 1993.

                 1992               FIRST QUARTER     SECOND QUARTER     THIRD QUARTER     FOURTH QUARTER
    ------------------------------  -------------     --------------     -------------     --------------
    Revenues......................   $ 1,993,000       $    265,000       $ 1,948,000        $1,242,000
    Research and development
      expenses and other, net.....       605,000            113,000         1,269,000         1,644,000
    Net income (loss).............     1,388,000            152,000           679,000          (402,000)
    Net income (loss) per
      share(1)....................   $       .09       $        .01       $       .04        $     (.03)

                 1993               FIRST QUARTER     SECOND QUARTER     THIRD QUARTER     FOURTH QUARTER
    ------------------------------  -------------     --------------     -------------     --------------
    Revenues......................   $ 1,444,000       $    540,000       $ 2,048,000        $1,871,000
    Research and development
      expenses and other, net.....     1,157,000          1,649,000         1,799,000         2,119,000
    Net income (loss).............       287,000         (1,109,000)          249,000          (249,000)
    Net income (loss) per
      share(1)....................   $       .02       $       (.07)      $       .01        $     (.01)

- ---------------


(1) Net income (loss) per share has been restated to reflect a fourth quarter 1993 stock distribution of 5%.

                      (This page intentionally left blank)

                                 VIRATEK, INC.

                            CONDENSED BALANCE SHEETS

                      DECEMBER 31, 1993 AND JUNE 30, 1994
                                (000'S OMITTED)

                                  A S S E T S

                                                                                    JUNE 30,
                                                                     DECEMBER 31,     1994
                                                                         1993       UNAUDITED
                                                                     ------------   ---------
Current assets:
  Cash and cash equivalents......................................      $  9,698     $ 11,564
  Certificates of deposit........................................         8,000           --
  Prepaid expenses and other current assets......................            20           26
                                                                       --------     --------
          Total current assets...................................        17,718       11,590
Receivables from affiliates, net.................................        15,503       19,911
Property, plant and equipment, net...............................           204          993
Patents, clinical trials and trademarks, net.....................         1,823        1,671
                                                                       --------     --------
          TOTAL ASSETS...........................................      $ 35,248     $ 34,165
                                                                       ========     ========
                            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable...............................................      $    405     $    168
  Accrued liabilities............................................           508        1,007
                                                                       --------     --------
          Total current liabilities..............................           913        1,175
Deferred compensation............................................           260          255
Commitments and contingencies
Stockholders' equity:
  Common stock, $.10 par value; 30,000,000 shares authorized;
     18,113,149 shares outstanding as of December 31, 1993 and
     June 30, 1994...............................................         1,811        1,811
  Additional capital.............................................        73,465       73,456
  Accumulated deficit............................................       (41,201)     (42,532)
                                                                       --------     --------
          Total stockholders' equity.............................        34,075       32,735
                                                                       --------     --------
          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.............      $ 35,248     $ 34,165
                                                                       ========     ========

   The accompanying notes are an integral part of these financial statements.

                                 VIRATEK, INC.

                       CONDENSED STATEMENTS OF OPERATIONS

           FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 1993 AND 1994
             (UNAUDITED -- 000'S OMITTED, EXCEPT PER SHARE AMOUNTS)

                                                    THREE MONTHS ENDED         SIX MONTHS ENDED
                                                         JUNE 30,                  JUNE 30,
                                                    -------------------       -------------------
                                                     1993        1994          1993        1994
                                                    -------     -------       -------     -------
Revenues:
  Royalties from SPI..............................  $   540     $   758       $ 1,984     $ 3,570
Costs and expenses:
  General and administrative expenses.............      449         792           781       1,753
  Research and development........................    1,359       2,079         2,298       3,717
  Depreciation and amortization...................      109         137           212         252
  Interest income, net............................     (210)       (453)         (373)       (826)
  Other income, net...............................      (58)         --          (112)         --
                                                    -------     -------       -------     -------
  Loss before income tax expense..................   (1,109)     (1,797)         (822)     (1,326)
  Income tax expense..............................       --           5            --           5
                                                    -------     -------       -------     -------
  Net loss........................................  $(1,109)    $(1,802)      $  (822)    $(1,331)
                                                    =======     =======       =======     =======
Per share information:
  Net loss........................................  $  (.07)    $  (.10)      $  (.05)    $  (.07)
                                                    =======     =======       =======     =======
Shares used in per share computation..............   16,655      18,113        16,228      18,113
                                                    =======     =======       =======     =======

   The accompanying notes are an integral part of these financial statements.

                                 VIRATEK, INC.

                       CONDENSED STATEMENTS OF CASH FLOWS

                FOR THE SIX MONTHS ENDED JUNE 30, 1993 AND 1994
                          (UNAUDITED -- 000'S OMITTED)

                                                                            SIX MONTHS ENDED
                                                                                JUNE 30,
                                                                           -------------------
                                                                            1993        1994
                                                                           -------     -------
Cash flows from operating activities:
  Net loss...............................................................  $  (822)    $(1,331)
  Adjustments to reconcile net loss to net cash used in operating activities:
     Depreciation and amortization.......................................      212         252
     Change in asset and liabilities:
       Increase in receivables from affiliates, net......................   (2,227)     (4,408)
       Decrease in prepaid expenses and other current assets.............       54          (6)
       Increase (decrease) in accounts payable and accrued liabilities...     (177)        262
       Deferred compensation.............................................       (5)         (5)
                                                                           -------     -------
     Net cash used in operating activities...............................   (2,965)     (5,236)
                                                                           -------     -------
Cash flows from investing activities:
  Capital expenditures...................................................     (138)       (889)
  Maturity of certificate of deposit.....................................       --       8,000
                                                                           -------     -------
     Net cash used in investing activities...............................     (138)      7,111
                                                                           -------     -------
Cash flows from financing activities:
  Proceeds from ICN advances.............................................      254          --
  Redemption of warrants.................................................       --          (9)
  Proceeds from stock options............................................      297          --
  Net proceeds from stock offering.......................................   10,269          --
                                                                           -------     -------
     Net cash provided by (used in) financing activities.................   10,820          (9)
                                                                           -------     -------
Net increase in cash.....................................................    7,717       1,866
Cash and cash equivalents at beginning of period.........................        5       9,698
                                                                           -------     -------
Cash and cash equivalents at end of period...............................  $ 7,722     $11,564
                                                                           =======     =======

   The accompanying notes are an integral part of these financial statements.

                                 VIRATEK, INC.

        MANAGEMENT'S STATEMENT REGARDING UNAUDITED FINANCIAL STATEMENTS

     The condensed financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. The results of operations for the periods presented herein are not necessarily indicative of the results to be expected for a full year. Although the Company believes that all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the interim periods presented are included and that the disclosures are adequate to make the information presented not misleading, these condensed financial statements should be read in conjunction with the financial statements and notes thereto included in this Prospectus for the year ended December 31, 1993.

                                 VIRATEK, INC.

                    NOTES TO CONDENSED FINANCIAL STATEMENTS

                                 JUNE 30, 1994
                                  (UNAUDITED)

 1. RELATIONSHIP WITH ICN PHARMACEUTICALS, INC., SPI PHARMACEUTICALS, INC. AND ICN BIOMEDICALS, INC. --

     Viratek, Inc. ("Viratek" or the "Company") was incorporated on August 1, 1980, as a wholly-owned subsidiary of ICN Pharmaceuticals, Inc. ("ICN"). As of June 30, 1994, Viratek was 63 percent owned by ICN. SPI Pharmaceuticals, Inc. ("SPI") was 38 percent owned by ICN and ICN Biomedicals, Inc. ("Biomedicals") was 69 percent owned by ICN.

 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES --

  Per share information


     For the three and six months ended June 30, 1993 and 1994 per share information is based on the weighted average number of common shares outstanding. In December 1993, the Company declared a fourth quarter 1993 stock distribution of 5%. All relevant share and per share amounts used in computing earnings per share have been restated to reflect this stock distribution.


  Reclassification

     Certain prior period amounts have been reclassified to conform to the current period presentation.

 3. RELATED PARTY TRANSACTIONS --

  Royalty agreements

     During the three and six months ended June 30, 1993, SPI sold $2,700,000 and $9,920,000 of ribavirin resulting in royalties to Viratek of $540,000 and $1,984,000, respectively. For the same periods in 1994, SPI sold $3,790,000 and $17,850,000 of ribavirin resulting in royalties to Viratek of $758,000 and $3,570,000, respectively. These royalties are based on a license agreement whereby 20% of the sales of ribavirin by SPI are payable to Viratek. Included in royalties for the three and six months ended June 30, 1993, are royalties earned on foreign sales by SPI totaling $449,000 and $1,122,000, respectively. For the same periods in 1994, royalties earned on foreign sales by SPI were $499,000 and $1,110,000, respectively.

  Cost Allocation

     ICN, SPI, Viratek and Biomedicals occupy ICN's facility in Costa Mesa, California. During the three and six months ended June 30, 1993 ICN charged facility costs of $8,000 and $15,000, respectively, to the Company. For the same periods in 1994, ICN charged facility costs of $60,000 and $120,000, respectively. The costs of common services such as maintenance, purchasing and personnel are incurred by SPI and allocated to ICN, Viratek and Biomedicals based on the services utilized. The common services costs for the three and six months ended June 30, 1993 were $10,000 and $23,000, respectively. For the same periods in 1994, these common services costs were $156,000 and $199,000, respectively.

  Debt and equity transactions

     At June 30, 1994, Viratek had $19,911,000 of receivables due from ICN. During the three and six months ended June 30, 1993, Viratek charged $171,000 and $318,000 respectively, to ICN for interest on the average balances owed to Viratek. For the same periods in 1994, Viratek charged $345,000 and $616,000, respectively, to ICN for interest on the average balances owed to Viratek.

                                 VIRATEK, INC.

                                 JUNE 30, 1994
                                  (UNAUDITED)

  Charges for the usage of equipment

     For the three and six months ended June 30, 1993 Viratek charged $60,000 and $120,000 to ICN for the usage of equipment owned by Viratek. None were incurred in 1994.

 4. CLINICAL TRIALS --

     As of June 30, 1994, the Company had net amounts capitalized of $1,498,000 related to outside studies requested by the FDA in order to obtain approval of the use of ribavirin in treating RSV. These costs are being amortized on a straight-line basis over their useful lives.

 5. COMMON STOCK --


     In December 1993, the Company declared a fourth quarter 1993 stock distribution of 5%. Accordingly, all numbers of common shares, except shares authorized, stock option data and per share data have been restated to reflect the distribution. Fractional shares resulting from the distribution were settled in cash.


 6. SUPPLEMENTAL CASH FLOW DISCLOSURES --

     The following table sets forth the amount of cash paid for interest and income taxes.

                                                                    SIX MONTHS ENDED
                                                                        JUNE 30,
                                                                   -------------------
                                                                    1993        1994
                                                                   -------     -------
        Interest.................................................  $16,000     $18,000
        Income taxes.............................................   50,000      13,000

 7. COMMITMENTS AND CONTINGENCIES --

     The Company is a defendant in certain consolidated class actions pending in the United States District Court for the Southern District of New York entitled In re Paine Webber Securities Litigation (Case No. 86 Civ. 6776 (VLB); In re ICN/Viratek Securities Litigation (Case No. 87 Civ. 4296 (VLB)). In the Third Amended Consolidated Class Action Complaint plaintiffs allege that the ICN Defendants made, or aided and abetted Paine Webber in making, misrepresentations of material fact and omitted to state material facts concerning the business, financial condition and future prospects of ICN, Viratek and SPI in certain public announcements, Paine Webber, Inc. research reports and filings with the Commission. The alleged misstatements and omissions primarily concern developments regarding Virazole(R) including the efficacy, safety, and market for the drug. The plaintiffs allege that such misrepresentations and omissions violate Section 10(b) of the Exchange Act of 1934 and Rule 10b-5 promulgated thereunder and constitute common law fraud and misrepresentation. The ICN Defendants filed their Answer, containing affirmative defenses, on February 15, 1993. Plaintiffs seek the certification of classes of persons who purchased ICN, Viratek, or SPI common stock during the period January 7, 1986 through April 15, 1987. In their memorandum of law, dated February 4, 1994, the ICN Defendants argue that class certification may only be granted for purchasers of ICN common stock for the period August 12, 1986 through February 20, 1987 and for purchasers of Viratek common stock for the period December 9, 1986 through February 20, 1987. The ICN Defendants assert that no class should be certified for purchasers of the common stock of SPI for any period. Oral argument on plaintiffs' motion for class certification was held on June 2, 1994. To date, no decision has been rendered.

                                 VIRATEK, INC.

                                 JUNE 30, 1994
                                  (UNAUDITED)

     On October 20, 1993, plaintiffs informed the Court that they had reached an agreement to settle with co-defendant Paine Webber. On May 6, 1994 plaintiffs submitted their Stipulation of Settlement to the Court. The hearing on the Stipulation of Settlement was held on July 27, 1994. The Court approved the proposed settlement (in the amount of $6.5 million) and requested additional information in connection with Plaintiffs' counsel's application for attorney fees and costs. Fact discovery is complete and expert discovery is virtually complete. Plaintiffs' damages expert, utilizing assumptions and methodologies that the ICN Defendants' damages experts find to be inappropriate under the circumstances, has testified that assuming that classes were certified for purchasers of ICN, Viratek, and SPI common stock for the entire class periods alleged by plaintiffs, January 7, 1986 through April 15, 1987, and further assuming that all of the plaintiffs' allegations were proven, potential damages against ICN, Viratek, and SPI would, in the aggregate, amount to $315,000,000. The ICN Defendants' four damages' experts have testified that damages are zero. On May 4, 1994, plaintiffs' counsel agreed to stipulate to the dismissal of the aiding and abetting claim asserted against the ICN Defendants and a formal stipulation will be submitted to the Court in the near future. Management believes that, having extensively reviewed the issues in the above referenced matters, there are strong defenses and the Company intends to defend the litigation vigorously. While the ultimate outcome of these lawsuits cannot be predicted with certainty, and an unfavorable outcome could have an adverse effect on the Company, at this time management does not expect that these matters will have a material adverse effect on the financial position, result of operations or liquidity of the Company. The attorney's fees and other costs of the litigation are allocated equally between ICN and Viratek.

     Rafi M. Khan v. ICN Pharmaceuticals, Inc. On April 5, 1993, ICN and Viratek filed suit against Rafi Khan ("Khan") in the United States District Court for the Southern District of New York. The complaint alleges, inter alia, that Khan violated numerous provisions of the securities laws and breached his fiduciary duty to ICN and Viratek by attempting to effectuate a change in control of ICN while acting as an agent and fiduciary of ICN and Viratek. As relief, ICN and Viratek, among other things, sought an injunction enjoining Khan from effectuating a change in control of ICN and compensatory and punitive damages in the amount of $25,000,000. Khan filed a counterclaim on April 12, 1993, naming the then ICN directors and ICN, as a nominal defendant sued only in a derivative capacity. The counterclaim contains causes of action for slander, interference with economic relations, and a shareholders' derivative action for breach of fiduciary duties. Khan seeks compensatory damages for interest in an unspecified amount, and exemplary damages of $29,000,000. On December 22, 1993, Khan filed a notice of appeal from a prior injunction granted by the court, to the Court of Appeals for the Second Circuit. On March 13, 1994, that appeal was dismissed on the grounds that Khan had defaulted for failure to comply with the Court's scheduling order. The Company has been advised by Mr. Khan that he intends to represent himself pro se in this matter. With the consent of the parties, the Court ordered all discovery stayed until September 6, 1994. Management believes that Khan's counterclaim is without merit and the Company intends to vigorously defend these counterclaims.

 8. SUBSEQUENT EVENTS --


     On August 1, 1994, the Company and its three affiliated corporations (ICN Pharmaceuticals, Inc., SPI Pharmaceuticals, Inc., Viratek, Inc. and ICN Biomedicals, Inc.) entered into a merger agreement to combine the four companies into a newly formed corporation (which will be renamed ICN Pharmaceuticals, Inc.) or in the case of Biomedicals, into a wholly-owned subsidiary of New ICN (the "Merger"). Under the terms of the merger agreement, all outstanding shares of common stock of the four companies (other than shares held by ICN) will be exchanged for shares of common stock of the new Company pursuant to the following exchange ratios: ICN: 1 to .512, SPI: 1 to 1; Viratek: 1 to .499; and
Biomedicals: 1 to .197. The proposed Merger is subject to various conditions, including approval by the stockholders of each of the four companies, issuance of

                                 VIRATEK, INC.

                                 JUNE 30, 1994
                                  (UNAUDITED)

$150 million of convertible debentures to refinance a substantial portion of the long-term indebtedness of the four companies (a waivable condition), appropriate regulatory approvals and certain other conditions. Assuming these conditions are satisfied, the transaction is expected to close during the fall of 1994.

     Three lawsuits have been filed by stockholders of SPI and, in one of these lawsuits, Viratek, with respect to the Merger in the Court of Chancery of the State of Delaware against ICN, SPI, Viratek (with respect to one of such lawsuits) and certain directors and officers of ICN, SPI and/or Viratek (including Milan Panic). The lawsuits, entitled Helmut Kling v. Milan Panic, et al., Jallath v. Milan Panic, et al., and Amy Hoffman v. Milan Panic, et al. purport to be class actions on behalf of all persons who hold shares of SPI Common Stock and, in one lawsuit, Viratek Common Stock. These suits allege that the consideration to be provided to the public stockbrokers of SPI and Viratek (with respect to one of such lawsuits) in the Merger is unfair and inadequate, and that the defendants have breached their fiduciary duties in approving the proposed Merger and otherwise. The Company believes that these suits are without merit.

                         REPORT OF INDEPENDENT AUDITORS

To ICN Biomedicals, Inc.:

     We have audited the accompanying consolidated balance sheets of ICN Biomedicals, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1993. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     The Company has had certain transactions with its parent and affiliated companies as more fully described in Notes 3, 4, 6, 7 and 11 to the consolidated financial statements. Whether the terms of these transactions would have been the same had they been between wholly unrelated parties cannot be determined.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of ICN Biomedicals, Inc. and subsidiaries as of December 31, 1993 and 1992 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1993 in conformity with generally accepted accounting principles.

                                          COOPERS & LYBRAND

Los Angeles, California
March 30, 1994

                             ICN BIOMEDICALS, INC.

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1992 AND 1993
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                     ASSETS

                                                                           1992         1993
                                                                         --------     --------
Current assets:
Cash and equivalents...................................................  $  2,204     $    509
Restricted cash........................................................        --          256
Receivables, net.......................................................    16,270       11,574
Inventories, net.......................................................    13,499       15,601
Prepaid expenses and other current assets..............................     3,587        3,241
Assets held for disposition............................................     8,959           --
                                                                         --------     --------
          Total current assets.........................................    44,519       31,181
Property, plant and equipment, net.....................................    13,155       15,728
Other assets and deferred charges, net.................................     2,735        2,342
Excess of cost over net assets of purchased subsidiaries, net..........     2,933        2,580
                                                                         --------     --------
                                                                         $ 63,342     $ 51,831
                                                                         ========     ========
                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Notes payable..........................................................  $  4,223     $  1,926
Current maturities of long-term debt and capital lease obligations.....     2,064        1,379
Accounts payable.......................................................    12,808        6,404
Accrued liabilities....................................................    16,748       10,716
                                                                         --------     --------
          Total current liabilities....................................    35,843       20,425
Long-term debt and capital lease obligations, less current
  maturities...........................................................    11,709       10,567
Deferred income taxes and other liabilities............................     3,560        2,266
Payable to ICN.........................................................     8,414        5,932
Commitments and contingencies (Note 7)
Stockholders' equity:
Preferred stock, $.01 par value; 1,000,000 shares authorized; Series A,
  300,000 shares ($30,000,000 involuntary liquidation preference)......        --            3
Series B, 390,000 shares ($39,000,000 involuntary liquidation
  preference)..........................................................        --            4
Common stock, $.01 par value: 30,000,000 shares authorized; 22,397,272 and 9,033,623 shares issued and outstanding at December 31, 1992 and
  1993, respectively...................................................       224           90
Additional capital: Preferred..........................................        --       61,928
Additional capital: Common.............................................    93,934       43,072
Deficit................................................................   (89,014)     (89,540)
Foreign currency translation adjustments...............................    (1,328)      (2,916)
                                                                         --------     --------
          Total stockholders' equity...................................     3,816       12,641
                                                                         --------     --------
                                                                         $ 63,342     $ 51,831
                                                                         ========     ========

  The accompanying notes are an integral part of these consolidated financial statements.

                             ICN BIOMEDICALS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

              FOR THE YEARS ENDED DECEMBER 31, 1991, 1992 AND 1993
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                               1991         1992         1993
                                                             --------     --------     --------
Net sales................................................    $ 96,507     $ 75,648     $ 59,076
Cost of sales............................................      51,917       44,851       27,631
                                                             --------     --------     --------
Gross profit.............................................      44,590       30,797       31,445
Selling, general and administrative expenses.............      39,922       43,509       28,455
Research and development costs...........................       1,687          583          378
Amortization of goodwill and other intangibles...........       1,829        1,486          502
Interest income (including $218 from ICN in 1991)........        (512)        (212)          (6)
Interest expense (including $314 and $420 to ICN in 1992
  and 1993, respectively)................................       7,585        4,779        2,256
Lease vacancy costs......................................          --           --        1,436
Restructuring costs and special charges..................       6,087       63,032           --
Other (income) expense, net..............................       1,268        4,731       (2,399)
                                                             --------     --------     --------
Income (loss) before provision (benefit) for income taxes
  and extraordinary income...............................     (13,276)     (87,111)         823
Provision (benefit) for income taxes.....................        (384)         309         (312)
                                                             --------     --------     --------
Income (loss) before extraordinary income................     (12,892)     (87,420)       1,135
Extraordinary income.....................................          --           --          627
                                                             --------     --------     --------
Net income (loss)........................................    $(12,892)    $(87,420)    $  1,762
                                                             ========     ========     ========
Per share information:
Net income (loss) before extraordinary income............    $  (1.09)    $  (4.80)    $    .07
Extraordinary income.....................................          --           --          .03
                                                             --------     --------     --------
Net income (loss)........................................    $  (1.09)    $  (4.80)    $    .10
                                                             ========     ========     ========
Dividends per common share...............................    $    .15     $    .17     $    .17
                                                             ========     ========     ========

  The accompanying notes are an integral part of these consolidated financial statements.

                             ICN BIOMEDICALS, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1991, 1992 AND 1993
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 PREFERRED STOCK
                                                                SERIES "A" AND "B"            COMMON STOCK            ADDITIONAL
                                                              ----------------------     -----------------------        CAPITAL
                                                               NUMBER OF                  NUMBER OF                  PREFERRED AND
                                                                SHARES       AMOUNT        SHARES        AMOUNT         COMMON
                                                               ---------     ------      -----------     ------      -------------
Balance at November 30, 1990..............................           --       $  --       11,249,913      $ 113        $  38,882
December 1990 net loss....................................           --          --               --         --               --
Dividends declared ($.15 per share).......................           --          --               --         --               --
Translation adjustments...................................           --          --               --         --               --
Exercise of stock options.................................           --          --           89,083          1              343
Conversion of debt into common stock......................           --          --        3,984,464         39           25,816
Net loss..................................................           --          --               --         --               --
                                                                -------       -----      -----------      -----         --------
Balance at December 31, 1991..............................           --          --       15,323,460        153           65,041
Dividends declared ($.17 per share).......................           --          --               --         --               --
Translation adjustments...................................           --          --               --         --               --
Exercise of stock options.................................           --          --           54,040          1              245
Conversion of debt into common stock......................           --          --        7,019,772         70           28,648
Net loss..................................................           --          --               --         --               --
                                                                -------       -----      -----------      -----         --------
Balance of December 31, 1992..............................           --          --       22,397,272        224           93,934
Dividends declared ($.17 per share).......................           --          --               --         --               --
Translation adjustments...................................           --          --               --         --               --
Exercise of stock options.................................           --          --            4,800         --                4
Conversion of common stock and debt into Preferred stock
  series "A" and "B"......................................      690,000           7      (13,368,449)      (134)          11,062
Net income................................................           --          --               --       --                 --
                                                                -------       -----      -----------      -----         --------
Balance at December 31, 1993..............................      690,000       $   7        9,033,623      $  90         $105,000
                                                                =======       =====      ===========      =====         ========

                                                                                            RECEIVABLE
                                                                            FOREIGN            FROM
                                                            RETAINED        CURRENCY        PARENT FOR
                                                            EARNINGS      TRANSLATION      ISSUANCE OF
                                                            (DEFICIT)     ADJUSTMENTS         STOCK          TOTAL
                                                            ---------     ------------     ------------     -------
Balance at November 30, 1990..............................  $ 18,507        $  3,298         $     --       $60,800
December 1990 net loss....................................    (1,508)             --               --        (1,508)
Dividends declared ($.15 per share).......................    (1,738)             --               --        (1,738)
Translation adjustments...................................        --          (1,145)              --        (1,145)
Exercise of stock options.................................        --              --               --           344
Conversion of debt into common stock......................        --              --           (2,853)       23,002
Net loss..................................................   (12,892)             --               --       (12,892)
                                                            --------        --------         --------       -------
Balance at December 31, 1991..............................     2,369           2,153           (2,853)       66,863
Dividends declared ($.17 per share).......................    (3,963)             --               --        (3,963)
Translation adjustments...................................        --          (3,481)              --        (3,481)
Exercise of stock options.................................        --              --               --           246
Conversion of debt into common stock......................        --              --            2,853        31,571
Net loss..................................................   (87,420)             --               --       (87,420)
                                                            --------        --------         --------       -------
Balance of December 31, 1992..............................   (89,014)         (1,328)              --         3,816
Dividends declared ($.17 per share).......................    (2,288)             --               --        (2,288)
Translation adjustments...................................        --          (1,588)              --        (1,588)
Exercise of stock options.................................        --              --               --             4
Conversion of common stock and debt into Preferred stock
  series "A" and "B"......................................        --              --               --        10,935
Net income................................................     1,762              --               --         1,762
                                                            --------        --------         --------       -------
Balance at December 31, 1993..............................  $(89,540)       $ (2,916)        $     --       $12,641
                                                            ========        ========         ========       =======

  The accompanying notes are an integral part of these consolidated financial statements.

                             ICN BIOMEDICALS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1991, 1992 AND 1993
                             (DOLLARS IN THOUSANDS)

                                                               1991         1992         1993
                                                             --------     --------     --------
Cash flows from operating activities:
  Net income (loss) before extraordinary income..........    $(12,892)    $(87,420)    $  1,762
     Adjustments to reconcile net income (loss) to net
       cash provided by operating activities:
     Lease vacancy costs.................................          --           --        1,200
     Gain on settlements of certain lease contracts......          --           --         (938)
     Gain on settlement of foreign non-income tax related
       dispute...........................................          --           --         (430)
     Gain on settlement of certain liabilities for less
       than original estimate............................          --           --       (1,250)
     Extraordinary income................................          --           --         (627)
     Depreciation and amortization.......................       6,045        6,076        3,381
     Allowance for losses on receivables.................          20        2,251          168
     Loss (gain) on disposition of assets................         931        1,184         (271)
     Foreign exchange gains, net.........................        (744)        (730)        (178)
     Restructuring costs and special charges.............       6,087       63,032           --
     Other non-cash gains................................         (98)        (125)        (147)
Change in assets and liabilities, net:
  Decrease in receivables................................      12,141        5,540        4,528
  Decrease (increase) in inventories, net................       8,569       10,881       (2,102)
  Decrease (increase) in prepaid expenses and other......      (2,032)      (3,615)         726
  Decrease in accounts payable and accrued liabilities...      (9,670)      (3,281)     (12,498)
                                                             --------     --------     --------
     Net cash (used in) provided by operating
       activities........................................       8,357       (6,207)      (6,676)
                                                             --------     --------     --------
Cash flows from investing activities:
  Capital expenditures...................................      (1,978)        (911)      (2,235)
  Proceeds from the sale of asset held for disposition...          --           --        4,543
  Other, net.............................................       3,253           90           --
                                                             --------     --------     --------
     Net cash (used in) provided by investing
       activities........................................       1,275         (821)       2,308
                                                             --------     --------     --------
Cash flows from financing activities:
  Proceeds from issuance of long-term debt and notes
     payable.............................................    $ 17,952     $  2,733     $    661
  Principal payments on long-term debt and notes
     payable.............................................     (38,765)     (11,736)      (4,214)
  Proceeds from exercise of stock options................         344          246            4
  Increase in restricted cash............................          --           --         (256)
  Cash dividends paid....................................        (411)        (537)        (351)
  Cash received from ICN, net............................      13,444       16,739        6,783
  Other, net.............................................        (568)          --           --
                                                             --------     --------     --------
     Net cash provided by (used in) financing
       activities........................................      (8,004)       7,445        2,627
                                                             --------     --------     --------
Effect of exchange rate changes on cash..................         481         (218)          46
                                                             --------     --------     --------
Net increase (decrease) in cash and equivalents..........       2,109          199       (1,695)
Cash and equivalents at beginning of year................        (104)       2,005        2,204
                                                             --------     --------     --------
Cash and equivalents at end of year......................    $  2,005     $  2,204     $    509
                                                             ========     ========     ========

  The accompanying notes are an integral part of these consolidated financial statements.

                             ICN BIOMEDICALS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1993

 1.  FORMATION AND HISTORY

     ICN Biomedicals, Inc. (the "Company") was incorporated in September 1983 as a Delaware corporation by ICN Pharmaceuticals, Inc. ("ICN") and operated as a wholly-owned subsidiary of ICN until the Company completed its initial public offering during 1986. The Company is a 69%-owned subsidiary of ICN at December 31, 1993. The Company conducts its business in research chemical products, diagnostics products, biomedical instrumentation, and radiation monitoring services.

 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Reclassifications

     Certain prior year items have been reclassified to conform with the current year presentation.

  Principles of Consolidation

     The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany account balances and transactions have been eliminated.

  Cash Equivalents

     The Company considers all highly liquid instruments purchased with a maturity of less than three months to be cash equivalents.

  Excess of Cost Over Net Assets of Purchased Subsidiaries

     The difference between the purchase price and the fair value of net assets at the date of acquisition is included in the consolidated balance sheets as "Excess of cost over net assets of purchased subsidiaries, net" ("Goodwill"). Goodwill has been amortized primarily over forty years through 1992. The Company evaluates the carrying value of goodwill including the amortization periods on a quarterly basis to determine whether events and circumstances warrant revised estimates of useful lives. The recoverability of goodwill is assessed based on the expected undiscounted future operating income of the acquired entity. During the fourth quarter of 1992, the Company wrote-off a substantial portion of its goodwill, primarily related to its Flow acquisition, as more fully described in
Note 12. Additionally, of the remaining goodwill, the Company revised the remaining amortization period to primarily five years, which reflects the estimated recovery period of the remaining goodwill. Accumulated amortization totaled $2,548,000 and $2,901,000 at December 31, 1992 and 1993, respectively.

  Foreign Currency Translation

     The assets and liabilities of the Company's foreign operations are translated at the end of period exchange rates. Revenues and expenses are translated at the average exchange rates prevailing during the period. The effects of unrealized exchange rate fluctuations on translating foreign currency assets and liabilities into U.S. dollars are accumulated in stockholders' equity. The Company has included in operating income all foreign exchange gains and losses arising from foreign currency transactions. Gains included in other expenses, net from foreign exchange transactions for 1991, 1992 and 1993 were $744,000, $730,000 and $178,000, respectively.

                             ICN BIOMEDICALS, INC.

                               DECEMBER 31, 1993

  Inventories

     Inventories, which include material, direct labor and overhead, are stated at the lower of cost or market. Cost is determined on a first-in, first-out
(FIFO) basis.

  Catalog Costs

     The initial costs of design, production and distribution of the Company's product catalog are deferred and amortized over its estimated service life, approximately one year. However, for the year ended December 31, 1992, due to lower than expected sales results, the Company wrote-off these costs in the fourth quarter of 1992 (See Note 12).

  Property, Plant and Equipment

     The Company primarily uses the straight-line method for depreciating property, plant and equipment over their estimated useful lives. Buildings and related improvements are depreciated over 20-40 years, machinery and equipment over 2-10 years, furniture and fixtures over 3-10 years, and leasehold improvements are amortized over their useful lives, limited to the life of the lease.

     The Company follows the policy of capitalizing expenditures that materially extend the life or increase the value of the related assets. Repair and maintenance costs are charged to expense. Upon sale or retirement, the costs and related accumulated depreciation or amortization are eliminated from the respective accounts, and the resulting gain or loss is included in income.

  Patents and Other Intangible Assets

     The costs of patents, license rights and other intangible assets acquired primarily through acquisitions are included in other assets and deferred charges, net and are being amortized over approximately 5 to 10 years. Such costs totaled $1,024,000 and $871,000, net of accumulated amortization of $654,000 and $803,000 as of December 31, 1992 and 1993, respectively. In addition, certain patents and intangible assets which were acquired in connection with the Flow and other acquisitions were re-evaluated during the fourth quarter 1992. The Company wrote-off a portion of its patents and intangible assets, as more fully described in Note 12. Additionally, of the remaining patents and other intangible assets, the Company revised the remaining amortization period to primarily five years which reflects the estimated recovery period of the remaining patents and other intangible assets.

  Income Taxes

     In January 1993, the Company adopted Statement of Financial Accounting Standards No. 109, (SFAS 109) "Accounting for Income Taxes". SFAS 109 is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequence of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, SFAS 109 generally considers all expected future events other than enactment of changes in the tax law or rates. Previously, the Company used the SFAS 96 asset and liability approach that gave no recognition to future events other than the recovery of assets and settlement of liabilities at their carrying amounts. The adoption of SFAS 109 did not result in a cumulative effect adjustment in the statement of operations.

                             ICN BIOMEDICALS, INC.

                               DECEMBER 31, 1993

  Notes Payable

     The Company classifies bank borrowings with initial terms of one year or less as Notes Payable. These notes, originating in the Italian subsidiary, bear interest at average rates of 16%. The carrying amount of Notes Payable approximates fair value due to the short-term maturity of these instruments.

  Per Share Information

     Per share information is based on the weighted average number of shares outstanding and dilutive common share equivalents. Common share equivalents represent shares issuable for outstanding options and warrants on the assumption that the proceeds would be used to repurchase shares on the open market. The Swiss Franc Exchangeable Certificates debt issue (see Note 6) is not a common share equivalent. Fully dilutive earnings per share is not shown because the computation was antidilutive or the difference from primary earnings per share was not material. The number of shares used in the per share computation was 11,790,000, 18,224,000 and 17,964,000 in 1991, 1992 and 1993, respectively.

  Concentrations of Credit Risk

     The Company has approximately $3,506,000 of accounts receivables related to its Italian subsidiary for which a significant portion of the balance relates to local government entities. The ability and timing to collect these receivables is influenced by the general economics in that country.

 3. ASSETS HELD FOR DISPOSITION

     During January 1993, the Company transferred its Dublin, Virginia, facility to ICN in exchange for a reduction in the intercompany amounts due ICN of $586,000 representing the net book value at the date of transfer.

     During April 1993, the Company sold certain assets of its manufacturing business, producing liquid and powder media, located in Irvine, Scotland. The resulting gain of approximately $278,000 is included in other (income) expense, net. Additionally, the Company has deferred approximately $256,000 of the sales proceeds for certain environmental contingencies related to the Irvine, Scotland property. This obligation is funded and included in restricted cash and held in an escrow trust account. In the event such contingencies do not utilize the escrow balance, remaining funds, if any, will be remitted to the Company.

     During the fourth quarter of 1993, the Company moved its Italian operation from Cassina de Pecchi, a leased facility, back to Opera, an owned facility. The Opera facility was transferred from assets held for disposition to property, plant and equipment during December 1993.

 4.  RELATED PARTY TRANSACTIONS

  General

     As of December 31, 1993, ICN owned 69% of the outstanding common stock of the Company. ICN controls the Company through stock ownership, voting control and board representation. The Company, ICN, SPI Pharmaceuticals, Inc. (a 39%-owned equity investment of ICN at December 31, 1993 -- "SPI") and Viratek, Inc. (a 69%-owned subsidiary of ICN at December 31, 1993 -- "Viratek") have engaged in, and will continue to engage in, certain transactions with each other.

     The Company has obtained a written agreement from ICN that ICN is prepared, if needed, to provide financial support to the Company in order to meet its financial obligations through April 15, 1995.

                             ICN BIOMEDICALS, INC.

                               DECEMBER 31, 1993

     An Oversight Committee of the Boards of Directors of ICN, SPI, Viratek and the Company reviews transactions between or among the Company, ICN, SPI and Viratek (collectively, the "Affiliated Corporations") to determine whether a conflict of interest exists with respect to a particular transaction and the manner in which such conflict can be resolved. The Oversight Committee has advisory authority only and makes recommendations to the Board of Directors of each of the Affiliated Corporations. The Oversight Committee consists of one non-management director of each Affiliated Corporation and a non-voting chairman. The significant related party transactions have been reviewed and recommended for approval by the Oversight Committee, and approved by the respective Boards of Directors.

  Cost Allocations

     The Company subleases space on a year-to-year basis in Costa Mesa, California from ICN. The costs of common services used by the Company, SPI, Viratek and ICN are allocated by SPI based upon various formulas. Effective January 1, 1993, ICN reimburses the Company for those allocations which are in excess of the amounts determined by management using competitive data, as reviewed and recommended by the Oversight Committee, that would have been incurred by the Company if it operated in a facility suited solely to its requirements. It is management's belief that the methods used and amounts allocated for facility costs and common services are reasonable based upon the usage by the respective Companies.

     Rent and common services charged to the Company were as follows:

                                                         1991           1992          1993
                                                      ----------     ----------     --------
    Rent............................................  $  310,000     $  310,000     $310,000
    Common services.................................   1,475,000      1,497,000      528,000
                                                      ----------     ----------     --------
                                                      $1,785,000     $1,807,000     $838,000
                                                      ==========     ==========     ========

  Investment Policy

     Effective December 1, 1986, ICN and its affiliates have adopted an investment policy covering intercompany advances and interest rates, and the types of investment acquisitions (marketable equity securities, high-yield bonds, etc.) to be made by ICN and its affiliates. As a result of this policy, excess cash held by the Company is transferred to ICN and in turn, invested by ICN and cash advances have been made by ICN to the Company to fund acquisitions and certain other transactions. ICN charges interest at the prime rate plus
 1/2% and credits interest at the prime rate less 1/2% on the amounts invested or advanced. Interest (income) expense, related to this balance was ($218,000), $314,000, and $420,000 for 1991, 1992 and 1993, respectively, at average interest rates of approximately 7.9%, 6.75%, and 6.5%, respectively.

     During the year ended December 31, 1992 and 1993, the Company reclassified its SPI intercompany payable of $3,631,000 and $2,333,000, and its Viratek intercompany receivable of $536,000 and $272,000 to the Company's ICN intercompany account resulting in a net increase in the Company's liability to ICN of $3,095,000 and $2,061,000, respectively. Total loans and advances from ICN were $8,414,000 and $5,932,000 as of December 31, 1992 and 1993,
respectively. Such advances have been classified as a long-term payable.

     In accordance with this investment policy, the Company advanced the net proceeds of the Company's Bio Capital Holding Swiss Franc public offering, completed in February 1987, to ICN. These advances were payable to the Company by ICN in Swiss Francs. At March 1, 1991 the Company converted an advance due from ICN of SFr. 14,386,000 into $10,849,000. As a result of this change, the Company removed the hedge from its Swiss franc liability and recorded exchange gains of $170,000, $758,000 and $159,000 in 1991, 1992 and 1993, respectively.

                             ICN BIOMEDICALS, INC.

                               DECEMBER 31, 1993

  Debt and Equity Transactions

     On August 30, 1993, the Company issued 300,000 shares of a new series "A" of the Company's non-convertible, non-voting, preferred stock valued pursuant to a fairness opinion, at $30,000,000 to ICN. In exchange, ICN delivered 4,983,606 shares of the Company's common stock that ICN owned and exchanged intercompany debt owed to ICN by the Company in the amount of $11,000,000.

     In addition, on August 30, 1993, the Company issued 390,000 shares of a new series "B" of the Company's non-convertible, non-voting, preferred stock valued pursuant to a fairness opinion, at $32,000,000 to ICN. In exchange, ICN delivered to the Company 8,384,843 shares of the Company's common stock that ICN owned.

     As a result of the exchange, the Company had 9,033,623 common shares issued and outstanding.

     Subject to declaration by the Company's Board of Directors, the new series "A" preferred stock pays an annual dividend of $8, noncumulative, payable quarterly and the new series "B" preferred stock pays an annual dividend of $10, noncumulative, payable quarterly. Both series "A" and "B" preferred stock become cumulative in respect to dividends upon certain events deemed to be a change in control, as defined by the certificates of designation. The series "B" preferred dividends are subject to the prior rights of the holders of the series "A" preferred stock and any other preferred stock ranking prior to the series "B" preferred.

     The series "A" preferred stock is senior in ranking to the series "B" preferred stock and the series "B" preferred stock is senior to the Company's common stock as to voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, after payment or provision for payment of the debts and other liabilities of the Company. The holders of the series "A" preferred shares are entitled to receive an amount in cash or in property, including securities of another corporation, equal to $100 per share in involuntary liquidation or $106 per share in voluntary liquidation prior to August 31, 1994 and declining ratably per year to $100 per share after 1998, plus dividends, in the event dividends have become cumulative. The holders of the series "B" preferred shares are entitled to receive an amount in cash or in property, including securities of another corporation equal to $100 per share in voluntary or involuntary liquidation, plus dividends, in the event dividends have become cumulative.

     The series "A" and "B" preferred shares are redeemable, for cash or property, including securities of another corporation, in whole or in part, at the option of the Company only, subject to approval by a vote of a majority of the independent directors of the Company. The series "A" preferred shares are redeemable at $106 per share prior to August 31, 1994 and declining ratably per year to $100 in 1998, plus dividends, in the event dividends have become cumulative. The series "B" shares are redeemable at $100 per share, plus dividends, in the event dividends have become cumulative.

     No dividends were declared on the Series "A" or Series "B" preferred stock during 1993.

     On December 31, 1992, the Company exchanged $11,250,000 of debt owed to ICN for 3,214,286 shares of the Company's common stock issued to ICN at a price of $3.50 per share which represents the closing market price of the stock on that date.

     On April 1, 1992, the Company transferred $13,072,000 of debt with First City Bank of Texas-Houston N.A., to ICN. The Company, in exchange, issued 2,412,449 shares of the Company's common stock at a price of $5.42 per share which represents the closing market price of the stock at that date less a discount of 15%. ICN became primarily liable for the debt. The Company's domestic inventories and receivables remained as collateral. The outstanding debt was repaid in full by ICN on December 3, 1992 and all pledges were extinguished.

                             ICN BIOMEDICALS, INC.

                               DECEMBER 31, 1993

     On March 31, 1992, the Company transferred $2,711,000 of debt owed to Skopbank of Finland to ICN. The Company, in exchange, issued 500,334 shares of the Company's common stock at a price of $5.42 per share which represents the closing market price of the Company's stock on that date less a discount of 15%. ICN became primarily liable for the debt and the Company became guarantor.

     On March 31, 1992, the Company exchanged $4,837,000 of debt owed to ICN for 892,703 shares of the Company's common stock issued to ICN at a price of $5.42 per share which represents the closing market price of the stock on that date less a discount of 15%.

     On December 31, 1991, the Company issued 3,363,298 shares of the Company's common stock to ICN at a price of $6.25 which represents the fair market value of the Company's stock on that date in exchange for debt owed ICN in the amount of $18,167,523.

     On March 1, 1991, the Company exchanged $3,833,000 of advances due to ICN into 538,000 shares of the Company's common stock, issued at a price of $7.125 which represented the fair market value of the Company's stock on that date less a discount of 22%.

     In March 1987 and October 1988, the Company purchased ICN 12 7/8% debentures due 1998 and ICN 12 1/2% debentures due 1999 on the open market. The debentures had a book value of $3,567,250. On December 30, 1991 the Company sold all the debentures to ICN for a loss of $64,250.

  Research and Development

     Effective January 1, 1992, the Company entered into an agreement with Viratek, whereby the Company transferred right, title, and interest in certain of its research and development projects to Viratek. The Company retains a right of first refusal to the marketing and distribution rights for any products developed. Viratek conducts biomedical research related to the development of non-isotopic diagnostic test kits and associated hardware. The Company continues to perform research and development in reagents and instrumentation.

  Other

     During January 1993, the Company transferred its Dublin, Virginia, facility to ICN in exchange for a reduction in the intercompany amounts due ICN of $586,000 representing the net book value at the date of the transfer.

     On December 31, 1992, the Company transferred $5,747,000 of debt owed to a major supplier, to ICN. ICN became primarily liable for the debt and the Company became guarantor. On June 30, 1993, ICN filed a claim in arbitration alleging breach of agreement entered with such supplier and withheld final payment due on that date of approximately, $1,295,000 (Finnish Markka 7,500,000). Arbitration is set for October 11, 1994.

 5. INCOME TAXES

     In January 1993, the Company adopted Statement of Financial Accounting Standards No. 109, (SFAS 109) "Accounting for Income Taxes". SFAS 109 is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequence of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, SFAS 109 generally considers all expected future events other than enactment of changes in the tax law or rates. Previously, the Company used the SFAS 96 asset and liability approach that gave no recognition to future events other than the recovery of assets and settlement of liabilities at their carrying amounts. The

                             ICN BIOMEDICALS, INC.

                               DECEMBER 31, 1993

adoption of SFAS 109 did not result in a cumulative effect adjustment in the statement of operations. Prior years' amounts are presented as previously reported.

     Income (loss) before provision for income taxes and extraordinary income
(1993) for the years ended December 31 consists of the following:

                                                    1991             1992            1993
                                                ------------     ------------     -----------
    Domestic..................................  $ (9,993,000)    $(51,267,000)    $ 2,753,000
    Foreign...................................    (3,283,000)     (35,844,000)     (1,930,000)
                                                ------------     ------------     -----------
                                                $(13,276,000)    $(87,111,000)    $   823,000
                                                ============     ============     ===========

     The income tax provision (benefit) consists of the following:

                                         1991                  1992                   1993
                                 --------------------   -------------------   --------------------
                                 CURRENT    DEFERRED    CURRENT    DEFERRED    CURRENT    DEFERRED
                                 --------   ---------   --------   --------   ---------   --------
    Federal....................  $     --   $ 139,000   $     --   $     --   $      --   $     --
    State......................    60,000          --         --         --          --         --
    Foreign....................   263,000    (846,000)   309,000         --    (312,000)        --
                                 --------   ---------   --------   --------   ---------   --------
                                 $323,000   $(707,000)  $309,000   $     --   $(312,000)  $     --
                                 ========   =========   ========   ========   =========   ========

     The components of the deferred income tax provision relate primarily to the net tax effects of the differences arising as the result of utilizing different depreciation and amortization methods for income tax purposes than for financial reporting purposes and establishing inventory allowances for financial reporting purposes which are not currently deductible for income tax purposes.

     A reconciliation of the Federal statutory income tax rates to the effective income tax rates is as follows:

                                                                  1991     1992     1993
                                                                  ----     ----     ----
        Statutory rate..........................................  (34)%   (34)%     35 %
        Goodwill amortization...................................    2      15       15
        Operating loss -- no tax benefit........................   36      20       --
        Net operating loss -- tax benefit.......................   --      --      (50)
        Reduction -- foreign income tax liabilities.............   (7)     --      (38)
                                                                  ---     ---      ---
        Effective rate..........................................   (3)%     1 %    (38)%
                                                                  ===     ===      ===

     The Company conducts business in a number of different tax jurisdictions. Accordingly, losses sustained in one jurisdiction generally cannot be applied to reduce taxable income in another jurisdiction. The income of certain foreign subsidiaries is not subject to U.S. income taxes, except when such income is paid to the U.S. parent company or one of its domestic subsidiaries. No U.S. taxes have been provided on the Company's foreign subsidiaries since management intends to reinvest those amounts in foreign operations. Included in consolidated retained earnings (deficit) at December 31, 1993 is approximately $1,820,000 of accumulated earnings of foreign operations that would be subject to U.S. income taxes if and when repatriated.

     The Company has domestic and foreign operating loss carryforwards (NOL) of approximately $39,000,000 and $38,000,000, respectively, at December 31, 1993. Such NOLs expire in varying amounts from 1994 until 2008. Of the $77,000,000 NOL, $458,000 will be credited to additional paid in capital when utilized. In connection with the acquisition of Flow, the Company acquired Flow's net operating loss carryforwards of $9,771,000. The Company has agreed to pay Flow the first $500,000 of any benefits realized. In the event this amount is not realized by November 1994, it will become due and payable to Flow including

                             ICN BIOMEDICALS, INC.

                               DECEMBER 31, 1993

interest at 10%. Tax benefits related to the NOL existing at the date of acquisition realized in excess of $500,000 will be shared equally with Flow.

     The primary temporary differences which give rise to the Company's net deferred tax liability, at January 1, 1993 and December 31, 1993, are as follows: (in thousands)

                                                             JANUARY 1,        DECEMBER 31,
                                                               1993               1993
                                                             ----------        ------------
        Deferred tax assets:
          Inventory and other allowances..................   $   4,789          $   3,734
          Amortization differences........................       2,157                417
          Compensation not currently deductible...........         533                363
          Other...........................................       1,750              1,750
          Domestic NOL....................................      10,024             11,958
          Foreign NOL.....................................      12,635             13,311
          Valuation reserve...............................     (29,924)           (29,511)
                                                             ---------          ---------
             Total deferred tax asset.....................       1,964              2,022
                                                             ---------          ---------
        Deferred tax liabilities:
          Depreciation....................................      (1,964)            (2,022)
                                                             ---------          ---------
             Total deferred tax liability.................      (1,964)            (2,022)
                                                             ---------          ---------
             Net deferred tax liability...................   $      --          $      --
                                                             =========          =========

 6.  DEBT

     Long-term debt and obligations under capital leases due non-affiliates consists of the following:

                                                                 1992          1993
                                                              -----------   -----------
        Zero Coupon Guaranteed Bonds with an effective
          interest rate of 13.5%, maturing in 2002..........  $ 9,112,000   $ 8,441,000
        Notes payable to banks, collateralized by land and
          buildings, due in various installments through the
          year 2000 with interest at 5.75% to 10%...........    3,093,000     2,712,000
        Bank loans from Italian Government agency with
          interest rate of 2% maturing in 2002..............      504,000       435,000
        Loans from the Scottish Development Agency,
          collateralized by real property, at an average
          interest rate of 11.9% (paid upon sale of
          underlying real property in 1993).................      382,000            --
        Obligations under capital leases....................      682,000       358,000
                                                              -----------   -----------
        Total long-term debt and capital leases.............   13,773,000    11,946,000
        Less -- current maturities..........................    2,064,000     1,379,000
                                                              -----------   -----------
             Total..........................................  $11,709,000   $10,567,000
                                                              ===========   ===========

     All of the long-term debt noted above (other than $1,670,000 and $1,555,000 of notes payable to banks, collateralized by land and buildings in 1992 and 1993, respectively), is denominated in currencies other than the U.S. Dollar.

     In 1987, Bio Capital Holding ("Bio Capital"), a trust established by ICN and the Company, completed a public offering in Switzerland of Swiss Francs (SFr.) 70,000,000 principal amount of 5 1/2% Swiss Franc Exchangeable Certificates ("Old Certificates"). At the option of the certificate holders, the Old Certificates

                             ICN BIOMEDICALS, INC.

                               DECEMBER 31, 1993

are exchangeable into shares of common stock of the Company. Net proceeds were used by Bio Capital to purchase SFr. 70,000,000 face amount of zero coupon Swiss Franc Debt Notes due 2002 of the Kingdom of Denmark (the "Danish Bonds") for SFr. 33,772,000 and 15 series of zero coupon Swiss Franc Guaranteed Bonds of the Company (the "Zero Coupon Guaranteed Bonds") for SFr. 32,440,000, which are guaranteed by ICN. Each series of the Zero Coupon Guaranteed Bonds are in an aggregate principal amount of SFr. 3,850,000 maturing in February of each year through 2002. The Company has no obligation with respect to the payment of the principal amount of the Old Certificates since they will be paid upon maturity by the Danish bonds.

     During 1990, the Company offered, to all certificate holders, to exchange the Old Certificates for newly issued certificates ("New Certificates"), the terms of which remain the same except that 334 shares per SFr. 5,000 principal certificate can be exchanged at $10.02 using a fixed exchange rate of SFr. 1.49 to U.S. $1.00. Substantially all of the outstanding Old Certificates were exchanged for New Certificates (together referred to as "Certificates"). The deferred loan costs associated with the exchange are included in other assets and deferred charges, net in the accompanying consolidated balance sheets. This exchange was accounted for as an extinguishment of debt and the effect on net income was not material.

     During 1992, the Company repurchased SFr. 5,640,000 of Certificates, representing long-term debt of $1,859,000.

     During 1991, SFr. 1,245,000 ($918,000) principal amount of New Certificates were exchanged into 83,166 shares of common stock. These transactions resulted in a reduction of debt of SFr. 434,000 ($312,000) during 1991. There were no Certificates exchanged during 1992 or 1993.

     As of December 31, 1993, the accompanying consolidated financial statements include total outstanding debt of SFr. 12,534,000 ($8,441,000) which represents the present value of the Company's obligation to pay the Zero Coupon Guaranteed Bonds. When Certificates are exchanged into common stock, the Company's obligation to pay the Zero Coupon Guaranteed Bonds is reduced and the Danish Bonds are released by Bio Capital to the Company, both on a pro rata basis. As of December 31, 1993, SFr. 39,615,000 ($26,677,000) principal of Certificates were outstanding which, if exchanged for common stock, would result in the issuance of 2,608,241 shares of common stock, a reduction of long-term debt of SFr. 11,330,000 ($7,630,000), a reduction of SFr. 1,204,000 ($811,000) of current maturities of long-term debt, and an increase in marketable securities of SFr. 20,204,000 ($13,605,000) from the release by Bio Capital of the Danish Bonds to the Company.

     Annual aggregate maturities of long-term debt including obligations under capital leases are as follows:

                1994............................................  $ 1,379,000
                1995............................................    1,344,000
                1996............................................    1,419,000
                1997............................................    1,510,000
                1998............................................    1,513,000
                Thereafter......................................    4,781,000
                                                                  -----------
                          Total.................................  $11,946,000
                                                                  ===========

     The average month-end balances of aggregate short-term borrowings due to non-affiliates were $6,059,000, and $2,933,000, at weighted average interest rates of 20.9% and 16.2%, for 1992 and 1993, respectively. Maximum total month-end borrowings during 1992 and 1993 were $7,712,000, and $4,204,000, respectively. The weighted average interest rates of total short-term debt due to non-affiliates at the end of 1992 and 1993, approximated the weighted average rate on average month-end balances.

                             ICN BIOMEDICALS, INC.

                               DECEMBER 31, 1993

 7.  COMMITMENTS AND CONTINGENCIES

  Commitments

     At December 31, 1993, the Company was committed under noncancellable leases with non-affiliates for minimum aggregate lease payments as follows:

                                                             OPERATING        CAPITAL
                                                               LEASES          LEASES
                                                             ----------       --------
        1994...............................................  $  849,000       $155,000
        1995...............................................     799,000         88,000
        1996...............................................     625,000         88,000
        1997...............................................     507,000         89,000
        1998...............................................     534,000             --
        Thereafter.........................................   4,782,000             --
                                                             ----------       --------
                                                             $8,096,000        420,000
                                                             ==========
        Less -- amount representing interest...............                     62,000
                                                                              --------
        Present value of net minimum lease payments........                    358,000
        Less -- current maturities.........................                    129,000
                                                                              --------
                                                                              $229,000
                                                                              ========

     Rental expense on operating leases was $1,426,000, $1,066,000 and $870,000 in 1991, 1992 and 1993, respectively.

  Purchase Commitment

     The Company has a purchase commitment with a major supplier for which the remaining purchase of inventory under agreement will be due June 1994 in the amount of approximately $1,727,000 (Finnish Markka 10,000,000).

     The Company is also a guarantor on a note payable to the same supplier for which ICN is primarily liable. On June 30, 1993, ICN filed a claim in arbitration alleging breach of agreement entered with such supplier and withheld final payment due on that date of approximately $1,295,000 (Finnish Markka 7,500,000). In addition, ICN is seeking declaration and award that the Company is not obligated to honor the aforementioned purchase commitment or installments on the note. Arbitration is set for October 4, 1994.

  Acquisition Commitments

     Under the terms of the Flow purchase agreement, the Company issued 100,000 shares of common stock to the seller, which shares have a guaranteed value of $20 per share on November 8, 1994. If the fair value, as defined, of the Company's common stock is less than $20 per share on that date, the Company must pay the difference in cash. The Company may redeem such shares for the $20 guaranteed value prior to November 8, 1994. At December 31, 1993, the Company would have paid $1,575,000 to honor the guarantee.

  Litigation

     The Company is party to a number of pending or threatened lawsuits arising out of, or incidental to, its ordinary course of business. In the opinion of management, the resolution of these matters will not have a material adverse effect upon the consolidated financial position of the Company.

                             ICN BIOMEDICALS, INC.

                               DECEMBER 31, 1993

  Product Liability Insurance

     The Company is self-insured for potential product liability with respect to currently marketed products. The Company could be exposed to possible claims for personal injury resulting from allegedly defective products. While to date no material adverse claim for personal injury resulting from allegedly defective products has been successfully maintained against the Company, a substantial claim, if successful, could have a material adverse effect upon the consolidated financial position of the Company.

  Benefit Plans

     The Company has several benefit plans covering substantially all of their employees.

     All eligible U.S. employees may elect to participate in an ICN sponsored 401(k) plan. The Company partially matches employee contributions.

     The Company's United Kingdom subsidiary has a defined benefit retirement plan which covers all eligible U.K. employees. The plan is actuarially reviewed approximately every three years. Annual contributions are based on total pensionable salaries. It is estimated that the plan's assets exceeded the actuarial computed value of vested benefits as of December 31, 1992 and 1993, respectively.

     The total expense under the U.S. and U.K. plans was approximately $440,000 in 1991, $260,000 in 1992, and $452,000 in 1993.

     The Company also had deferred compensation agreements for certain of its officers and certain key employees, with benefits commencing at death or retirement. The present value of the benefits expected to be paid was accrued from 1985 through 1989 at which time the agreements were terminated. Interest continues to accrue on the amounts due until all payments are made.

 8.  COMMON STOCK

     The Company has reserved a total of 2,140,000 shares for issuance under its 1983 Employee Incentive Stock Option Plan and its 1983 Non-Qualified Stock Option Plan and 1,000,000 shares for issuance under its 1992 Employee Incentive Stock Option Plan and 1992 Non-Qualified Stock Option Plan (the "Plans"). Under the terms of the plans, participants may receive options to purchase common stock in such amounts as may be established by the Compensation Committee of the Board of Directors. Options are granted at a price not less than 100 percent of the fair market value on the date of grant and may be granted for a term of up to ten years. Options have been granted at prices ranging from $.83 to $10.50 per share. Options for 1,137,258, 1,192,130 and 1,819,830 shares were outstanding at December 31, 1991, 1992 and 1993, respectively. Shares available for grant under the Plans were 343,860, 789,120 and 169,750 at December 31, 1991, 1992 and 1993, respectively. Shares remaining under grant were 1,192,130 and 1,819,830 at December 31, 1992 and 1993, respectively. Shares of 592,310 and 843,135, were exercisable as of December 31, 1992 and 1993, respectively. Options totaling 89,083, 54,040, and 4,800 shares were exercised during 1991, 1992 and 1993, at average prices of $3.86, $4.55 and $.83, respectively. The Company's 1983 Plans expired on September 1, 1993 and the Company's 1992 Plans expire in 2002.

     At December 31, 1993, options for 600,000 shares at prices ranging from $6.125 to $7.00 per share of the Company's common stock were outstanding, which had been granted during 1988 and 1992 to Milan Panic, Chairman of the Board of Directors and Chief Executive Officer of the Company.

     The Company issued 83,166 shares of common stock upon the exchange of Certificates in 1991. There were no certificates exchanged during 1992 or 1993.

                             ICN BIOMEDICALS, INC.

                               DECEMBER 31, 1993

 9. DETAIL OF CERTAIN ACCOUNTS

                                                              1992             1993
                                                          ------------     ------------
        Receivables:
          Trade.........................................  $ 19,181,000     $ 13,527,000
          Other.........................................       442,000          447,000
                                                          ------------     ------------
                                                            19,623,000       13,974,000
             Allowance for doubtful accounts............    (3,353,000)      (2,400,000)
                                                          ------------     ------------
                                                          $ 16,270,000     $ 11,574,000
                                                          ============     ============
        Inventories:
          Raw materials and supplies....................  $  3,898,000     $  3,422,000
          Work-in-process...............................     2,439,000          610,000
          Finished goods................................    22,692,000       23,048,000
                                                          ------------     ------------
                                                            29,029,000       27,080,000
             Allowance for slow moving and obsolete
               inventory................................   (15,530,000)     (11,479,000)
                                                          ------------     ------------
                                                          $ 13,499,000     $ 15,601,000
                                                          ============     ============
        Prepaid expenses and other current assets:
          Prepaid inventory.............................  $  2,874,000     $         --
          Catalog costs.................................            --        2,295,000
          Other.........................................       713,000          946,000
                                                          ------------     ------------
                                                          $  3,587,000     $  3,241,000
                                                          ============     ============
        Property, plant and equipment, at cost:
          Land..........................................  $    995,000     $  2,839,000
          Buildings.....................................     4,782,000        6,655,000
          Machinery and equipment.......................    19,149,000       19,612,000
          Furniture and fixtures........................     2,704,000        2,163,000
          Leasehold improvements........................     1,390,000        1,659,000
                                                          ------------     ------------
                                                            29,020,000       32,928,000
          Accumulated depreciation......................   (15,865,000)     (17,200,000)
                                                          ------------     ------------
                                                          $ 13,155,000     $ 15,728,000
                                                          ============     ============
        Other assets and deferred charges, net:
          Deferred loan costs...........................  $  1,304,000     $  1,118,000
          Patents, trademarks and other intangibles.....     1,024,000          871,000
          Other.........................................       407,000          353,000
                                                          ------------     ------------
                                                          $  2,735,000     $  2,342,000
                                                          ============     ============

                             ICN BIOMEDICALS, INC.

                               DECEMBER 31, 1993

                                                              1992             1993
                                                          ------------     ------------
        Accrued liabilities:
          Payroll and related items.....................   $ 1,717,000      $ 1,027,000
          Deferred income...............................     2,294,000        2,397,000
          Restructuring accruals........................     4,509,000          478,000
          Lease vacancy accrual.........................            --        1,200,000
          Professional services.........................     1,620,000        1,133,000
          Taxes other than income taxes.................     1,304,000          557,000
          Interest......................................     1,004,000        1,147,000
          Commissions...................................       831,000          477,000
          Other.........................................     3,469,000        2,300,000
                                                           -----------      -----------
                                                           $16,748,000      $10,716,000
                                                           ===========      ===========

10.  GEOGRAPHICAL DATA

     The following tables set forth the amounts of net sales, income (loss) before provision for income taxes and extraordinary income and identifiable assets by geographical area for 1991, 1992 and 1993.

                                                    1991             1992            1993
                                                ------------     ------------     -----------
    Net sales:
      United States...........................  $ 44,874,000     $ 39,668,000     $36,216,000
      Canada..................................     3,159,000        2,610,000       2,381,000
      Europe..................................    42,872,000       28,020,000      16,311,000
      Asia/Pacific............................     5,602,000        5,350,000       4,168,000
                                                ------------     ------------     -----------
         Total................................  $ 96,507,000     $ 75,648,000     $59,076,000
                                                ============     ============     ===========
    Income (loss) before provision for income
      taxes and extraordinary income:
      United States(1)(2).....................  $ (9,993,000)    $(51,267,000)    $ 2,753,000
      Canada..................................       386,000          (99,000)        157,000
      Europe(2)...............................    (3,859,000)     (35,582,000)     (2,831,000)
      Asia/Pacific(2).........................       190,000         (163,000)        744,000
                                                ------------     ------------     -----------
         Total................................  $(13,276,000)    $(87,111,000)    $   823,000
                                                ============     ============     ===========
    Identifiable assets:
      United States...........................  $ 80,875,000     $ 31,957,000     $31,920,000
      Canada..................................       850,000          520,000         561,000
      Europe..................................    68,857,000       29,298,000      17,928,000
      Asia/Pacific............................     2,076,000        1,567,000       1,422,000
                                                ------------     ------------     -----------
         Total................................  $152,658,000     $ 63,342,000     $51,831,000
                                                ============     ============     ===========

- ---------------

(1) Includes net interest (income) expense related to the Company's consolidated operations of $7,073,000, $4,567,000 and $2,250,000 for 1991, 1992 and 1993,
    respectively.

(2) Amounts include restructuring charges of $6,087,000 and $63,032,000 for 1991 and 1992, respectively. These amounts consist of $2,296,000 and $38,064,000 for the U.S. for 1991 and 1992, respectively, and $3,791,000 and $24,608,000 for Europe for 1991 and 1992, respectively and $360,000 for Asia/Pacific for 1992.

                             ICN BIOMEDICALS, INC.

                               DECEMBER 31, 1993

     Export sales made by United States operations amounted to $4,458,000, $4,033,000 and $3,893,000 for 1991, 1992 and 1993, respectively. These sales were made primarily to Europe and Asia/Pacific.

11.  SUPPLEMENTAL CASH FLOW DISCLOSURES

     The Company paid interest charges of $5,483,000, $3,168,000 and $1,478,000 in 1991, 1992 and 1993, respectively. The Company also paid income taxes of $469,000, $706,000 and $164,000 in 1991, 1992 and 1993, respectively.

     On August 30, 1993, the Company issued 300,000 and 390,000 shares of preferred stock series "A" and "B", respectively, to ICN. In exchange, ICN retired $11,000,000 of debt owed to ICN by the Company and delivered 13,368,449 shares of the Company's common stock that ICN owned (see Note 3 -- "Preferred Stock").

     During January 1993, the Company transferred its Dublin, Virginia, facility to ICN in exchange for a reduction in the intercompany amounts due ICN of $586,000 representing the net book value at the date of transfer.

     See Note 4 regarding debt converted into the Company's common stock during 1992 and 1991.

12.  RESTRUCTURING COSTS AND SPECIAL CHARGES

     The following is a summary regarding the Company's 1991 and 1992 Restructuring Costs and Special Charges.

     In November 1989, the Company acquired for $37,700,000 all of the issued and outstanding common shares of Flow Laboratories, Inc. and Flow Laboratories B.V. from GRC International, Inc. (formerly Flow General Inc.). These companies together with their respective subsidiaries ("Flow"), constituted the Biomedical division of Flow General. The excess of the total purchase price (including acquisition costs) over the fair value of net assets acquired was $35,245,000, which was allocated to the excess of cost over net assets of purchased subsidiaries and was being amortized over 40 years. Flow was a manufacturer and distributor of several thousand biochemical products worldwide. At the time of the acquisition, the Company had concluded that Flow was a significant complement to the Company, since Flow had a major presence in the European markets, which the Company lacked at the time. Therefore, more than products, the Company acquired an international distribution network. Since 1990, the Company utilized this distribution network to introduce ICN products. At the same time, it decided to phase out or to eliminate Flow low margin products, certain other product lines which did not fit the Company's long-term strategies and to close down inefficient operations.

     In prior years and the first three quarters of 1992, recoverability of goodwill associated with the Flow acquisition was focused on the European operations as Biomedicals had only a limited presence in Europe prior to the Flow acquisition. Accordingly, Biomedicals used the expected future operating income of the European operations in evaluating the recoverability of the Flow goodwill.

     During 1991, the Company initiated a restructuring program designed to reduce costs, and improve operating efficiencies. The program included, among other items, the consolidation, relocation and closure of certain manufacturing and distribution facilities within the U.S. and Europe, which were acquired in the Flow acquisition. Those measures, including a 15% reduction in the work force, were largely enacted during 1991 and continued in 1992. Costs incurred relating to this restructuring plan during 1991 were $6,087,000.

     During the fourth quarter 1992, as a result of a continued decline in sales and other factors, the Company reassessed their business plan and prospects for 1993 and beyond which included, among other things, the

                             ICN BIOMEDICALS, INC.

                               DECEMBER 31, 1993

decision to sell the last remaining major European manufacturing facility and to restructure the previously acquired distribution network and European operations in line with the revised sales estimates. Consequently, based upon the continuing decline in European revenue and profitability relating to Flow, Flow facility closures and an ineffective distribution network, management concluded that there was no current or expected future benefit associated from the Flow acquisition. Accordingly, the Company wrote off goodwill and other intangibles, primarily from the Flow acquisition of $37,714,000.

     The relocation of various U.S. and European operations was also re-evaluated. It was determined that many of the operations did not support the costs of maintaining separate facilities. Therefore, estimated costs associated with lease termination, employee termination, facility shut-down (of facilities held for disposition) were expensed primarily in the fourth quarter of 1992 and amounted to $4,858,000.

     During the fourth quarter of 1992, the Company reassessed the valuation of inventory, given the decline in sales and lack of effective integration of the Company's and Flow's product lines. Accordingly, the Company recorded a provision for abnormal writedowns of inventory to estimated realizable value of $9,924,000 and discontinued products of $3,377,000.

     In addition, during the fourth quarter of 1992, the Company determined that the unamortized costs of the catalog marketing program would not be recovered within a reasonable period; therefore, costs totaling $6,659,000 were written off. In the future, specifically focused customer or "product line" catalogs will be used for customer product lines and a more focused general catalog for others.

     Restructuring costs and special charges of $6,087,000 and $63,032,000 for the years ended December 31, 1991 and 1992, respectively, are shown as a separate item in the Consolidated Statements of Operations and include the following:

                                                                1991           1992
                                                             ----------     -----------
        Goodwill and other intangibles.....................  $       --     $37,714,000
        Catalog............................................          --       6,659,000
        Inventory allowances...............................          --       9,924,000
        Discontinued products..............................   1,550,000       3,377,000
        Employee termination costs.........................   1,866,000       1,961,000
        Lease termination costs............................     737,000       1,434,000
        Facility relocation costs..........................     724,000         357,000
        Reduction to net realizable value of vacant
          facilities held for disposition..................     800,000       1,106,000
        Miscellaneous restructuring cost...................     410,000         500,000
                                                             ----------     -----------
             Total.........................................  $6,087,000     $63,032,000
                                                             ==========     ===========

13.  LEASE VACANCY COSTS

     During 1993, the Company vacated its High Wycombe facility in England and moved to a facility more suitable to the Company's operating needs in Thames England. The Company pursued various subleasing agreements for which none were consummated as of December 31, 1993. Consequently, the Company accrued approximately $1,200,000 which represents management's best estimate of the net present value of future leasing costs to be incurred for High Wycombe. During 1993, the Company expensed an additional $236,000 of leasing costs related to High Wycombe.

                             ICN BIOMEDICALS, INC.

                               DECEMBER 31, 1993

14.  OTHER (INCOME) EXPENSE, NET

     Other (income) expense, net was $1,268,000, $4,731,000 and $(2,399,000) in
1991, 1992 and 1993, respectively. In 1993, Other (income) expense, net, includes a gain of $430,000 representing a favorable settlement of a foreign non-income related tax dispute, a gain of $278,000 on the sale of the Company's Irvine, Scotland facility, a gain of $938,000 realized by the Company's Italian operation on the favorable termination of certain leasing contracts, and a gain of $1,250,000 relating to certain liabilities accrued during 1992 which were settled for less than the original estimates. In 1992, the Company expensed $2,187,000 for a non-exclusive license fee for the purpose of marketing certain laboratory equipment in the U.S., Canada and South America. Other charges in 1992 include certain non-income related taxes and an equity investment write-off totaling $2,202,000. Other (income) expense, net in 1991 included $1,286,000 of one-time costs relating to the introduction of the Company's catalog.

15.  EXTRAORDINARY INCOME

     During the second quarter of 1993, the Company's Italian operation negotiated settlements with certain of its suppliers and banks resulting in an extraordinary income of $627,000 or $.03 per share.

                      (This page intentionally left blank)

                             ICN BIOMEDICALS, INC.

                     CONSOLIDATED CONDENSED BALANCE SHEETS

                      DECEMBER 31, 1993 AND JUNE 30, 1994

                  (000'S OMITTED EXCEPT FOR PER SHARE AMOUNTS)

                                     ASSETS

                                                                                         JUNE 30
                                                                       DECEMBER 31         1994
                                                                           1993         UNAUDITED
                                                                       ------------     ----------
Current assets:
  Cash and cash equivalents..........................................    $    509        $    850
  Restricted cash....................................................         256              --
  Receivables, net...................................................      11,574          13,173
  Inventories, net...................................................      15,601          15,473
  Prepaid expenses and other current assets..........................       3,241           2,602
                                                                         --------        --------
          Total current assets.......................................      31,181          32,098
Property, plant and equipment, net...................................      15,728          15,388
Other assets and deferred charges....................................       2,342           2,305
Excess of cost over net assets of purchased businesses, net..........       2,580           2,404
                                                                         --------        --------
          Total assets...............................................    $ 51,831        $ 52,195
                                                                         ========        ========
                               LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable......................................................    $  1,926        $  1,845
  Current maturities of capital lease obligations and long-term
     debt............................................................       1,379           1,254
  Accounts payable and accrued liabilities...........................      17,120          15,340
                                                                         --------        --------
          Total current liabilities..................................      20,425          18,439
Long-term debt and capital lease obligations.........................      10,567          10,768
Deferred income taxes and other liabilities..........................       2,266           2,339
Payable to ICN.......................................................       5,932           7,738
Stockholders' equity:
Preferred stock, $.01 par value:
  1,000,000 shares authorized; issued:
     Series A, 300,000 shares ($30,000,000 involuntary liquidation
      preference)....................................................           3               3
     Series B, 390,000 shares ($39,000,000 involuntary liquidation
      preference)....................................................           4               4
Common Stock, $.01 par value:
  30,000,000 shares authorized; 9,033,623 and 9,033,873 shares issued and outstanding at December 31, 1993 and June 30, 1994,
     respectively....................................................          90              90
Additional capital: Preferred........................................      61,928          61,928
Additional capital: Common...........................................      43,072          43,072
Deficit..............................................................     (89,540)        (88,875)
Foreign currency translation adjustments.............................      (2,916)         (3,311)
                                                                         --------        --------
          Total stockholders' equity.................................      12,641          12,911
                                                                         --------        --------
                                                                         $ 51,831        $ 52,195
                                                                         ========        ========

  The accompanying notes are an integral part of these consolidated condensed financial statements.

                             ICN BIOMEDICALS, INC.

                CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

           FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 1993 AND 1994 (UNAUDITED -- 000'S OMITTED EXCEPT FOR PER SHARE AMOUNTS)

                                                      THREE MONTHS ENDED       SIX MONTHS ENDED
                                                           JUNE 30,                JUNE 30,
                                                      -------------------     -------------------
                                                       1993        1994        1993        1994
                                                      -------     -------     -------     -------
Net sales...........................................  $15,415     $15,171     $31,224     $30,658
Cost of sales.......................................    6,957       6,660      14,333      13,500
                                                      -------     -------     -------     -------
     Gross profit...................................    8,458       8,511      16,891      17,158
Selling, general and administrative expenses........    6,745       6,848      13,277      13,750
Interest expense, net...............................      532         580       1,266       1,066
Foreign currency transaction losses (gains).........     (106)        389        (328)        802
Other (income) expense, net.........................   (1,597)        247      (1,259)        592
                                                      -------     -------     -------     -------
     Income before provision for income taxes and
       extraordinary income.........................    2,884         447       3,935         948
Provision (benefit) for income taxes................      127         (89)        162        (102)
                                                      -------     -------     -------     -------
     Income before extraordinary income.............    2,757         536       3,773       1,050
Extraordinary income................................      627          --         627          --
                                                      -------     -------     -------     -------
     Net income.....................................    3,384     $   536       4,400       1,050
                                                      =======     =======     =======     =======
Per share information:
  Income before extraordinary income................  $   .12     $   .06     $   .17     $   .12
  Extraordinary income..............................      .03          --         .03          --
                                                      -------     -------     -------     -------
  Net income........................................  $   .15     $   .06     $   .20     $   .12
                                                      =======     =======     =======     =======
Shares used in computing per share information......   22,461       9,061      22,440       9,128
                                                      =======     =======     =======     =======
Dividends per common share..........................  $ .0425     $    --     $  .085     $    --
                                                      =======     =======     =======     =======

  The accompanying notes are an integral part of these consolidated condensed financial statements.

                             ICN BIOMEDICALS, INC.

                CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

                FOR THE SIX MONTHS ENDED JUNE 30, 1993 AND 1994
                          (UNAUDITED -- 000'S OMITTED)

                                                                           JUNE 30,      JUNE 30,
                                                                             1993          1994
                                                                           ---------     ---------
Cash flows from operating activities:
  Net income.............................................................    $ 4,400      $ 1,050
Adjustments to net income:
  Depreciation and amortization..........................................      1,518        1,629
  Foreign currency transaction losses (gains)............................       (328)         802
  Gain on sale of assets held for disposition............................       (278)          --
  Gain on settlement of certain leasing contracts........................       (938)          --
  Extraordinary income...................................................       (627)          --
  Change in assets and liabilities, net..................................     (9,249)      (4,059)
                                                                             -------      -------
     Net cash used in operations.........................................     (5,502)        (578)
                                                                             -------      -------
Cash flows from investing activities:
  Capital expenditures...................................................       (610)        (300)
  Proceeds from sale of asset held for disposition.......................      4,543           --
  Other, net.............................................................         65           --
                                                                             -------      -------
     Net cash (used in) provided by investing activities.................      3,998         (300)
                                                                             -------      -------
Cash flows from financing activities:
  Repayments of long-term debt, net......................................       (785)        (726)
  Repayments of short-term debt, net.....................................     (1,260)         (81)
  Decrease in restricted cash............................................         --          256
  Cash dividends paid....................................................       (117)        (118)
  Cash received from ICN, net............................................      3,600        1,806
                                                                             -------      -------
     Net cash provided by financing activities...........................      1,438        1,137
                                                                             -------      -------
Effect of exchange rate changes on cash..................................        (87)          82
                                                                             -------      -------
Increase (decrease) in cash and equivalents..............................       (153)         341
Cash and equivalents at beginning of period..............................      2,204          509
                                                                             -------      -------
Cash and equivalents at end of period....................................    $ 2,051      $   850
                                                                             =======      =======

  The accompanying notes are an integral part of these consolidated condensed financial statements.

                             ICN BIOMEDICALS, INC.

                        MANAGEMENT'S STATEMENT REGARDING
             UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

     The consolidated condensed financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to such rules and regulations. The results of operations presented herein are not necessarily indicative of the results to be expected for a full year. Although the Company believes that all adjustments necessary (consisting only of normal recurring adjustments) for a fair presentation of the interim periods presented are included and that the disclosures are adequate to make the information presented not misleading, it is suggested that these consolidated condensed financial statements be read in conjunction with the consolidated financial statements and notes thereto included in this Prospectus for the year ended December 31, 1993.

                             ICN BIOMEDICALS, INC.

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)

 1. RELATIONSHIP WITH ICN PHARMACEUTICALS, INC., SPI PHARMACEUTICALS, INC. AND VIRATEK, INC.

     ICN Biomedicals, Inc. (the "Company") was incorporated in September, 1983 as a wholly-owned subsidiary of ICN Pharmaceuticals, Inc. ("ICN"). As of June 30, 1994, the Company was a 69%-owned subsidiary of ICN. SPI Pharmaceuticals, Inc. ("SPI") and Viratek, Inc. ("Viratek") were 38% and 63%-owned by ICN, respectively.

 2.  INVENTORIES

     Inventories are carried at the lower of cost or market using the first-in first-out (FIFO) method and are comprised of the following: (000's omitted)

                                                             DECEMBER 31,     JUNE 30,
                                                                 1993           1994
                                                             ------------     --------
        Raw materials and supplies.........................     $ 3,422       $ 3,461
        Work-in-process....................................         610           488
        Finished goods, net................................      11,569        11,524
                                                                -------       -------
        Inventories, net...................................     $15,601       $15,473
                                                                =======       =======

 3. RELATED PARTY TRANSACTIONS

  General

     The Company has obtained a written agreement from ICN that ICN is prepared, if needed, to provide financial support to the Company in order to meet its financial obligations through April 15, 1995.

  Cost Allocations

     The Company subleases space on a year-to-year basis in Costa Mesa, California, from ICN. The cost of common services used by the Company, SPI, Viratek and ICN are allocated by SPI based upon various formulas. Effective January 1, 1993, ICN reimburses the Company for those allocations which are in excess of the amounts determined by management using competitive data, as approved by the Oversight Committee, that would have been incurred by the Company if it operated in a facility suited solely to its requirements. Rent and common services charges for the three and six months ended June 30, 1993 and 1994 were $213,000 and $426,000, and $213,000 and $425,000, respectively.

 4. LONG-TERM DEBT

     As of June 30, 1994, the accompanying consolidated condensed financial statements include total outstanding Swiss Franc convertible debt of SFr. 11,488,000, ($8,615,000) which represents the present value of the Company's obligation to pay the Zero Coupon Guaranteed Bonds. As of June 30, 1994, SFr. 39,615,000 principal of the Company's 5 1/2% Exchangeable Certificates were outstanding which, if exchanged for common stock, would result in the issuance of 2,608,241 shares of common stock, a reduction of long-term debt of SFr. 10,201,000 ($7,650,000) a reduction of SFR 1,286,000 ($965,000) of current maturities of long-term debt, and an increase in marketable securities of SFr. 20,204,000 ($15,150,000) from the release by Bio Capital of the Danish Bonds to the Company. The Company does not hedge the exchange risk associated to the Swiss Franc convertible debt. Consequently, the Company incurred approximately $136,000 and $334,000 of exchange losses related to the Swiss Franc convertible debt during the three and six months periods ended June 30, 1993, respectively, as compared to gains of $451,000 and $844,000 for the same periods in 1994.

                             ICN BIOMEDICALS, INC.

                                  (UNAUDITED)

 5. COMMON STOCK

     As of June 30, 1994, there were 2,608,241 shares of common stock issuable upon conversion of the Company's 5 1/2% Exchangeable Certificates, and 1,961,485 shares of common stock issuable upon the exercise of stock options, of which 1,102,025 options are exercisable at June 30, 1994 at prices ranging from $.83 to $10.50 per share.

 6. SUPPLEMENTAL CASH FLOW DISCLOSURES

     Supplemental disclosures required by Statement of Financial Accounting Standards No. 95, "Statement of Cash Flows" are as follows: (000's omitted)

                                                                    SIX MONTHS ENDED
                                                                   -------------------
                                                                    JUNE         JUNE
                                                                    30,          30,
                                                                    1993         1994
                                                                   ------       ------
        Interest paid............................................  $1,121       $1,043
        Taxes paid...............................................  $  177       $  194

 7. OTHER (INCOME) EXPENSE, NET

     Other (income) expense, net was $(1,597,000) and $(1,259,000) for the three and six months ended June 30, 1993, respectively, compared to $247,000 and $592,000 for the same periods in 1994.

     Other (income) expense for the three months ended June 30, 1994 includes a $(210,000) gain on settlement of an escrow account related to the sale of the Company's Irvine, Scotland facility in 1993, offset by costs incurred in connection with the closure of a foreign facility of $204,000. Other (income) expense for the three months ended June 30, 1994, also includes $125,000 of amortization of goodwill and other intangibles.

     For the six months ended June 30, 1994, other (income) expense includes the aforementioned gain on settlement of an escrow account of $(210,000), foreign facility closure costs of $204,000 and amortization of goodwill of $251,000. Additionally, other (income) expense for the six months ended June 30, 1994 includes severance and termination costs of $250,000, offset by a reevaluation of certain foreign allowances, primarily related to accounts receivable of $(300,000).

     Other (income) expense for the three and six months ended June 30, 1993, includes a gain of $(938,000) realized by the Company's Italian operation on the favorable termination of certain leasing contracts, a gain of $(1,000,000) representing certain liabilities accrued during 1992 which were settled for less than the original estimate and a gain of $(278,000) on the sale of the Company's Irvine, Scotland facility.

     Amortization of goodwill and other intangibles was $129,000 and $251,000 for the three and six months ended June 30, 1993, respectively.

 8. SUBSEQUENT EVENT


     On August 1, 1994, the Company and its three affiliated corporations (ICN, SPI and Viratek, entered into a merger agreement to combine the four companies into a newly formed corporation (which will be renamed ICN Pharmaceuticals, Inc.) or in the case of Biomedicals, into a wholly-owned subsidiary of New ICN (the "Merger"). Under the terms of the merger agreement, all outstanding shares of common stock of the four companies (other than shares held by ICN) will be exchanged for shares of common stock of the new company pursuant to the following exchange ratios: ICN: 1 to .512; SPI: 1 to 1; Viratek: 1 to .499; and
Biomedicals: 1 to .197. The proposed merger is subject to various conditions, including approval by the stockholders of each of the four companies, issuance of $150 million of convertible debenture to refinance a

                             ICN BIOMEDICALS, INC.

                                  (UNAUDITED)

substantial portion of the long-term indebtedness of the four companies (a waivable condition), appropriate regulatory approvals and certain other conditions. Assuming these conditions are satisfied, the transaction is expected to close during the fall of 1994.

     Three lawsuits have been filed by stockholders of SPI and, in one of these lawsuits, Viratek, with respect to the Merger in the Court of Chancery of the State of Delaware against ICN, SPI, Viratek (with respect to one of such lawsuits) and certain directors and officers of ICN, SPI and/or Viratek (including Milan Panic). The lawsuits, entitled HELMUT KLING v. MILAN PANIC, ET AL., JALLATH v. MILAN PANIC, ET AL., and AMY HOFFMAN v. MILAN PANIC, ET AL., purport to be class actions on behalf of all persons who hold shares of SPI Common Stock and, in one lawsuit, Viratek Common Stock. These suits allege that the consideration to be provided to the public stockholders of SPI and Viratek (with respect to one of such lawsuits) in the Merger is unfair and inadequate, and that the defendants have breached their fiduciary duties in approving the proposed merger and otherwise.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the distribution of the securities being registered hereunder. All of the amounts shown are estimates, except the Securities and Exchange Commission registration fee and the National Association of Securities Dealers, Inc. ("NASD") filing fee.

        Securities and Exchange Commission registration fee................   $59,483
        NASD filing fee....................................................    17,750
        New York Stock Exchange Listing Fee................................
        Printing and engraving.............................................
        Legal fees and expenses............................................
        Blue Sky costs and fees............................................
        Accountant's fees and expenses.....................................
        Trustee Fee........................................................
        Miscellaneous......................................................
                                                                              -------
          Total............................................................   $
                                                                              =======

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the General Corporation Law of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made other than for expenses (including attorneys fees), and no indemnification for expenses may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

     Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith. However, if the director or officer is not successful in the defense of any action, suit or proceeding as referred to above or in the defense of any claim, issue or matter therein, he shall only be indemnified by the corporation as authorized in the specific case upon a determination that indemnification is proper because he or she met the applicable standard set forth above as determined by a majority of the disinterested Board of Directors or by the stockholders.

     The Registrant's bylaws provide indemnification to its officers and directors against liability they may incur in their capacity as such, which indemnification is similar to that provided by Section 145, unless a determination is reasonably and promptly made by a majority of the disinterested Board of Directors that the indemnitee acted in bad faith and in a manner that the indemnitee did not believe to be in or not opposed to the best interests of the Registrant, or, with respect to any criminal proceeding, that the indemnitee believed or had reasonable cause to believe that his or her conduct was unlawful.

     The Registrant intends to carry directors' and officers' liability insurance, covering losses up to $5,000,000 (subject to a $500,000 deductible).

     Pursuant to the Underwriting Agreement between the Registrant and the Underwriters with respect to the securities being registered, the Underwriters have agreed to indemnify the Registrant and its officers and directors against certain liabilities, including liabilities arising under the Securities Act of 1933, as amended.

     The Registrant, as a matter of policy, enters into indemnification agreements with its directors and officers indemnifying them against liability they may incur in their capacity as such. The indemnification agreements require no specific standard of conduct for indemnification and make no distinction between civil and criminal proceedings, except in proceedings where the dishonesty of an indemnitee is alleged. Such indemnification is not available if an indemnitee is adjudicated to have acted in a deliberately dishonest manner with actual dishonest purpose and intent where such acts were material to the adjudicated proceeding. Additionally, the indemnity agreements provide indemnification for any judgment or amount paid in settlement of claims by or in the right of the Company. The indemnification agreements provide that the Company is not required to provide indemnification for any claim against an indemnitee where the claim is based upon the indemnitee obtaining personal advantage or profit to which he or she was not legally entitled, the claim is for an accounting of profits made in connection with a violation of Section 16(b) of the Securities Exchange Act of 1934, or similar state law provision, or the claim was brought about or contributed to by the dishonesty of the indemnitee.

     Section 102(b)(7) of the Delaware General Corporation Law, as amended, permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the Delaware General Corporation Law (relating to unlawful payment of dividend and unlawful stock purchase and redemption), or
(iv) for any transaction from which the director derived an improper personal benefit. The Registrant has provided in its certificate of incorporation, as amended, that its directors shall be exculpated from liability as provided under
Section 102(b)(7).

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     On August 1, 1994, the Company sold 100 shares of common stock to SPI Pharmaceuticals, Inc., in a private placement in reliance on Section 4(2)of the Securities Act, for $100.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     a. Exhibits

         1          Form of Underwriting Agreement.*
         2          Agreement and Plan of Merger, dated as of August 1, 1994, as amended, by and among the Predecessor Companies and the Company previously filed as
                    Exhibit 2 to the Company's Registration Statement No. 33-84534 on Form S-4
                    dated September 28, 1994.
         3.1        Form of Restated Certificate of Incorporation of the Company previously filed as Exhibit 3.1 to the Company's Registration Statement No. 33-84534
                    on Form S-4 dated September 28, 1994.
         3.2        Form of By-laws of the Company previously filed as Exhibit 3.2 to the
                    Company's Registration Statement No. 33-84534 on Form S-4 dated September
                    28, 1994.
         4.1        Form of Indenture between the Company and the Trustee (including form of
                    Debenture).*

         4.2        Form of Rights Agreement between the Company and the Rights Agent previously filed as Exhibit 4.2 to the Company's Registration Statement
                    No. 33-84534 on Form S-4 dated September 28, 1994.
         5          Opinion of Fried, Frank, Harris, Shriver & Jacobson*.
        10.1        Foundation Agreement between SPI Pharmaceuticals, Inc. and ICN Galenika dated November 22, 1990 previously filed as Exhibit 10.35 to SPI's Annual
                    Report on Form 10-K for the year ended November 30, 1990.
        10.2        Amendment to Foundation Agreement between SPI Pharmaceuticals, Inc. and
                    ICN Galenika dated December 31, 1991, previously filed as Exhibit 10.39 to
                    SPI's Annual Report on Form 10-K for the year ended December 31, 1991.
        10.3        Additional Amendment to Foundation Agreement between SPI Pharmaceuticals,
                    Inc. and ICN Galenika dated February 27, 1992, previously filed as Exhibit
                    10.40 to SPI's Annual Report on Form 10-K for the year ended December 31,
                    1991.
        10.4        Indenture between ICN Pharmaceuticals, Inc. and J. Henry Schroeder Bank &
                    Trust Company, previously filed as Exhibit 4.1 to Registration Statement
                    No. 33-5919 on Form S-3, which is incorporated herein by reference. First
                    Supplemental Indenture dated as of October 1, 1986, between ICN
                    Pharmaceuticals, Inc. and J. Henry Schroeder Bank & Trust Company.
        10.5        Public Bond Issue Agreement dated as of June 13, 1985 between ICN
                    Pharmaceuticals, Inc. and Banque Gutzwiller, Kurz, Bungener S.A.,
                    previously filed as Exhibit 10 to ICN's Form 8 Amendment of Quarterly
                    Report on Form 10-Q for the quarter ended August 31, 1985.
        10.6        Purchase Agreement dated as of September 5, 1986, for an issue by ICN
                    Pharmaceuticals, Inc., of Dfl. 75,000,000 Subordinated Convertible Bonds
                    due 1990/ 1994 convertible into Shares of Common Stock, between ICN
                    Pharmaceuticals, Inc. and Van Haften & Co. N.V. and the other Managers named therein; Trust Deed dated as of September 15, 1986, between ICN
                    Pharmaceuticals, Inc. and B.V. Algemeen Administratieen Trustkantoor; and
                    Paying Agency Agreement dated as of September 15, 1986, for an issue by
                    ICN Pharmaceuticals, Inc. of Dfl. 75,000,000 Subordinated Convertible
                    Bonds due 1990/1994 Convertible into Shares of Common Stock among ICN
                    Pharmaceuticals, Inc., Nederlands Credietbank N.V., Kerdietbank S.A.
                    Luxembourgeoise, and Banque Gutzwiller, Kurz, Bungener S.A., previously filed as Exhibit 10 to ICN's Registration Statement No. 33-10706 on Form
                    S-3.
        10.7        Xr Capital Holding Trust Instrument between ICN Pharmaceuticals, Inc. and
                    Ansbacher (C.I.) Limited dated as of September 17, 1986; Subscription
                    Agreement between Ansbacher (C.I.) Limited, ICN Pharmaceuticals, Inc., SPI
                    Pharmaceuticals, Inc., and Banque Gutzwiller, Kurz, Bungener S.A. and the
                    other financial institutions named therein dated as of September 17, 1986;
                    Bond Issue Agreement between ICN Pharmaceuticals, Inc. and Ansbacher
                    (C.I.) Limited dated as of September 17, 1986; and Exchange Agency
                    Agreement between ICN Pharmaceuticals, Inc., SPI Pharmaceuticals, Inc.,
                    Banque Gutzwiller, Kurz, Bungener S.A., and the other financial institutions named therein dated as of September 17, 1986 previously filed as Exhibit 10.36 to ICN Pharmaceuticals Inc.'s Annual Report on Form 10-K
                    for the fiscal year ended November 30, 1987.
        10.8        Indenture dated as of October 30, 1986 between ICN Pharmaceuticals, Inc.
                    and Citibank, N.A.; and Subscription Agreement dated as of October 8, 1986 between ICN Pharmaceuticals, Inc., J. Henry Schroder Wagg and Co. Ltd. and
                    the other financial institutions named therein previously filed as Exhibit
                    10.37 to ICN's Pharmaceuticals Inc.'s Annual Report on Form 10-K for the
                    fiscal year ended November 30, 1987.

        10.9        Pharma Capital Holdings Trust Instrument between ICN Pharmaceuticals, Inc.
                    and Ansbacher (C.I.) Limited, dated as of October 16, 1986; Subscription
                    Agreement between Ansbacher (C.I.) Limited, ICN Pharmaceuticals, Inc. and
                    the Managers named therein, dated as of October 16, 1986; Paying Agency
                    Agreement between ICN Pharmaceuticals, Inc., Ansbacher (C.I.) Limited,
                    Banque Paribas (Luxembourg) S.A. and the other financial institutions named therein dated as of October 22, 1986; and the Exchange Agency
                    Agreement between ICN Pharmaceuticals, Inc., Banque Paribas (Luxembourg)
                    S.A. and the other Exchange Agents named therein dated as of October 22,
                    1986 previously filed as Exhibit 10.38 to ICN Pharmaceuticals, Inc.'s
                    Annual Report on Form 10-K for the fiscal year ended November 30, 1987.
        10.10       Bio Capital Holding Trust Instrument between ICN Biomedicals, Inc.,
                    Ansbacher (C.I.) Limited and ICN Pharmaceuticals, Inc. dated as of January
                    26, 1987; Subscription Agreement between ICN Biomedicals, Inc., Ansbacher
                    (C.I.) Limited, ICN Pharmaceuticals, Inc., Banque Gutzwiller, Kurz,
                    Bungener S.A. and the other financial institutions named therein dated as of January 26, 1987; Bond Issue Agreement between ICN Biomedicals, Inc.,
                    ICN Pharmaceuticals, Inc. and Ansbacher (C.I.) Limited dated as of January
                    26, 1987; Exchange Agency Agreement between ICN Biomedicals, Inc., Banque
                    Gutzwiller, Kurz, Bungener, S.A., and the other financial institutions named therein dated as of January 26, 1987; and Guaranty between ICN
                    Pharmaceuticals, Inc. and ICN Biomedicals, Inc. dated as of February 17,
                    1987, previously filed as Exhibit 10.1 to ICN Biomedicals, Inc.'s
                    Quarterly Report on Form 10-Q for the quarter ended February 28, 1987.
        10.11       Public Bond Issue Agreement dated as of February 20, 1987, between ICN
                    Pharmaceuticals, Inc. and Fintrelex, S.A. and the other banks named therein; Conversion Agency Agreement dated as of February 20, 1987 between
                    ICN Pharmaceuticals, Inc., E. Gutzwiller & Cie, and the other financial institutions named therein; and Escrow Agreement dated as of February 20,
                    1987 between ICN Pharmaceuticals, Inc., Fintrelex, S.A. and E. Gutzwiller
                    & Cie, previously filed as Exhibit 10.2 to ICN Pharmaceuticals Inc.'s
                    Quarterly Report on Form 10-Q for the quarter ended February 28, 1987.
        10.12       Agreement between ICN Pharmaceuticals, Inc. and Milan Panic, dated October
                    1, 1988 previously filed as Exhibit 10.51 to ICN's Annual Report on Form
                    10-K for the year ended November 30, 1989.
        10.13       Agreement among ICN Pharmaceuticals, Inc., SPI Pharmaceuticals, Inc. and
                    Adam Jerney, dated March 18, 1993 previously filed as Exhibit 10.49 to
                    SPI's Amendment No. 2 to the Annual Report on Form 10-K filed on March 31,
                    1993.
        10.14       Agreement among ICN Pharmaceuticals, Inc., Viratek, Inc. and John
                    Giordani, dated March 18, 1993 previously filed as Exhibit 10.3 to the
                    Company's Registration Statement No. 33-84534 on Form S-4 dated September
                    28, 1994.
        10.15       Agreement among ICN Pharmaceuticals, Inc., ICN Biomedicals, Inc., SPI
                    Pharmaceuticals and Bill MacDonald, dated March 18, 1993 previously filed as Exhibit 10.4 to the Company's Registration Statement No. 33-84534 on
                    Form S-4 dated September 28, 1994.
        10.16       Agreement among ICN Pharmaceuticals, Inc., SPI Pharmaceuticals, Inc. and
                    John Phillips, dated March 18, 1993 previously filed as Exhibit 10.49 to
                    Amendment No. 2 to SPI's Annual Report on Form 10-K filed on March 31,
                    1993.
        10.17       Agreement among ICN Pharmaceuticals, Inc., SPI Pharmaceuticals, Inc. and
                    Jack Sholl, dated March 18, 1993 previously filed as Exhibit 10.49 to
                    Amendment No. 2 to SPI's Annual Report on Form 10-K filed on March 31,
                    1993.

        10.18       Agreement among ICN Pharmaceuticals, Inc., SPI Pharmaceuticals, Inc. and
                    David Watt, dated March 18, 1993 previously filed as Exhibit 10.49 to
                    Amendment No. 2 to SPI's Annual Report on Form 10-K filed on March 31,
                    1993.
        10.19       ICN Pharmaceuticals, Inc. 1992 Employee Incentive Stock Option Plan
                    previously filed as Exhibit 10.56 to ICN's Form 10-K for the year ended
                    December 31, 1992.
        10.20       ICN Pharmaceuticals, Inc. 1992 Non-Qualified Stock Option Plan previously filed as Exhibit 10.57 to ICN's Form 10-K for the year ended December 31,
                    1992.
        10.21       SPI Pharmaceuticals, Inc. 1992 Employee Incentive Stock Option Plan
                    previously filed as Exhibit 10.42 to SPI's Form 10-K for the year ended
                    December 31, 1992.
        10.22       SPI Pharmaceuticals, Inc. 1992 Non-Qualified Stock Option Plan previously filed as Exhibit 10.43 to SPI's Form 10-K for the year ended December 31,
                    1992.
        10.23       Viratek, Inc. 1992 Employee Incentive Stock Option Plan previously filed as Exhibit 10.22 to Viratek's Registration Statement No. 33-54678 on Form
                    S-2.
        10.24       Viratek, Inc. 1992 Non-Qualified Stock Option Plan previously filed as
                    Exhibit 10.23 to Viratek's Registration Statement No. 33-54678 on Form
                    S-2.
        10.25       ICN Biomedicals, Inc. 1992 Employee Incentive Stock Option Plan previously filed as Exhibit 10.22 to Biomedicals' Form 10-K for the year ended
                    December 31, 1992.
        10.26       ICN Biomedicals, Inc. 1992 Non-Qualified Stock Option Plan previously filed as Exhibit 10.23 to Biomedicals' Form 10-K for the year ended
                    December 31, 1992.
        10.27       ICN Pharmaceuticals, Inc. 1981 Employee Incentive Stock Option Plan, as
                    amended, previously filed as Exhibit 4.1 to Registration Statement No.
                    33-60866 on Form S-3 dated April 9, 1993.
        10.28       SPI Pharmaceuticals, Inc. 1982 Employee Incentive Stock Option Plan, as
                    amended and restated as of January 21, 1992, previously filed as Exhibit
                    4.1 to SPI's Registration Statement No. 33-60872 on Form S-8 dated April
                    9, 1993.
        10.29       SPI Pharmaceuticals, Inc. 1982 Non-Qualified Stock Option Plan, as amended and restated as of January 21, 1992, previously filed as Exhibit 4.2 to
                    SPI's Registration Statement No. 33-60872 on Form S-8 dated April 9, 1993.
        10.30       Viratek, Inc. 1982 FDA Employee Special Stock Option Plan previously filed as Exhibit 10.14 to Viratek's Form 10-K for the year ended November 30,
                    1982.
        10.31       Viratek, Inc. 1981 Employee Incentive Stock Option Plan, as amended on
                    January 21, 1992, previously filed as Exhibit 4.1 to Viratek's
                    Registration Statement No. 33-60876 on Form S-8 dated April 9, 1993.
        10.32       Viratek, Inc. 1980 Employee Stock Option Plan, as amended, previously filed as Exhibit 4.2 to Viratek's Registration Statement No. 33-60876 on
                    Form S-8 dated April 9, 1993.
        10.33       ICN Biomedicals, Inc. 1992 Employee Incentive Stock Option Plan previously filed as Exhibit 4.1 to Biomedicals' Registration Statement No. 33-60862
                    on Form S-8 dated April 9, 1993.
        10.34       ICN Biomedicals, Inc. 1983 Non-Qualified Stock Option Plan and 1983
                    Incentive Stock Option Plan, as amended and restated as of January 21,
                    1992, previously filed as Exhibits 4.1 and 4.2 to Biomedicals'
                    Registration Statement No. 33-34943 on Form S-8 dated April 9, 1993.
        11.1        Statement Re Computation of Per Share Earnings ICN Merger Corp.***
        11.2        Statement Re Computation of Per Share Earnings SPI Pharmaceuticals,
                    Inc.***
        11.3        Statement Re Computation of Per Share Earnings ICN Pharmaceuticals,
                    Inc.***

        11.4        Statement Re Computation of Per Share Earnings Viratek, Inc.**
        11.5        Statement Re Computation of Per Share Earnings ICN Biomedicals, Inc.***
        12          Calculation of Ratio of Earnings to Fixed Charges.***
        15          Letter from Coopers & Lybrand, L.L.P. concerning unaudited interim financial information.**
        21          Subsidiaries of the Registrant previously filed as Exhibit 21 to the
                    Company's Registration Statement No. 33-84534 on Form S-4 dated September
                    28, 1994.
        23.1        Consent of Coopers & Lybrand, L.L.P.**
        23.2        Consent of Fried, Frank, Harris, Shriver & Jacobson (contained in its opinion filed as Exhibit 5 to this Registration Statement).*
        23.3.1      Consent of Persons who will become directors of the Registrant (as required by Rule 438)
                    Michael Smith*
        23.3.2      Consent of Persons who will become directors of the Registrant (as required by Rule 438)
                    Stephen Moses*
        23.3.3      Consent of Persons who will become directors of the Registrant (as required by Rule 438)
                    Norman Barker*
        23.3.4      Consent of Persons who will become directors of the Registrant (as required by Rule 438)
                    Roger Guillermin*
        23.3.5      Consent of Persons who will become directors of the Registrant (as required by Rule 438)
                    Birch Bayh*
        23.3.6      Consent of Persons who will become directors of the Registrant (as required by Rule 438)
                    Vernon Knight*
        23.3.7      Consent of Persons who will become directors of the Registrant (as required by Rule 438)
                    Weldon Jolley*
        23.3.8      Consent of Persons who will become directors of the Registrant (as required by Rule 438)
                    Jean-Francois Kurz*
        23.3.9      Consent of Persons who will become directors of the Registrant (as required by Rule 438)
                    Thomas Lenagh*
        23.3.10     Consent of Persons who will become directors of the Registrant (as required by Rule 438)
                    Charles Manatt*
        23.3.11     Consent of Persons who will become directors of the Registrant (as required by Rule 438)
                    Milan Panic*
        23.3.12     Consent of Persons who will become directors of the Registrant (as required by Rule 438)
                    Roberts A. Smith*

        23.3.13     Consent of Persons who will become directors of the Registrant (as required by Rule 438)
                    Robert Finch*
        23.3.14     Consent of Persons who will become directors of the Registrant (as required by Rule 438)
                    Adam Jerney*
        23.3.15     Consent of Persons who will become directors of the Registrant (as required by Rule 438)
                    James Miscoll*
        23.3.16     Consent of Persons who will become directors of the Registrant (as required by Rule 438)
                    Alan Charles*
        23.3.17     Consent of Persons who will become directors of the Registrant (as required by Rule 438)
                    Richard Starr*
        24.1        Power of Attorney (included elsewhere in this Registration Statement).
        25.1        Statement of Eligibility of Trustee (Form T-1).*
        27.         Financial Data Schedule for ICN Pharmaceuticals, Inc. for year ended
                    December 31, 1993 and for the six month period June 30, 1994, previously filed as Exhibit 27 to the Company's Registration Statement No. 33-84534
                    on Form S-4 dated September 28, 1994.
        27.1        Financial Data Schedule for SPI Pharmaceuticals, Inc. for year ended
                    December 31, 1993 and for the six month period ended June 30, 1994, previously filed as Exhibit 27.1 to the Company's Registration Statement
                    No. 33-84534 on Form S-4 dated September 28, 1994.
        27.2        Financial Data Schedule for Viratek, Inc. for year ended December 31, 1993 and for the six month period ended June 30, 1994, previously filed as
                    Exhibit 27.2 to the Company's Registration Statement No. 33-84534 on Form
                    S-4 dated September 28, 1994.
        27.3        Financial Data Schedule for ICN Biomedicals, Inc. for year ended December
                    31, 1993 and for the six month period ended June 30, 1994, previously filed as Exhibit 27.3 to the Company's Registration Statement No. 33-84534
                    on Form S-4 dated September 28, 1994.
        99.1        Form of Escrow Deposit Agreement between the Registrant and           , as
                    escrow agent.*


- ---------------

  * To be filed by amendment.
 ** Filed herewith.
*** Previously filed as an Exhibit to this Registration Statement.

     b. Financial Statement Schedules


                           SPI PHARMACEUTICALS, INC.


Report of Independent Auditor on Consolidated Financial Statement Schedules

Schedules supporting the financial statements for the years ended December 31, 1991, 1992 and 1993:

        I      -- Marketable securities................................................
        VIII   -- Valuation and qualifying accounts....................................
        IX     -- Short-term borrowings................................................
        X      -- Supplementary income statement information...........................

                           ICN PHARMACEUTICALS, INC.

Report of Independent Auditor on Consolidated Financial Statement Schedules

Schedules supporting the financial statements for the years ended December 31, 1991, 1992, and 1993:

        III    -- Condensed Financial Information of Parent Company....................
        VIII   -- Valuation and qualifying accounts....................................
        IX     -- Short-term borrowings................................................
        X      -- Supplementary income statement information...........................

                             ICN BIOMEDICALS, INC.

Report of Independent Auditor on Consolidated Financial Statement Schedules

Schedules supporting the financial statements for the years ended December 31, 1991, 1992 and 1993:

        V      -- Property, plant and equipment........................................
        VI     -- Accumulated depreciation and amortization of property, plant and equipment...............................................................
        VIII   -- Valuation and qualifying accounts....................................
        X      -- Supplementary income statement information...........................

     All other schedules for the Predecessor Companies are not submitted because they are not applicable, not required or the information required is included in the Consolidated Financial Statements or Financial Statements, including the notes thereto.

ITEM 17. UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described above in Item 15, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (c) The undersigned Registrant hereby undertakes that:

          (i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

          (ii) For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, ICN Merger Corp. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Costa Mesa, State of California, on October 13, 1994.


                                          ICN MERGER CORP.

                                          By:   /s/  MILAN PANIC
                                              Milan Panic
                                              Chairman of the Board, President
                                              and Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints Milan Panic and David C. Watt, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


                SIGNATURE                                 TITLE                       DATE
- ------------------------------------------  ---------------------------------  -------------------
                  /s/  MILAN PANIC          Chairman of the Board, President,     October 13, 1994
               Milan Panic                     and Chief Executive Officer
                                              (Principal Executive Officer)
              /s/  JOHN E. GIORDANI          Executive Vice President, Chief      October 13, 1994
             John E. Giordani                Financial Officer and Corporate
                                             Controller (Principal Financial
                                               and Accounting Officer) and
                                                        Director
             /s/  BILL A. MACDONALD                     Director                  October 13, 1994
            Bill A. MacDonald

              INDEX TO CONSOLIDATED FINANCIAL STATEMENT SCHEDULES

                           SPI PHARMACEUTICALS, INC.

Report of Independent Auditor on Consolidated Financial Statement Schedules

Schedules supporting the financial statements for the years ended December 31, 1991, 1992 and 1993:

        I      -- Marketable securities................................................
        VIII   -- Valuation and qualifying accounts....................................
        IX     -- Short-term borrowings................................................
        X      -- Supplementary income statement information...........................

                           ICN PHARMACEUTICALS, INC.

Report of Independent Auditor on Consolidated Financial Statement Schedules

Schedules supporting the financial statements for the years ended December 31, 1991, 1992, and 1993:

        III    -- Condensed Financial Information of Parent Company....................
        VIII   -- Valuation and qualifying accounts....................................
        IX     -- Short-term borrowings................................................
        X      -- Supplementary income statement information...........................

                             ICN BIOMEDICALS, INC.

Report of Independent Auditor on Consolidated Financial Statement Schedules

Schedules supporting the financial statements for the years ended December 31, 1991, 1992 and 1993:

        V      -- Property, plant and equipment........................................
        VI     -- Accumulated depreciation and amortization of property, plant and equipment...............................................................
        VIII   -- Valuation and qualifying accounts....................................
        X      -- Supplementary income statement information...........................

     All other schedules for the Predecessor Companies are not submitted because they are not applicable, not required or the information required is included in the Consoldiated Financial Statements or Financial Statements, including the notes thereto.

                 REPORT OF INDEPENDENT AUDITOR ON CONSOLIDATED
                         FINANCIAL STATEMENT SCHEDULES

     In connection with our audits of the consolidated financial statements of SPI Pharmaceuticals, Inc. as of December 31, 1993 and 1992 and for each of the three years in the period ended December 31, 1993, which financial statements are included in the Prospectus, we have also audited the financial statement schedules listed in Item 16(b) herein.

     Our report dated February 24, 1994, except for Note 15 to which date is March 24, 1994, on the aforementioned consolidated financial statements includes an emphasis of a matter paragraph related to certain transactions with its parent and Affiliated Corporations.

     In our opinion, these financial statement schedules, when considered in relation to the basic financial statements taken as whole, present fairly, in all material respects, the information required to be included therein.

                                          COOPERS & LYBRAND

Los Angeles, California
February 24, 1994, except for Note 15
to which the date is March 24, 1994

                           SPI PHARMACEUTICALS, INC.

                      SCHEDULE I -- MARKETABLE SECURITIES

                                                                                                   AMOUNT AT
                                                                                                  WHICH EACH
                                                                                                 PORTFOLIO OF
                                             NUMBER OF                                          EQUITY SECURITY
                                          SHARES OR UNITS                      MARKET VALUE       ISSUES AND
                                           -- PRINCIPAL                          OF EACH          EACH OTHER
                                             AMOUNT OF                            ISSUE         SECURITY ISSUE
                                             BONDS AND        COST OF EACH      AT BALANCE      CARRIED IN THE
 NAME OF ISSUER AND TITLE OF EACH ISSUE        NOTES             ISSUE          SHEET DATE       BALANCE SHEET
- ----------------------------------------  ---------------     ------------     ------------     ---------------
AS OF DECEMBER 31, 1992:
None
AS OF DECEMBER 31, 1993:
6 5/8% Phillip Morris Capital Corp. ....       77,000           $ 105.60         $ 102.63         $   7,902,000
6 1/8% Tokyo Electric Power.............      100,000             102.60            98.63             9,862,000
6 1/4% British Gas International........       90,000             103.55            98.88             8,899,000
3 1/2% Roche Holdings Inc. .............       70,000              88.38            84.63             5,924,000
                                                                                                ---------------
Total Marketable Securities.............                                                          $  32,587,000
                                                                                                     ==========

                           SPI PHARMACEUTICALS, INC.

               SCHEDULE VIII -- VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                           BALANCE AT   CHARGED TO   (CREDITED)     DEDUCTIONS    BALANCE
                                           BEGINNING    COSTS AND     TO OTHER         FROM       AT END
                                           OF PERIOD     EXPENSES     ACCOUNTS       RESERVES    OF PERIOD
                                           ----------   ----------   ----------     ----------   ---------
YEAR ENDED DECEMBER 31, 1991:
Allowance for doubtful receivables.......   $  2,304     $  6,812     $  13,165(2)    $  715      $21,566
                                            ========    =========      ========     ========      =======
Reserve for inventory obsolescence.......   $  2,351     $  2,683     $      18       $1,772      $ 3,280
                                            ========    =========      ========     ========      =======
YEAR ENDED DECEMBER 31, 1992:
Allowance for doubtful receivables.......   $ 21,566     $ 48,312     $ (59,569)(1)   $  121      $10,188
                                            ========    =========      ========     ========      =======
Reserve for inventory obsolescence.......   $  3,280     $  2,456     $     (19)      $2,046      $ 3,671
                                            ========    =========      ========     ========      =======
YEAR ENDED DECEMBER 31, 1993:
Allowance for doubtful receivables.......   $ 10,188     $ 11,261     $ (13,664)(1)   $  152      $ 7,633
                                            ========    =========      ========     ========      =======
Reserve for inventory obsolescence.......   $  3,671     $  1,281     $    (532)      $3,103      $ 1,317
                                            ========    =========      ========     ========      =======

- ---------------

(1) The credit to other accounts is primarily due to the impact of devaluations on the outstanding allowance for doubtful accounts. In hyperinflationary countries such as Yugoslavia, a devaluation will result in a reduction of accounts receivable and a proportionate reduction in the accounts receivable allowance. The reduction of accounts receivable is recorded as a foreign currency translation loss and the reduction of the allowance is recorded as a translation gain. Shortly after a devaluation the level of accounts receivable will rise as a result of subsequent price increases. In conjunction with the rise in receivables, additions to the allowance for receivables will be made for existing doubtful accounts. This process will repeat itself for each devaluation that occurs during the year. The effect of this process results in a high level of bad debt expense that does not necessarily reflect credit risk or difficulties in collecting receivables. For the year ended 1993, ICN Galenika recorded provisions for doubtful accounts of $10,968,000 compared to $48,279,000 for 1992. The timing of devaluations has a material impact on the size of the provision for doubtful accounts. The decrease in the 1993 provision is primarily a result of devaluations occurring more frequently in the current year, smaller price increases in 1993 compared to 1992, and lower levels of accounts receivable compared to the prior year. The reduction of the accounts receivable allowance from devaluation resulted in a translation gain of $9,118,000 and $40,191,000 resulting in a net expense from bad debts and bad debt translation gain of $1,850,000 and $8,088,000 for 1993 and 1992, respectively.

(2) Results principally from ICN Galenika purchase price allocation.

                           SPI PHARMACEUTICALS, INC.

                      SCHEDULE IX -- SHORT-TERM BORROWINGS
                                 (IN THOUSANDS)

                                                                                                    WEIGHTED
                                                                     MAXIMUM         AVERAGE        AVERAGE
                                                      WEIGHTED       AMOUNT          AMOUNT         INTEREST
                                       BALANCE AT     AVERAGE      OUTSTANDING     OUTSTANDING        RATE
                                         END OF       INTEREST     DURING THE      DURING THE      DURING THE
                                         PERIOD         RATE         PERIOD         PERIOD(1)      PERIOD(2)
                                       ----------     --------     -----------     -----------     ----------
YEAR ENDED DECEMBER 31, 1991:
Notes payable to banks.............     $ 12,157         50%         $16,809         $10,907            63%(3)
                                        ========      =======       ========        ========       =======
YEAR ENDED DECEMBER 31, 1992:
Notes payable to banks.............     $ 16,322         28%         $16,322         $ 9,067            71%(3)
                                        ========      =======       ========        ========       =======
YEAR ENDED DECEMBER 31, 1993:
Notes payable to banks.............     $ 14,360          9%         $19,566         $14,464           118%(3)
                                        ========      =======       ========        ========       =======

- ---------------

(1) Calculated by dividing the total month-end outstanding borrowings by 12 months.

(2) Calculated by dividing the total interest accrued during the period on short-term borrowings by the monthly average short-term borrowings outstanding during the period.

(3) Weighted average interest rates were heavily influenced by the magnitude and duration of local currency borrowings in highly inflationary Yugoslavia, where interest rates obtained on borrowings usually reflect the underlying levels of local inflation.

                           SPI PHARMACEUTICALS, INC.
            SCHEDULE X -- SUPPLEMENTARY INCOME STATEMENT INFORMATION
                                 (IN THOUSANDS)

                                                     1991        1992        1993
                                                    -------     -------     -------
            Advertising...........................  $11,150     $12,211     $13,039
                                                    =======     =======     =======
            Royalties(1)..........................  $ 3,274     $ 1,093     $ 2,401
                                                    =======     =======     =======
            Amortization of intangible assets.....  $ 1,968     $   904     $   443
                                                    =======     =======     =======
            Repairs and maintenance...............  $ 3,621     $ 6,806     $ 4,654
                                                    =======     =======     =======

- ---------------

(1) These amounts do not include royalties to affiliates, which are separately disclosed in Note 3 of Notes to Consolidated Financial Statements.

                          REPORT OF INDEPENDENT AUDITOR ON
                     CONSOLIDATED FINANCIAL STATEMENT SCHEDULES

     In connection with our audits of the consolidated financial statements of ICN Pharmaceuticals, Inc. as of December 31, 1993 and 1992 and for each of the three years in the period ended December 31, 1993, which financial statements are included in the Prospectus, we have also audited the financial statement schedules listed in Item 16(b) herein.

     Our report dated March 30, 1994 on the aforementioned consolidated financial statements includes an emphasis of a matter paragraph related to certain transactions with its majority owned subsidiaries and affiliates and an explanatory paragraph referring to a change to the equity method of a previously consolidated subsidiary.

     In our opinion, these financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information required to be included therein.

                                          COOPERS & LYBRAND

Los Angeles, California
March 30, 1994

       SCHEDULE III -- CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY

     The following condensed financial statements reflect the parent company only, ICN Pharmaceuticals, Inc. ("ICN"), accounting for its majority owned subsidiaries, ICN Biomedicals, Inc. and Viratek, Inc., on the equity method of accounting. Certain footnote disclosure has been omitted since the information has been included in the ICN Pharmaceuticals, Inc. consolidated financial statements included elsewhere in this Form 10-K.

                           ICN PHARMACEUTICALS, INC.
                             (PARENT COMPANY ONLY)

                            CONDENSED BALANCE SHEET

                               DECEMBER 31, 1993
                                 (IN THOUSANDS)

                                     ASSETS

                                                                                     1993
                                                                                   ---------
Current assets:
  Cash and restricted cash of $1,262.............................................  $   5,707
  Receivable from SPI............................................................     18,313
  Other current assets...........................................................      1,766
                                                                                   ---------
     Total current assets........................................................     25,786
                                                                                   ---------
Property, plant and equipment, net...............................................     20,311
Goodwill, net....................................................................     10,652
Investment in SPI and subsidiaries...............................................    105,831
Other assets and deferred charges................................................      7,860
                                                                                   ---------
     Total assets................................................................  $ 170,440
                                                                                   =========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable and accrued liabilities.......................................  $  10,867
  Note payable and current portion of long-term debt.............................     13,014
                                                                                   ---------
     Total current liabilities...................................................     23,881
                                                                                   ---------
Payable to affiliates, net.......................................................      9,571
Long-term debt, less current portion.............................................    128,480
Other liabilities................................................................      4,488
Commitment and contingencies
Stockholders' equity:
  Common stock...................................................................     20,519
  Paid in capital................................................................    180,897
  Retained earnings (deficit)....................................................   (193,711)
  Cumulative translation adjustment..............................................     (3,685)
                                                                                   ---------
     Total stockholders' equity..................................................      4,020
                                                                                   ---------
Total liabilities and stockholders' equity.......................................  $ 170,440
                                                                                   =========

                  See Notes to Condensed Financial Information

       SCHEDULE III -- CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY

                           ICN PHARMACEUTICALS, INC.
                             (PARENT COMPANY ONLY)

                       CONDENSED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1993
                                 (IN THOUSANDS)

                                                                          1993
                                                                         -------
            General and administrative expenses........................  $12,584
            Amortization of goodwill...................................    1,600
            Interest expense...........................................   17,585
            Gain on sales of stock.....................................   (8,345)
            Exchange gains.............................................   (1,114)
            Equity earnings in SPI.....................................   (9,223)
            Equity earnings in subsidiaries............................   (1,463)
            Other income (expense), net................................     (206)
                                                                         -------
            Loss before income taxes...................................   11,418
            Tax benefit................................................     (148)
                                                                         -------
            Net loss...................................................  $11,270
                                                                         =======

                  See Notes to Condensed Financial Information

       SCHEDULE III -- CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY

                           ICN PHARMACEUTICALS, INC.
                             (PARENT COMPANY ONLY)

                       CONDENSED STATEMENT OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 31, 1993
                                 (IN THOUSANDS)

                                                                                      1993
                                                                                    --------
Cash flows from operating activities:
  Net loss........................................................................  $(11,270)
  Adjustments to reconcile net loss to net cash flow from (used in) operating activities:
       Equity earnings in subsidiaries............................................    (1,463)
       Equity earnings in SPI.....................................................    (9,223)
       Depreciation and amortization..............................................     3,557
       Gain on sales of subsidiaries stock........................................    (8,345)
       Exchange gains.............................................................    (1,114)
       Other realized and unrealized gains........................................      (339)
       Changes in assets and liabilities and other................................     5,478
                                                                                    --------
       Net cash flows used in operating activities................................   (22,719)
Cash flows from investing activities:
  Sales of subsidiaries stock.....................................................    23,319
  Cash received from SPI..........................................................    13,662
  Cash payment to subsidiaries....................................................    (7,037)
  Other net.......................................................................       251
                                                                                    --------
  Net cash flows from investing activities........................................    30,195
Cash flows from financing activities:
  Proceeds from issuance of long-term debt........................................       293
  Payments on long-term debt......................................................   (27,873)
  Proceeds from stock issuance....................................................    25,163
  Increase in restricted cash.....................................................    (1,000)
                                                                                    --------
  Net cash flows used in financing activities.....................................    (3,417)
Net increase in cash..............................................................     4,059
Cash at beginning of year.........................................................       386
                                                                                    --------
Cash at end of year...............................................................  $  4,445
                                                                                    ========

                  See Notes to Condensed Financial Information

       SCHEDULE III -- CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY

                           ICN PHARMACEUTICALS, INC.
                             (PARENT COMPANY ONLY)

                    NOTES TO CONDENSED FINANCIAL INFORMATION

                          YEAR ENDED DECEMBER 31, 1993
                                 (IN THOUSANDS)

NOTE 1 -- DIVIDENDS

     During the year ended December 31, 1993 ICN received cash dividends of $2,159 and $1,553, from SPI Pharmaceuticals, Inc. (a 39% owned equity investment) and ICN Biomedicals, Inc., respectively.

NOTE 2 -- LONG-TERM DEBT

     See Note 7 of Notes to Consolidated Financial Statements for information relating to long-term debt of ICN.

     Annual aggregate maturities of long-term debt of ICN is as follows:

            1994......................................................  $ 10,714
            1995......................................................     9,683
            1996......................................................    35,008
            1997......................................................    34,599
            1998......................................................    29,220
            Thereafter................................................    19,970
                                                                        --------
                                                                        $139,194
                                                                        ========

NOTE 3 -- COMMITMENTS AND CONTINGENCIES

     ICN has an agreement with ICN Biomedicals, Inc., that ICN is prepared, if necessary, to provide financial support to ICN Biomedicals, Inc. in order for it to meet its financial obligations through April 15, 1995.

     For disclosure of additional commitments and contingencies, see Note 9 of Notes to Consolidated Financial Statements included elsewhere in this Form 10-K.

                           ICN PHARMACEUTICALS, INC.

               SCHEDULE VIII -- VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                                                     CHARGED/          CHARGED
                                        BALANCE AT    CHARGED TO    (CREDITED)      TO DEDUCTIONS     BALANCE
                                        BEGINNING      COSTS AND     TO OTHER           FROM          AT END
                                         OF YEAR       EXPENSES      ACCOUNTS         RESERVES        OF YEAR
                                       ------------   -----------   ----------      -------------     -------
Year ended December 31, 1991:
Allowance for doubtful accounts......    $  3,227       $ 6,760      $  15,702(2)      $ 2,099        $23,590
                                       ------------   -----------   ----------      -------------     -------
Allowance for inventory
  obsolescence.......................    $ 10,861       $ 4,297      $    (687)        $ 5,558        $ 8,915
                                         ========      ========       ========      ==========        =======
Year ended December 31, 1992:
Allowance for doubtful accounts......    $ 23,590       $50,564      $ (59,569)(1)     $11,232(3)     $ 3,353
                                       ------------   -----------   ----------      -------------     -------
Allowance for inventory
  obsolescence.......................    $  8,915       $13,900      $      --         $ 7,285(3)     $15,530
                                         ========      ========       ========      ==========        =======
Year ended December 31, 1993:
Allowance for doubtful receivables...    $  3,353       $   168      $      --         $ 1,121        $ 2,400
                                       ------------   -----------   ----------      -------------     -------
Allowance for inventory
  obsolescence.......................    $ 15,530       $  (454)     $      --         $ 3,597        $11,479
                                         ========      ========       ========      ==========        =======

- ---------------

(1) The credit to other accounts is primarily due to the impact of devaluations on outstanding allowance for doubtful accounts of SPI. In hyperinflationary countries such as Yugoslavia a devaluation will result in a reduction of accounts receivable and a proportionate reduction in the accounts receivable allowance. The reduction of accounts receivable is recorded as a foreign currency translation loss and the reduction of the allowance is recorded as a translation gain. After the devaluation the level of accounts receivable will rise as a result of subsequent price increases. In conjunction with the rise in receivables, additions to the allowance for receivables will be made for existing doubtful accounts. This process will repeat itself for each devaluation that occurs during the year. The effect of this process results in a high level of bad debt expense that does not necessarily reflect difficulties in collecting receivables. In 1992, general and administrative expenses increased significantly due primarily to provisions for doubtful accounts at Galenika of $48,279. The reduction of accounts receivable allowance from devaluations resulted in a translation gain of $40,191 resulting in a net expense from bad debts and bad debt translation gains of $8,088.

(2) Results principally from Galenika purchase price allocation.

(3) Reflects a $(10,188) deduction from the allowance for doubtful accounts and a $(3,671) deduction from the allowance for inventory obsolescence relating to the deconsolidation of SPI Pharmaceuticals, Inc. effective December 31, 1992.

                           ICN PHARMACEUTICALS, INC.

                      SCHEDULE IX -- SHORT-TERM BORROWINGS
                                 (IN THOUSANDS)

                                                                                                  WEIGHTED
                                                                     MAXIMUM        AVERAGE        AVERAGE
                                                       WEIGHTED      AMOUNT         AMOUNT        INTEREST
                                         BALANCE AT    AVERAGE     OUTSTANDING    OUTSTANDING       RATE
                                           END OF      INTEREST    DURING THE     DURING THE     DURING THE
                                           PERIOD        RATE        PERIOD        PERIOD(1)      PERIOD(2)
                                         ----------    --------    -----------    -----------    -----------
Year ended December 31, 1991:
Notes payable to banks.................   $ 23,188        33.6%      $35,722        $25,798          37.6%
Year ended December 31, 1992:
Notes payable to banks.................   $ 15,277       12.58%      $15,278        $ 8,162          21.0%
Year ended December 31, 1993:
Notes payable to banks.................   $  4,226       13.96%      $18,157        $ 7,599           8.1%

- ---------------

(1) Calculated by dividing the total month-end outstanding borrowings by 12 months.

(2) Calculated by dividing the total interest expense during the period on short-term borrowings by the monthly average short-term borrowings outstanding during the period.

                           ICN PHARMACEUTICALS, INC.

            SCHEDULE X -- SUPPLEMENTARY INCOME STATEMENT INFORMATION
                                 (IN THOUSANDS)

YEAR ENDED DECEMBER 31, 1991:
  Maintenance and repairs..........................................................  $ 5,456
  Advertising......................................................................  $15,324
  Amortization of intangible assets................................................  $ 6,686
YEAR ENDED DECEMBER 31, 1992:
  Maintenance and repairs..........................................................  $ 8,654
  Advertising......................................................................  $14,697
  Amortization of intangible assets................................................  $ 6,468
YEAR ENDED DECEMBER 31, 1993:
  Maintenance and repairs..........................................................  $   919
  Advertising......................................................................  $ 1,813
  Amortization of intangible assets................................................  $ 3,765

                        REPORT OF INDEPENDENT AUDITOR ON
                   CONSOLIDATED FINANCIAL STATEMENT SCHEDULES

     In connection with our audits of the consolidated financial statements of ICN Biomedicals, Inc. as of December 31, 1993 and 1992 and for each of the three years in the period ended December 31, 1993, which financial statements are included in the Prospectus, we have also audited the financial statement schedules listed in Item 16(b) herein.

     Our report dated March 30, 1994 on the aforementioned consolidated financial statements includes an emphasis of a matter paragraph related to certain transactions with its parent and affiliated companies.

     In our opinion, these financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information required to be included therein.

                                          COOPERS & LYBRAND

Los Angeles, California
March 30, 1994

                             ICN BIOMEDICALS, INC.

                  SCHEDULE V -- PROPERTY, PLANT AND EQUIPMENT
                                 (IN THOUSANDS)

                                                 BALANCE AT                  SALES      TRANSFERS     BALANCE
                                                 BEGINNING    ADDITIONS       AND          AND        AT END
                                                 OF PERIOD     AT COST    RETIREMENTS    OTHER(1)    OF PERIOD
                                                 ----------   ---------   -----------   ----------   ---------
Year ended December 31, 1993:
  Land.........................................   $    995     $    --      $    --       $1,844      $  2,839
  Buildings....................................      4,782          --            8        1,881         6,655
  Machinery and equipment......................     19,149       1,696          986         (247)       19,612
  Furniture and fixtures.......................      2,704         107          267         (381)        2,163
  Leasehold improvements.......................      1,390         432          104          (59)        1,659
                                                 ----------   ---------   -----------   ----------   ---------
          Total................................   $ 29,020     $ 2,235      $ 1,365       $3,038      $ 32,928
                                                  ========     =======     ========      =======       =======

- ---------------

(1) Transfers and other include the reclassification of the Opera, Italy, facility previously classified as an asset held for disposition (See Note 3) and the effect of translating foreign currency financial statements in accordance with Statement of Financial Accounting Standards No. 52.

                             ICN BIOMEDICALS, INC.

     SCHEDULE VI -- ACCUMULATED DEPRECIATION AND AMORTIZATION OF PROPERTY,
                              PLANT AND EQUIPMENT
                                 (IN THOUSANDS)

                                                              ADDITIONS
                                                 BALANCE AT   CHARGED TO      SALES      TRANSFERS   BALANCE
                                                 BEGINNING    COSTS AND        AND         AND       AT END
                                                 OF PERIOD     EXPENSES    RETIREMENTS   OTHER(1)   OF PERIOD
                                                 ----------   ----------   -----------   --------   ---------
Year ended December 31, 1993:
  Buildings....................................   $  1,024      $   96       $     4      $  102     $  1,218
  Machinery and equipment......................     11,168       2,189           478          38       12,917
  Furniture and fixtures.......................      2,548         326           613        (380)       1,881
  Leasehold improvements.......................      1,125         179            88         (32)       1,184
                                                 ----------   ----------   -----------   --------   ---------
          Total................................   $ 15,865      $2,790       $ 1,183      $ (272)    $ 17,200
                                                  ========     =======      ========      ======      =======

- ---------------

(1) Transfers and other include the reclassification of the Opera, Italy facility previously classified as an asset held for disposition (see Note 3) and the effect of translating foreign currency financial statements in accordance with Statement of Financial Accounting Standards No. 52.

                             ICN BIOMEDICALS, INC.

               SCHEDULE VIII -- VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                               BALANCE AT   CHARGED TO   CHARGED TO   DEDUCTIONS    BALANCE
                                               BEGINNING    COSTS AND      OTHER         FROM       AT END
                                               OF PERIOD     EXPENSES     ACCOUNTS     RESERVES    OF PERIOD
                                               ----------   ----------   ----------   ----------   ---------
Year ended December 31, 1991:
  Allowance for doubtful accounts............   $  2,357     $     20       $ --        $  352      $  2,025
                                                ========     ========    ========     ========       =======
  Allowance for inventory obsolescence.......   $  8,510     $  1,614       $ --        $4,489      $  5,635
                                                ========     ========    ========     ========       =======
Year ended December 31, 1992:
  Allowance for doubtful accounts............   $  2,025     $  2,251       $ --        $  923      $  3,353
                                                ========     ========    ========     ========       =======
  Allowance for inventory obsolescence.......   $  5,635     $ 11,444       $ --        $1,549      $ 15,530
                                                ========     ========    ========     ========       =======
Year ended December 31, 1993:
  Allowance for doubtful accounts............   $  3,353     $    168       $ --        $1,121      $  2,400
                                                ========     ========    ========     ========       =======
  Allowance for inventory obsolescence.......   $ 15,530     $   (454)      $ --        $3,597      $ 11,479
                                                ========     ========    ========     ========       =======

                             ICN BIOMEDICALS, INC.

            SCHEDULE X -- SUPPLEMENTARY INCOME STATEMENT INFORMATION
                                 (IN THOUSANDS)

                                                                1991         1992         1993
                                                               ------       ------       ------
Maintenance and repairs......................................  $1,820       $1,847       $  909
                                                               ======       ======       ======
Advertising..................................................  $2,633       $2,486       $1,813
                                                               ======       ======       ======

                                 EXHIBIT INDEX


                                                                                   SEQUENTIALLY
                                                                                     NUMBERED
     NUMBER                              DESCRIPTION                                   PAGE
    --------    --------------------------------------------------------------    --------------
     1          Form of Underwriting Agreement*...............................
     2          Agreement and Plan of Merger, dated as of August 1, 1994, as amended, by and among the Predecessor Companies and the
                Company previously filed as Exhibit 2 to the Company's
                Registration Statement No. 33-84534 on Form S-4 dated
                September 28, 1994............................................
     3.1        Form of Restated Certificate of Incorporation of the Company
                previously filed as Exhibit 3.1 to the Company's Registration
                Statement No. 33-84534 on Form S-4 dated September 28, 1994...
     3.2        Form of By-laws of the Company previously filed as Exhibit 3.2 to the Company's Registration Statement No. 33-84534 on Form
                S-4 dated September 28, 1994..................................
     4.1        Form of Indenture between the Company and the Trustee
                (including form of Debenture)*................................
     4.2        Form of Rights Agreement between the Company and the Rights
                Agent previously filed as Exhibit 4.2 to the Company's
                Registration Statement No. 33-84534 on Form S-4 dated
                September 28, 1994............................................
     5          Opinion of Fried, Frank, Harris, Shriver & Jacobson*..........
    10.1        Foundation Agreement between SPI Pharmaceuticals, Inc. and ICN
                Galenika dated November 22, 1990 previously filed as Exhibit
                10.35 to SPI's Annual Report on Form 10-K for the year ended
                November 30, 1990.............................................
    10.2        Amendment to Foundation Agreement between SPI Pharmaceuticals,
                Inc. and ICN Galenika dated December 31, 1991, previously
                filed as Exhibit 10.39 to SPI's Annual Report on Form 10-K for
                the year ended December 31, 1991..............................
    10.3        Additional Amendment to Foundation Agreement between SPI
                Pharmaceuticals, Inc. and ICN Galenika dated February 27,
                1992, previously filed as Exhibit 10.40 to SPI's Annual Report on Form 10-K for the year ended December 31, 1991.............
    10.4        Indenture between ICN Pharmaceuticals, Inc. and J. Henry
                Schroeder Bank & Trust Company, previously filed as Exhibit
                4.1 to Registration Statement No. 33-5919 on Form S-3, which is incorporated herein by reference. First Supplemental
                Indenture dated as of October 1, 1986, between ICN
                Pharmaceuticals, Inc. and J. Henry Schroeder Bank & Trust
                Company.......................................................
    10.5        Public Bond Issue Agreement dated as of June 13, 1985 between
                ICN Pharmaceuticals, Inc. and Banque Gutzwiller, Kurz,
                Bungener S.A., previously filed as Exhibit 10 to ICN's Form 8
                Amendment of Quarterly Report on Form 10-Q for the quarter ended August 31, 1985.........................................

                                                                                   SEQUENTIALLY
                                                                                     NUMBERED
     NUMBER                              DESCRIPTION                                   PAGE
    --------    --------------------------------------------------------------    --------------
    10.6        Purchase Agreement dated as of September 5, 1986, for an issue by ICN Pharmaceuticals, Inc., of Dfl. 75,000,000 Subordinated
                Convertible Bonds due 1990/1994 convertible into Shares of
                Common Stock, between ICN Pharmaceuticals, Inc. and Van Haften
                & Co. N.V. and the other Managers named therein; Trust Deed dated as of September 15, 1986, between ICN Pharmaceuticals,
                Inc. and B.V. Algemeen Administratieen Trustkantoor; and
                Paying Agency Agreement dated as of September 15, 1986, for an issue by ICN Pharmaceuticals, Inc. of Dfl. 75,000,000
                Subordinated Convertible Bonds due 1990/1994 Convertible into
                Shares of Common Stock among ICN Pharmaceuticals, Inc.,
                Nederlands Credietbank N.V., Kerdietbank S.A. Luxembourgeoise,
                and Banque Gutzwiller, Kurz, Bungener S.A., previously filed as Exhibit 10 to ICN's Registration Statement No. 33-10706 on
                Form S-3......................................................
    10.7        Xr Capital Holding Trust Instrument between ICN
                Pharmaceuticals, Inc. and Ansbacher (C.I.) Limited dated as of
                September 17, 1986; Subscription Agreement between Ansbacher
                (C.I.) Limited, ICN Pharmaceuticals, Inc., SPI
                Pharmaceuticals, Inc., and Banque Gutzwiller, Kurz, Bungener
                S.A. and the other financial institutions named therein dated as of September 17, 1986; Bond Issue Agreement between ICN
                Pharmaceuticals, Inc. and Ansbacher (C.I.) Limited dated as of
                September 17, 1986; and Exchange Agency Agreement between ICN
                Pharmaceuticals, Inc., SPI Pharmaceuticals, Inc., Banque
                Gutzwiller, Kurz, Bungener S.A., and the other financial
                institutions named therein dated as of September 17, 1986
                previously filed as Exhibit 10.36 to ICN Pharmaceuticals
                Inc.'s Annual Report on Form 10-K for the fiscal year ended
                November 30, 1987.............................................
    10.8        Indenture dated as of October 30, 1986 between ICN
                Pharmaceuticals, Inc. and Citibank, N.A.; and Subscription
                Agreement dated as of October 8, 1986 between ICN
                Pharmaceuticals, Inc., J. Henry Schroder Wagg and Co. Ltd. and
                the other financial institutions named therein previously
                filed as Exhibit 10.37 to ICN's Pharmaceuticals Inc.'s Annual
                Report on Form 10-K for the fiscal year ended November 30,
                1987..........................................................
    10.9        Pharma Capital Holdings Trust Instrument between ICN
                Pharmaceuticals, Inc. and Ansbacher (C.I.) Limited, dated as of October 16, 1986; Subscription Agreement between Ansbacher
                (C.I.) Limited, ICN Pharmaceuticals, Inc. and the Managers
                named therein, dated as of October 16, 1986; Paying Agency
                Agreement between ICN Pharmaceuticals, Inc., Ansbacher (C.I.)
                Limited, Banque Paribas (Luxembourg) S.A. and the other
                financial institutions named therein dated as of October 22,
                1986; and the Exchange Agency Agreement between ICN
                Pharmaceuticals, Inc., Banque Paribas (Luxembourg) S.A. and
                the other Exchange Agents named therein dated as of October
                22, 1986 previously filed as Exhibit 10.38 to ICN
                Pharmaceuticals, Inc.'s Annual Report on Form 10-K for the
                fiscal year ended November 30, 1987...........................

                                                                                   SEQUENTIALLY
                                                                                     NUMBERED
     NUMBER                              DESCRIPTION                                   PAGE
    --------    --------------------------------------------------------------    --------------
    10.10       Bio Capital Holding Trust Instrument between ICN Biomedicals,
                Inc., Ansbacher (C.I.) Limited and ICN Pharmaceuticals, Inc.
                dated as of January 26, 1987; Subscription Agreement between
                ICN Biomedicals, Inc., Ansbacher (C.I.) Limited, ICN
                Pharmaceuticals, Inc., Banque Gutzwiller, Kurz, Bungener S.A.
                and the other financial institutions named therein dated as of
                January 26, 1987; Bond Issue Agreement between ICN
                Biomedicals, Inc., ICN Pharmaceuticals, Inc. and Ansbacher
                (C.I.) Limited dated as of January 26, 1987; Exchange Agency
                Agreement between ICN Biomedicals, Inc., Banque Gutzwiller,
                Kurz, Bungener, S.A., and the other financial institutions named therein dated as of January 26, 1987; and Guaranty
                between ICN Pharmaceuticals, Inc. and ICN Biomedicals, Inc.
                dated as of February 17, 1987, previously filed as Exhibit
                10.1 to ICN Biomedicals, Inc.'s Quarterly Report on Form 10-Q
                for the quarter ended February 28, 1987.......................
    10.11       Public Bond Issue Agreement dated as of February 20, 1987, between ICN Pharmaceuticals, Inc. and Fintrelex, S.A. and the
                other banks named therein; Conversion Agency Agreement dated as of February 20, 1987 between ICN Pharmaceuticals, Inc., E.
                Gutzwiller & Cie, and the other financial institutions named therein; and Escrow Agreement dated as of February 20, 1987 between ICN Pharmaceuticals, Inc., Fintrelex, S.A. and E.
                Gutzwiller & Cie, previously filed as Exhibit 10.2 to ICN
                Pharmaceuticals Inc.'s Quarterly Report on Form 10-Q for the
                quarter ended February 28, 1987...............................
    10.12       Agreement between ICN Pharmaceuticals, Inc. and Milan Panic, dated October 1, 1988 previously filed as Exhibit 10.51 to
                ICN's Annual Report on Form 10-K for the year ended November
                30, 1989......................................................
    10.13       Agreement among ICN Pharmaceuticals, Inc., SPI
                Pharmaceuticals, Inc. and Adam Jerney, dated March 18, 1993 previously filed as Exhibit 10.49 to SPI's Amendment No. 2 to the Annual Report on Form 10-K filed on March 31, 1993........
    10.14       Agreement among ICN Pharmaceuticals, Inc., Viratek, Inc. and
                John Giordani, dated March 18, 1993 previously filed as
                Exhibit 10.3 to the Company's Registration Statement No.
                33-84534 on Form S-4 dated September 28, 1994.................
    10.15       Agreement among ICN Pharmaceuticals, Inc., ICN Biomedicals,
                Inc., SPI Pharmaceuticals and Bill MacDonald, dated March 18,
                1993 previously filed as Exhibit 10.4 to the Company's
                Registration Statement No. 33-84534 on Form S-4 dated
                September 28, 1994............................................
    10.16       Agreement among ICN Pharmaceuticals, Inc., SPI
                Pharmaceuticals, Inc. and John Phillips, dated March 18, 1993 previously filed as Exhibit 10.49 to Amendment No. 2 to SPI's
                Annual Report on Form 10-K filed on March 31, 1993............
    10.17       Agreement among ICN Pharmaceuticals, Inc., SPI
                Pharmaceuticals, Inc. and Jack Sholl, dated March 18, 1993 previously filed as Exhibit 10.49 to Amendment No. 2 to SPI's
                Annual Report on Form 10-K filed on March 31, 1993............

                                                                                   SEQUENTIALLY
                                                                                     NUMBERED
     NUMBER                              DESCRIPTION                                   PAGE
    --------    --------------------------------------------------------------    --------------
    10.18       Agreement among ICN Pharmaceuticals, Inc., SPI
                Pharmaceuticals, Inc. and David Watt, dated March 18, 1993 previously filed as Exhibit 10.49 to Amendment No. 2 to SPI's
                Annual Report on Form 10-K filed on March 31, 1993............
    10.19       ICN Pharmaceuticals, Inc. 1992 Employee Incentive Stock Option
                Plan previously filed as Exhibit 10.56 to ICN's Form 10-K for the year ended December 31, 1992..............................
    10.20       ICN Pharmaceuticals, Inc. 1992 Non-Qualified Stock Option Plan
                previously filed as Exhibit 10.57 to ICN's Form 10-K for the year ended December 31, 1992..................................
    10.21       SPI Pharmaceuticals, Inc. 1992 Employee Incentive Stock Option
                Plan previously filed as Exhibit 10.42 to SPI's Form 10-K for the year ended December 31, 1992..............................
    10.22       SPI Pharmaceuticals, Inc. 1992 Non-Qualified Stock Option Plan
                previously filed as Exhibit 10.43 to SPI's Form 10-K for the year ended December 31, 1992..................................
    10.23       Viratek, Inc. 1992 Employee Incentive Stock Option Plan
                previously filed as Exhibit 10.22 to Viratek's Registration
                Statement No. 33-54678 on Form S-2............................
    10.24       Viratek, Inc. 1992 Non-Qualified Stock Option Plan previously filed as Exhibit 10.23 to Viratek's Registration Statement No.
                33-54678 on Form S-2..........................................
    10.25       ICN Biomedicals, Inc. 1992 Employee Incentive Stock Option
                Plan previously filed as Exhibit 10.22 to Biomedicals' Form
                10-K for the year ended December 31, 1992.....................
    10.26       ICN Biomedicals, Inc. 1992 Non-Qualified Stock Option Plan
                previously filed as Exhibit 10.23 to Biomedicals' Form 10-K for the year ended December 31, 1992..........................
    10.27       ICN Pharmaceuticals, Inc. 1981 Employee Incentive Stock Option
                Plan, as amended, previously filed as Exhibit 4.1 to
                Registration Statement No. 33-60866 on Form S-3 dated April 9,
                1993..........................................................
    10.28       SPI Pharmaceuticals, Inc. 1982 Employee Incentive Stock Option
                Plan, as amended and restated as of January 21, 1992,
                previously filed as Exhibit 4.1 to SPI's Registration
                Statement No. 33-60872 on Form S-8 dated April 9, 1993........
    10.29       SPI Pharmaceuticals, Inc. 1982 Non-Qualified Stock Option
                Plan, as amended and restated as of January 21, 1992,
                previously filed as Exhibit 4.2 to SPI's Registration
                Statement No. 33-60872 on Form S-8 dated April 9, 1993........
    10.30       Viratek, Inc. 1982 FDA Employee Special Stock Option Plan
                previously filed as Exhibit 10.14 to Viratek's Form 10-K for the year ended November 30, 1982..............................
    10.31       Viratek, Inc. 1981 Employee Incentive Stock Option Plan, as
                amended on January 21, 1992, previously filed as Exhibit 4.1 to Viratek's Registration Statement No. 33-60876 on Form S-8
                dated April 9, 1993...........................................

                                                                                   SEQUENTIALLY
                                                                                     NUMBERED
     NUMBER                              DESCRIPTION                                   PAGE
    --------    --------------------------------------------------------------    --------------


    10.32       Viratek, Inc. 1980 Employee Stock Option Plan, as amended, previously filed as Exhibit 4.2 to Viratek's Registration
                Statement No. 33-60876 on Form S-8 dated April 9, 1993........
    10.33       ICN Biomedicals, Inc. 1992 Employee Incentive Stock Option
                Plan previously filed as Exhibit 4.1 to Biomedicals'
                Registration Statement No. 33-60862 on Form S-8 dated April 9,
                1993..........................................................
    10.34       ICN Biomedicals, Inc. 1983 Non-Qualified Stock Option Plan and
                1983 Incentive Stock Option Plan, as amended and restated as of January 21, 1992, previously filed as Exhibits 4.1 and 4.2 to Biomedicals' Registration Statement No. 33-34943 on Form
                S-8 dated April 9, 1993.......................................
    11.1        Statement Re Computation of Per Share Earnings ICN Merger
                Corp.***......................................................
    11.2        Statement Re Computation of Per Share Earnings SPI
                Pharmaceuticals, Inc.***......................................
    11.3        Statement Re Computation of Per Share Earnings ICN
                Pharmaceuticals, Inc.***......................................
    11.4        Statement Re Computation of Per Share Earnings Viratek,
                Inc.**........................................................
    11.5        Statement Re Computation of Per Share Earnings ICN
                Biomedicals, Inc.***..........................................
    12          Calculation of Ratio of Earnings to Fixed Charges***..........
    15          Letter from Coopers & Lybrand, L.L.P. concerning unaudited interim financial information**...............................
    21          Subsidiaries of the Registrant previously filed as Exhibit 21 to the Company's Registration Statement No. 33-84534 on Form
                S-4 dated September 28, 1994..................................
    23.1        Consent of Coopers & Lybrand, L.L.P.**........................
    23.2        Consent of Fried, Frank, Harris, Shriver & Jacobson (contained in its opinion filed as Exhibit 5 to this Registration
                Statement)*...................................................
    23.3.1      Consent of Persons who will become directors of the Registrant
                (as required by Rule 438)
                Michael Smith*................................................
    23.3.2      Consent of Persons who will become directors of the Registrant
                (as required by Rule 438)
                Stephen Moses*................................................
    23.3.3      Consent of Persons who will become directors of the Registrant
                (as required by Rule 438)
                Norman Barker*................................................
    23.3.4      Consent of Persons who will become directors of the Registrant
                (as required by Rule 438)
                Roger Guillermin*.............................................
    23.3.5      Consent of Persons who will become directors of the Registrant
                (as required by Rule 438)
                Birch Bayh*...................................................
    23.3.6      Consent of Persons who will become directors of the Registrant
                (as required by Rule 438)
                Vernon Knight*................................................

                                                                                   SEQUENTIALLY
                                                                                     NUMBERED
     NUMBER                              DESCRIPTION                                   PAGE
    --------    --------------------------------------------------------------    --------------
    23.3.7      Consent of Persons who will become directors of the Registrant
                (as required by Rule 438)
                Weldon Jolley*................................................
    23.3.8      Consent of Persons who will become directors of the Registrant
                (as required by Rule 438)
                Jean-Francois Kurz*...........................................
    23.3.9      Consent of Persons who will become directors of the Registrant
                (as required by Rule 438)
                Thomas Lenagh*................................................
    23.3.10     Consent of Persons who will become directors of the Registrant
                (as required by Rule 438)
                Charles Manatt*...............................................
    23.3.11     Consent of Persons who will become directors of the Registrant
                (as required by Rule 438)
                Milan Panic*..................................................
    23.3.12     Consent of Persons who will become directors of the Registrant
                (as required by Rule 438)
                Roberts A. Smith*.............................................
    23.3.13     Consent of Persons who will become directors of the Registrant
                (as required by Rule 438)
                Robert Finch*.................................................
    23.3.14     Consent of Persons who will become directors of the Registrant
                (as required by Rule 438)
                Adam Jerney*..................................................
    23.3.15     Consent of Persons who will become directors of the Registrant
                (as required by Rule 438)
                James Miscoll*................................................
    23.3.16     Consent of Persons who will become directors of the Registrant
                (as required by Rule 438)
                Alan Charles*.................................................
    23.3.17     Consent of Persons who will become directors of the Registrant
                (as required by Rule 438)
                Richard Starr*................................................
    24.1        Power of Attorney (included elsewhere in this Registration
                Statement)....................................................
    25.1        Statement of Eligibility of Trustee (Form T-1)*...............
    27.         Financial Data Schedule for ICN Pharmaceuticals, Inc. for year ended December 31, 1993 and for the six month period June 30,
                1994, previously filed as Exhibit 27 to the Company's
                Registration Statement No. 33-84534 on Form S-4 dated
                September 28, 1994............................................
    27.1        Financial Data Schedule for SPI Pharmaceuticals, Inc. for year ended December 31, 1993 and for the six month period ended
                June 30, 1994, previously filed as Exhibit 27.1 to the
                Company's Registration Statement No. 33-84534 on Form S-4
                dated September 28, 1994......................................

                                                                                   SEQUENTIALLY
                                                                                     NUMBERED
     NUMBER                              DESCRIPTION                                   PAGE
    --------    --------------------------------------------------------------    --------------
    27.2        Financial Data Schedule for Viratek, Inc. for year ended
                December 31, 1993 and for the six month period ended June 30,
                1994, previously filed as Exhibit 27.2 to the Company's
                Registration Statement No. 33-84534 on Form S-4 dated
                September 28, 1994............................................
    27.3        Financial Data Schedule for ICN Biomedicals, Inc. for year ended December 31, 1993 and for the six month period ended
                June 30, 1994, previously filed as Exhibit 27.3 to the
                Company's Registration Statement No. 33-84534 on Form S-4
                dated September 28, 1994......................................
    99.1        Form of Escrow Deposit Agreement between the Registrant and
                          , as escrow agent*..................................


- ---------------

  * To be filed by amendment.
 ** Filed herewith.
*** Previously filed as an Exhibit to this Registration Statement.